UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Schedule 14C
(Amendment No. 1)
(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(g))

☐	Definitive Information Statement

EMTEC, INC.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of Securities to which Transaction applies:

2)	Aggregate number of securities to which Transaction applies:

3)	Per unit price or other underlying value of Transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of Transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

EMTEC, INC.
11 Diamond Road
Springfield, New Jersey 07081
(973) 376-4242

Dear Stockholder:

This letter and accompanying amended information statement is being furnished to the stockholders of Emtec, Inc., a Delaware corporation (the “Company,” “we,” or “our”), to inform them of certain corporate actions intended to be taken by the Company which are designed to permit the Company to file for termination of registration of its common stock under the federal securities laws.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.  The corporate actions described in the accompanying information statement were recommended by a special committee of our independent non-management directors and approved by our Board of Directors (the “Board”) and by the written consent of (i) Dinesh Desai, Emtec’s President, Chief Executive Officer and the Chairman of the Board, (ii) Sunil Misra, Emtec’s Chief Strategy & Delivery Officer and a member of the Board, (iii) Gregory Chandler, Emtec’s Chief Financial Officer and a member of the Board, and (iv) DARR Westwood LLC, a Delaware limited liability company of which Mr. Desai is the sole member, who collectively beneficially own approximately 11.5 million shares, or approximately 63%, of our issued and outstanding common stock as of April 30, 2013.  Under applicable law and our Amended and Restated Bylaws, as amended, we may effect the corporate actions described in the accompanying information statement without a meeting or vote of our stockholders if stockholders holding a majority of our issued and outstanding common stock have consented to such actions in writing.  Accordingly, we are not asking for your vote on these matters and the accompanying information statement is being furnished solely for the purpose of informing you of the corporate actions described therein before they take effect.

The corporate actions described in the accompanying information statement include an amendment to the Company’s Certificate of Incorporation to effect a 20,000-for-1 reverse split of our common stock, followed immediately by a second amendment to the Company’s certificate of incorporation to effect a 1-for-20,000 forward stock split of our common stock.  The transactions will not result in any change in the number of shares of common stock held by stockholders of the Company other than stockholders who, immediately before the effective time of the reverse stock split, own fewer than 20,000 shares of our common stock.  Stockholders who own fewer than 20,000 shares of our common stock immediately before the effective time of the reverse stock split will no longer hold any of such shares after the transactions and instead will be entitled to receive $1.05 cash for each such share.  The Company expects to pay approximately $1.05 million in the aggregate to purchase approximately 1.0 million shares of common stock in the transactions (approximately 5% of our total outstanding shares), and to thereby reduce the number of record stockholders of the company from approximately 525 to approximately 64.  Each of these estimates uses the mean of a range of possible outcomes that we calculated using certain assumptions about shares held in street name. All estimates relating to post-transaction beneficial ownership of Emtec’s common stock that are contained in the accompanying information statement use the mean of a range of possible outcomes that were calculated using certain assumptions about shares held in street name.  To calculate the minimum number of stockholders that could remain after the transaction, the Company assumed that all shares held in street name by unidentified holders are held in accounts containing fewer than 20,000 shares so that none of these street name holders will remain stockholders after the transaction, and to calculate the maximum number of stockholders that could remain after the transaction, the Company assumed that as many unidentified street name holders as possible hold more than 20,000 shares in a single account and will therefore remain stockholders after the transaction. Wherever an estimate of the percentage ownership of our common stock or the number of record holders after the transaction is provided in the accompanying information statement, that estimate was calculated using the mean of these two outcomes.

With fewer than 300 stockholders of record expected after the transactions, the Company will be permitted to, and intends to, file for termination of registration of its common stock under the federal securities laws.  Deregistration is expected to result in significant annual cost savings to the Company; however, deregistration would also, after a 90 day waiting period, result in the Company no longer being subject to certain disclosure and other requirements under the federal securities laws that are applicable to SEC reporting companies.  Accordingly, stockholders of the Company after a deregistration will likely receive less, and less frequent, financial, business and other information about the Company than they received when we were an SEC reporting company.  In addition, deregistration could negatively affect stockholders’ ability to buy or sell our common stock in the public markets as our outstanding shares will no longer be quoted on the Over-the-Counter Bulletin Board, although our common stock may continue to trade on the “pink sheets” after deregistration.

The accompanying information statement contains details of the corporate actions described above.  You are urged to read it carefully and in its entirety.

The accompanying information statement was first mailed to our stockholders on or after May 6, 2013 to stockholders of record as of that date.

Thank you for your continued support.

Sincerely,

/s/ Dinesh R. Desai

Chairman, President and Chief Executive Officer

June 6, 2013

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE CORPORATE ACTION; PASSED UPON THE MERITS OR FAIRNESS OF THE CORPORATE ACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

EMTEC, INC.
11 Diamond Road
Springfield, New Jersey 07081
 (973) 376-4242

PRELIMINARY

INFORMATION STATEMENT

INTRODUCTION

This Amendment No. 1 to information statement (as amended, the "Information Statement") is furnished to the holders of common stock, par value $.01 per share, of Emtec, Inc., a Delaware corporation (the “Company” or “Emtec”), having an address at 11 Diamond Road, Springfield, NJ 07081, in connection with the following corporate actions that have been recommended by the Special Committee (as hereinafter defined), unanimously approved by the Board of the Company on April 30, 2013, and approved by written consent in lieu of a meeting, dated May 1, 2013, of (i) Dinesh Desai, Emtec’s President, Chief Executive Officer and the Chairman of the Board, (ii) Sunil Misra, Emtec’s Chief Strategy & Delivery Officer and a member of the Board, (iii) Gregory Chandler, Emtec’s Chief Financial Officer and a member of the Board, and (iv) DARR Westwood LLC, a Delaware limited liability company of which Mr. Desai is the sole member (together with Messrs. Desai, Misra and Chandler, the “Consenting Stockholders”), who collectively beneficially own approximately 11.5 million shares, or approximately 63%, of our issued and outstanding common stock as of April 30, 2013:

●	an amendment to the Company’s certificate of incorporation to effect a 20,000-for-1 reverse stock split of the Company’s common stock (the “Reverse Stock Split”); and

●	an amendment to the Company’s certificate of incorporation immediately following the Reverse Stock Split to effect a 1-for-20,000 forward stock split (the “Forward Stock Split”).

We refer to the Reverse Stock Split and the Forward Stock Split collectively as the “Transaction.” All estimates in this Information Statement relating to post-Transaction beneficial ownership of Emtec’s common stock use the mean of a range of possible outcomes that were calculated using certain assumptions about shares held in street name.  To calculate the minimum number of stockholders that could remain after the Transaction, the Company assumed that all shares held in street name by unidentified holders are held in accounts containing fewer than 20,000 shares so that none of these street name holders will remain stockholders after the Transaction, and to calculate the maximum number of stockholders that could remain after the Transaction, the Company assumed that as many unidentified street name holders as possible hold more than 20,000 shares in a single account and will therefore remain stockholders after the Transaction. Wherever an estimate of the percentage ownership of our common stock or the number of record holders after the Transaction is provided in this Information Statement, that estimate was calculated using the mean of these two outcomes.

The Reverse Stock Split will become effective at 4:58 p.m. (New York City time) on the date of filing with the Secretary of State of the State of Delaware of the certificate of amendment for the Reverse Stock Split, and the Forward Stock Split will become effective at 4:59 p.m. (New York City time) on the date of filing with the Secretary of State of the State of Delaware of the certificate of amendment for the Forward Stock Split. We refer to the date and time that the Reverse Stock Split becomes effective as the “effective time of the Reverse Stock Split,” and we refer to the date and time that the Forward Stock Split becomes effective as either the “effective time of the Forward Stock Split” or the “effective time of the Transaction.”

The form of certificate of amendment for the Reverse Stock Split is attached as Appendix A to this Information Statement and the form of certificate of amendment for the Forward Stock Split is attached as Appendix B to this Information Statement.

The Transaction will not result in any change in the number of shares of common stock held by stockholders of Emtec other than stockholders who, immediately prior to the effective time of the Reverse Stock Split, own fewer than 20,000 shares of Emtec’s common stock.  Stockholders owning fewer than 20,000 shares of common stock immediately before the effective time of the Reverse Stock Split will no longer own such shares after the effective time of the Reverse Stock Split and, in lieu thereof, will be entitled to receive from the Company $1.05 in cash, without interest, for each such share of common stock.  Based on current holdings of stockholders of record and our current knowledge of the ownership of Emtec’s shares held in street name, we estimate that approximately 1.0 million shares will be purchased from stockholders (approximately 5% of Emtec’s total outstanding shares), for an aggregate purchase price of approximately $1.05 million, and that the number of record stockholders of the company will be reduced from approximately 525 to approximately 64.  Each of these estimates uses the mean of a range of possible outcomes that the Company calculated using certain assumptions about shares held in street name.

With fewer than 300 stockholders of record expected after the Transaction, Emtec will be permitted to, and intends to, file for termination of registration of its common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Deregistration is expected to result in significant annual cost savings to Emtec. Deregistration would also terminate Emtec’s obligation to file annual and periodic reports and proxy statements with the SEC.  Accordingly, stockholders of Emtec after a deregistration will receive less, and less frequent, financial, business and other information about Emtec than they received when Emtec was an SEC reporting company.  After a 90 day waiting period following deregistration of Emtec’s common stock, which we sometimes refer to as “the 90 day waiting period,” certain other provisions of the federal securities laws will no longer be applicable to Emtec and/or its directors, executive officers and stockholders.  In addition, deregistration could negatively affect stockholders’ ability to buy or sell Emtec’s common stock in the public markets as our common stock will cease to be quoted on the Over-the-Counter Bulletin Board (“OTCBB”), although our common stock may continue to trade on the “pink sheets” after deregistration.

This document provides you with detailed information about the Transaction.  Please see “Where You Can Find More Information” for additional information about Emtec on file with the Securities and Exchange Commission (the “SEC”).

The information statement was first mailed to stockholders on or after May 6, 2013.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE CORPORATE ACTION; PASSED UPON THE MERITS OR FAIRNESS OF THE CORPORATE ACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

SUMMARY TERM SHEET	i

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE FORM OF YOUR SHARE OWNERSHIP	1

RECENT DEVELOPMENTS	2

SPECIAL FACTORS	3

PURPOSE OF AND REASONS FOR THE TRANSACTION	3
EFFECTS OF THE TRANSACTION	4
ALTERNATIVES CONSIDERED	9
FAIRNESS OF THE TRANSACTION	10
PROSPECTIVE FINANCIAL INFORMATION	18
U.S. FEDERAL INCOME TAX CONSEQUENCES	20

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	24

MARKET PRICES OF THE COMMON STOCK	24
DIVIDEND POLICY	24
TRANSFER AGENT	25
CERTAIN REPURCHASES OF SECURITIES	25
SECURITIES TRANSACTIONS INVOLVING AFFILIATES	25

THE TRANSACTION	25

THE AMENDMENTS	25
PROCEDURE FOR EFFECTING REVERSE STOCK SPLIT	26
REGULATORY APPROVALS	27
NO APPRAISAL OR DISSENTERS’ RIGHTS; ESCHEAT LAWS	27
CONDITIONS TO COMPLETION OF THE TRANSACTION	27
SOURCES AND USES OF FUNDS FOR THE TRANSACTION	27

MANAGEMENT OF EMTEC	29

DIRECTORS	29
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS	29

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	32

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	34

EMPLOYMENT AGREEMENTS	34
LETTER AGREEMENT WITH DARR WESTWOOD LLC	34
OTHER AGREEMENTS	35

FINANCIAL INFORMATION	35

COST OF THIS INFORMATION STATEMENT	35

WHERE YOU CAN FIND MORE INFORMATION	36

DOCUMENTS INCORPORATED BY REFERENCE	36

HOUSEHOLDING	37

APPENDIX A FORM OF AMENDMENT TO EFFECT REVERSE STOCK SPLIT	A-1

APPENDIX B FORM OF CERTIFICATE OF AMENDMENT TO EFFECT FORWARD STOCK SPLIT	B-1

APPENDIX C OPINION OF MURRAY, DEVINE & CO., INC.	C-1

APPENDIX D COMPANY PROJECTIONS	D-1

APPENDIX E FEDERAL JV PROJECTIONS	E-1

APPENDIX F ANNUAL REPORT OF EMTEC, INC. ON FORM 10-K FOR THE YEAR ENDED AUGUST 31, 2012	F-1

APPENDIX G QUARTERLY REPORT OF EMTEC, INC. ON FORM 10-Q FOR THE QUARTER ENDED FEBRUARY 28, 2013	G-1

SUMMARY TERM SHEET

THIS SUMMARY TERM SHEET PROVIDES AN OVERVIEW OF THE MATERIAL TERMS OF THE CORPORATE ACTION DESCRIBED IN THIS INFORMATION STATEMENT.  FOR A MORE COMPLETE DESCRIPTION WE URGE YOU TO CAREFULLY READ THIS INFORMATION STATEMENT AND ITS APPENDICES.  FOR YOUR CONVENIENCE, WE HAVE CROSS-REFERENCED TO THE LOCATION IN THIS INFORMATION STATEMENT WHERE YOU CAN FIND A MORE COMPLETE DISCUSSION OF THE ITEMS DISCUSSED BELOW.

AS USED IN THIS INFORMATION STATEMENT, “EMTEC,” THE “COMPANY,” “WE,” “OUR,” “OURS” AND “US” REFER TO EMTEC, INC., A DELAWARE CORPORATION.  REFERENCES TO OUR “CONTROLLING STOCKHOLDER” MEAN DINESH R. DESAI AND DARR WESTWOOD LLC, A LIMITED LIABILITY COMPANY OF WHICH MR. DESAI IS THE SOLE MEMBER.

THE TRANSACTION

Emtec expects that, in connection with, or as a result of, the Transaction:

●
Emtec’s stockholders holding fewer than 20,000 shares of Emtec’s common stock immediately prior to the effective time of the Reverse Stock Split will no longer own such shares after the Transaction and instead will be entitled to receive a cash payment from Emtec of $1.05 for each such share, without interest (see “Questions and Answers About the Transaction and the Form of your Share Ownership,” “Special Factors – Effects of the Transaction” and “The Transaction – The Amendments”);

●
All stockholders of Emtec other than stockholders holding fewer than 20,000 shares of Emtec’s common stock immediately prior to the effective time of the Reverse Stock Split (discussed above) will continue to hold the same number of shares of Emtec’s common stock after completion of the Transaction and such stockholders will not be entitled to receive any cash in the Transaction (see “Questions and Answers About the Transaction and the Form of your Share Ownership,” “Special Factors – Effects of the Transaction” and “The Transaction – The Amendments”);

●
Approximately 1.0 million shares of Emtec’s common stock, representing approximately 5% of Emtec’s total outstanding shares, are expected to be purchased from stockholders in the Transaction for an aggregate purchase price of approximately $1.05 million (see “Special Factors – Effects of the Transaction – Effects on Emtec”); each of these estimates uses the mean of a range of possible outcomes that we calculated using certain assumptions about shares held in street name;

●
Emtec will terminate registration of its common stock under federal securities laws, thereby terminating Emtec’s obligation to file annual and periodic reports and proxy statements with the SEC, which will result in stockholders receiving less, and less frequent, business, financial and other information about Emtec. Emtec intends to continue to have its financial statements audited by an independent registered public accountant on an annual basis following the Transaction (see “Special Factors – Purpose of and Reasons For the Transaction” and “Special Factors – Effects of the Transaction”);

●	After the 90 day waiting period, certain other provisions of the federal securities laws will no longer be applicable to Emtec and/or its directors, executive officers and stockholders, including:

	•	provisions obligating persons acquiring 5% or more of Emtec’s common stock to file beneficial ownership reports with the SEC,

•
provisions regulating cash tender offers for more than 5% of Emtec’s common stock, including tender offers by the issuer or its affiliates (other than Regulation 14E under the Exchange Act, which will continue to apply to all tender offers); and

	•	provisions subjecting trading in Emtec’s securities by directors, executive officers and 10% stockholders to reporting obligations and, in certain instances, disgorgement of profits from trading.

i

See “Special Factors – Purpose of and Reasons For the Transaction,” “Special Factors – Effects of the Transaction” and “Special Factors – Fairness of the Transaction – Interests of Emtec’s Directors and Executive Officers and Affiliates in the Transaction.”

●
Emtec anticipates cost savings of approximately $825,000 per year, or approximately 2.5% of our total selling, general and administrative expenses and more than 22% of our operating income for the year ended August 31, 2012, as a result of the deregistration of its common stock, including compliance costs associated with the Sarbanes-Oxley Act of 2002 and related regulations (See “Special Factors – Purpose of and Reasons For the Transaction” and “Special Factors – Effects of the Transaction”);

●
Deregistration of Emtec’s common stock and the anticipated reduction of publicly available information for Emtec will likely negatively affect stockholders’ ability to buy or sell Emtec’s common stock as Emtec’s outstanding shares will no longer be quoted on the OTCBB, although our stock may continue to trade on the “pink sheets” after deregistration (See “Special Factors – Effects of the Transaction”).

●
Our Board appointed a special committee (the “Special Committee”) composed of our three non-management directors Gregory L. Cowan, Robert Mannarino and Christopher M. Formant, each of whom would be considered an independent director under the current NASDAQ listing standards if those standards were applicable to the Company, to evaluate, review, reject, or recommend to the Board the approval of the Transaction. The Special Committee retained the firm Murray, Devine & Co., Inc. (“Murray Devine”) to render an opinion to the Special Committee and the Board as to the fairness, from a financial point of view, of the price to be paid to the holders of fewer than 20,000 shares of common stock including unaffiliated stockholders (the “Fractional Stockholders”).  See “Special Factors – Fairness of the Transaction.”

●
Based on the considerations described in this Information Statement, the Board, including the members of the Special Committee, as well as the Consenting Stockholders have determined that the Transaction is substantively and procedurally fair to Emtec’s stockholders, including Fractional Stockholders and stockholders, including unaffiliated stockholders, who will remain stockholders of Emtec after the Transaction is consummated.  See “Special Factors – Fairness of the Transaction.”  As used in this Information Statement, the terms “affiliated stockholder” and “affiliate” mean any stockholder who is a director or executive officer of Emtec, or who owns 10% or more of Emtec’s outstanding common stock (including the Consenting Stockholders) and the term “unaffiliated stockholder” means any stockholder other than an affiliated stockholder.

ii

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE FORM OF YOUR SHARE OWNERSHIP

Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name.  If you own shares through a brokerage account or bank or other nominee, you are considered the “beneficial owner” of the shares and the shares are commonly referred to as being held in “street name.”  If you hold shares of our common stock in “street name,” then your broker, bank or other nominee is considered the stockholder of record with respect to those shares and not you.  We intend to treat stockholders holding shares of our common stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their own name.  If you hold 20,000 or more shares of common stock in street name, your shares will not be purchased in the Reverse Stock Split and you will remain a stockholder after consummation of the Transaction.  On the other hand, if you hold fewer than 20,000 shares of common stock in street name, it is our intention that you receive cash for your shares.  Notwithstanding anything to the contrary contained in this Information Statement, if you hold your shares in street name, the bank, broker or other nominee holding your shares may have its own internal procedures with respect to transactions like the Reverse Stock Split that may lead to a different result.  For example, your nominee may also hold shares for other beneficial owners of our common stock such that, in the aggregate, the nominee holds 20,000 or more shares, and the nominee may not be obligated to treat the Transaction as affecting the holdings of each individual beneficial owner.  In that case, you would not receive cash for your shares.  IF YOU HOLD FEWER THAN 20,000 SHARES OF OUR COMMON STOCK IN STREET NAME, WE ENCOURAGE YOU TO CONTACT YOUR BANK, BROKER OR OTHER NOMINEE DIRECTLY AS SOON AS POSSIBLE TO DETERMINE HOW THEY INTEND TO TREAT YOUR SHARES AND, IF DESIRED, TO MAKE ARRANGEMENTS TO CHANGE THE FORM OF OWNERSHIP OF YOUR SHARES.

The following questions and answers are intended to serve as a guide to understanding how your shares will be treated in the Transaction.  The answers below assume that brokers or other nominees of street name holders will apply the Transaction to each street name holder’s account independent of other accounts maintained by that nominee.

Q:	IF I OWN LESS THAN 20,000 COMMON SHARES, HOW WILL I BE AFFECTED BY THE TRANSACTION?

A:
Emtec’s stockholders holding fewer than 20,000 shares immediately prior to the effective time of the Reverse Stock Split will no longer own such shares after the Transaction and instead will be entitled to receive a cash payment from Emtec of $1.05 for each such share, without interest.

Q:	IF I OWN LESS THAN 20,000 COMMON SHARES, IS THERE ANY WAY I CAN CONTINUE TO OWN MY SHARES AFTER THE TRANSACTION?

A:
Yes.  If you own fewer than 20,000 shares, you can avoid having those shares purchased in the Reverse Stock Split, and continue to hold those shares after the Transaction, by purchasing additional shares and holding those shares such that you are the owner of 20,000 or more shares in the same discrete account.  However, there has been very limited historical trading in Emtec’s shares so you may not be able to acquire additional shares at prices you would consider to be reasonable, or at all.  Your increased holdings would need to be reflected prior to the effective time of the Reverse Stock Split.

Q:	IF I OWN 20,000 OR MORE COMMON SHARES, HOW WILL I BE AFFECTED BY THE TRANSACTION?

A:
If you own 20,000 or more shares immediately prior to the effective time of the Reverse Stock Split, following the Transaction, you will continue to hold the same number of shares of Emtec’s common stock.  You will not be entitled to receive any cash in the Transaction.

Q:	WHAT HAPPENS IF I OWN 20,000 OR MORE COMMON SHARES, BUT THE SHARES ARE SPLIT AMONG DISTINCT ACCOUNTS AND I HOLD LESS THAN 20,000 COMMON SHARES IN EACH ACCOUNT?

A:
We do not intend to pay cash to holders of 20,000 shares or more; however, there can be no assurance that our transfer agent will be able to successfully compare your holdings across multiple brokerage and/or record accounts.  Accordingly, there is a significant risk that shares held by you in accounts with less than 20,000 shares will be purchased in the Reverse Stock Split even though you collectively own more than 20,000 shares of our common stock.  To ensure that your shares will not be purchased in the Reverse Stock Split, you should contact your broker for shares held by you in street name, and our transfer agent for shares held by you of record, in order to register all of your holdings of record and/or consolidate your holdings in a single account.

Q:	WHY IS THE COMPANY PROPOSING TO DO THE FORWARD STOCK SPLIT FOLLOWING THE REVERSE STOCK SPLIT?

A:
The purpose of the Forward Stock Split is to make the Transaction as non-disruptive as possible to stockholders who are not receiving cash in the Transaction.  Stockholders who are not entitled to receive cash in the Transaction will not be required to turn in their share certificates, if any, or otherwise take any action in connection with the Transaction.  The Forward Stock Split is also intended to guard against an excessive increase in the Company’s share price following the Transaction which could otherwise potentially result from the Reverse Stock Split.  See “Special Factors – Purpose and Reasons for the Transaction” and “The Transaction – Exchange of Certificates.”

Q:
DO THE OFFICERS AND DIRECTORS OF EMTEC THAT CONSIDERED THE TRANSACTION AND THE CONSENTING STOCKHOLDERS THAT APPROVED THE TRANSACTION HAVE ANY POTENTIAL CONFLICTS OF INTEREST THAT THE COMPANY’S STOCKHOLDERS SHOULD BE AWARE OF?

A:
Certain of our officers, certain of our directors and the Consenting Stockholders own more than 20,000 shares of Emtec’s common stock and will remain officers and/or directors and stockholders of Emtec following the consummation of the Transaction.  Following the Transaction and subsequent deregistration of Emtec’s common stock, Emtec’s officers, directors and the Consenting Stockholders will no longer be subject to certain filing requirements under the Exchange Act. Upon the effectiveness of the Transaction, we estimate that our officers, directors and the Consenting Stockholders' beneficial ownership of Emtec’s common stock will increase from approximately 65% to approximately 69%.  The beneficial ownership percentage may increase or decrease depending on purchases, sales and other transfers of Emtec’s common stock by our other stockholders prior to the effective date of the Transaction and the number of shares that are actually repurchased in the Transaction. The Transaction will not trigger the acceleration of vesting of any securities held by and will not trigger cash payments to any of our officers or directors or the Consenting Stockholders, with the exception of the following: (i) Mr. Chandler’s three children, who each own fewer than 20,000 shares and will receive cash payments of $7,875 each as a result of the Transaction, and (ii) the wife and two children of Samir Bhatt, Emtec’s Vice President of Finance and Secretary, who each own fewer than 20,000 shares and will receive cash payments of $15,750, $15,750 and $10,500, respectively. After the Transaction, affiliates of Emtec (including the Consenting Stockholders) will own a greater percentage of the Company and its assets, which, although it will have increased debt after the Transaction, should also have increased earnings as a result of the annual cost savings expected from deregistration.  The Company does not believe that the amount of its net operating loss carry forwards is material.  Furthermore, the net operating loss carry forwards were not a relevant factor in the Board, the Special Committee or the Consenting Stockholders’ determination of the structure or timing of the Transaction. Although these circumstances may create potential conflicts of interest, our officers, directors and the Consenting Stockholders will be treated identically in the Transaction to our other stockholders that own more than 20,000 shares of common stock, including unaffiliated stockholders.    See “Special Factors – Fairness of the Transaction – Interests of Emtec’s Directors and Executive Officers and Affiliates in the Transaction.”

Q:	AM I ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE TRANSACTION?

A:
No.  Stockholders do not have appraisal or dissenters’ rights under Delaware state law or Emtec’s Certificate of Incorporation, as amended, or Amended and Restated Bylaws in connection with the Transaction.  See “The Transaction – No Appraisal or Dissenters’ Rights; Escheat Laws.”

RECENT DEVELOPMENTS

On April 12, 2013, the Company entered into an exclusive non-binding letter of intent to contribute the assets, liabilities, stock and other interests (such assets being valued at approximately $4 million) of Emtec Federal, Inc., a wholly owned subsidiary of Emtec (“Federal”), into a joint venture (the “Federal JV”) The Company will retain a preferred and common non-controlling, non-voting 34% ownership interest in the Federal JV and will be relieved of approximately $4 million in liabilities. Federal provides information technology consulting and procurement services to various agencies of the U.S. federal government.  It is currently contemplated that the counterparty to the Federal JV will contribute its similar business, valued at approximately $2.9 million. to the Federal JV in exchange for a preferred and common voting 36% ownership interest, and certain outside investors, who have not yet been definitively identified, but may include affiliates of Emtec, including officers and/or directors of Emtec, will also contribute cash of up to $400,000 in exchange for common and preferred ownership interests. Neither Emtec nor any of its subsidiaries, officers, or directors have a relationship with the current counterparty or any proposed lender to the Federal JV. Consummation of the Federal JV is subject to completion of due diligence, negotiation and execution of mutually acceptable definitive agreements and receipt of all necessary approvals, including approvals from the Company’s lenders and the Board.  There can be no assurance that the Federal JV will be consummated on the terms currently contemplated or at all. The effectiveness of the Federal JV is not contingent on the consummation of the Transaction.

SPECIAL FACTORS

PURPOSE OF AND REASONS FOR THE TRANSACTION

The purpose of the Transaction is to reduce the number of common stockholders of record to fewer than 300, permitting Emtec to file for termination of registration of its common stock under the federal securities laws.  Termination of such registration will terminate Emtec’s obligation to file annual and periodic reports and make other filings with the SEC, which we expect will result in material cost savings for Emtec.  The Board concluded, and the Special Committee and the Consenting Stockholders concurred, that the costs and time commitment of management associated with being an SEC reporting company, including, but not limited to, the costs associated with compliance with the Sarbanes-Oxley Act of 2002 and related regulations, are not justified by the benefits derived by Emtec as a result of being an SEC reporting company.  Emtec estimates that it will save approximately $825,000, or approximately 2.5% of our total selling, general and administrative expenses and more than 22% of our operating income for the year ended August 31, 2012, annually by terminating the registration of its common stock, including incremental legal, accounting and printing fees attributable to complying with the reporting requirements.  Emtec expects to save this amount even though it intends to continue to have its financial statements audited by an independent registered public accountant on an annual basis following the Transaction.

The reduction in the number of stockholders of record is being effectuated by the Reverse Stock Split which will result in stockholders holding fewer than 20,000 shares of common stock receiving $1.05 per share.  The Special Committee established the 20,000-for-1 ratio for the Reverse Stock Split in an effort to: first, establish a ratio that was reasonably likely to reliably reduce the number of stockholders of record to less than 300 and to a sufficiently low level that it was unlikely we would need to register our shares with the SEC in the foreseeable future; and second, limit the cost associated with purchasing fractional shares to a reasonable amount.

The Reverse Stock Split will be immediately followed by the Forward Stock Split.  The ratio applicable to the Forward Stock Split is 1-for-20,000.  Accordingly, a stockholder who owns 20,000 or more shares of common stock immediately prior to the effective time of the Reverse Stock Split will hold the same number of shares of common stock immediately following the Transaction.  The purpose of the Forward Stock Split is to make the Transaction as non-disruptive as possible to stockholders who are not receiving cash in the Transaction.  Stockholders who are not entitled to receive cash in the Transaction will not be required to turn in their share certificates, if any, or otherwise take any action in connection with the Transaction.  The Forward Stock Split is also intended to guard against an excessive increase in the Company’s share price following the Transaction which could otherwise potentially result from the Reverse Stock Split.

The Transaction was structured to include a reverse stock split because the Board, including the members of the Special Committee, determined (and the Consenting Stockholders concurred)  that it was the most effective means for ensuring that, following the Transaction, Emtec would sufficiently reduce the number of record holders to deregister Emtec’s common stock (see “– Alternatives Considered”).  Although the Reverse Stock Split does not provide for appraisal or dissenters’ rights under Delaware law or under our certificate of incorporation or bylaws, Emtec, our Board, including the Special Committee, and the Consenting Stockholders believe that the Transaction is procedurally and substantively fair to Emtec’s stockholders, including unaffiliated stockholders, whose shares will be repurchased in the Transaction, and Emtec’s stockholders, including unaffiliated stockholders, who will remain stockholders of Emtec following the consummation of the Transaction.  Accordingly, neither the Board, including the members of the Special Committee, nor the Consenting Stockholders considered the absence of appraisal rights to be a material factor in determining to structure the Transaction to include the Reverse Stock Split.

The Transaction is being undertaken at this time because the Board, including the members of the Special Committee and each of the Consenting Stockholders, believe that it is in the best interests of Emtec and its stockholders, including unaffiliated stockholders, to obtain the cost savings expected to be derived from the Transaction. Over time, the number of record holders of our common stock has decreased, which has resulted in decreased liquidity for our stockholders but has created the opportunity for us to complete the Transaction at a reasonable cost. The Company and each of the Consenting Stockholders believe that the Company and its stockholders have derived only minimal benefits from being an SEC reporting company. Our common stock has failed to attract substantial institutional investor or market research attention. This has resulted in a minimal trading volume and low market capitalization, which has limited the liquidity benefit to our stockholders.  Our management does not believe that we should continue to pay the expense of complying with the requirements of being an SEC reporting company in light of the fact that we have not realized many of the benefits normally presumed to result from being an SEC reporting company such as the development or existence of an active trading market for our common stock in a meaningful way or an enhanced corporate image.  See “Special Factors – Fairness of the Transaction – Background of the Transaction.”

EFFECTS OF THE TRANSACTION

As a result of the Reverse Stock Split, Emtec’s stockholders holding fewer than 20,000 shares of Emtec’s common stock before the effective time of the Reverse Stock Split, subject to special considerations described below for holders of common stock in street name, will be entitled to receive a cash payment from Emtec of $1.05 per share, without payment of interest, for each share of common stock held immediately prior to the effective time of the Reverse Stock Split.  No other stockholders of Emtec will be entitled to receive cash for their shares.

If you hold shares of our common stock in “street name,” then your broker, bank or other nominee is considered the stockholder of record with respect to those shares and not you.  We intend to treat stockholders holding shares of our common stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their own name.  Accordingly, if you hold 20,000 or more shares of common stock in street name, your shares will not be purchased in the Reverse Stock Split and you will remain a stockholder after consummation of the Transaction.  On the other hand, if you hold fewer than 20,000 shares of common stock in street name, it is our intention that you receive cash for your shares.  Notwithstanding anything to the contrary contained in this Information Statement, the bank, broker or other nominee holding your shares may have its own internal procedures with respect to transactions like the Reverse Stock Split that may lead to a different result.  For example, your nominee may also hold shares for other beneficial owners of our common stock such that, in the aggregate, the nominee holds 20,000 or more shares, and the nominee may not be obligated to treat the Transaction as affecting the holdings of each individual beneficial owner.  In that case, you would not receive cash for your shares.  IF YOU HOLD FEWER THAN 20,000 SHARES OF OUR COMMON STOCK IN STREET NAME, WE ENCOURAGE YOU TO CONTACT YOUR BANK, BROKER OR OTHER NOMINEE DIRECTLY AS SOON AS POSSIBLE TO DETERMINE HOW THEY INTEND TO TREAT YOUR SHARES AND, IF DESIRED, TO MAKE ARRANGEMENTS TO CHANGE THE FORM OF OWNERSHIP OF YOUR SHARES.

The Transaction will have various effects on Emtec and its affiliated stockholders and unaffiliated stockholders, including those effects described below.

Effects on Emtec

The implementation of the Transaction is expected to have the following effects on Emtec:

●
REDUCTION IN THE NUMBER OF STOCKHOLDERS AND THE NUMBER OF OUTSTANDING SHARES. Emtec believes that the Transaction will reduce the number of record common stockholders from approximately 525 to approximately 64.  Emtec also believes that the holders of approximately 1.0 million common shares held in accounts with fewer than 20,000 shares will receive cash in exchange for all of their shares in the Transaction. Each of these estimates uses the mean of a range of possible outcomes that the Company calculated using certain assumptions about shares held in street name.  Based on these estimates, the number of outstanding shares of common stock will decrease from 18.2 million shares, as of April 22, 2013, to approximately 17.2 million shares, a reduction of approximately 5%.

●
TERMINATION OF EXCHANGE ACT REGISTRATION. Emtec’s common stock is currently registered under the Exchange Act. Emtec plans to terminate this registration if, as expected, Emtec’s common stock is no longer held by 300 or more stockholders of record after the Transaction. Termination of registration of Emtec’s common stock under the Exchange Act would substantially reduce the information Emtec is required to furnish to its stockholders and to the SEC.  It would also make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, Section 16(a) reporting for directors, executive officers and 10% stockholders, proxy statement disclosure in connection with stockholder meetings, and the related requirement of an annual report to stockholders, no longer applicable. Emtec intends to apply for such termination as soon as practicable following the completion of the Transaction.

●
EFFECT ON MARKET FOR COMMON STOCK. As a result of the transaction, Emtec’s common stock will cease to be listed for quotation on the OTCBB.  There can be no assurance that Emtec’s common stock will trade on the “pink sheets” after the consummation of the Transaction.  Additionally, because the Transaction will result in the Company having a lower number of stockholders than it had prior to the Transaction, stockholders will likely experience reduced liquidity in the market for Emtec’s shares.  This reduced liquidity may adversely affect the market price of the common stock.

●
EFFECTS ON EMTEC’S BUSINESS. We do not anticipate that the Transaction will have any material effect on Emtec’s business and operations, and we expect that Emtec will continue to conduct its business and operations after the effective date of the Transaction in substantially the same manner as they are currently being conducted.  However, Emtec’s management intends to evaluate Emtec’s business, investments and corporate and capital structure as a non-SEC reporting company, with a view towards maximizing value to Emtec’s stockholders and positioning Emtec for possible future opportunities, which may include additional acquisitions or subsequent liquidity events for Emtec’s remaining stockholders.    No such transaction has yet to be fully considered by Emtec’s management and no assurance can be given that any such transaction will ever be fully considered or, if fully considered, effectuated.

Advantages of the Transaction to Emtec versus Remaining an SEC Reporting Company

We incur substantial annual costs (of approximately $825,000 per year) as a result of our status as an SEC reporting company and obligation to file with the SEC various reports under the Exchange Act, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements pursuant to Regulation 14A.  The $825,000 in annual costs which we expect to realize in savings as a result of this Transaction represents approximately 2.5% of our total selling, general and administrative expenses and more than 22% of our operating income for the year ended August 31, 2012, and includes incremental audit costs, internal staff costs, legal fees, director fees, insurance costs, SEC printing fees and other costs attributable to complying with the reporting requirements.

The Board, including the Special Committee, does not believe that, based on Emtec’s size and resources, the additional costs associated with remaining an SEC reporting company are justified compared to the benefits that Emtec realizes from being an SEC reporting company.  The Board, including the Special Committee, believes that Emtec and its stockholders do not benefit significantly from being an SEC reporting company.  The Board, including the Special Committee, has determined that due to Emtec's size and other factors (such as the lack of analyst and press coverage of Emtec and its stock, low trading volume and the lack of meaningful distribution of our common stock among institutional investors) Emtec has not enjoyed an appreciable enhancement in Company image as a result of Emtec's SEC reporting company status.

While stockholders of an SEC reporting company are entitled to the rights and protections afforded to stockholders under the federal securities laws and access to increased disclosure required by the federal securities laws, the Board, including the members of the Special Committee, believes that the costs of complying with such regulations outweigh the benefits.  Even as an SEC reporting company, there is a very limited trading market for Emtec’s shares, especially for sales of larger blocks of Emtec’s shares, and the Board, including the members of the Special Committee, believes that the Company and its stockholders thus derive little benefit from Emtec’s status as an SEC reporting company, other than the increased disclosure required and protections afforded by the federal securities laws.  During the three-month period prior to the Board, including the Special Committee, approving the Transaction, the average daily trading volume of the Company’s common stock was less than 3,181 shares.  Emtec’s small public float and limited trading volume have limited the ability of Emtec’s stockholders to sell their shares without also reducing Emtec’s trading price.  In addition, depending on the frequency and content of information pertaining to Emtec that we determine to make publicly available after the Transaction, our common stock may continue to be listed on the “pink sheets” after it is deregistered, thereby affording Emtec’s remaining stockholders an opportunity to continue to purchase or sell shares on the over-the-counter market.  There can be no assurance, however, that our common stock will continue to be listed on the “pink sheets” or that there will be a market for Emtec's common stock after the Transaction.

Further, because of the limited trading volume of Emtec’s common stock, the Board, including the members of the Special Committee, does not believe that Emtec’s ability to raise capital through sales of its securities or to acquire other business entities using Emtec’s stock as consideration for an acquisition is significantly enhanced by Emtec’s status as an SEC reporting company.  If for any reason the Board decides in the future to access the public capital markets, Emtec could do so by filing a registration statement for the sale of such securities.

Disadvantages of the Transaction to Emtec are expected to include the following:

●
Emtec’s outstanding debt will be increased by up to $2 million, as Emtec plans to incur additional debt to fund the purchase of shares and to pay the other costs of the Transaction (See “Sources and Uses of Funds for the Transaction”); and

●
the limited ability that Emtec has to raise capital in the public securities markets or to use its stock as an acquisition currency may be effectively eliminated, though the Board, including the members of the Special Committee, does not believe that such ability is significantly enhanced by Emtec’s status as an SEC reporting company.

Effects on Affiliated Stockholders

The Transaction will have various effects on stockholders who are affiliates of Emtec, as described below. With the exception of certain stockholders who may be considered affiliated stockholders due to their family relationship with members of management, no affiliated stockholders will have shares purchased in the Transaction because no affiliated stockholder owns, or will own immediately prior to the effective time of the Reverse Stock Split, less than 20,000 shares of common stock.

Benefits to Affiliated Stockholders

Beneficial effects of the Transaction on affiliated stockholders, including the Consenting Stockholders, (all of whom will remain as stockholders after the Transaction) will include:

●
Reduced Reporting Requirements for Directors, Executive Officers and Affiliates. Emtec’s directors, executive officers and affiliates (including the Consenting Stockholders) will no longer be subject to the reporting and short-swing profit provisions under the Exchange Act with respect to changes in their beneficial ownership of Emtec common stock;

●
Cash Tender Offer Transactions No Longer Regulated. After a 90 day waiting period, cash tender offers for the beneficial ownership of more than 5% of Emtec’s common stock, and cash tender offer transactions by the Company and affiliates will no longer be regulated by SEC tender offer rules (other than by Exchange Act Regulation 14E, which applies to all tender offers);

●
Increased Earnings Per Share.  Affiliates of Emtec (including the Consenting Stockholders) may benefit from the reduction in total shares outstanding or from the cost savings by Emtec not being an SEC reporting company, either or both of which may result in higher earnings per share, which in turn may result in a higher price for their shares than they would have received if Emtec remained an SEC reporting company; and

●
Increased Ownership Percentage. Affiliates of Emtec (including the Consenting Stockholders) will own a greater percentage of the Company, which, although it will have increased debt after the Transaction, should also have increased earnings as a result of the annual cost savings expected from deregistration. Upon the effectiveness of the Transaction, we estimate that the beneficial ownership of Emtec’s common stock held by affiliates of Emtec (including the Consenting Stockholders) will increase from approximately 65% to approximately 69% as a result of the Transaction.  The beneficial ownership percentage may increase or decrease depending on purchases, sales and other transfers of Emtec’s common stock by our stockholders prior to the effective date of the Transaction and the number of shares that are actually repurchased in the Transaction. The beneficial ownership percentage of Emtec’s common stock held by affiliates of Emtec (including the Consenting Stockholders) will proportionally increase or decrease as a result of such purchases, sales and other transfers of our common stock and depending on the number of shares that are actually repurchased in the Transaction. The Company does not believe that the amount of its net operating loss carry forwards is material.  Furthermore, the net operating loss carry forwards were not a relevant factor in the Board, the Special Committee or the Consenting Stockholders’ determination of the structure or timing of the Transaction.

See “—Interests of Emtec’s Directors and Executive Officers and Affiliates in the Transaction.”

Disadvantages to Affiliated Stockholders

Negative effects of the Transaction on affiliated stockholders, including the Consenting Stockholders, (all of whom will remain as stockholders after the Transaction) will include:

●
Decreased Liquidity.  There can be no assurance that Emtec’s common stock will continue to trade on the “pink sheets” after the Transaction.  Additionally, because the Transaction will result in Emtec having a lower number of stockholders than it had prior to the Transaction, affiliated stockholders will likely experience reduced liquidity in the market for Emtec’s shares.   This reduced liquidity may adversely affect the market price of our common stock.

●
Net Loss and Decrease in Net Book Value.  The interest of Emtec’s affiliates (including the Consenting Stockholders) in Emtec’s net book value and net earnings will increase as a result of the increase in their percentage of ownership.  Emtec has negative net assets as of February 28, 2013 and has experienced net loss for the six months ended February 28, 2013.  As a result of their increase in percentage of ownership, the interest of Emtec’s affiliates (including the Consenting Stockholders) in Emtec’s net book value would decrease by approximately $7,600 based on net assets of negative $191,000 on February 28, 2013 and their interest in Emtec’s net loss would increase by approximately $0.01 based on the net loss for the six months ended February 28, 2013.  These amounts may increase or decrease based on the actual number of shares purchased in the Transaction.

Effects on Unaffiliated Stockholders

The Transaction will have various effects on stockholders who are not affiliates of Emtec, as described below.  The effects of the Transaction on an unaffiliated stockholder will vary based on whether or not the unaffiliated stockholder’s shares will be purchased in the Transaction.

Benefits to Unaffiliated Stockholders whose Shares are Purchased in the Transaction.

Beneficial effects of the Transaction on unaffiliated stockholders owning fewer than 20,000 common shares immediately prior to the effective time of the Reverse Stock Split will include:

●	Receiving cash for their shares without any deduction for brokerage commissions or other transaction costs;

●
Potentially realizing a loss for income tax purposes on their investment in Emtec.  See “U.S. Federal Income Tax Consequences – U.S. Holders – Federal Income Tax Consequences to Unaffiliated Stockholders Who Receive Cash in the Transaction”; and

●	The cash price offered to stockholders under the Transaction could be more than the market price at the time the Board decides to implement the Transaction.

Negative effects of the Transaction on unaffiliated stockholders owning fewer than 20,000 common shares immediately prior to the effective time of the Reverse Stock Split will include:

●	No longer having any equity interest in Emtec and, therefore, not participating in Emtec’s future potential earnings or growth, if any;

●
Potentially being required to pay federal and, if applicable, state and local income taxes on the cash amount received in the Transaction.  See “Special Factors – U.S. Federal Income Tax Consequences”; and

●	The cash price offered to stockholders under the Transaction could be less than the market price at the time the Board decides to implement the Transaction.

Remaining Unaffiliated Stockholders.

Beneficial effects on unaffiliated Emtec stockholders who remain as stockholders after the Transaction will include:

●
Unaffiliated stockholders who remain stockholders of Emtec after the Transaction may benefit from the reduction in total shares outstanding or from the cost savings by Emtec not being an SEC reporting company, either or both of which may result in higher earnings per share, which in turn may result in, in the event of a future liquidity event, a higher price for their shares than they would have received if Emtec remained an SEC reporting company; and

●
Unaffiliated stockholders who remain stockholders of Emtec after the Transaction will own a greater percentage of the Company, which, although it will have increased debt after the Transaction, should also have increased earnings as a result of the annual cost savings expected from deregistration.

Negative effects on unaffiliated Emtec stockholders who remain as stockholders after the Transaction will include:

●
Decreased Access to Information.  Emtec intends to terminate the registration of its common stock under the Exchange Act. As a result, Emtec will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act. However, Emtec intends to continue to have its financial statements audited by an independent registered public accountant on an annual basis following the Transaction.  Further, directors, executive officers and other affiliates, along with persons acquiring 5% of Emtec’s common stock, would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including, without limitation, the reporting and short-swing profit provisions of Section 16 of the Exchange Act; and

●
Decreased Liquidity.  There can be no assurance that Emtec’s common stock will continue to trade on the “pink sheets” after the Transaction.  Additionally, because the Transaction will result in Emtec having a lower number of stockholders than it had prior to the Transaction, unaffiliated stockholders will likely experience reduced liquidity in the market for Emtec’s shares.  This reduced liquidity may adversely affect the market price of the common stock.

●
Net Loss and Decrease in Net Book Value.  The interest of Emtec’s remaining unaffiliated stockholders in Emtec’s net book value and net earnings will increase as a result of the increase in their percentage of ownership.  Emtec has negative net assets as of February 28, 2013 and has experienced net loss for the six months ended February 28, 2013.

●
After a 90 day waiting period following deregistration of Emtec’s common stock, certain other provisions of the federal securities laws will no longer be applicable to Emtec and/or its directors, executive officers and stockholders, including:

●	provisions obligating persons holding 5% or more of Emtec’s common stock to report their acquisition, disposition or ownership of shares under the Exchange Act;

●
provisions regulating cash tender offers for more than 5% of Emtec’s common stock, including tender offers by the Company or its affiliates (other than Regulation 14E under the Exchange Act, which will continue to apply to all tender offers); and

●	provisions subjecting trading in Emtec’s securities by directors, executive officers and 10% stockholders to reporting obligations and, in certain instances, disgorgement of profits from trading;

Effects on Holders of Put Options

In connection with certain of our prior acquisitions, we granted put options (each a “Put Option”) to the former owners of certain acquired companies.  These Put Options give the holder in certain circumstances the future right to require that we repurchase shares of such holder’s common stock at a price that is greater than the amount to be paid to the Fractional Stockholders in the Transaction.  Holders of Put Options owning fewer than 20,000 shares of our common stock will be treated the same as any other stockholders owning fewer than 20,000 shares of common stock in the Transaction, including unaffiliated stockholders.  Immediately following the Transaction, however, holders of Put Options who receive cash in the Transaction will receive an option to purchase the same number of shares of common stock such holder owned prior to the Transaction with an exercise price equal to $1.05 per share, the price at which such holders shares were purchased in the Transaction.  The shares underlying these options will be subject to the same terms and conditions as the holder’s Put Option.

Effects on Holders of Options

Outstanding options to purchase our common stock will not be affected by this Transaction.  Holders of options to purchase our common stock will continue to have such options after the Transaction, and the terms and conditions underlying such options will not be changed.

Effects on Holders of Restricted Stock

For purposes of the Transaction, all shares of Emtec’s outstanding common stock will be treated the same, regardless of whether such shares are considered to be “restricted,” and regardless of whether any such restricted stock is considered vested or unvested.  We intend that stockholders who hold fewer than 20,000 shares of common stock, whether or not any or all of such shares are “restricted,” will receive cash in the Transaction.

ALTERNATIVES CONSIDERED

The Board, including each of the Consenting Stockholders, considered several alternatives to the Transaction, including transactions to go-private (i.e. repurchasing common stock from all unaffiliated stockholders) and other transactions that could reduce the number of record stockholders to fewer than 300, as well as remaining an SEC reporting company, but ultimately rejected these alternatives because the Board, including each of the Consenting Stockholders, believed that a reverse stock split would be the simplest and most effective transaction to accomplish the goal of minimizing costs associated with being an SEC reporting company.  See “–Fairness of the Transaction – Background of the Transaction.”

●
GOING PRIVATE TRANSACTION.   Management has discussed with the Board the increasing costs and the increasing amount of time being spent by management on preparing the Company’s public reports as a result of being an SEC reporting company, and the additional time required to explain the Company’s financial statements presented in accordance with GAAP and SEC rules to investors and other interested parties.  In July of 2012, management indicated that valuable resources spent on SEC reporting requirements could be diverted to other more beneficial endeavors and requested permission from the Board to explore a going private transaction or other alternative that could result in terminating the Company’s SEC reporting status.  During late 2012 and in early 2013, certain members of management who are also affiliated stockholders met with investment bankers, private equity funds and other potential financing sources to discuss the possibility of engaging in a going-private transaction, such as a merger with a newly created company sponsored by management. In addition, management had preliminary discussions with several unaffiliated stockholders under a non-disclosure agreement about such a transaction.  After such discussions and consultations with counsel, however, such members of management determined that a going-private transaction was not a viable option at this time due to, among other factors, differences in opinion with certain stockholders as to valuation, challenges of raising the financing that would be required to complete such a transaction and potentially high transaction costs.  As a result, such a negotiated going-private transaction was not presented to the Board or the Special Committee as an alternative.

●
CASH TENDER OFFER BY EMTEC.  The Board did not believe that a tender offer would necessarily result in the purchase of a sufficient number of shares to reduce the number of record holders to fewer than 300 because many stockholders with a small number of shares might not make the effort to tender their shares.   Conversely, the Reverse Stock Split would be guaranteed to cash out such small holders.  Further, in a cash tender offer, Emtec would be required to purchase shares from all tendering stockholders up to the maximum number of shares specified in the cash tender offer, which could result in a substantially greater cash expenditure without any guarantee that the share purchased would result in the number of record holders being reduced to fewer than 300.  In addition, the Board and management considered an odd lot tender offer, which is a tender offer to holders of less than 100 shares, and determined that an odd lot tender offer would not result in the number of record holders being reduced to fewer than 300. In comparison, the Reverse Stock Split is highly likely to allow Emtec to accomplish its deregistration objectives and at a relatively determinable and reasonable overall cost as compared to any type of tender offer transaction.

●
PURCHASE OF SHARES BY EMTEC IN THE OPEN MARKET.  The Board rejected this alternative because it concluded that it was unlikely that Emtec could acquire shares from a sufficient number of record holders to accomplish the Company’s objectives, in large part because Emtec would not be able to dictate that open market share purchases only be from record holders selling all of their shares.

●
REMAIN AN SEC REPORTING COMPANY.  The Board considered not pursuing a transaction that would enable Emtec to deregister is common stock, the result of which would be that the Company would continue to be an SEC reporting company.  The Board believed, however, that the benefits to remaining an SEC reporting company were outweighed by the disadvantages.  Accordingly, the Board concluded that remaining an SEC reporting company was less favorable than pursuing a transaction that would enable Emtec to deregister its common stock.

In summary, the Board, including each of the Consenting Stockholders, considered these alternatives to the Reverse Stock Split. As discussed above, these alternatives were considered inferior for the reason that either there would be no guarantee that they would accomplish Emtec’s objective, or for the reason that the alternatives would be more cumbersome, difficult to accomplish and/or require a greater depletion of the Company’s cash.  Consequently, the Board, including the members of the Special Committee and each of the Consenting Stockholders, concluded that a reverse stock split was a better alternative for accomplishing Emtec’s objectives.  In approving the Transaction, each of the Consenting Stockholders considered the alternatives analysis undertaken by the Board.

FAIRNESS OF THE TRANSACTION

Background of the Transaction

Management has discussed with the Board the increasing costs and the increasing amount of time being spent by management on preparing the Company’s public reports as a result of being an SEC reporting company, and the additional time required to explain the Company’s financial statements presented in accordance with GAAP and SEC rules to investors and other interested parties. In July of 2012, management indicated that valuable resources spent on SEC reporting requirements could be diverted to other more beneficial endeavors and requested permission from the Board to explore a going-private transaction or other alternative that could result in terminating the Company’s SEC reporting status.  During late 2012 and in early 2013, certain members of management who are also affiliated stockholders met with investment bankers, private equity funds and other potential financing sources to discuss the possibility of engaging in a going-private transaction, such as a merger with a newly created company sponsored by management.  In addition, members of management had preliminary discussions with several unaffiliated stockholders about such a transaction.  After such discussions and consultations with Dechert LLP, Emtec's outside legal counsel (“Dechert”), however, such members of management determined that a going-private transaction was not a viable option at this time due to differences in opinion with certain stockholders as to valuation, challenges of raising the financing that would be required to complete such a transaction and potentially high transaction costs.  As a result, such a negotiated going-private transaction was not presented to the Board or the Special Committee as a viable alternative.

The Board then began considering the idea of pursuing a deregistration of its common stock under the federal securities laws.  On March 24, 2013, management made a presentation to the Board regarding a “going dark” transaction, meaning a transaction, including a reverse stock split, required to reduce the number of Emtec’s record stockholders to below 300 such that, as a result, the Company would be permitted to terminate its status as an SEC reporting company.

In light of the fact that Emtec’s Controlling Stockholder was an affiliate of the Company and Chairman of the Board, in order to avoid any possible or perceived conflict of interest in the analysis or pursuit of the going dark transaction, on March 24, 2013, the Board determined to establish the Special Committee of non-management directors for the purpose of assessing the going dark transaction and, if the Special Committee determined to proceed with the proposal, to determine the structure and terms of the relevant transaction.  Representatives of Dechert were also present at this meeting. The Board also authorized the retention of both legal and valuation advisors by the Special Committee in connection with its evaluation.  The members of the Special Committee are Gregory L. Cowan, Robert Mannarino and Christopher M. Formant, each of whom would each be considered an independent director under the current NASDAQ listing standards if those standards were applicable to the Company.  The Special Committee’s authority and mandate was limited to considering whether to pursue a reverse stock split transaction for the purpose of going dark, establishing the structure and terms of such transaction so that they are fair to the Company and its stockholders, including unaffiliated stockholders, and recommending such transaction for approval to the full Board.  The Special Committee was not authorized to consider or pursue alternative deregistration transactions or other non-deregistration transactions, such as a sale of the company, as the Board believed that consideration of any such transaction would more appropriately be undertaken by the Board as a whole.

On March 25, 2013, the Special Committee met and appointed Gregory Cowan as chairman and authorized management to solicit proposals from financial and valuation advisors to provide advice as to the fairness of the proposed transaction.  Beginning on March 25, 2013, the Special Committee undertook an assessment of the reverse stock split proposal, including its benefits and detriments, concluding that a reverse stock split may be in the best interests of Emtec’s stockholders.   The Special Committee thereupon undertook to establish the structure and terms of the deregistration transaction.  The Special Committee had to consider, among other things, the price to be paid to the Fractional Stockholders, the ratio to be used for the reverse stock split and the availability of financing for the Company to complete such a transaction.

On April 4, 2013, the Special Committee met to consider proposals it received from seven financial or valuation advisors that had been solicited by management. Also present at this meeting was a representative from Dechert.  In reviewing the proposals from each financial or valuation advisor, the Special Committee considered the competence and experience of each of the proposed advisors, the advisors’ proposed fees and other factors.  Based on its review of the proposals, the Special Committee decided to seek additional information from two of the financial or valuation advisors prior to making a final selection.  During that same meeting, a representative of Dechert made a presentation to the Special Committee regarding the legal responsibilities of the Board and the Special Committee with respect to the Transaction.

On April 9, 2013, Mr. Chandler met with NewSpring Mezzanine Capital II, L.P. (“NewSpring”) to discuss providing the financing for the Transaction.  On April 18, 2013, Mr. Chandler had a meeting with NewSpring and Peachtree II, L.P. (“Peachtree”) to discuss a subordinated note of up to $2 million that would provide the estimated funds required to consummate the Transaction.

On April 10, 2013, the Special Committee engaged Murray Devine as its valuation advisor.  Murray Devine is an independent valuation firm that has been providing financial opinions for the corporate, private equity and hedge fund communities since 1989.  During this period, Murray Devine has issued over 375 financial opinions, 82 of which were fairness opinions.  The Special Committee selected Murray Devine as its valuation advisor based upon the depth of Murray Devine's experience in providing independent third party valuations and fairness opinions and Murray Devine's proposed fees.

On April 15, 2013, representatives of Murray Devine discussed the Company’s financial projections and related assumptions and mechanics with Mr. Chandler via phone.
On April 17, 2013, representatives of Murray Devine met with Mr. Chandler to further discuss the Company’s financial projections.  During that meeting, Mr. Chandler presented an overview of the Company to the representatives of Murray Devine.

On April 19, 2013, the Company received a term sheet from NewSpring for the financing of up to $2 million in the form of a subordinated note to fund the Transaction and the related costs.

The Special Committee then worked with Murray Devine and Emtec’s management in order to establish terms for the reverse stock split that the Special Committee believed were fair to Emtec’s stockholders, including unaffiliated stockholders.  At a meeting of the Board on April 22, 2013, the Special Committee and the Board received an additional preliminary presentation from Murray Devine on Murray Devine’s preliminary analysis of the valuation of Emtec’s common stock.  Also present at the meeting was a representative from Dechert. Representatives from Murray Devine described the different valuation methodologies that Murray Devine used in the valuation of the Company, including the market approach and income approach.  Murray Devine’s representatives also discussed with the Special Committee the comparable companies that Murray Devine considered, the size and risk premiums applied as compared to Emtec’s size and the multiples to earnings which were applied.  The representatives of Murray Devine also described the adjustments made in the valuation analysis for debt and the value of the Company’s interest in the Federal JV. Murray Devine’s preliminary analysis showed that the value of Emtec’s common stock was between from $0.62 per share to $1.00 per share based on its different valuation methods.  Murray Devine assigned a weighting factor to each of its valuation methods and, based on that weighting, determined that Emtec’s common stock had a fair value of $0.86 per share.

On April 24, 2013, the Company executed a term sheet with NewSpring for the up to $2 million senior subordinated note to fund the Transaction and the related costs.

On April 25, 2013, representatives from Murray Devine presented a preliminary draft of their report to the Board.   Murray Devine’s representatives explained the different valuation methodologies that it used in the valuation of the Company, including the market approach and the income approach, providing detail regarding its calculations and assumptions, and providing members of the Board with opportunities to ask questions.  Murray Devine’s representatives also explained that over the past 24 months, the average price of Emtec’s common stock was approximately $0.85, and that Murray Devine’s preliminary analysis showed that the value of Emtec’s common stock is in the range of $0.62 per share to $1.00 per share. Based on those preliminary calculations, Murray Devine’s representatives suggested that the proposed payment of $1.05 per share would be fair to the Fractional Stockholders.

On April 28, 2013, the Special Committee held a meeting to have preliminary discussions, regarding the ratio and price for the Reverse Stock Split based on, among other things, the preliminary presentation by Murray Devine on April 25, 2013. Also present at this meeting was a representative of Dechert.  The Special Committee discussed potential reverse stock split ratios and the possibility of paying a price of $1.05 per share to the Fractional Stockholders. No final decision was made on either aspect of the Transaction at the meeting.  The Special Committee also discussed effects of the Transaction on holders of restricted stock and options as well as arrangements with holders of put options.

At a meeting of the Special Committee and the Board on April 30, 2013, representatives of Murray Devine presented their final report that formed the basis for their opinion as to the fairness of the terms of the Reverse Stock Split to the Fractional Stockholders.  Also present at this meeting were representatives from Dechert. At that meeting, the representatives of Murray Devine then delivered their verbal opinion to the Special Committee, which was later confirmed in writing, stating that, as of April 30, 2013, the $1.05 cash consideration proposed to be paid to the Fractional Stockholders, including unaffiliated stockholders, was fair, from a financial point of view, to the Fractional Stockholders. Also at this meeting, the Special Committee discussed with the Board a variety of reverse split ratios.  To select an appropriate reverse split ratio, the Special Committee considered the likelihood at various reverse split ratios of successfully reducing the number of stockholders to below 300 so that the Company may deregister its common stock and maintain a level of stockholders that is low enough to prevent the Company from having to re-register its common stock with the SEC in the foreseeable future, and the relative costs of completing the reverse stock split at various ratios, aiming to limit the costs to the Company to a reasonable amount.  The Special Committee also considered which ratio would provide sufficient cushion for uncertainty surrounding shares held in street name and actions that stockholders may take to divide their ownership into multiple accounts prior to the closing of the Transaction.  The Special Committee determined that a reverse split ratio of 20,000-for-1 provided the Company with the best chance of successfully consummating the Transaction, taking into account uncertainty surrounding shares held in street name and the possible transfer of shares among accounts after the Transaction is announced, while also limiting the costs to a reasonable amount. The Special Committee then unanimously determined that a Reverse Stock Split ratio of 20,000-for-1 and cash consideration of $1.05 for shares to be purchased in the Transaction from the Fractional Stockholders was fair to all of the stockholders of the Company, including unaffiliated stockholders, and unanimously approved and recommended the Transaction to the Board.

On the same day, representatives of Murray Devine delivered their final report to the Board, together with their verbal opinion, which was later confirmed in writing, stating that as of April 30, 2013, the $1.05 cash consideration to be paid to the Fractional Stockholders, including unaffiliated stockholders, was fair, from a financial point of view, to the Fractional Stockholders.  Based on the Special Committee’s determination and recommendation and Murray Devine’s opinion, which were adopted by the Board, the Board thereupon unanimously voted to approve the Transaction and submitted the Transaction to the Company’s stockholders for approval.

On May 1, 2013, DARR Westwood LLC and Messrs. Desai, Misra and Chandler, who collectively beneficially own approximately 11.5 million shares, or approximately 63% of the Company’s issued and outstanding common stock as of April 30, 2013, executed a written consent approving the Transaction.  In approving the Transaction, the Consenting Stockholders adopted the analysis undertaken by the Special Committee and the Board.

Special Committee Considerations

Emtec’s Board authorized the members of the Special Committee, who would each be considered an independent director under the current NASDAQ listing standards if those standards were applicable to the Company, to assess the proposed Transaction and to determine its terms.  After determining that the Reverse Stock Split would be the best means of accomplishing the Company’s objective as compared to remaining an SEC reporting company and the other alternatives previously considered by the Board, the Special Committee determined the cash consideration to be paid in the Reverse Stock Split and the size of the Reverse Stock Split.  The Special Committee was authorized to retain, and received assistance from, legal and valuation advisors in connection with its determinations.

In evaluating the Transaction, the members of the Special Committee relied on their knowledge of the business, financial condition and prospects of Emtec as well as the advice of their legal and valuation advisors.  In view of the wide variety of factors considered in connection with the evaluation of the Transaction, the Special Committee did not find it practicable to, and did not quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations.  The discussion herein of the information and factors considered by the Special Committee is not intended to be exhaustive, but is believed to include all material factors considered by the Special Committee.  In determining to recommend proceeding with the Transaction and in determining its substantive fairness to Emtec’s stockholders, including unaffiliated stockholders, the Special Committee considered the following:

●
OPINION AND REPORT OF THE VALUATION ADVISOR.  The Special Committee considered and adopted the opinion of Murray Devine rendered as of April 30, 2013, including the valuation analyses included in the report supporting such opinion, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the $1.05 per share in cash to be paid to the Fractional Stockholders, is fair, from a financial point of view, to the Fractional Stockholders.  For more information about the opinion you should read the discussion below under “– Opinion of Murray Devine”, a copy of the opinion of Murray Devine attached as Appendix C to this Information Statement.

●
CURRENT AND HISTORICAL PRICES OF EMTEC’S COMMON STOCK.  The Special Committee considered both the historical market prices and recent trading activity and current market prices of Emtec’s common stock. You should read the discussion under “Market for Common Stock and Related Stockholder Matters” for more information about Emtec’s stock prices.

●
DISCOUNTED CASH FLOW ANALYSIS (INCOME APPROACH).  The Special Committee considered and adopted analyses by Murray Devine relating to the present value of the Company’s future stream of cash flows and estimates based on assumptions about the Company’s future operating results and growth.  See “—Opinion of Murray Devine.”  Accordingly, the Special Committee believes that Murray Devine’s discounted cash flow analysis supports its determination that the Transaction is fair to the Fractional Stockholders.

●
GUIDELINE SEC REPORTING COMPANY ANALYSIS (MARKET APPROACH).  The Special Committee considered and adopted analyses by Murray Devine relating to the valuation of common stock involving a determination of a multiple from identified “guideline companies” and the multiplication of that multiple against a measure of a subject company’s profitability.  See “—Opinion of Murray Devine.”  Accordingly, the Special Committee believes that Murray Devine’s guideline SEC reporting company analysis supports its determination that the Transaction is fair to the Fractional Stockholders.

●
LIMITED LIQUIDITY FOR EMTEC COMMON STOCK.  The Special Committee recognized the lack of an active trading market and the very limited liquidity of Emtec’s common stock.  The Special Committee considered the effects of this factor on both the stockholders who own less than 20,000 shares of common stock and whose shares will be purchased in the Transaction as well as those stockholders who will remain after the Transaction. With respect to the stockholders whose shares will be purchased in the Transaction, the Special Committee recognized that the Transaction presents such stockholders with an opportunity to liquidate their holdings at a price at or above recent market prices without incurring brokerage commissions and other transaction costs. With respect to the stockholders who will remain after the Transaction, the Special Committee noted that the effect of the Transaction on their liquidity is mitigated by the limited liquidity they currently experience and that the shares may continue to be traded on the “pink sheets” after the Transaction.  There can be no assurance, however, that our common stock will continue to be traded on the pink sheets or that there will be a market for Emtec’s common stock after the Transaction.

●
FUTURE COST SAVINGS TO STOCKHOLDERS WHO WILL REMAIN.  The Special Committee considered that stockholders remaining after the Transaction will benefit from the reduction of direct and indirect costs borne by Emtec to maintain its status as an SEC reporting company.  For a full discussion of the cost savings, see “Special Factors – Effects of the Transaction — Advantages of the Transaction to Emtec versus Remaining an SEC Reporting Company.”  The Special Committee considered that the projected value of the cost savings over time would significantly exceed the amount of debt that would need to be incurred to pay $1.05 per share to each of the Fractional Stockholders, and that value would accrue to the benefit of all of the remaining stockholders, including the unaffiliated stockholders.  Additionally, stockholders remaining after the Transaction may benefit from the reduction in total shares outstanding, which, in addition to the cost savings, may result in higher earnings per share than if Emtec remained an SEC reporting company.

●
FAIRNESS OF THE REVERSE STOCK SPLIT RATIO.  The Special Committee selected a 20,000-for-1 ratio for the Reverse Stock Split.  In selecting the ratio, the Special Committee sought to first establish a ratio that was reasonably likely to reliably reduce the number of stockholders of record to less than 300 and to a sufficiently low level that it was unlikely Emtec would need to register its shares with the SEC in the foreseeable future, and second, limit the cost associated with purchasing fractional shares to a reasonable amount.  The Special Committee considered other ratios, but selected a 20,000-for-1 ratio based on the foregoing factors.

The Special Committee did not consider Emtec’s net book value, which reflects various components recorded at historical cost on a company’s balance sheet (with certain accounting-based adjustments), to be a factor in determining the fairness of the Transaction because it believed that net book value is not a material indicator of the value of the Emtec’s equity but rather an indicator of historical costs and, therefore, was not an appropriate valuation approach in this case. The Special Committee did not consider the liquidation value of the Emtec’s assets to be a relevant factor in determining the fairness of the Transaction because the Special Committee believed that the Emtec was a viable, ongoing entity.  The Special Committee did take into account Emtec’s going concern value.  The market value indications determined by Murray Devine were based on the value of Emtec as an ongoing entity and, therefore, reflect a going concern value. The Special Committee did not consider the prices paid by Emtec for past purchases of Emtec’s common stock because no such purchases have been made by the Company during the last two years.  The Special Committee did take into account, however, the prices at which certain affiliates of Emtec, including certain of the Consenting Stockholders, have recently purchased shares of the Company’s common stock on the open market or in private transactions.  Additionally, Murray Devine’s analysis took into account Emtec’s historical stock prices over the past two years, the average price being $0.85.  Murray Devine believed, however, that there were insufficient recent transactions that could be used to determine a market value range.

The Special Committee also believes that the Transaction is procedurally fair to Emtec’s stockholders, including unaffiliated stockholders, based upon, among other things:

●
that the Special Committee was accorded discretion and authority in determining whether Emtec should proceed with the Transaction as well as in determining the substantive terms of the Reverse Stock Split, including the ratio for the Reverse Stock Split and the price to be paid for fractional shares;

●	that the Special Committee was advised by an independent valuation adviser and received advice of the Company’s counsel;

●	that the Transaction is being effected in accordance with the applicable requirements of Delaware law;

●
that stockholders can, in theory, increase, divide or otherwise adjust their existing holdings, prior to the effective date of the Transaction, so as either to retain some or all of their shares or to receive cash for some or all of their shares; however, the Special Committee recognized that the ability of stockholders to so increase, divide or adjust their holdings may be limited by the limited trading market of the Company’s common stock, which may prevent stockholders from purchasing or selling shares of our common stock at prices they consider reasonable, or at all; and

●
stockholders whose shares are repurchased in the Transaction may have the option to repurchase shares of Emtec's common stock on the pink sheets with the cash obtained in the Transaction (although the limited trading volume in Emtec’s common stock that currently exists and is expected to continue following the consummation of the Transaction may prevent stockholders whose shares are repurchased from purchasing shares of our common stock at prices they consider to be reasonable, or at all).

No unaffiliated stockholder representative was retained to act solely on behalf of the unaffiliated stockholders in the Transaction, and the Transaction was not approved by any of Emtec’s unaffiliated stockholders.  However, the Special Committee does not believe that an unaffiliated stockholder representative or unaffiliated vote requirement was necessary to ensure the procedural and substantive fairness of the Transaction because it believes there was sufficient representation in the decision-making by the Special Committee to protect the interests of unaffiliated stockholders.  More specifically, the Special Committee believes that its appointment, as independent non-management directors unaffiliated with Emtec’s Controlling Stockholder or the other Consenting Stockholders, together with the authority to engage an independent valuation advisor, enabled it to act in the best interests of Emtec’s stockholders, including unaffiliated stockholders, resulting in procedural fairness to such stockholders, and that the analyses and alternatives considered by the Special Committee, including the report and opinion of Murray Devine, resulted in terms for the Transaction which are substantively fair to Emtec’s stockholders, including unaffiliated stockholders.

Based on the foregoing, the Special Committee believes that the Transaction is procedurally and substantively fair to the Fractional Stockholders and Emtec’s stockholders, including unaffiliated stockholders, who will remain stockholders after the transaction is consummated.

Board and Stockholder Approval

The Board and each of the Consenting Stockholders based their approval of the Transaction on the same factors considered by the Special Committee in determining the fairness of the Transaction, and each of the Board and the Consenting Stockholders expressly adopted the recommendation and analysis of the Special Committee in arriving at their respective fairness determinations. As discussed above under “Special Committee Considerations,” the Board, including the Special Committee, did not consider Emtec’s net book value or liquidation value because they were not considered appropriate indications of value. The Board, including the Special Committee, did take into account Emtec’s going concern value.  The market value indications concluded on by Murray Devine were based on the value of Emtec as an ongoing entity and, therefore, reflect a going concern value.  The Board, including the Special Committee, did not consider the prices paid by Emtec for past purchases of Emtec’s common stock because no such purchases have been made by the Company during the last two years. The Board, including the Special Committee, did consider, however, the prices at which certain affiliates of Emtec, including certain of the Consenting Stockholders, have recently purchased shares of the Company’s common stock on the open market or in private transactions. Additionally, Murray Devine’s analysis took into account Emtec’s historical stock prices over the past two years, the average price being $0.85.  Murray Devine believed, however, that there were insufficient recent transactions that could be used to determine a market value range. The Board, including the Special Committee, and each of the Consenting Stockholders have determined that the Transaction is substantively and procedurally fair to the Fractional Stockholders and Emtec's stockholders, including unaffiliated stockholders, who will remain stockholders of Emtec after the transaction is consummated.  Prior to approving the Transaction, the Board and the Consenting Stockholders reviewed the Special Committee’s recommendation and the reasons therefor, as discussed above under “Special Committee Considerations,” and the Board, including each of the Consenting Stockholders, reviewed with Murray Devine its report and fairness opinion.  The Board and each of the Consenting Stockholders had an opportunity to ask questions and discuss each of the analyses presented by Murray Devine (see “–Opinion of Murray Devine” below).  The Board, after discussion, and each of the Consenting Stockholders concurred in the recommendations of the Special Committee and its reasoning in reaching those recommendations.

On April 30, 2013, the Board approved an amendment to our Amended and Restated Bylaws to permit stockholders to act by the written consent of a majority but less than all of the stockholders in lieu of a meeting. The amendment was approved to enable a majority of the stockholders to take action without holding a meeting of the stockholders.  The Board determined that holding a meeting of the stockholders to approve the Transaction would add unnecessary time and expense to the process, particularly in light of the fact that Mr. Desai beneficially owns greater than a majority of the Company’s issued and outstanding common stock, which would have made the outcome of any such meeting a foregone conclusion. Thereafter, on May 1, 2013, the Consenting Stockholders, who collectively beneficially own approximately 11.5 million shares, or approximately 63%, of Emtec’s issued and outstanding common stock as of April 30, 2013, delivered to Emtec a written consent of stockholders in lieu of a meeting approving the Reverse Stock Split and the Forward Stock Split.

Under Section 228 of the Delaware General Corporation Law (“DGCL”), any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that are necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present have consented to such action in writing.  Under Section 242 of the DGCL, the approval of the Reverse Stock Split and the Forward Stock Split requires the affirmative vote or written consent of a majority of the votes entitled to be cast by holders of Emtec’s issued and outstanding common stock.  Accordingly, this Information Statement is furnished solely for the purpose of informing the stockholders of the Company of the corporate actions described herein before they take effect in accordance with the DGCL and the Exchange Act and rules promulgated thereunder, and, with this Information Statement, we are not asking stockholders to vote on, or otherwise approve, either the Reverse Stock Split or the Forward Stock Split.

Interests of Emtec’s Directors and Executive Officers and Affiliates in the Transaction

Stockholders should be aware that Emtec’s directors, executive officers and the Consenting Stockholders have interests in the Transaction that are in addition to, or different from, the stockholders generally.   These interests may create potential conflicts of interest and include the following:

●	Certain of our directors, certain executive officers and the Consenting Stockholders hold shares in excess of 20,000 shares and will, therefore, retain shares of common stock after the Transaction;

●
Emtec’s directors, executive officers and persons holding 5% or more of Emtec’s common stock (including the Consenting Stockholders) will benefit because, after the 90 day waiting period, cash tender offer transactions by issuers and affiliates will no longer be regulated by SEC tender offer rules (other than by Exchange Act Regulation 14E, which applies to all tender offers); and

●
Emtec’s directors, executive officers and persons holding 5% or more of Emtec’s common stock (including the Consenting Stockholders) will benefit because, after the 90 day waiting period, such officers, directors and 5% stockholders will no longer be required to report their acquisition, disposition or ownership of shares under the Exchange Act.

Upon the effectiveness of the Transaction, we estimate that our officers, directors and the Consenting Stockholders' beneficial ownership of Emtec’s common stock will increase from approximately 65% to approximately 69%.  The beneficial ownership percentage may increase or decrease depending on purchases, sales and other transfers of Emtec’s common stock by our stockholders prior to the effective date of the Transaction and the number of shares that are actually repurchased in the Transaction. The Transaction will not trigger the acceleration of vesting of any securities held by and will not trigger cash payments to any of our officers or directors or the Consenting Stockholders, with the exception of the following: (i) Mr. Chandler’s three children, who each own fewer than 20,000 shares and will receive cash payments of $7,875 each as a result of the Transaction, and (ii) the wife and two children of Samir Bhatt, Emtec’s Vice President of Finance and Secretary, who each own fewer than 20,000 shares and will receive cash payments of $15,750, $15,750 and $10,500, respectively. After the Transaction, affiliates of Emtec (including the Consenting Stockholders) will own a greater percentage of the Company and its assets, which, although it will have increased debt after the Transaction, should also have increased earnings as a result of the annual cost savings expected from deregistration.  The Company does not believe that the amount of its net operating loss carry forwards is material.  Furthermore, the net operating loss carry forwards were not a relevant factor in the Board, the Special Committee or the Consenting Stockholders’ determination of the structure or timing of the Transaction. Our directors, officers and the Consenting Stockholders will be treated the same as any other stockholders owning more than 20,000 shares of common stock in the Transaction, including unaffiliated stockholders.

Opinion of Murray Devine

Murray Devine, founded in 1989, is a financial advisory firm that specializes in providing independent third party valuations and opinions. Murray Devine provides financial opinions and advisory services to many of the premier private equity, corporate, venture capital, and commercial banking institutions, and has participated in transactions across a broad array of industries ranging in value from less than $10 million to over $10 billion. Since 1989, Murray Devine has issued over 275 financial opinions, 82 of which were fairness opinions. Murray Devine and its principals had no prior relationship with Emtec or any members of the Board.

The Special Committee considered proposals from seven financial or valuation advisors and selected Murray Devine’s proposal based upon Murray Devine’s substantial experience and specialization in providing independent third party valuations and fairness opinions and the cost of Murray Devine’s services relative to the fees outlined in the other proposals reviewed.

Murray Devine was retained to provide advisory services to the Special Committee to value Emtec’s common stock and to render an opinion of the fairness of the consideration from a financial point of view to the Fractional Stockholders in the proposed Transaction, under an engagement letter dated April 10, 2013.  As compensation for its services to the Special Committee in connection with the proposed Transaction, Emtec agreed to pay Murray Devine a fee of $85,000.  No portion of the fee paid to Murray Devine was contingent upon the conclusion reached in its opinion.  In addition, Emtec agreed to reimburse Murray Devine for all reasonable out-of-pocket expenses incurred in connection with the engagement for travel, lodging, legal fees and similar matters, which expenses could not exceed $10,000 in the aggregate without the Company’s prior written consent. Pursuant to the terms of the engagement letter entered into between Emtec and Murray Devine, Murray Devine furnished its opinion solely for the benefit and use of the Special Committee and the other members of the Board in connection with their consideration of the transaction and its opinion may not be relied upon by any other party. Murray Devine has consented, however, to the inclusion of its fairness opinion and valuation analysis in the Company’s filings with the SEC, including this Information Statement. The terms of the Murray Devine engagement letter will have no effect on the fiduciary duties of the Board under Delaware law and will have no effect on the rights and responsibilities of either Murray Devine or the Board under the federal securities laws.

The opinion and presentation of Murray Devine to the Special Committee and the Board, in connection with which Murray Devine was requested to evaluate the fairness, from a financial point of view, to the Fractional Stockholders, was only one of the many factors taken into consideration by the Special Committee in making its determination to approve the Transaction and recommend the approval of the Transaction to the Board.  No limitations were imposed by the Special Committee upon Murray Devine with respect to the investigation made or procedures followed by Murray Devine in rendering its opinion.

Murray Devine’s opinion, attached to this Information Statement as Appendix C, should be read carefully and in its entirety.  It is directed only to the fairness, from a financial point of view, of the Transaction to the Fractional Stockholders, and it does not address the underlying business decision of the Special Committee or the Board or any other party to proceed with or effect the proposed Transaction.

A copy of Murray Devine’s valuation analysis and written report is attached as Exhibit (c)(2) to Emtec’s Schedule 13e-3, which was filed with the SEC on May 6, 2013. Murray Devine has consented to the disclosure of its valuation analysis and the contents of its written report, and the inclusion of its fairness opinion in this Information Statement. The following discussion is qualified by reference to the full text of the valuation analysis which, together with its appendices, should be read in its entirety.

In connection with the delivery of its report and rendering of its opinion, Murray Devine reviewed selected publicly available business and financial information concerning Emtec, as well as certain other historical financial and operating data and projected financial information of Emtec that was provided by management and held discussions with management regarding Emtec’s services, operations, cost structure and outlook.

Emtec does not publicly disclose internal management forecasts of the type provided to Murray Devine by the management of Emtec in connection with Murray Devine’s review of the Transaction.  The forecasts were not prepared with a view toward public disclosure.  In addition, the forecasts were based on numerous factors and events that are beyond the control of the Company and its management that are inherently uncertain, including factors related to general economic and competitive conditions.  Accordingly, actual results could vary significantly from the results set forth in the forecasts.  See “ – Prospective Financial Information” for a discussion of the forecast information provided to Murray Devine.

Murray Devine performed various valuation analyses to determine the fair market value of Emtec’s common stock as of April 30, 2013.  Fair market value was defined as the price at which securities would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of the relevant facts.  Murray Devine has assumed that the Federal JV will be consummated.  Murray Devine assumed and relied upon the accuracy and completeness of the financial and other information provided by management without assuming responsibility for independent verification of such information.  Murray Devine further relied upon the representations of certain members of management that they were not aware of any facts that would make such information materially inaccurate or misleading.

Specific due diligence procedures carried out by Murray Devine as part of the valuation process included the following:

•	Interviews with certain members of management;

•	Review of Emtec’s Annual Report on form 10-K for the year ended August 31, 2012;

•	Review of Emtec’s Quarterly Reports on Form 10-Q for the quarters ended November 30, 2012 and February 28, 2013;

•	Review of the “going dark” discussion prepared for the March 24, 2013 special meeting of the Board;

•	Review of the letter of intent relating to the Federal JV;

•	Review of projected financial statements and key assumptions for Emtec and the Federal JV;

•	Review of a draft of this Information Statement;

•	Analysis of comparable publicly traded companies;

•	Review of Emtec’s historical trading activity; and

•	Review of pertinent industry and economic data.

In performing its valuation analysis, Murray Devine considered the following factors:

•	The history and growth opportunities of Emtec;

•	The general and industry economic outlooks;

•	Legal and environmental contingencies;

•	Emtec’s historical and projected trends of earnings and expenses, various financial ratios and capital structure;

•	The current market value of SEC reporting companies in the same or similar industries; and

•	The risks associated with the Company’s operating earnings stability, capital structure, competition, customers, and barriers to entry and exit from the industry.

Murray Devine noted that there are two typical approaches used in valuing a business enterprise and its underlying securities: (i) the market approach (including the public trading history, if applicable) and (ii) the income approach.

The Market Approach

•
Public Trading History.  The first test was based on the cash price being paid to Fractional Stockholders relative to the unaffected price of Emtec’s common stock and how it compares with the Company’s historical trading prices and volume levels over the past 24 months.  During that period, the highest trading price of Emtec’s common stock was $1.23, the lowest trading price was $0.20 and the average trading price was $0.85.

•
Multiple of EBITDA. Murray Devine explained that the valuation of common stock using the market approach involves the determination of multiples from identified guideline publicly-traded companies (the “GPCs”).  These multiples are used to develop a market value of invested capital of the subject company.  The market value of invested capital is adjusted for the subject company’s net debt and other obligations, preferred equity, if any, non-operating assets and other factors to arrive at a common equity value.

Murray Devine identified nine GPCs in the IT outsourcing industry: CACI International, Inc., NCI, Inc., Computer Sciences Corp., Computer Task Group, Inc., Igate Corp., Dynamics Research Corp., Insight Enterprises, Inc., Hackett Group Inc. and Edgewater Technology Inc.  The nine GPCs used in Murray Devine’s analysis were selected based on Murray Devine’s research of companies in the IT outsourcing industry group as presented by Bloomberg LP and listings of peers and direct and indirect competitors of Emtec that were provided to Murray Devine by Emtec’s management.  EBITDA multiples for the GPCs were calculated by dividing their respective EBITDAs into their respective market values of invested capital that were determined based upon publicly available market value information.

The share price of each of the GPCs is multiplied by its shares outstanding to arrive at the market value of its equity capitalization.  Added to this is the value of any outstanding preferred stock and long-term debt and deducted are any non-operating assets such as cash and investments.  This results in the market value of invested capital for each GPC.

	CACI International Inc.	NCI, Inc.	Computer Sciences Corp.	Computer Task Group Inc.	Igate Corp	Dynamics Research Corp	Insight Enterprises Inc	The Hackett Group Inc	Edgewater Technology Inc.	Emtec, Inc.
	($ in millions)
Market Price per Common Share	$58.09	$4.27	$46.37	$20.13	$16.75	$5.68	$17.79	$4.83	$4.14	$1.00
Shares Outstanding	22.955	12.932	155.028	18.857	57.614	10.524	44.594	31.064	10.897	19.441

Market Value of Common Equity	$1,333.5	$55.2	$7,188.6	$379.6	$965.0	$59.8	$793.3	$150.0	$45.1	$19.4
Market Value of Preferred Stock	0.0	0.0	0.0	0.0	386.1	0.0	0.0	0.0	0.0	0.0
Long-Term Debt	702.7	17.5	2,629.0	0.0	1,115.5	89.1	80.6	25.0	$0.0	32.2
Minority Interests	2.3	0.0	20.0	0.0	27.3	0.0	0.0	0.0	0.0	0.0
Less: Cash/Investments	(37.5)	(0.8)	(2,198.0)	(30.8)	(595.3)	(0.0)	(152.1)	(16.9)	(16.7)	(0.5)

Total Market Value	$2,001.0	$72.0	$7,639.6	$348.8	$1,898.6	$148.9	$721.8	$158.1	$28.5	$51.1

A historical analysis of EBITDA was prepared for each GPC, including EBITDA for the prior three fiscal years and the last twelve months, and projections of EBITDA were prepared for the next two fiscal years.

	CACI International Inc.	NCI, Inc.	Computer Sciences Corp.	Computer Task Group Inc.	Igate Corp	Dynamics Research Corp	Insight Enterprises Inc	The Hackett Group Inc	Edgewater Technology Inc.	Emtec, Inc.
	($ in millions)
EBITDA
Fiscal Year 2010	$247.8	$44.8	$2,383.0	$15.6	$62.0	$25.9	$165.0	$16.2	$1.8	$12.7
Fiscal Year 2011	$307.5	$34.7	$2,219.0	$21.6	$144.6	$34.0	$191.6	$20.1	$6.4	$3.8
Fiscal Year 2012	$355.8	$20.0	$1,390.0	$27.4	$252.6	$28.9	$195.6	$19.2	$4.1	$6.3
Last Twelve Months	$338.2	$20.0	$1,811.0	$27.9	$251.1	$28.9	$195.6	$19.2	$3.8	$6.1
Projected Fiscal Year 2013	$334.6	$12.3	$1,891.3	$32.3	$260.6	$26.2	$212.0	$26.9	$7.4	$5.3
Projected Fiscal Year 2014	$322.6	$12.1	$1,996.1	$39.2	$298.3	$24.2	$225.0	$30.3	n/a	$7.6

These EBITDAs were used to calculate multiples for each of the stated periods. For example, the last twelve months' EBITDA for CACI International Inc. was $338.2 million and its total operating market value of invested capital was $1,999.8 million.  The total operating market value of invested capital divided by EBITDA resulted in an EBITDA multiple of 5.9x for CACI International Inc. based on the last twelve months.

	CACI International Inc.	NCI, Inc.	Computer Sciences Corp.	Computer Task Group Inc.	Igate Corp	Dynamics Research Corp	Insight Enterprises Inc	The Hackett Group Inc	Edgewater Technology Inc.	Emtec, Inc.
EBITDA Multiples
Average Prior Three Years	7.2	2.2	3.8	16.2	12.4	5.0	3.9	8.5	6.9	6.7
Fiscal Year 2012	5.6	3.6	5.5	12.7	7.5	5.2	3.7	8.2	7.0	8.1
Last Twelve Months	5.9	3.6	4.2	12.5	7.6	5.2	3.7	8.2	7.4	8.3
Projected Fiscal Year 2013	6.0	5.9	4.0	10.8	7.3	5.7	3.4	5.9	3.8	9.7
Projected Fiscal Year 2014	6.2	5.9	3.8	8.9	6.4	6.1	3.2	5.2	n/a	8.2

These multiples were adjusted, when applicable, for the difference in equity market capitalization size between each GPC and Emtec.  Five of the nine GPCs, CACI International Inc., Computer Sciences Corp., Computer Task Group, Inc. Igate Corp. and Insight Enterprises Inc., required adjustment.  This adjustment resulted in lower multiples for these five companies in order to make them comparable in size risk to Emtec. Using CACI International Inc.’s last twelve months unadjusted multiple of 5.9x, the size risk adjustment was calculated as follows:

•	1 divided by 5.9 equals 16.95%, which reflects an EBITDA capitalization rate.

•
The difference in size premium between CACI International Inc. and Emtec as sourced from the Ibbotson SBBI Valuation Yearbook and grossed up for taxes since the size premium is after-tax and EBITDA is a pre-tax measure is 6.9%.

•	The 6.9% times the percentage of equity in CACI’s capital structure of 65% (4.49%) is added to the 16.95%, which equals the size adjusted EBITDA capitalization rate (21.44%).

•	1 is divided by 21.44%, which equals the size risk adjusted multiple of 4.7x.

	CACI International Inc.	NCI, Inc.	Computer Sciences Corp.	Computer Task Group Inc.	Igate Corp	Dynamics Research Corp	Insight Enterprises Inc	The Hackett Group Inc	Edgewater Technology Inc.	Mean	Median
Size Risk-Adjusted EBITDA Multiples
Average Prior Three Years	5.4	2.2	3.1	8.7	8.4	5.0	3.3	8.5	6.9	5.7	5.4
Fiscal Year 2012	4.5	3.6	4.1	7.6	5.8	5.2	3.1	8.2	7.0	5.5	5.2
Last Twelve Months	4.7	3.6	3.4	7.5	5.9	5.2	3.1	8.2	7.4	5.4	5.2
Projected Fiscal Year 2013	4.7	5.9	3.2	6.8	5.7	5.7	2.9	5.9	3.8	5.0	5.7
Projected Fiscal Year 2014	4.8	5.9	3.1	6.0	5.1	6.1	2.7	5.2	n/a	4.9	5.1

A multiple range of 5.5x to 6.0x was selected to be applied to Emtec’s last twelve months and projected fiscal year 2013 EBITDA.  These selections were around and slightly above the mean and median of the GPC size risk-adjusted multiples and were considered reasonable as Emtec’s EBITDA margin was somewhat below the mean of the GPCs but was offset by the higher EBITDA growth expectations of Emtec compared to the 2012-2014 and implied market growth rates of the GPCs.  For the same reasons, the multiple range selection of 5.0x to 5.5x applied to Emtec’s projected fiscal year 2014 EBITDA is slightly above the mean and median of the size risk-adjusted GPC multiples.

The Income Approach

Under the income approach, the value of a business is based on the present value of its future stream of cash flows and can be estimated based on assumptions about the Company's future operating results and growth. Murray Devine explained that the financial measure typically used as the best estimate of a company's future operating results is known as free cash flow, which is cash available to service debt and to pay dividends.

The discounted free cash flows for this method were derived from the projections provided by Emtec’s management for the five years ending August 31, 2018 as reflected in Appendix D to this Information Statement.  Historical trends were analyzed and were incorporated with expected future trends to develop the projections. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by the analyses. The discounted free cash flow analysis is inherently subject to uncertainty as it is based upon numerous factors or events beyond the control of Emtec and its management.

Capital structure was based on management projections, with a perpetuity capital structure of 25% debt to 75% equity based on the GPCs.  The long-term weighted average cost of capital was estimated to be between 16.4% and 17.9% based upon Emtec-specific and market-based inputs.  A long-term growth rate of 3.25% to 3.75% was selected based on expected economic and industry growth rates and implied growth rates of the GPCs.  Based on management projections, different levels of assumed projection risk and perpetuity growth, operating market value of invested capital was estimated to be between $37.6 million and $42.3 million.

To arrive at a range of concluded equity values, Murray Devine added cash of $0.5 million, subtracted outstanding debt of $22.8 million, subtracted contingent acquisition liabilities of $4.8 million, subtracted capital leases of $0.2 million and added the value of Emtec’s interest in the Federal JV, $4.0 million.  The shares outstanding include penny warrants issued to New Spring and Peachtree. The Federal JV value was estimated by Murray Devine using projections relating to the Federal JV provided by management and the discounted cash flow of those projections. This resulted in a range of equity values from $12.0 million to $19.3 million.

Based on these approaches, Murray Devine determined that the value per share of common stock of Emtec was in the range of $0.62 to $1.00. As a result, Murray Devine determined, subject to the conditions and limitations noted in Murray Devine’s opinion, that the proposed cash consideration to the Fractional Stockholders of $1.05 per share is fair to the Fractional Stockholders from a financial point of view.

Murray Devine also delivered its opinion to the Board that the proposed cash consideration to the Fractional Stockholders of $1.05 per share is fair to the Fractional Shareholders from a financial point of view.

PROSPECTIVE FINANCIAL INFORMATION

Important Information about the Projections

Emtec did not prepare the forecasts that were provided to Murray Devine with a view to public disclosure and we included them in this Information Statement only because this information was used by Murray Devine in connection with its retention by the Special Committee and its opinion delivered to the Special Committee and the Board regarding the fairness of the Transaction described in "Opinion of Murray Devine." Emtec did not prepare the forecasts that were provided to Murray Devine with a view to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Neither Emtec’s independent accountants nor any other independent accountants have examined or compiled the accompanying prospective financial information and, accordingly, they have not expressed any opinion or any other form of assurance with respect thereto.

Emtec’s management prepared the forecasts in connection with the Transaction and the Federal JV for the Special Committee’s and the Board's review. In general, management's internal financial forecasts are prepared for internal use and are subjective in many respects and thus susceptible to interpretations and assumptions, all made by management of Emtec, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the control of Emtec and its management. Accordingly, Emtec cannot offer any assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the projections. Except to the extent required under the federal securities laws, Emtec does not intend to make publicly available any update or other revisions to the projections to reflect circumstances existing after the date of the preparation of the projections. See "Forward-Looking Statements.”

Projections

The projections of the Company prepared by management in connection with the Transaction are attached as Appendix D to this Information Statement.  The projections prepared in connection with the Federal JV are attached as Appendix E to this Information Statement.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material federal income tax consequences to the Company and to its affiliated and unaffiliated stockholders resulting from the Transaction.  This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the Treasury Regulations, or the Regulations, issued pursuant to the Code, and published rulings and court decisions in effect as of the date of this Information Statement.  This summary does not take into account possible changes in laws or interpretations, including amendments to the Code, applicable statutes, Regulations and proposed Regulations or changes in judicial or administrative rulings; some of which may have retroactive effect.  No assurance can be given that any such change will not adversely affect this summary.  This summary assumes that you have held, and will continue to hold, shares of our common stock as capital assets for federal income tax purposes.

This summary does not address all aspects of the possible federal income tax consequences of the Transaction.  In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to stockholders of the Company in light of their individual investment circumstances nor to stockholders subject to special treatment under the federal income tax laws (for example, non-U.S. or U.S. partnerships (or other pass-through entities) or any partner, member or owner therein, banks and other financial institutions, broker-dealers, traders in securities that elect the mark-to-market method of accounting, tax exempt entities, life insurance companies, regulated investment companies, real estate investment trusts and taxpayers whose functional currency is not the U.S. dollar), who received shares as compensation for services or who hold, have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes.  In addition, this summary does not address any consequences of the Transaction under any state, local or foreign tax laws.

We will not obtain a ruling from the Internal Revenue Service, or the IRS, or an opinion of counsel regarding the federal income tax consequences to the stockholders of the Company as a result of the Transaction. Accordingly, you are encouraged to consult your own tax advisor regarding the specific tax consequences of the proposed transaction, including the application and effect of state, local and foreign income and other tax laws.

You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, applicable to your specific circumstances.

We believe that the Transaction will be treated as a tax-free "recapitalization" for federal income tax purposes. This will result in no material federal income tax consequences to the Company. However, as described below, you may not qualify for tax free "recapitalization" treatment for federal income tax purposes, depending on your specific circumstances.

U.S. Holders

The discussion in this section is addressed to “U.S. holders.”  For purposes of this discussion, a “U.S. holder” means:

●	a citizen or resident of the United States;

●	a domestic corporation;

●	an estate the income of which is subject to federal income taxation regardless of its source; or

●
a trust if (1) a United States court can exercise primary supervision over the trust's administration and one or more United States persons (as defined under the Code) are authorized to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Regulations to be treated as a United States person.

Federal Income Tax Consequences to Affiliated and Unaffiliated Stockholders Who Do Not Receive Cash in the Transaction

If you continue to hold shares of our common stock directly immediately after the Transaction and you receive no cash as a result of the Transaction, you should not recognize any gain or loss in the Transaction for federal income tax purposes. Your aggregate adjusted tax basis in your shares of our common stock held immediately after the Transaction will be equal to your aggregate adjusted tax basis in your shares of our common stock held immediately prior to the Transaction and you will have the same holding period in your shares of our common stock as you had in such stock immediately prior to the Transaction.

Federal Income Tax Consequences to Unaffiliated Stockholders Who Receive Cash in the Transaction

If you receive cash in exchange for fractional shares as a result of the Transaction and (1) you do not continue to hold any shares of our stock directly immediately after the Transaction, (2) you are not related to any person or entity that holds shares of our stock immediately after the Transaction and (3) you hold no options to acquire shares of stock in the Company immediately after the Transaction, then you will recognize capital gain or loss on the Transaction for federal income tax purposes, with such gain or loss measured by the difference between the cash you receive for your shares of our common stock and your aggregate adjusted tax basis in such stock.

If you receive cash in exchange for fractional shares as a result of the Transaction and (1) you continue to directly own shares of our stock immediately after the Transaction or (2) you are deemed to constructively own shares of stock in the Company either because you are related to a person or entity who continues to hold shares of our stock immediately after the Transaction or because you hold options to acquire shares of stock in the Company immediately after the Transaction, then although the matter is not free from doubt, you should recognize capital gain or loss in the same manner as set forth in the previous paragraph, provided that your receipt of cash either is "not essentially equivalent to a dividend," or constitutes a "substantially disproportionate redemption of stock," as described below.

Not Essentially Equivalent to a Dividend.  You will satisfy the "not essentially equivalent to a dividend" test under the Code if the reduction in your proportionate interest in the Company resulting from the Transaction (taking into account for this purpose the shares of our stock constructively owned by you because you are related to certain persons or entities holding shares of stock in the Company or because you hold options to acquire shares of stock in the Company) is considered a "meaningful reduction" given your particular facts and circumstances.  The IRS has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will satisfy this test.

Substantially Disproportionate Redemption of Stock.  The receipt of cash in the Transaction in exchange for your shares of our common stock will be a "substantially disproportionate redemption of stock" under the Code if the percentage of the outstanding shares of stock of the Company owned by you (taking into account for this purpose the shares of our stock constructively owned by you because you are related to certain persons or entities holding shares of stock in the Company or because you hold options to acquire shares of stock in the Company) immediately after the Transaction is less than 50% of all outstanding shares and less than 80% of the percentage of shares of stock owned by you immediately before the Transaction.

In applying these tests, certain attribution rules apply.  You may be treated as owning shares of stock actually or constructively owned by certain individuals and entities related to you and you may be treated as owning the stock of the Company for which you hold options to acquire such stock.  Please consult your tax advisor as to whether and to what extent the attribution rules apply to you and whether there is a method of obtaining a waiver for certain family attribution rules in your circumstances.

Certain affiliated shareholders may have family members who hold shares over which the affiliated stockholders have disclaimed beneficial ownership.  These shares will be treated the same as those held by any other unaffiliated holder.  No affiliated stockholders of Emtec will receive cash as a result of the Transaction.

Capital Gain and Loss

For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 20% (plus the Medicare tax on unearned income, as described below). Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations.  There are limitations on the deductibility of capital losses.

Special Rate for Certain Dividends

In general, dividends are taxed at ordinary income rates.  However, if you are an individual or other non-corporate stockholder, any portion of the cash received that is treated as a dividend under the rules described above generally will be subject to federal income tax at a rate not to exceed 20% (plus the Medicare tax on unearned income, as described below), provided you satisfy the holding period requirement.

If the cash you receive is treated as the receipt of a dividend, then the basis in your shares of our common stock that were exchanged for the cash received will be transferred to any remaining shares of common stock in the Company held by you immediately after the Transaction.  If you do not own any shares of our common stock immediately after the Transaction, your tax basis in your shares of our common stock may, under certain circumstances, be transferred to shares of common stock in the Company held by a person related to you or it may be lost entirely. Under recently proposed regulations, your adjusted tax basis in the shares of our common stock that were exchanged for the cash received would be recognized as a loss by you upon the occurrence of certain subsequent events. You are urged to consult your tax advisor as to the applicability of these proposed regulations to you.

Medicare Tax on Unearned Income

Certain United States stockholders that are individuals, estates or trusts may be required pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of shares of our common stock. You should consult your tax advisors regarding the effect, if any, of these rules on the Transaction.

Non-U.S. Holders

The discussion in this section is addressed to “non-U.S. holders.” For purposes of this discussion, a non-U.S. holder is a beneficial owner of shares of our common stock other than a U.S. holder.

Generally, non-U.S. holders will not recognize any gain or loss upon completion of the Transaction. In particular, gain or loss will not be recognized with respect to cash received for fractional shares of our common stock provided that (1) such gain or loss is not effectively connected with the conduct of a trade or business in the United States (or, if certain income tax treaties apply, is not attributable to a non-U.S. holder’s permanent establishment in the United States), (2) with respect to non-U.S. holders who are individuals, such non-U.S. holders are present in the United States for less than 183 days in the taxable year of the Transaction and certain other conditions are met, and (3) such non-U.S. holders comply with certain certification requirements.

Recently-Enacted Federal Tax Legislation

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, shares of our common stock paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Although these rules currently apply to applicable payments made after December 31, 2012, Regulations and other IRS guidance provide that the withholding provisions described above will generally apply to payments of dividends or distributions on our common stock made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of shares of our common stock on or after January 1, 2017.  Such recently-enacted federal tax legislation is particularly complex and its application to non-U.S. holders is not entirely certain at this time. We urge you to consult your own tax advisor regarding the possible implications of this legislation on the Transaction.

U.S. Information Reporting and Backup Withholding

U.S. holders receiving cash in the Transaction will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information and certifications) in connection with the Transaction to avoid backup withholding requirements that might otherwise apply.  The letter of transmittal will require each stockholder receiving cash in the Transaction to deliver such information (generally, on IRS Form W-9) when the common stock certificates are surrendered following the effective date of the Transaction. Failure to provide such information may result in backup withholding.

In general, backup withholding and information reporting will not apply to the payment of cash for fractional shares of our common stock to a non-U.S. holder pursuant to the Transaction if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder and the applicable withholding agent does not have actual knowledge to the contrary. The letter of transmittal will require each stockholder receiving cash in the Transaction to deliver such information (generally, on IRS Form W-8) when the common stock certificates are surrendered following the effective date of the Transaction. Failure to provide such information may result in backup withholding. In addition, in certain circumstances the amount of cash paid to a non-U.S. holder for fractional shares of our common stock, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against your federal income tax liability, if any, provided that certain required information is timely furnished to the IRS.

AS EXPLAINED ABOVE, THE AMOUNTS PAID TO YOU AS A RESULT OF THE TRANSACTION MAY RESULT IN DIVIDEND INCOME, CAPITAL GAIN INCOME, OR SOME COMBINATION OF DIVIDEND AND CAPITAL GAIN INCOME TO YOU DEPENDING ON YOUR INDIVIDUAL CIRCUMSTANCES. YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE TRANSACTION, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

MARKET PRICES OF THE COMMON STOCK

Our common stock is currently listed for quotation on the OTCBB.  The symbol for the listing is “ETEC.OB.”  The following table sets forth the high and low sales prices for each calendar quarter during the last three fiscal years of Emtec and for the quarters ended November 30, 2012 and February 28, 2013. On May 3, 2013 the closing sale price of our common stock was $1.10.  As of such date, there were approximately 525 common stockholders of record and 18.2 million shares of our common stock, par value $.01 per share, issued and outstanding.

2013	HIGH ($)	LOW ($)
First Quarter	1.17	1.10
Second Quarter	1.23	0.94
Third Quarter	1.17	1.00

YEAR ENDED AUGUST 31, 2012	HIGH ($)	LOW ($)
First Quarter	0.80	0.39
Second Quarter	1.12	0.20
Third Quarter	1.18	0.90
Fourth Quarter	1.23	1.05

YEAR ENDED AUGUST 31, 2011	HIGH ($)	LOW ($)
First Quarter	1.22	0.75
Second Quarter	1.14	0.60
Third Quarter	1.05	0.59
Fourth Quarter	1.05	0.36

DIVIDEND POLICY

We have not previously declared any dividends.  It is not likely that dividends on shares of our common stock will be declared in the foreseeable future.  Under our current credit facility with PNC Bank, National Association, and our subordinated loan agreement with NewSpring and Peachtree, we may not declare any dividends without the consent of our lenders. However, even if our lenders consented, the determination and payment of dividends with respect to the shares in the future will be within the discretion of the Board and will depend on our earnings, strategic uses of cash and capital requirements and operating and financial condition, other uses of cash, among other factors.

TRANSFER AGENT

Zions Bank, Emtec’s transfer agent, is located at One South Main Street, 12th Floor, Salt Lake City, UT 84133-1109.  Their telephone number is 888-416-5176 and their website is http://www.zionsbancorporation.com.

CERTAIN REPURCHASES OF SECURITIES

Except as described below under “Securities Transactions Involving Affiliates,” neither Emtec nor any of the Consenting Stockholders has made any repurchases of Emtec's common stock during the past two years.

SECURITIES TRANSACTIONS INVOLVING AFFILIATES

To the best of Emtec’s knowledge, no executive officer or director of Emtec, nor any other person in control of Emtec has engaged in any transactions involving Emtec’s common stock within the past sixty days, except that Mr. Desai purchased 15,519 shares of common stock on March 19, 2013 for $1.05 per share, 4,000 shares of common stock on March 11, 2013 for $1.05 per share, 12,500 shares of common stock on March 5, 2013 for $1.05 per share, 10,000 shares of common stock on March 4, 2013 for $1.05 per share, and 5,000 shares of common stock on March 1, 2013 for $1.05 per share, in each case pursuant to a Rule 10b5-1 trading program adopted by Mr. Desai on May 23, 2012.

THE TRANSACTION

The following supplements the information included in the “SPECIAL FACTORS” section above.

THE AMENDMENTS

A copy of the amendments to the certificate of incorporation effecting both the Reverse Stock Split and the Forward Stock Split following immediately thereafter are attached as Appendix A and Appendix B, respectively, to this Information Statement.

The Transaction includes both a Reverse Stock Split and a forward stock split of our common stock.  The Reverse Stock Split is expected to be completed at 4:58, New York City time, on or after May 27, 2013, and is expected to be immediately followed by the completion of the Forward Stock Split, at 4:59 p.m., New York City time, on the same date.

Each stockholder owning fewer than 20,000 shares of common stock immediately before the effective time of the Reverse Stock Split will receive from the Company $1.05 in cash, without interest, for each of such shares of common stock; and (b) each stockholder owning of record 20,000 or more shares of common stock immediately before the effective time of the Reverse Stock Split will, after the Transaction, hold the same number of shares of common stock.

For purposes of the Transaction, we will presume that shares of Emtec common stock held by a discrete owner are held distinct from shares held by any other owner except where the names of the owners are the same or substantially similar and Emtec has reason to believe based on the holder’s addresses or other indications that the shares are held by the same record owner.  The shares held in any account that holds of fewer than 20,000 shares of common stock immediately prior to the effective time of the Reverse Stock Split will be purchased in the Transaction.  See “Questions and Answers About the Transaction and the Form of Your Share Ownership,” above, for a description of how stockholders may be able to restructure their share ownership to ensure that they receive cash in exchange for their shares or remain stockholders of the Company.

Emtec shall have full discretion and exclusive authority (subject to its right and power to delegate or assign such authority or any related task or responsibility to any other person) to:

●	make such inquiries, whether of any stockholder(s) or otherwise, as it may deem appropriate for purposes of effecting the Transaction; and

●
resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of shares held by any holder immediately prior to the effective time of the Reverse Stock Split. All such determinations by Emtec shall be final and binding on all parties, and no person or entity shall have any recourse against Emtec or any other person or entity with respect thereto.

PROCEDURE FOR EFFECTING REVERSE STOCK SPLIT

General

All amounts payable to stockholders will be subject to applicable state laws relating to abandoned property (see “– No Appraisal or Dissenters’ Rights; Escheat Laws,” below).  No service charges or brokerage commissions will be payable by stockholders in connection with the Transaction. Emtec will not pay any interest on any cash amounts payable to its stockholders as a result of the Transaction.

Beneficial Holders of Common Stock (i.e. stockholders who hold in street name)

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names.  Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in street name.  Notwithstanding anything to the contrary contained in this Information Statement, the bank, broker or other nominee holding your shares may have its own internal procedures with respect to transactions like the Reverse Stock Split that may lead to a different result.   For example, your nominee may also hold shares for other beneficial owners of our common stock such that, in the aggregate, the nominee holds 20,000 or more shares, and the nominee may not be obligated to treat the Transaction as affecting the holdings of each individual beneficial owner.  In that case, you would not receive cash for your shares.  Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e. stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent.  These stockholders do not have stock certificates evidencing their ownership of the common stock.  They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Each holder who is entitled to receive cash as a result of the Transaction who holds uncertificated shares of common stock as a direct owner will be sent a transmittal letter by our transfer agent promptly after the Transaction and will need to return a properly completed and duly executed transmittal letter in order to receive such cash payment.

Holders of Certificated Shares of Common Stock

Promptly after the Transaction, Emtec will mail to each holder who is entitled to receive cash as a result of the Transaction, based on information available to Emtec, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to Emtec) and instructions to effect the surrender of the certificates in exchange for the cash payment payable with respect to such certificates, if any.  Upon surrender of a certificate for cancellation to Emtec, if any, together with such letter of transmittal, duly completed and executed, and such other customary documents as may be required pursuant to such instructions, the holder of such certificate will receive a cash payment payable with respect to the shares formerly represented by such certificate, and the certificate so surrendered shall be canceled.

Holders of 20,000 or more shares of common stock immediately prior to the effective time of the Reverse Stock Split will not be required to surrender or exchange their shares.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM EMTEC. LETTERS OF TRANSMITTAL WILL BE MAILED SOON AFTER THE TRANSACTION IS COMPLETED TO HOLDERS OF FEWER THAN 20,000 SHARES IMMEDIATELY PRIOR TO THE EFFECTIVE TIME OF THE REVERSE STOCK SPLIT.

REGULATORY APPROVALS

Emtec is not aware of any material governmental or regulatory approval required for completion of the Transaction, other than compliance with the relevant federal and state securities laws and the corporate laws of the state of Delaware.

NO APPRAISAL OR DISSENTERS’ RIGHTS; ESCHEAT LAWS

Stockholders do not have appraisal or dissenters’ rights under Delaware state law or Emtec’s certificate of incorporation or bylaws in connection with the Transaction.  The Company does not intend to obtain counsel or appraisal services for unaffiliated stockholders at the expense of the Company.

The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are eliminated and whose addresses are unknown to Emtec, or who do not return their common stock certificate(s) and request payment therefore, generally will have a period of years (depending on applicable state law) from the effective date of the Transaction in which to claim the cash payment payable to them.  Following the expiration of that period, the escheat laws of states of residence of stockholders, as shown by the records of Emtec, generally provide for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it or (ii) escheat of such property to the state.  If Emtec does not have an address for the holder of record of the shares being purchased in the Transaction, then unclaimed payments to such holders, would be turned over to Emtec’s state of incorporation, the state of Delaware, in accordance with its escheat laws.

CONDITIONS TO COMPLETION OF THE TRANSACTION

The Transaction will not be effected if the Board determines that:

●
Emtec is not able to raise the amount of  proceeds from new debt financing necessary to pay for all of the shares expected to be purchased in the Transaction to reduce the number of common stockholders of record below 300 and pay the costs and expenses resulting from the Transaction;

●	an event has occurred or is likely to arise that might have a material effect on Emtec; or

●
the Transaction will not reduce the number of common stockholders of record to below 300 and allow Emtec to comfortably maintain a number of record holders that will allow us to avoid re-registration with the SEC in the future.

In addition, while the Board expects that the Transaction will be implemented if the above conditions are satisfied, the Board may decide to abandon the Transaction at any time prior to its consummation if it believes that such action would be in the best interests of Emtec’s stockholders, including unaffiliated stockholders.  For example, the Board may determine to abandon or delay the Transaction if there is a material change in the benefits or risks associated with the Transaction.

SOURCES AND USES OF FUNDS FOR THE TRANSACTION

Based on estimates of ownership of shares of common stock, the number of shares outstanding and other information as of April 30, 2013, and assuming that, as a result of the Transaction, 1.0 million shares are purchased, Emtec estimates that the total funds required to consummate the Transaction will be up to $2 million, of which an estimated $1.05 million will be used to pay the consideration to stockholders owning fewer than 20,000 shares of common stock entitled to receive cash for their shares (which estimate uses the mean of a range of possible costs that were calculated using certain assumptions about shares held in street name), and $267,000 will be used to pay the costs of the Transaction, as follows:

Postage and printing	$6,000
Miscellaneous Costs (including filing fees)	$1,000
Legal fees and expenses	$60,000
Valuation advisor and fairness opinion fees and expenses	$85,000
Financing fees and expenses	$75,000
Special Committee fees	$40,000

Total	$267,000

The funds required to consummate the Transaction will be derived from an up to $2 million senior subordinated note (the “Subordinated Note”) payable to NewSpring and Peachtree, with interest to be paid at a current rate of 12.0% and a payment in kind interest rate of 4.0%.  On April 24, 2013, the Company executed a term sheet for the Subordinated Note to fund the Transaction and the costs and expenses of the Transaction.  The Subordinated Note will mature on August 15, 2016 and rank junior to the Company’s existing senior debt and senior to the Company’s existing subordinated debt.  The Subordinated Note will be subject to a 1.5% closing fee and a prepayment penalty during the first two years that Subordinated Note is outstanding unless converted into another security.  The closing of the Subordinated Note is subject to, among other things, completion of due diligence, negotiation and execution of mutually acceptable definitive documentation and receipt of all necessary approvals, including approvals from the lenders’ investment committees and the Board.  There can be no assurance that the Subordinated Note will be entered into on the terms currently contemplated or at all. Emtec currently has no alternative financing arrangements to complete the Transaction in the event that it does not enter into the Subordinated Note with NewSpring. If Emtec does not enter into the Subordinated Note, in the absence of alternative financing the Transaction will not be consummated.

MANAGEMENT OF EMTEC

Set forth below is information about the directors and executive officers of Emtec.

DIRECTORS

Name	Age	Positions
Dinesh R. Desai	63	President, Chief Executive Officer and Chairman of the Board
Gregory P. Chandler	46	Chief Financial Officer and Director
Sunil Misra	53	Chief Strategy & Delivery Officer and Director
Gregory L. Cowan	59	Non-management Director
Robert Mannarino	55	Non-management Director
Christopher M. Formant	60	Non-management Director

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Name	Age	Positions
Samir Bhatt	45	Vice President of Finance and Secretary
George Houck	51	Chief Accounting Officer

Dinesh R. Desai.  Mr. Desai has served as the Chairman of the Board, Chief Executive Officer and President of the Company since August 2005.  From 1986 to August 2005, Mr. Desai was the Chairman and CEO of DARR Global Holdings, Inc., a management consulting firm.  Since 2004, he has also served as Chairman of the Board of Directors of Emtec Federal, Inc. (formerly Westwood Computer Corporation).  Mr. Desai was a President, CEO, Co-Chairman and an owner of Western Sky Industries, a manufacturer of highly engineered, proprietary component parts used primarily in aerospace applications. Prior to 1986, Mr. Desai spent twelve years with American Can and Arco Chemical in various management positions, including marketing, manufacturing, finance, planning and research and development. Mr. Desai has also served as a member of the Board of Directors of the Enterprise Center, a nonprofit organization. Mr. Desai holds a Bachelor of Science Degree in chemical engineering from the Indian Institute of Technology in Bombay, India, and a Master’s of Science Degree in both chemical and industrial engineering from Montana State University. He earned an MBA from Temple University in 1978.  As the majority owner of the Company, Mr. Desai brings to the Board leadership and other executive skills and industry knowledge from his extensive experience.

Gregory Chandler.  Mr. Chandler has been a Director since August 2005 and since April 2009 Mr. Chandler has been Chief Financial Officer of the Company.  From February 1999 to April 2009, Mr. Chandler was with Janney Montgomery Scott LLC where he served as the Managing Director and Group Head of the Business Services Investment Banking Practice.  From August 1995 to February 1999, Mr. Chandler with PricewaterhouseCoopers LLP and its predecessor Coopers and Lybrand LLC where he first worked in the Audit practice and then worked as a consulting Manager, advising companies in restructuring their back office financial operations.  Mr. Chandler also served as an Officer in the United States Army.  Mr. Chandler received an MBA from Harvard Business School and a B.S. in Engineering from the United States Military Academy at West Point and is a Certified Public Accountant.  Mr. Chandler has been a Director on Emtec’s Board since 2005, where he served as Audit Committee Chair from 2005 through 2009.  He presently serves as a Director/Trustee and chairs the Audit Committees of FS Investment Corporation, Franklin Square Energy Partners, and the RBB Funds.  In addition, Mr. Chandler serves as a Director on the Board of the Enterprise Center, a nonprofit organization.  Mr. Chandler brings to the Board management, industry and accounting experience.

Sunil Misra.  Mr. Misra has been Chief Strategy & Delivery Officer for the Company since October 2009 and a director since December 1, 2011.  From January 2009 to October 2009, Mr. Misra was the CEO of two boutique strategy consulting firms, Verto Partners LLC and RJN International LLC, providing technology advisory services and assisting a large IT outsourcing firm in the divestment of a non-core business unit.  From August 2006 to January 2009, Mr. Misra was a Vice President at Getronics, NA, an IT outsourcing and systems integration subsidiary of KPN, a European telecom provider.  From 1988 to August 2006, Mr. Misra held a number of senior executive positions with global responsibilities at Unisys Corporation.  Earlier in his career, Mr. Misra was with Credit Suisse First Boston and with Skantek Corporation.  Mr. Misra received his bachelor’s and master’s degrees in Electrical Engineering from the Indian Institute of Technology, Delhi, India and Rensselaer Polytechnic Institute in New York, respectively.  Mr. Misra brings to the Board management and industry experience.

Christopher M. Formant.  Mr. Formant has been a director since December 1, 2011 and has served as the Senior Vice President of Avaya Inc. and President of Avaya Government Solutions since August 2010.  Mr. Formant joined Avaya in February 2008. Prior to assuming his current position he served as the Senior Vice President of Avaya Inc. and President of Avaya Global Services.  Mr. Formant was previously Executive Vice President and Executive Committee Member at Bearing Point, Inc. from February 2003 to January 2008. Prior to joining Bearing Point, Mr. Formant served as CEO of the technology consulting firm Scient, as senior partner and global banking leader at PriceWaterhouseCoopers LLP and executive vice president at MBNA Corp. Mr. Formant received his MBA from George Washington University. Mr. Formant brings to the Board management and industry experience, as well as the advantage of being an independent director.

Robert Mannarino.  Mr. Mannarino has been a director since May 24, 2006 and is currently the President of Boardroom Associates, a strategy consulting firm.  Mr. Mannarino has held this position since 2005.  Mr. Mannarino is also Vice Chairman of OKS Group, a private multinational outsourcing firm and is a member of the Board of Directors of The Results Companies, a private-equity-backed international CRM services company.  From 2003 to 2006, Mr. Mannarino served as the Chairman, CEO and President of RewardsPlus, a benefits administration outsourcing firm.  From 1997 to 2003, Mr. Mannarino also previously served as the President and Chief Operating Officer of two public companies, ICT Group and CDI Corporation, respectively.  Mr. Mannarino has also served as the Chief Operating Officer of Checkfree’s Investment Services business and held senior positions at ADP and Citigroup.  Mr. Mannarino received an MBA from the University of Chicago Graduate School of Business and a Bachelor of Science Degree in Computer Science from Union College. Mr. Mannarino brings to the Board management, industry and compensation experience, as well as the advantage of being an independent director.  He also utilizes his in-depth management experience in his service on the Audit Committee and Compensation Committee.

Gregory L. Cowan.  Mr. Cowan has been a director since July 10, 2009 and is currently the Senior Vice President and Chief Financial Officer of VWR Funding, Inc. (“VWR”). Mr. Cowan has held this position at VWR since June 2009.  Mr. Cowan joined VWR in December 2004.  Prior to assuming his current position, he served as Vice President and Corporate Controller at VWR.   Before joining VWR, Mr. Cowan spent approximately five years at CDI Corporation in various senior financial positions, including Corporate Controller, Senior Vice President and Chief Accounting Officer and Chief Financial Officer. Prior to joining CDI Corporation, he was Vice President of Internal Audit at Crown Cork and Seal Company, Inc. for approximately six years and a senior manager at PricewaterhouseCoopers LLC, where he served in various audit capacities, for eleven years. Mr. Cowan graduated from Rutgers University with a degree in Accounting.  Mr. Cowan brings to the Board both management and accounting experience, as well as the advantage of being an independent director.  He also has in-depth knowledge of finance, accounting and compensation policies in the industry, which he utilizes in his service on the Audit Committee and Compensation Committee.

Samir Bhatt.  Since August 2005, Mr. Bhatt has been Vice President of Finance and Secretary. Prior to August 2005, he was our Vice President of Finance and Treasurer of Emtec since January 2001 and of Emtec-NJ since July 2000.  Prior to that and from July 1997, he was Director of Accounting for Emtec-NJ. He also held the positions at Emtec-NJ of Accounting Manager (from 1994 to July 1997) and of Senior Accountant (from 1992 to 1994).  Mr. Bhatt holds a Bachelor of Science Degree in business administration from Drexel University in Pennsylvania and a Diploma in Hotel Management from the Institute of Hotel Management and Catering Technology in Mumbai, India.

George Houck.  Since November 2011, Mr. Houck has been Chief Accounting Officer of the Company. From September 2010 to November 2011, Mr. Houck was Director of Financial Reporting and Controller of the Federal Business for the Company.  From July 2008 to September 2010, Mr. Houck served as an accounting consultant for various companies including the Company.  From September 2004 to July 2008, Mr. Houck provided advisory services with KPMG as a Manager in the transaction services group.  Other prior positions held by Mr. Houck include Senior Manager for Haverford Capital Advisors, Manager and Managing Director for Acquisition Management Services and a Manager in KPMG’s tax department. Mr. Houck graduated from Villanova University with a Bachelor’s degree in accounting and is a licensed Certified Public Accountant.

Each of Messrs. Desai, Chandler, Misra, Cowan, Mannarino, Formant, Bhatt and Houck is a citizen of the United States.

During the last ten years, neither the Company nor, to its knowledge, any of its directors or executive officers has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or was a party to a any judicial or administrative proceeding that resulted in a judgment, decrees or final order enjoining such individual or entity from future violations of, or prohibiting or activities subject to, federal or state securities laws or finding any violation of federal or state securities laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding ownership of our common stock as of April 30, 2013 by (i) each director, (ii) each executive officer, and (iii) all current executive officers and directors of the Company as a group, and (iv) those individuals or groups who are known by us to beneficially own more than five percent (5%) of the outstanding shares of our common stock.  Except as otherwise indicated below, to our knowledge, each such beneficial owner has sole voting and investment power with respect to the shares beneficially owned by such stockholder.

NAME AND ADDRESS OF BENEFICIAL OWNER(1)	AMOUNT BENEFICIALLY OWNED(2)	PERCENT OF CLASS	AMOUNT BENEFICIALLY OWNED AFTER THE TRANSACTION(13)	PERCENT OF CLASS OWNED AFTER THE TRANSACTION(13)
Dinesh R. Desai	10,772,833(3)	59.1%	10,772,833(3)	62.6%
Gregory Chandler	431,831(4)	2.4%	431,831(4)	2.5%
Sunil Misra	327,050(5)	1.8%	327,050(5)	1.9%
Robert Mannarino	120,000(6)	0.7%	120,000(6)	0.7%
Gregory L. Cowan	53,333(7)	0.3%	53,333(7)	0.3%
Christopher M. Formant	30,000(8)	0.2%	30,000(8)	0.2%
Samir Bhatt	115,000(9)	0.6%	115,000(9)	0.7%
George Houck	-	-	-	-
All executive officers and directors as a group (8 persons)	11,850,047	65.1%	11,850,047	68.8%
Ronald A. Seitz	933,713(10)	5.1%	933,713(10)	5.4%
Keith Grabel	1,087,428(11)	6.0%	1,087,428(11)	6.3%
Mary Margaret Grabel	955,622(12)	5.3%	955,622(12)	5.6%

(1) Each stockholder’s address is c/o Emtec, Inc., 11 Diamond Road, Springfield, NJ 07081, unless otherwise indicated.

(2) As used herein, beneficial ownership means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared power to invest or dispose, or direct the investment or disposition, of a security.  Except as otherwise indicated, all persons named herein have (i) sole voting power and investment power with respect to their shares, except to the extent that authority is shared by spouses under applicable law and (ii) record and beneficial ownership with respect to their shares; also includes any shares issuable upon exercise of options or warrants that are currently exercisable or will become exercisable within 60 days of April 30, 2013.

(3) 9,024,221 shares, including 1,401,733 shares issuable upon exercise of a warrant, are held by Mr. Desai through DARR Westwood LLC in which he is the sole member.  600,000 shares are held by DARR Westwood LLC, a Delaware limited liability company through DARR Emtec LLC.  Mr. Desai is the sole member of DARR Westwood LLC and may be deemed to have a beneficial ownership over the shares in DARR Emtec LLC beneficially owned by DARR Westwood LLC; however, Mr. Desai disclaims beneficial ownership of the shares except to the extent of his pecuniary interest.  Also includes: (i) 114,919 shares of restricted stock granted on November 3, 2006, (ii) 69,583 shares of restricted stock granted on November 26, 2008, (iii) 46,040 shares of restricted stock granted on December 15, 2009, (iv) 40,231 shares of restricted stock granted on December 9, 2010, (v) 500,000 of restricted stock granted on July 22, 2011 which vest over a three-year period, (vi) 152,000 shares of restricted stock granted on December 17, 2012 which vest over a one-year period, (vii) 47,019 shares of common stock purchased by Mr. Desai pursuant to a Rule 10b5-1 trading program and (viii) 778,820 shares of common stock purchased by Mr. Desai on the open market and in private transactions.

(4) Includes (i) 137,500 shares of restricted stock granted on May 5, 2009 which vest over a four-year period on April 30 of each subsequent year, (ii) 13,614 shares of restricted stock granted on December 15, 2009, (iii) 24,586 shares of restricted stock granted on December 9, 2010, (iv) 93,000 shares of restricted stock granted on December 17, 2012 which vest over a one-year period, (v) 65,000 shares issuable upon exercise of options and (vi) 98,131 shares of common stock purchased by Mr. Chandler on the open market and in private transactions.  Mr. Chandler disclaims beneficial ownership of 32,500 shares owned by his wife and children.

(5) Includes (i) 137,500 shares of restricted stock granted on December 1, 2009 which vest over a four-year period on October 19 of each subsequent year, (ii) 21,513 shares of restricted stock granted on December 9, 2010, (iii) 123,000 shares of restricted stock granted on December 17, 2012 which vest over a one-year period and (iv) 45,037 shares of common stock purchased by Mr. Misra on the open market and in private transactions.

(6) Includes (i) 90,000 shares issuable upon exercise of options and (ii) 30,000 shares of common stock Mr. Mannarino purchased on the open market.

(7) Includes 53,333 shares issuable upon exercise of options.

(8) Includes 30,000 shares issuable upon exercise of options.

(9) Includes 15,000 shares issuable upon exercise of options.

(10) Includes 332,858 shares owned by Carla Seitz, Mr. Seitz’s spouse.  Mr. Seitz disclaims any beneficial interest in these shares.  Also includes (i) 100,806 shares of restricted stock granted on February 5, 2007, (ii) 67,294 shares of restricted stock granted on November 26, 2008, (iii) 42,884 shares of restricted stock granted on December 15, 2009, (iv) 27,106 shares of restricted stock granted on December 9, 2010 and (v) 10,000 shares of restricted stock granted on February 8, 2013.

(11) Includes (i) 50,403 shares of restricted stock granted on February 5, 2007 and (ii) 87,026 shares of restricted stock granted on December 9, 2009.  Mr. Grabel’s address is 5 Highlander Drive, Scotch Plains, New Jersey 07076.

(12) Mrs. Grabel’s address is 5 Highlander Drive, Scotch Plains, New Jersey 07076.

(13) Based on estimates that use the mean of a range of possible outcomes that the Company calculated using certain assumptions about shares held in street name.  To calculate the minimum number of stockholders that could remain after the Transaction, the Company assumed that all shares held in street name by unidentified holders are held in accounts containing fewer than 20,000 shares so that none of those street name holders will remain stockholders after the Transaction, and to calculate the maximum number of stockholders that could remain after the Transaction, the Company assumed that as many unidentified street name holders as possible hold more than 20,000 shares in a single account and will therefore remain stockholders after the Transaction. If the percent ownership of our common stock or the number of record holders after the Transaction is provided in this Information Statement, that estimate was calculated using the mean of these two outcomes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

EMPLOYMENT AGREEMENTS

Dinesh R. Desai.  On July 22, 2011, the Company entered into an employment agreement with Mr. Desai (the “Desai Agreement”).  The term of the Desai Agreement commenced on July 22, 2011 and expires on August 31, 2013 (unless terminated earlier).  Beginning on August 31, 2013 and continuing on each two year anniversary thereof, the term of the Desai Agreement will automatically renew for an additional two years, unless terminated earlier or unless either party provides the other with at least 90 days advance written notice of non-renewal.  Pursuant to the Desai Agreement, Mr. Desai will serve as the Chief Executive Officer of the Company and will report directly to the Board or its designee.  Mr. Desai’s base salary was initially $450,000 per annum, but was increased to $475,000 per annum on July 22, 2012.  Mr. Desai’s base salary is subject to future increase at the discretion of the Board.  During the term of the Desai Agreement, Mr. Desai will be eligible to participate in the Company’s executive bonus plans and shall have a target bonus opportunity of 100% of base salary.  Under the terms of the Desai Agreement, Mr. Desai is prohibited from competing against us and our subsidiaries, and from soliciting any of our or our subsidiaries’ customers, suppliers, employees or consultants, during his employment and for a period of two years thereafter.   The Desai Agreement also contains confidentiality, ownership and assignment of intellectual property and mutual non-disparagement provisions.  In addition, Mr. Desai is entitled to certain indemnification rights under the Desai Agreement.  Following his termination of employment, Mr. Desai may be entitled to receive certain payments and benefits from us.

Gregory P. Chandler.  On May 21, 2012, we entered into an amended and restated employment agreement with Mr. Chandler, pursuant to which Mr. Chandler continues to serve as the Chief Financial Officer of the Company (the “Chandler Agreement”).  The term of the Chandler Agreement commenced on May 21, 2012 and expires on May 21, 2014 (unless terminated earlier).  Beginning on May 21, 2014 and continuing on each anniversary thereof, the term of the Chandler Agreement will automatically renew for an additional one year period, unless terminated earlier or unless either party provides the other with at least 120 days advance written notice of non-renewal.  Under the terms of the Chandler Agreement, Mr. Chandler is entitled to receive a base salary of $325,000, subject to increase at the discretion of the Board. In addition, Mr. Chandler is entitled to participate in the Company’s Incentive Plan, with target and maximum bonus opportunities of 50% of base salary and 100% of base salary, respectively.    Under the terms of the Chandler Agreement, Mr. Chandler is prohibited from competing against us and our subsidiaries, and from soliciting any of our or our subsidiaries’ customers, suppliers or employees, during his employment and for a period of one year thereafter.  The Chandler Agreement also contains confidentiality, ownership and assignment of intellectual property and non-disparagement provisions.  In addition, Mr. Chandler is entitled to certain indemnification rights under the Chandler Agreement.  Following the termination of his employment, Mr. Chandler may be entitled to receive certain payments and benefits from us.

Sunil Misra.  On August 10, 2012, we entered into an amended and restated employment agreement with Sunil Misra, pursuant to which Mr. Misra continues to serve as the Chief Strategy and Delivery Officer of the Company (the “Misra Agreement”).  The term of the Misra Agreement commenced on August 10, 2012 and expires on August 10, 2014 (unless terminated earlier).  Beginning on August 10, 2014 and continuing on each anniversary thereof, the term of the Misra Agreement will automatically renew for an additional one year period, unless terminated earlier or unless either party provides the other with at least 120 days advance written notice of non-renewal.  Under the terms of the Misra Agreement, Mr. Misra is entitled to receive a base salary of $325,000, subject to increase at the discretion of the Board. In addition, Mr. Misra is entitled to participate in the Company’s Incentive Plan, with a maximum bonus opportunity of 100% of his base salary.  Under the terms of the Misra Agreement, Mr. Misra is prohibited from competing against us and our subsidiaries, and from soliciting any of our and our subsidiaries’ customers, suppliers or employees, during his employment and for a period of one year thereafter.  The Misra Agreement also contains confidentiality, ownership and assignment of intellectual property and non-disparagement provisions.  In addition, Mr. Misra is entitled to certain indemnification rights under the Misra Agreement.  Following the termination of his employment, Mr. Misra may be entitled to receive certain payments and benefits from us.

LETTER AGREEMENT WITH DARR WESTWOOD LLC

On August 2, 2010, the Company entered into a letter agreement (the “Letter Agreement”) with DARR Westwood LLC (the “Investor”), pursuant to which, among other things, (a) the Investor agreed (i) to certain transfer restrictions on shares of Common Stock owned by the Investor, which are described below, and (ii) to transfer to the Company for cancellation the existing warrant owned by the Investor to purchase 8% of the outstanding Common Stock on a fully diluted basis, and (b) the Company issued to the Investor a warrant (the “Warrant”) to purchase up to an aggregate of 1,401,733  shares of Common Stock of the Company at an exercise price of $2.11 per share. The Investor’s sole member is Dinesh R. Desai, the Company’s Chairman, Chief Executive Officer and President.  Under the terms of the Letter Agreement, the Investor is prohibited during the specified restricted period from transferring or publicly announcing any intention to transfer, in either case without the unanimous approval of the disinterested members of the Board, (a) all or any portion of the Warrant or the Investor’s rights under the Warrant or (b) any shares of Common Stock currently or in the future owned by the Investor. This prohibition, however, does not apply to any transfer of shares of Common Stock pursuant to which both (x) the transferee is an independent third party and (y) the price paid by the transferee is equal to or greater than $5.00 per share in cash. The restricted period specified in the Letter Agreement commenced on August 2, 2010 and terminates on the earlier to occur of (a) August 2, 2015 or (b) the date on which both (i) the average of the daily volume weighted average price per share of Common Stock over the immediately preceding 45 trading days that at least one share of Common Stock was traded is $5.00 or more, and (ii) the average daily trading volume of shares of Common Stock over the 45 consecutive trading days (regardless of whether any shares of Common Stock were traded on any such trading day) immediately preceding such date is 10,000 or more.   The Letter Agreement also requires that if the Company causes its Common Stock to become listed on a national securities exchange, the Company will also list and maintain the listing of the shares of Common Stock underlying the Warrant on such national securities exchange. In addition, subject to certain conditions, the Company is required under the Letter Agreement to provide prior notice to the Investor if, at any time before the Warrant has been exercised in full, the Company effects certain specified corporate actions, including selecting a record date for dividends or distributions or effecting a reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up involving the Company.  The Warrant expires on August 2, 2015. The Warrant also contains provisions for cashless exercise and weighted average anti-dilution protection for subsequent issuances or deemed issuances of Common Stock by the Company for consideration per share less than the per share exercise price of the Warrant in effect immediately prior to such issuance or deemed issuance.

OTHER AGREEMENTS

We occupy office and warehouse space in a 70,000 square foot building in Suwannee, Georgia.  This space is leased from GS&T Properties, LLC, in which Mr. Ronald Seitz, an executive officer of our company, is a passive investor and owns an approximate 10% equity interest.  The original lease term for approximately 26,000 square feet was through November 2009 with monthly base rent of $15,832.  We exercised the option to extend the lease as well as expanding the leased space to approximately 36,000 square feet for an additional five year term through November 2014, with a monthly base rent of $20,816.

We occupy approximately 43,000 square feet of office and warehouse space in Springfield, New Jersey.  Until April 4, 2013, this space was leased from Westwood Property Holdings, LLC, in which Mr. Keith Grabel, a former director of the Company and our second largest stockholder, and Mr. David Micales, our Senior Vice President, are members.  The original lease term was through April 2009 with monthly base rent of $15,000.  We exercised the option to extend the lease for an additional five year term through April 2014, with monthly base rent of $17,250.  The building is no longer owned by Westwood Property Holdings, LLC.

FINANCIAL INFORMATION

Our historical financial information is located at “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Item 8 — Financial Statements and Supplementary Data” of Emtec’s Annual Report on Form 10-K for the year ended August 31, 2012 (filed with the SEC on December 14, 2012) and in Emtec’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2013 (filed with the SEC on April 15, 2013). A copy of both the Annual Report and the Quarterly Report are attached as Appendices F and G to this Information Statement.

Book Value Per Share

Emtec’s book value per share as of August 31, 2012 was $0.079 based on a stockholder’s equity of $1,397,000 and 17,616,437 shares of common stock outstanding.

COST OF THIS INFORMATION STATEMENT

The costs associated with the preparation, filing, printing and distribution of this information statement will be paid by Emtec.

WHERE YOU CAN FIND MORE INFORMATION

The Transaction will result in a “going private” Transaction within the meaning of Rule 13e-3 of the Exchange Act. Emtec and the Consenting Stockholders have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Transaction.  The Schedule 13E-3 contains additional information about Emtec. Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of Emtec during regular business hours by any interested stockholder of Emtec, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Sam Bhatt, Secretary, Emtec, Inc., 11 Diamond Road, Springfield, NJ 07081.

Emtec is currently subject to the information requirements of the Exchange Act and files periodic reports, Proxy Statements and other information with the Securities and Exchange Commission relating to its business, financial and other matters.

Copies of such reports, Proxy Statements and other information, as well as the Schedule 13E-3 (and any amendments thereto), may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, DC 20549.  For further information concerning the SEC’s public reference rooms, you may call the SEC at 1-800-SEC-0330.  Some of this information may also be accessed on the World Wide Web through the SEC’s Internet address at “http://www.sec.gov.”  The Company’s common stock is listed for quotation on the OTCBB under the symbol “ETEC.”

The full text of the fairness opinion of Murray Devine, dated April 30, 2013, is attached as Appendix C to this Information Statement.  The fairness opinion and report of Murray Devine, and any materials used in connection with such report, is also available for inspection and copying at the Company’s principal executive offices, 11 Diamond Road, Springfield, NJ 07081, during its regular business hours by any stockholder of the Company or representative who has been so designated in writing.

The information contained in this Information Statement supersedes all information contained in the preliminary information statement filed by the Company with the SEC on May 6, 2013.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents that we previously filed with the SEC (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) are incorporated by reference in this Information Statement:

•	Emtec’s Quarterly Report (the “Quarterly Report”) on Form 10-Q for the quarter ended November 30, 2012, filed with the SEC on January 14, 2013,

•	Emtec’s Current Reports (the “Current Reports”) on Form 8-K filed with the SEC on December 17, 2012, January 15, 2013, February 7, 2013, February 12, 2013, and May 6, 2013.

The Quarterly Report and the Current Reports contain important information about Emtec and its financial condition.

We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any past or future filings, unless specifically stated otherwise. The information incorporated by reference should be considered part of this Information Statement except for any information superseded by information contained directly in this Information Statement.

Upon written request by any stockholder, Emtec shall deliver, without charge, by first class mail a copy of any and all of the information (not including exhibits) that has been incorporated by reference in this Information Statement.  Such requests should be made in writing and directed to Sam Bhatt, Secretary, Emtec, Inc., 11 Diamond Road, Springfield, NJ 07081.

We have not authorized anyone to give any information or make any representation about the Transaction or us that differs from, or adds to, the information in this Information Statement or in our documents that are publicly filed with the SEC.  If anyone does give you different or additional information, you should not rely on it.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements and annual reports. This means that only one copy of the Company’s Information Statement may have been sent to multiple stockholders in your household.  The Company will promptly deliver a separate copy of this document to you if you request one by writing as follows: Sam Bhatt, Secretary, Emtec, Inc., 11 Diamond Road, Springfield, NJ 07081; Telephone: 973-376-4242.  If you want to receive separate copies of the Information Statement, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ DINESH R. DESAI

CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Appendix A

Form of Amendment to Effect Reverse Stock Split

EMTEC, INC.

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION, AS AMENDED

Emtec, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted by written consent given in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware and shall become effective at 4:58 p.m., New York City time, on                      , 2013.

THIRD: Article IV of the Corporation’s Certificate of Incorporation shall be and is hereby amended by adding the following to the end thereof:

“Without regard to any other provision of this Certificate of Incorporation, each one (1) share of common stock issued and outstanding immediately prior to 4:58 p.m., New York City time, on                 , 2013 (the “Reverse Split Effective Time”) shall be and is hereby automatically reclassified and changed (without any further act), without increasing or decreasing the amount of stated capital or paid-in-surplus of the Corporation, into a twenty-thousandth (20,000th) of a fully-paid and nonassessable share of common stock, provided that no fractional shares shall be issued to any holder of fewer than 20,000 shares of common stock immediately prior to the Reverse Split Effective Time, and provided further that instead of issuing fractional shares to such holders, the Corporation shall pay an amount in cash equal to $1.05 per share of common stock held by such holders immediately prior to the Reverse Split Effective Time. Each stockholder of the Corporation holding less than 20,000 shares of common stock immediately prior to the Reverse Split Effective Time shall only have the right to receive cash equal to $1.05 multiplied by the number of shares of common stock owned by such stockholder immediately prior to the Reverse Split Effective Time, and such stockholder shall no longer have any further rights as a stockholder of the Corporation. Promptly after the Reverse Split Effective Time, the Corporation shall send or cause to be sent to all persons who were holders of fewer than 20,000 shares of common stock immediately prior to the Reverse Split Effective Time instructions for receiving their cash payment and surrendering their certificates, where shares are held in certificated form.  Pending the surrender and exchange of such certificates, such certificates shall represent only the right of the holder thereof to receive, upon surrender thereof, payment of the cash consideration therefor, at the rate of $1.05 for each share of common stock held immediately prior to the Reverse Split Effective Time, to which such holder has become entitled under this paragraph.”

[signature page follows]

A-1

IN WITNESS WHEREOF, Emtec, Inc. has caused this Certificate of Amendment to be signed by Dinesh R. Desai, its President and Chief Executive Officer, this ___________ day of _____________, 2013.

EMTEC, INC.

By: /s/ Dinesh R. Desai
Dinesh R. Desai
President and Chief Executive Officer

A-2

Appendix B

Form of Certificate of Amendment to Effect Forward Stock Split

EMTEC, INC.

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION, AS AMENDED

Emtec, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted by written consent given in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware and shall become effective at 4:59 p.m., New York City time, on                      , 2013.

THIRD: Article IV of the Corporation’s Certificate of Incorporation shall be and is hereby amended by adding the following to the end thereof:

“Without regard to any other provision of this Certificate of Incorporation (but after giving effect to the Reverse Stock Split pursuant to the immediately preceding paragraph), each one (1) share of common stock issued and outstanding immediately prior to 4:59 p.m., New York City time, on                    , 2013 (the “Forward Split Effective Time”), and each fractional share held of record by any holder of one or more whole shares of common stock immediately prior to the Forward Split Effective Time, shall be and is hereby automatically reclassified and changed (without any further act), without increasing or decreasing the amount of stated capital or paid-in-surplus of the Corporation, into the number of fully-paid and nonassessable shares determined by multiplying each such share, and fractional share, by twenty-thousand (20,000).”

[signature page follows]

B-1

IN WITNESS WHEREOF, Emtec, Inc. has caused this Certificate of Amendment to be signed by Dinesh R. Desai, its President and Chief Executive Officer, this ___________ day of _____________, 2013.

EMTEC, INC.

By: /s/ Dinesh R. Desai
Dinesh R. Desai
President and Chief Executive Officer

B-2

Appendix C

April 30, 2013

The Special Committee of the Board of Directors and
the Board of Directors of Emtec, Inc.
100 Matsonford Road
Two Radnor Corporate Center
Suite 420
Radnor, PA 19087

Ladies and Gentlemen:

You have requested that we render an opinion to the Special Committee (the “Special Committee”) of the Board of Directors and the Board of Directors of Emtec, Inc. (the “Company”) as to the fairness from a financial point of view of a proposed transaction pursuant to which the Company’s common stock will be subject to a reverse split and the common stock of certain  stockholders holding fractional shares after the reverse split (the “Fractional  Stockholders”) will be repurchased by the Company (the “Transaction”).   More specifically, you have asked us for our opinion as to whether the terms of the Transaction are fair to the Fractional Stockholders of the Company.

In the Transaction the Company will amend its certificate of incorporation to effect a 20,000 for 1.0 reverse stock split of the Company’s common stock (the “Reverse Stock Split”) and will also amend its certificate of incorporation immediately following the Reverse Stock Split to effect a 1.0 for 20,000 forward stock split (the “Forward Stock Split”).  The Transaction will not result in any change in the number of shares of common stock held by stockholders of the Company other than stockholders who, immediately prior to the effective time of the Reverse Stock Split, own fewer than 20,000 shares of the Company’s common stock.  Fractional Stockholders are stockholders owning fewer than 20,000 shares of common stock immediately before the effective time of the Reverse Stock Split and will no longer own such shares after the effective time of the Reverse Stock Split and, in lieu thereof, will be entitled to receive from the Company $1.05 in cash, without interest, for each such share of common stock.  The Company estimates that approximately 1,001,400 shares will be purchased from Fractional Stockholders representing approximately 5% of the Company’s outstanding shares, for an aggregate purchase price of approximately $1,051,469.

1650 Arch Street	•	Suite 2700	•	Philadelphia, PA 19103	•	Phone 215.977.8700	•	Fax 215.977.8181
www.murraydevine.com

The Special Committee of the Board of Directors and
the Board of Directors of Emtec, Inc.
April 30, 2013

In arriving at our opinion, we have reviewed the following provided to us by the Company and its advisors: (i) the Company’s 2012 Annual Report; (ii) the Company’s Form 10Q for the quarter ended February 28, 2013; (iii) the presentation titled “Going Dark Discussion” for the Board of Directors Special Meeting on March 24, 2013; (iv) the Letter of Intent for the Company’s Federal Business (the “Federal Business”) between the Company, Spectrum Systems, Inc. and Synnex dated April 12, 2013; (v) projections of the expected future cash flows to be received from the Federal Business by the Company received via email dated April 22, 2013;  (vi) the Company Overview Presentation received on April 17, 2013; (vii) multi-year projected financial statements and assumptions received via email on April 23, 2013; (viii) the Company’s common stock historical trading activity; (ix) the draft Schedule 14C to be filed with the Securities and Exchange commission; and (x) relevant industry and economic data.  In addition, we have also had discussions with management of the Company regarding historical and projected future financial performance, operations, products, customers and legal contingencies.  Certain members of the Company’s management have represented to us that they are unaware of any facts that would cause the foregoing information to be incomplete or misleading in any material respect as of the date of this opinion. We have relied upon and assumed without independent verification the accuracy and completeness of all such information and do not assume any responsibility with respect to such information. Without limiting the foregoing, management of the Company has advised us and we have assumed that all projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and we express no opinion with respect to the projections.  In arriving at our opinion, we have also used and relied upon information contained in various publicly available reports and statements.  We do not assume responsibility for the accuracy of such information and we have relied upon it without independent verification.

In preparing this opinion, we have not participated in any negotiations relating to the terms of the Transaction or solicited expressions of interest from any third parties or made any other investigation of any possible alternatives to the Transaction.  This opinion is not intended to be and should not be construed as any form of recommendation to the Special Committee of the Board of Directors of the Company or any other party relating to the Transaction.  We offer no opinion or advice as to legal, regulatory, accounting, insurance and tax matters relating to the Transaction and we assume that such opinions and advice has or will be obtained from the appropriate professionals.

This opinion is being furnished solely for the benefit and use of the Special Committee and the other members of the Board of Directors of the Company in connection with their consideration of the Transaction and may not be used for any other purpose or relied upon by or distributed to any other party; provided, however, that non-reliance information copies of the opinion may be shared with the Board of Directors’ accountants and other outside advisors to the extent required in connection with the engagement of such parties so long as they agree not to further disseminate the opinion to any third parties.  Without limiting the foregoing, this opinion may not be reproduced in or otherwise referred to in any debt placement, offering or other form of document distributed to any third party without our prior consent, which will not be unreasonably withheld; provided, however, that our opinion may be (1) disclosed in connection with any litigation or judicial proceeding involving the Transaction or as may otherwise be required by applicable law and (2) reproduced and described in full in any document relating to the Transaction that the Company files with the Securities and Exchange Commission and/or mails to its stockholders, including the Company’s Schedule 13e-3 and Schedule 14C.

The Special Committee of the Board of Directors and
the Board of Directors of Emtec, Inc.
April 30, 2013

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that the terms of the Transaction are fair to the Fractional Stockholders.

This opinion is provided as of the date stated above and Murray Devine has no responsibility to update this opinion for any subsequent events and circumstances.

Very truly yours,

MURRAY, DEVINE & CO., INC.

Appendix D

EMTEC, INC.
VALUATION ANALYSIS
As of April 30, 2013

Projected Balance Sheets
In Millions

Fiscal Year End August 31,	2013	2014	2015	2016	2017	2018

Cash	$-	$-	$-	$-	$-	$0.8
Receivables	17.8	19.1	20.1	19.4	20.2	21.0
Inventories	1.1	1.2	1.2	1.8	2.2	1.4
Prepaid Expenses and Others	3.0	3.1	3.4	3.5	3.2	3.4
Deferred Tax Assets - Current	1.0	1.0	1.0	1.0	1.0	1.0
Total Current Assets	22.8	24.3	25.6	25.7	26.6	27.6

Net Fixed Assets	2.1	1.4	1.6	1.7	1.9	2.0
Identified Intangibles	8.3	6.6	4.9	3.2	1.5	(0.2)
Goodwill	13.3	13.3	13.3	13.3	13.3	13.3
Deferred Tax Assets - Long-Term	0.5	0.5	0.5	0.5	0.5	0.5
Other Assets	1.7	1.7	1.7	1.7	1.7	1.7

Total Assets	48.8	47.9	47.6	46.2	45.5	44.9

Line of Credit	8.5	7.1	4.9	0.8	1.9	-
Accounts Payable	11.0	12.6	13.0	12.3	12.2	12.4
Warrant Liability	2.1	2.1	2.1	2.1	2.1	2.1
Income Taxes Payable	0.1	0.3	0.4	0.5	0.6	0.7
Accrued Liabilities	4.1	4.2	4.1	5.2	3.8	4.3
Customer Deposits and Other	0.1	0.1	0.1	0.1	0.2	0.1
Deferred Revenue	0.3	0.4	0.4	0.4	0.4	0.4
Total Current Liabilities	26.3	26.8	25.1	21.4	21.2	20.1

Deferred Tax Liability - Long Term	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)
Accrued Liabilities	0.1	0.1	0.1	0.6	0.5	0.6
Contingent Acquisition Liabilities	3.9	0.1	(0.5)	(0.5)	(0.5)	(0.5)
Long Term Debt (adj. pre 2012)	12.8	13.0	13.3	12.0	8.0	4.0
Capital Leases	0.1	-	-	-	-	-

Equity	5.7	7.9	9.7	12.7	16.3	20.7

Total Liabilities & Equity	48.8	47.9	47.6	46.2	45.5	44.9

EMTEC, INC.
VALUATION ANALYSIS
As of April 30, 2013

Projected Balance Sheets
Common Size Analysis

Fiscal Year End August 31,	2013	2014	2015	2016	2017	2018

Cash	0.0%	0.0%	0.0%	0.0%	0.0%	1.8%
Receivables	36.4%	39.8%	42.2%	42.0%	44.4%	46.7%
Inventories	2.2%	2.5%	2.6%	3.9%	4.9%	3.2%
Prepaid Expenses and Others	6.1%	6.4%	7.0%	7.7%	7.1%	7.6%
Deferred Tax Assets - Current	2.0%	2.0%	2.0%	2.1%	2.1%	2.2%
Total Current Assets	46.8%	50.8%	53.8%	55.7%	58.5%	61.4%

Net Fixed Assets	4.4%	3.0%	3.3%	3.8%	4.2%	4.6%
Identified Intangibles	17.1%	13.8%	10.3%	6.9%	3.3%	-0.5%
Goodwill	27.3%	27.8%	27.9%	28.8%	29.2%	29.6%
Deferred Tax Assets - Long-Term	1.1%	1.1%	1.1%	1.2%	1.2%	1.2%
Other Assets	3.4%	3.5%	3.5%	3.6%	3.7%	3.7%

Total Assets	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Line of Credit	17.4%	14.8%	10.3%	1.7%	4.2%	0.0%
Accounts Payable	22.6%	26.4%	27.2%	26.6%	26.7%	27.5%
Warrant Liability	4.4%	4.5%	4.5%	4.6%	4.7%	4.8%
Income Taxes Payable	0.2%	0.6%	0.8%	1.1%	1.3%	1.6%
Accrued Liabilities	8.4%	8.7%	8.7%	11.3%	8.4%	9.6%
Customer Deposits and Other	0.2%	0.2%	0.3%	0.3%	0.3%	0.3%
Deferred Revenue	0.7%	0.8%	0.8%	0.8%	0.9%	0.9%
Total Current Liabilities	53.9%	56.0%	52.6%	46.4%	46.6%	44.8%

Deferred Tax Liability - Long Term	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Accrued Liabilities	0.1%	0.1%	0.1%	1.3%	1.1%	1.4%
Contingent Acquisition Liabilities	8.1%	0.3%	-1.0%	-1.1%	-1.1%	-1.1%
Long Term Debt (adj. pre 2012)	26.1%	27.2%	28.0%	26.0%	17.6%	8.9%
Capital Leases	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%

Equity	11.7%	16.4%	20.4%	27.4%	35.8%	46.1%

Total Liabilities & Equity	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

EMTEC, INC.
VALUATION ANALYSIS
As of April 30, 2013

Projected Balance Sheets
Working Capital Analysis
In Millions

Fiscal Year End August 31,	2013	2014	2015	2016	2017	2018

Receivables	$17.8	$19.1	$20.1	$19.4	$20.2	$21.0
Inventories	1.1	1.2	1.2	1.8	2.2	1.4
Prepaid Expenses and Others	3.0	3.1	3.4	3.5	3.2	3.4
Total Current Assets	21.9	23.4	24.7	24.7	25.7	25.8

Accounts Payable	11.0	12.6	13.0	12.3	12.2	12.4
Accrued Liabilities	4.1	4.2	4.1	5.2	3.8	4.3
Customer Deposits and Other	0.1	0.1	0.1	0.1	0.2	0.1
Deferred Revenue	0.3	0.4	0.4	0.4	0.4	0.4
Total Current Liabilities	15.6	17.3	17.6	18.0	16.5	17.2

Net Working Capital	$6.3	$6.1	$7.1	$6.7	$9.1	$8.6
As % of Rev.	4.7%	4.3%	4.8%	4.5%	5.9%	5.4%

EMTEC, INC.
VALUATION ANALYSIS
As of April 30, 2013

Projected Income Statements
In Millions

Fiscal Year End August 31,	2013	2014	2015	2016	2017	2018

Net Revenues	$134.4	$141.3	$145.7	$150.0	$155.3	$160.3

Cost of Sales/Cost of Goods Sold	105.1	110.3	113.7	116.7	120.5	124.1

Gross Profit	29.3	31.1	32.0	33.3	34.8	36.3

Selling	7.0	7.5	8.0	8.2	8.3	8.5
Commission expense	2.1	2.4	2.3	2.6	2.6	2.6
Bus Unit G&A	3.1	3.4	3.4	3.4	3.5	3.6
Corporate G&A	10.6	10.1	10.6	10.9	11.2	11.6
SFAS123	0.1	-	-	-	-	-
Warrant	0.0	-	-	-	-	-
Restructuring	0.6	-	-	-	-	-
Earn out Liability Adjustment	0.7	(0.2)	(0.1)	-	-	-
M&A Expenses	0.2	0.2	0.1	-	-	-
Retention Bonuses	0.3	0.2	0.1	-	-	-
Depreciation	2.2	1.3	0.6	0.6	0.6	0.6
Amortization	1.7	1.7	1.7	1.7	1.7	1.7
Total Operating Expenses	28.8	26.7	26.7	27.3	28.0	28.7

Operating Income	0.5	4.4	5.3	6.0	6.8	7.6

Non-recurring Items
Retention Bonuses	0.3	0.2	0.1	-	-	-
SFAS123	0.1	-	-	-	-	-
Warrant	0.0	-	-	-	-	-
Earn out Liability Adjustment	0.7	(0.2)	(0.1)	-	-	-
M&A Expenses	0.2	0.2	0.1	-	-	-
Restructuring	0.6	-	-	-	-	-
Non-recurring Items	1.9	0.2	0.1	-	-	-

Normalized EBIT	2.5	4.6	5.4	6.0	6.8	7.6
Depreciation/Amortization	3.9	3.0	2.3	2.3	2.3	2.3

Normalized EBITDA	$6.4	$7.6	$7.7	$8.2	$9.1	$9.9

Supplemental Data:
Revenue Growth	n/a	5.2%	3.1%	3.0%	3.5%	3.3%
EBITDA Growth	n/a	19.5%	0.6%	7.2%	10.5%	9.0%
Capital Expenditures	$0.6	$0.7	$0.7	$0.7	$0.8	$0.8
As % of Rev.	0.5%	0.5%	0.5%	0.5%	0.5%	0.5%

EMTEC, INC.
VALUATION ANALYSIS
As of April 30, 2013

Projected Income Statements
Common Size Analysis

Fiscal Year End August 31,	2013	2014	2015	2016	2017	2018

Net Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Cost of Sales/Cost of Goods Sold	78.2%	78.0%	78.0%	77.8%	77.6%	77.4%

Gross Profit	21.8%	22.0%	22.0%	22.2%	22.4%	22.6%

Selling	5.2%	5.3%	5.5%	5.4%	5.4%	5.3%
Commission expense	1.6%	1.7%	1.6%	1.7%	1.7%	1.6%
Bus Unit G&A	2.3%	2.4%	2.4%	2.3%	2.3%	2.3%
Corporate G&A	7.9%	7.1%	7.3%	7.3%	7.2%	7.2%
SFAS123	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%
Warrant	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Restructuring	0.4%	0.0%	0.0%	0.0%	0.0%	0.0%
Earn out Liability Adjustment	0.5%	-0.2%	-0.1%	0.0%	0.0%	0.0%
M&A Expenses	0.1%	0.2%	0.1%	0.0%	0.0%	0.0%
Retention Bonuses	0.3%	0.2%	0.1%	0.0%	0.0%	0.0%
Depreciation	1.7%	0.9%	0.4%	0.4%	0.4%	0.4%
Amortization	1.3%	1.2%	1.2%	1.1%	1.1%	1.1%
Total Operating Expenses	21.4%	18.9%	18.3%	18.2%	18.0%	17.9%

Operating Income	0.4%	3.1%	3.7%	4.0%	4.4%	4.7%
Non-recurring Items
Retention Bonuses	0.3%	0.2%	0.1%	0.0%	0.0%	0.0%
SFAS123	0.1%	0.0%	0.0%	0.0%	0.0%	0.0%
Warrant	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Earn out Liability Adjustment	0.5%	-0.2%	-0.1%	0.0%	0.0%	0.0%
M&A Expenses	0.1%	0.2%	0.1%	0.0%	0.0%	0.0%
Restructuring	0.4%	0.0%	0.0%	0.0%	0.0%	0.0%
Non-recurring Items	1.5%	0.2%	0.1%	0.0%	0.0%	0.0%

Normalized EBIT	1.8%	3.3%	3.7%	4.0%	4.4%	4.7%
Depreciation/Amortization	2.9%	2.2%	1.6%	1.5%	1.5%	1.5%

Normalized EBITDA	4.8%	5.4%	5.3%	5.5%	5.9%	6.2%

Appendix E

Federal JV
Income Statement

	Pro Forma Combined
	Yr 0	Yr 1	Yr2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Yr 8	Yr 9	Yr 10	Yr 11	Yr 12	Yr 13
Revenue
Hardware	$48,119	$70,273	$92,220	$96,831	$101,672	$106,756	$112,094	$117,698	$123,583	$129,763	$136,251	$143,063	$150,216	$157,727
Services	11,717	10,800	13,808	14,498	15,223	15,984	16,784	17,623	18,504	19,429	20,401	21,421	22,492	23,616
Software	27,706	32,168	35,385	35,385	35,385	35,385	35,385	35,385	35,385	35,385	35,385	35,385	35,385	35,385
	87,542	113,241	141,413	146,714	152,281	158,126	164,263	170,707	177,473	184,577	192,037	199,869	208,093	216,729
Gross Profit
Hardware	5,425	5,747	6,937	7,284	7,648	8,031	8,432	8,854	9,296	9,761	10,249	10,762	11,300	11,865
Services	1,673	1,671	2,124	2,230	2,342	2,459	2,582	2,711	2,846	2,989	3,138	3,295	3,460	3,633
Software	1,474	1,712	2,341	2,341	2,341	2,341	2,341	2,341	2,341	2,341	2,341	2,341	2,341	2,341

	8,572	9,130	11,402	11,855	12,331	12,830	13,355	13,906	14,484	15,091	15,728	16,398	17,101	17,839

Selling	3,556	2,291	2,749	2,832	2,917	3,004	3,094	3,187	3,283	3,381	3,483	3,587	3,695	3,806
Commissions	879	992	1,189	1,237	1,286	1,338	1,393	1,450	1,511	1,574	1,641	1,710	1,784	1,861
Direct OH	290	1,929	2,178	2,243	2,311	2,380	2,451	2,525	2,601	2,679	2,759	2,842	2,927	3,015
Corporate OH	2,023	1,429	1,572	1,619	1,668	1,718	1,769	1,822	1,877	1,933	1,991	2,051	2,113	2,176
Synnex Charge	598	1,038	1,398	1,440	1,483	1,528	1,574	1,621	1,670	1,720	1,771	1,824	1,879	1,936

	7,346	7,679	9,087	9,371	9,665	9,968	10,282	10,606	10,941	11,287	11,645	12,015	12,397	12,793
EBITDA	1,226	1,452	2,315	2,484	2,666	2,862	3,073	3,300	3,543	3,804	4,083	4,383	4,703	5,046
Depreciation	133	165	239	317	397	479	565	654	746	841	940	1,042	1,147	1,257
Amortization		1,040	1,040	1,040	1,040	1,040	-	-	-	-	-	-	-	-
Interest Expense	-	400	240	140	-	-	-	-	-	-	-	-	-	-
EBT	1,093	(153)	796	988	1,230	1,343	2,508	2,646	2,797	2,963	3,144	3,341	3,556	3,789
taxes	383	-	225	346	430	470	878	926	979	1,037	1,100	1,169	1,245	1,326
Net Income	$710	$(153)	$571	$642	$799	$873	$1,630	$1,720	$1,818	$1,926	$2,043	$2,172	$2,311	$2,463

E-1

Appendix F

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 10-K
(MARK ONE)
(X)                      ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended August 31, 2012

OR

(   )                      TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from……….to………
Commission file number: 0-32789

EMTEC, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	87-0273300 (I.R.S. Employer Identification No.)

11 Diamond Road Springfield, New Jersey 07081 (Address of principal executive offices, including zip code)

(973) 376-4242
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act: None

 Securities registered pursuant to Section 12(g) of the Act:

Title of class
Common Stock $0.01 par value

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.  Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes  ☐    No  ☒

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.   Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☒      No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405) is not contained herein, and will not be contained, to the best of Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one): ☐ Large accelerated filer    ☐ Accelerated filer   ☐ Non-accelerated filer      ☒  Smaller reporting company

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes  No ☒

The aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant as of February 29, 2012 was approximately $5,584,592 computed by reference to the closing price of the common stock for that date.

As of November 19, 2012, there were outstanding 17,616,437 shares of the registrant’s common stock.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the following document are incorporated by reference in the Part of this report indicated below:

Part III – Registrant’s Proxy Statement for the 2013 Annual Meeting of Stockholders

EMTEC, INC.

2012 FORM 10-K ANNUAL REPORT

i

References in this Annual Report to “we,” “us,” or “our” are to Emtec, Inc. and its subsidiaries, unless the context specifies or requires otherwise.

Cautionary Statement Regarding Forward-Looking Statements

You should carefully review the information contained in this Annual Report and in other reports or documents that we file from time to time with the Securities and Exchange Commission (the “SEC”).  In this Annual Report, we state our beliefs of future events and of our future financial performance.  In some cases, you can identify those so-called “forward-looking statements” by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words.  You should be aware that those statements are only our predictions.  Actual events or results may differ materially.  In evaluating those statements, you should specifically consider various factors, including the risks discussed in this Annual Report for the year ended August 31, 2012 and other reports or documents that we file from time to time with the SEC.  Those factors may cause our actual results to differ materially from any of our forward-looking statements.  All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement.

Assumptions relating to budgeting, marketing, and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our marketing, capital expenditure, or other budgets, which may in turn affect our business, financial position, results of operations and cash flows.

ii

PART I

Item 1.  Business

Introduction

Emtec, Inc., a Delaware corporation, was formed on January 17, 2001 and is an information technology (“IT”) services provider.  We provide consulting, outsourced application services and infrastructure services to commercial and public sector clients.  The Company’s client base is comprised of commercial businesses, school districts throughout the U.S. and Canada and departments of the U.S. and Canada’s federal, state/provincial and local governments.

Over the last two years, we have focused our sales efforts on delivering Enterprise application services and custom application services to our clients; we go to market through specific industry segments, commonly called “verticals,” “industry verticals” or “vertical markets,” and specific organizational functional expertise.

Our primary business objective is to become a leading provider of high quality IT application services and innovative consulting for our clients, while continuing to provide a range of managed infrastructure support.

We service our clients on their premises or in our delivery centers in the U.S., Canada and India.

Our headquarters and principal offices are located at 11 Diamond Road, Springfield, New Jersey; telephone: (973) 376-4242.  Our website is www.emtecinc.com.  We have made available free of charge through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, other reports and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such material was electronically filed with, or furnished to, the SEC.  The information on our website is not part of, or incorporated by reference in, this Annual Report.

Recent Acquisitions

On February 3, 2011, the Company acquired through its subsidiary, Emtec Global Services, LLC (“EGS LLC”), all of the issued and outstanding stock of Dinero Solutions, LLC (“Dinero”), headquartered in Duluth, Georgia.  Dinero provides Oracle consulting and implementation services to commercial clients.

On March 1, 2011, the Company acquired through EGS LLC all of the issued and outstanding stock of Covelix, Inc. (“Covelix”), headquartered in Kirkland, Washington.  Covelix provides software development, quality assurance, staffing and program management services to software companies.  Covelix enters into contracts with clients and outsources the work to its wholly-owned subsidiary, Covelix Technologies Private Ltd., located in Pune, India.

On August 15, 2011, the Company acquired through its subsidiary EGS LLC all of the outstanding membership interests of GNUCO, LLC, d/b/a Emerging Solutions (“Emerging”) headquartered in Chicago, Illinois.  Emerging is an IT consulting/services company that focuses on enterprise performance management and has broad capabilities and technical expertise in leading technologies (e.g. Oracle, Hyperion, PeopleSoft, Microsoft, and Salesforce.com) as well as expertise in business process management.

Industry Background

We compete in the technology services market. We provide our clients with a broad array of technology services including IT infrastructure and process consulting; development, implementation and maintenance and support of custom and packaged business applications; planning, managing, maintaining and supporting IT infrastructure; aligning our clients’ IT infrastructure with the needs of our clients’ businesses and operations, and advice, design and selection of their clients’ business process technology needs. We also provide our clients with IT staff augmentation in a select set of business application skills.   We can provide full lifecycle services as well as point solutions for our clients depending on their needs.

From 2010 through 2012, the commercial IT services industry rebounded from the recession and demand for a wide variety of information technology services increased.  At the same time, the federal government and state and local governments faced budgetary pressures stemming from reduced tax collections and a reduction in stimulus funds.  The market for distributors of technology products has been consolidating and manufacturers have intensified direct selling efforts.  While this product market has matured, the market for IT services has expanded the use of technology to improve business efficiencies.  Many organizations are increasingly dependent on the use of IT as a competitive tool in today’s business environment.  The need to distribute and access information on a real-time basis throughout an organization and between organizations has led to the rapid growth in the IT services market.

The decision-making process that confronts companies when planning, selecting and implementing their IT needs continues to grow more complex.  Organizations are continually faced with new business challenges which are not only driven by the markets they operate in but by the rapid change of technology itself.  Many organizations today face intense competitive pressure and rapidly changing market dynamics, driven by such factors as changes in government regulations, globalization and technology innovation.  In response to these challenges, many organizations are focused on improving productivity, increasing service levels, lowering costs and expediting delivery times.  In order to achieve these goals, organizations are focusing on improving applications and infrastructure to facilitate faster, more responsive, lower-cost business operations.  The development, integration and on-going maintenance of improved operations can present major challenges and require highly skilled professionals trained in diverse technologies.  Currently, many companies are outsourcing these functions to independent providers of IT services.  Furthermore, organizations also require additional technical resources to maintain, enhance and re-engineer their core legacy IT systems to address application maintenance projects.

Increasingly, many IT departments have shifted all or a portion of their IT development, integration and maintenance requirements to outside service providers operating with on-site and/or offshore IT resources.  Global demand for high quality, lower cost IT services from outside providers has created a significant opportunity for IT service providers that can successfully leverage benefits, and address the challenges, of using offshore talent.  The delivery of IT services has shifted to a global sourcing model, where companies can choose from a wide array of technology partners and effectively manage their technology costs through the use of round-the-clock support.

We serve clients in various vertical markets including retail, manufacturing, financial services, professional services, utilities, healthcare, governments at the federal (both U.S. and foreign governments), state, and local level, and the K-12 education market.

The U.S. federal government is one of the world’s largest consumers of IT and is our largest source of revenue.   The U.S. federal government tends to use procurement vehicles to purchase its IT needs which foster partnering relationships.  The federal government encourages partnering relationships in order to give small businesses the opportunity to serve the federal government while, at the same time, not forgoing shifting risk and management of larger projects to larger companies.

We also service the K-12 education market, which is becoming a high-volume adopter of technology.  School districts have been typically slow to adapt to the needs of their student base and often have infrastructure that cannot currently support a broader use of technology by students.  We believe that the arrival of broad-band wireless delivery will eventually overcome some of these infrastructure challenges, and as delivery of technology and systems becomes more widespread and available, the education market will be able to adapt more quickly to provide students, instructors and administrators with technology.  We also believe that the delivery of content through technology will eventually enable schools to reduce other expenses such as textbooks.  These shifts should enable technology to capture a larger share of the budget of a school system.  We have focused our education strategy on larger suburban school districts with growing populations that have a greater ability to fund their technology needs. In particular, we work with school systems that have emphasized technology as an important part of their future curriculum.  As the technology expertise of students becomes more prolific, we expect the demand for services in this market to increase.

Our Strategy

Our business objective is to shift our business away from low margin transactional IT to multiyear outsourcing engagements using an onshore/offshore sourcing model.

In application services, we typically engage with our clients in a consulting capacity and expand the relationship over time to provide high value-added strategic advice in combination with recurring information technology outsourcing.  We strive to be considered by our clients as one of their most trusted advisors and be recognized as the premier IT services company by our partners.  Our consulting practices include; IT strategy and planning, IT security consulting, functional expertise such as federal agency finance and accounting, and our Information Management practice.  Sales of these services are focused on business users including CEOs, CFOs, sales and marketing, operations and human resources.

Our infrastructure services, led by our Information Technology Service Management (“ITSM”) practice, views itself as a partner to our clients’ CIOs, assisting them in enhancing their value to their companies, as well as helping them reduce their overall infrastructure costs through innovative solutions.  We intend to shift the services we deliver to managed infrastructure services through our broader infrastructure offerings over time.

We will continue to enhance our practice areas in both our infrastructure and applications services, adding practices through organic growth, development of our existing consultants and hiring.  We expect our applications services business to become a larger percentage of our service offering in the future and for the Company to eventually be a go-to source of application development maintenance and managed services.  We believe that by working with a single-source provider, organizations will be able to adapt more quickly to technological changes and reduce their overall IT costs.

To this end, we are pursuing the following strategies:

Organic Growth through a Vertical, Functional and Geographical Sales Force

We have hired professional sales executives and experienced sales professionals who have significant experience selling IT solutions and managed services. We have trained these professionals in differentiating the Company by offering a unique set of solutions that provide a value proposition for our clients.  We focus our sales professionals on expanding our services within our existing client base, many of which are Fortune 1000 companies or government agencies of similar size. Our commercial sales force is both functional and geographical.  The functional sales teams focus on selling a specific solution to an industry segment while our executive sales teams focus on selling a full set of solutions to an industry segment and/or in a geographical region.  Our state and local and education sales teams are focused geographically.  We feel the flexibility of our approach to professional sales teams allows us to fit industry needs to different sales structures.  In our federal vertical, we have focused these sales teams around selling to specific agencies of the government.

Pursuing Strategic Acquisitions

We are seeking to expand our service offerings. We plan to add on practice areas as we continue to grow through acquisitions.  We seek out companies that strengthen our management team, enhance our technical expertise and delivery capabilities, and can help us to nurture and expand client relationships.   We identify businesses that complement our strengths and, in particular, expand our business application services.  We intend to focus on companies with management teams who are willing to commit to long-term participation in our organization and who share our vision of continued growth. In addition, we believe our acquisition targets greatly benefit from our scale, leadership and infrastructure.

Capitalizing on Existing Relationships

We believe that our history of satisfying the IT requirements of our larger clients is facilitating the marketing of our new services to this important segment of our clientele.  The addition of our acquired companies has expanded our service offerings in areas of custom application development, Enterprise Resource Planning (“ERP”) and programming technologies and business service management along with enriching our client base in a variety of industry verticals including; government, retail, telecommunications, financial services, pharmaceutical, insurance and manufacturing.

Our Business

Our Business is segmented based on our go-to-market sales approach.   We currently have the following reporting segments, each having their own independent sale forces.

•	Federal - provides IT consulting and procurement services to various agencies of the U.S. federal government.

•	Commercial, State & Local and Education (“CSLED”) – provides IT consulting services to clients in the commercial, state & local and education sectors

Our practices are based on types of services we provide across these segments as described below.

IT Consulting Services

Our IT Consulting Services analyze whether a customer’s IT is providing services that are truly valuable to the enterprise it supports.  We also help align IT priorities with the priorities of our customer’s business.  Specific areas of focus include; IT Strategy and Planning, Performance and Governance, Process Improvement, and Security and compliance.  We rely on our unique approach to quantifying IT Value (Value Based Management (“VBM”)), and our real-world experience in IT transformation and operations to ensure that our clients can leverage IT as a true competitive differentiator.

Application Services

We combine expertise in diverse technologies with experience across a wide array of industries to deliver applications that solve business problems, improve operational efficiency and optimize the use of information. From identifying process improvement opportunities through the entire application development lifecycle, we possess the skills and experience to assist our clients. Currently, we have associates located onshore and offshore to provide our clients with the right mix of skills and experience in line with their specific needs.

Areas of focus include:

•
Development Maintenance and Support – We design, develop, and support custom services and software applications for enterprise-wide and mission-critical deployments. Our developers and project managers are experienced in Open Source, Microsoft .NET, J2EE/Java, Mobile (iPhone/iPad, Android, Blackberry, Symbian, Windows Mobile), Silverlight, and Cloud development.  Additionally, our application support personnel can provide ongoing support after final delivery of the application.

•
Package Implementation – We help our clients maximize the benefits of business applications by using leading edge technology. We implement, upgrade and integrate innovative packaged applications from leading software vendors, focusing on delivery of Oracle, PeopleSoft, Microsoft, Salesforce.com and SAP technologies.

•
Information Management – For many of our clients, information is their most important asset. We help them control, manage and leverage information for maximum return. We take a holistic and vendor agnostic approach to information management. From information architecture, through integration, management, and presentation to enable timely business intelligence, we cover the entire information lifecycle.

•
Validation and Verification – Our clients often need to ensure that a new or existing software application will satisfy their business, technical and regulatory requirements. We help them by independently validating and verifying that the application fulfills its design specifications.  We do this by utilizing proven quality assurance methodologies and tools.  Our consultants have experience across multiple tools, including HP (Mercury), IBM (Rational), Borland (Segue), Compuware and other Opensource toolsets such as Selenium. We also have Domain coverage for NTier, WebApp – SOA, SaaS; Mainframe; DW/BI; ERP and Embedded Systems.

Infrastructure Services

We offer our clients help with the selection, design, deployment, and ongoing support of their IT infrastructure. These services deliver comprehensive lifecycle IT infrastructure services – from requirements analysis, selection, planning, design, procurement and deployment and technical support, to ongoing service management and outsourced managed services.

We offer these services in the following areas:

•
IT Service Management – We focus on the  design, implementation, and testing of IT management systems including BMC/Remedy and HP, utilizing years of experience in IT service management in alignment with best practices including ITIL. We help our clients to align their IT investments in people, process and technology to effectively manage IT.

•
Infrastructure Optimization – We design and implement virtualized infrastructure solutions that optimize distribution and availability of virtual assets and mission-critical applications across our client’s organizations. We begin with pre- and post-deployment capacity plans to help design a solution that maximizes performance while minimizing costs. We implement platform management tools for image synchronization and design virtual infrastructure tools and metrics to help maintain data and image consistency.  We also optimize native virtualization management consoles and equip our clients with the management tools and resources required to ensure availability of virtual assets and mission-critical applications. Our end-to-end service provides critical details for planning, design and best practices implementation.

•
Procurement Services – We plan, design, procure, deploy, and maintain our client’s IT infrastructure.  We are product agnostic, and for an organization of our scale, we believe this differentiates us from many of our competitors because we can provide them the best solution for their IT spend without creating conflicts.  We offer products from a broad array of technologies, from both hardware manufacturers and software providers. Equipment we deploy and maintain includes workstations, servers, networking and communications equipment, enterprise computing products and application software. We minimize inventory risk by ordering products primarily on an as-needed basis.  We utilize electronic ordering and pricing systems that provide real-time status checks on the aggregators’ inventories and maintain electronic data interchange links to other suppliers. Our sales team is thereby able to schedule shipments more accurately and to provide electronically-generated client price lists.

•
Managed Infrastructure Services – We provide ongoing monitoring and support of our client’s IT infrastructure through the utilization of help desk and monitoring services as well as through our own on-site engineering resources. This allows our clients to focus the majority of their time and resources on their businesses, rather than managing their IT infrastructures.

Cloud Services

Cloud computing refers to internet based computing that enables users to access processing power, storage, software or other services via the Internet. We believe cloud computing is transforming the way that IT services are consumed and delivered, and we are prepared to help our clients to capitalize on the opportunities that it presents. From understanding the promise of cloud-based services for a client’s organization, to developing a cloud-based application, we have the skills and expertise to help. Our current areas of focus in this area include:

•
Cloud Strategy and Planning – Many of our clients know that cloud computing could benefit them, but they are not exactly sure where and how.  We can assist our clients with this process by helping them to break down the problem using our VBM approach and systematically or opportunistically determine which services could be best provided through cloud computing methods.  Once these opportunities have been identified, our consultants assist clients with the prioritization and planning required for an orderly migration to new cloud-based services.

•
Cloud Development – Our application developers understand the considerations, opportunities and pitfalls of developing applications for delivery via cloud platforms and can help clients determine which cloud platform(s) are best suited to their needs.

Marketing

Our marketing efforts are focused on:

•	Brand Building: broadening our public image as an IT services provider

•	Lead Generation and focused marketing campaigns: promoting our offerings to current clients, prospects, partners and investors; increasing overall inquiries and sales from all sources

•	Increasing Awareness: maintaining a constant flow of marketing communications to increase and maintain our market presence

•	Increasing traffic to our web site

•	Providing sales tools and research to support our sales team

Our marketing group is charged with sales lead generation. Through diverse efforts that include print and electronic advertising, seminars and webinars, tradeshows, direct mail, public relations, telemarketing, a bi-monthly newsletter and through our website we create multiple and frequent contacts with existing and prospective clients. The primary goal is to increase the number of face to face meeting opportunities between our account team and prospective clients, and to drive additional opportunities through our sales pipeline. During the upcoming fiscal year we will continue to consolidate our offerings under the Emtec brand name and promote our full line of capabilities to current and prospective clients.

Clients

Our clients are primarily large business organizations, departments of the U.S. and Canada’s federal, state and local governments, local school districts and other large and mid-sized companies throughout the U.S. and Canada. We service our clients on their premises as well as from our leased delivery centers in the U.S. Canada, and India.

Sales to one school district accounted for approximately $29.3 million or 13.0% and $46.0 million or 21.7% of the Company’s total revenues for years ended August 31, 2012 and 2011, respectively.  A large portion of our revenues are also drawn from various civilian and military U.S. governmental departments and agencies.  Our state and local government clients include various state agencies and other local government units.  Educational institution clients primarily include K-12 school districts.

The government utilizes a variety of contracting methods when purchasing from us, including negotiated bids, pre-negotiated blanket purchase agreement contracts and open-market procurements.  We participate in formal government bids for all contract types, and also process orders received on existing contracts on an ongoing basis.

We hold a number of contracts with the U.S. government including a General Service Administration (“GSA”) contract for the sale of IT products and services that runs through September 2015.

It is expected that federal government business revenues will continue to represent a large portion of our total revenues and that the consulting services to the federal government will become an increasingly important part of our business as we continue to penetrate wider and deeper into various civilian and military agencies.

Our revenues, by client type consist of following (in thousands):

	For the Year Ended
	Aug 31, 2012		Aug 31, 2011
Departments of the U.S. Government	$87,996	39.2%	$87,869	41.4%
Canadian Government Agencies	2,040	0.9%	2,761	1.3%
State and Local Governments	5,218	2.3%	3,384	1.6%
Commercial Companies	83,360	37.1%	58,304	27.5%
Education and other	45,959	20.5%	59,829	28.2%
Total Revenues	$224,573	100.0%	$212,147	100.0%

Government Contracts Potentially Subject to Termination

Our contracts with the U.S. federal, state and local government clients are generally subject to termination, in whole or part, at the convenience of the government parties or if funding becomes unavailable.

Competition

The IT services industry is highly competitive.  Our competitors include other IT service providers, systems integrators and value added resellers.

Many of our current and potential competitors have longer operating histories and substantially greater financial, sales, marketing, technical and other resources than we do.  As a result, our competitors may be able to adapt more quickly to changes in client needs or to devote greater resources than we can to the sales of IT products and the provision of IT services.

We are also in direct competition with various IT consulting companies.  These competitors run the gamut from niche consulting companies to the established consulting arms of international accounting and auditing firms.  Several of these competitors offer most of the same basic products as we do.  We also encounter competition from microcomputer manufacturers that sell their products through direct sales forces and from manufacturers and distributors that emphasize mail order and telemarketing sales. Depending on the client, the principal areas of competition may include technological expertise, quality of consultants, depth and breadth of offering, consultant service levels, pre-sale and post-sale technical support and service, breadth of product line and price.

Associates

The Company refers to all its employees as associates.  As of November 9, 2012, we employed 733 associates, including 550 IT services consulting staff and support associates, 70 sales, marketing and related support associates, 68 operations and administrative associates and 45 associates in accounting finance, and human resources.  We believe that our ability to recruit and retain highly skilled technical and other management associates will be critical to our ability to execute our business model and growth strategy.  We strive to have all our associates embrace our culture, values, and educate them on our strategy.

Available Information

The public may read and copy any materials filed by us with the Securities and Exchange Commission ("SEC") at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549.  The public may obtain information about the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330.  The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information about issuers such as us that file electronically with the SEC.

In addition, we make available free of charge on our website at www.emtecinc.com our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) under the Exchange Act as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC.  Information on our website is not incorporated by reference into this report.

Item 1A.       Risk Factors

In addition to the other information in this Form 10-K, readers should carefully consider the risks described below before deciding to invest in shares of our common stock. These are risks and uncertainties we believe are important for you to consider. Additional risks and uncertainties not presently known to us, or which we currently deem immaterial, or which are similar to those faced by other companies in our industry or business in general, may also impair our business operations. If any of the following risks or uncertainties actually occurs, our business, financial condition, results of operations or cash flows would likely suffer. In that event, the market price of our common stock could decline.

If we are in default under our PNC Credit Facility or any agreement we have with any of our lenders, then all amounts due there under may become immediately due and payable, which will have a material adverse effect on our business and financial condition.

Our credit facility with PNC Bank, National Association (“PNC”) provides a revolving credit facility (the “PNC Credit Facility”) in an amount not to exceed (i) $30.0 million for the period from February 1 through August 31 each year during the term of the facility and (ii) $45.0 million for the period from September 1 through January 31 each year during the term of the facility.  The PNC Credit Facility also includes a $7.0 million sublimit for the issuance of letters of credit.  As of August 31, 2012, we had $12.0 million outstanding under the revolving portion of the PNC Credit Facility and $300,000 in letters of credit.  If an event of default under the PNC Credit Facility or any agreement we have with PNC occurs, then the entire balance outstanding under all such agreements shall become immediately due and payable.  We will not be able to repay this balance unless we raise significant capital by refinancing with a new senior lender, selling assets or issuing debt or equity securities, which we may not be able to do on terms acceptable to us, if at all.  Further, a default on the line of credit would also result in a cross-default under our Amended and Restated Subordinated Loan Agreement (the “Subordinated Loan Agreement”) with NewSpring SBIC Mezzanine Capital II, L.P (“NewSpring”) and Peachtree II, L.P. (“Peachtree”).  If the balance outstanding under our agreements with PNC, NewSpring and Peachtree become immediately due and payable and we are unable to raise significant capital or obtain from PNC a waiver and an agreement to forbear, because we do not currently have sufficient liquidity to satisfy these obligations if accelerated by PNC, NewSpring and Peachtree, PNC may proceed to foreclose on the collateral, our business and financial condition will be materially and adversely affected and the value of your equity investment in the Company could be adversely impacted.

As of August 31, 2012, we were in compliance with the covenants under our Credit Facility.  However, there can be no assurance in the future that we will be in compliance with our covenants under the PNC Credit Facility or the Subordinated Loan Agreement and, to the extent we are not in compliance that our lenders will agree to grant us a waiver.

Our revenues are derived from a few major clients, the loss of any of which could cause our results of operations to be adversely affected.

A large portion of our revenues are drawn from various civilian and military U.S. governmental departments and agencies. These clients include the Department of Defense, Department of Justice, Department of Homeland Security, Department of Health and Human Services, Department of Agriculture, Department of Commerce and the GSA. During the last two fiscal years ended on August 31, 2012 and 2011, U.S. governmental department and agency related sales accounted for approximately 39.2% and 41.4% of our total revenues, respectively.

Either of the following additional risk factors could have a material negative impact on our business:

•	seasonality of federal government related business makes future financial results less predictable;

•	the government’s inability to resolve tax and spending issues could cause a severe reduction in our Federal revenues; and

•
due to our dependence on governments demand for IT products, a material decline in overall sales to the government as a whole, or to a certain key agency thereof, could have a material adverse effect on our results of operations.

Additionally, sales to one of the school districts accounted for approximately $29.3 million or 13.0% and $46.0 million or 21.7% of the Company’s total revenues for years ended August 31, 2012 and 2011, respectively.

We cannot assure you that we can successfully increase the portion of our revenues derived from IT consulting and outsourcing.  If we are unsuccessful, our future results may be adversely affected.

Our transition from an emphasis on IT procurement services to an emphasis on providing IT consulting and outsourcing has placed significant demands on our managerial, administrative and operational resources.  Our ability to manage this transition effectively is dependent upon our ability to develop and improve operational, financial, and other internal systems, as well as our business development capabilities, and to attract, train, retain, motivate and manage our associates.  If we are unable to develop and improve operational, financial, and other internal systems or our business development capabilities, or to attract, train, retain, motivate and manage our associates, our ability to effectively deliver and support our services may be adversely affected.  Further, our transitional efforts to access higher-margin consulting and outsourcing revenues may result in reduced IT procurement services revenue.  If we successfully expand our IT services offerings, periods of variability in utilization may continue to occur.  In addition, we are likely to incur greater technical training costs during such periods.  Historically, our IT procurement services accounted for approximately 53.9% and 64.9% of our total revenues for the years ended August 31, 2012 and 2011, respectively. In contrast, our IT consulting and outsourcing accounted for approximately 46.1% and 35.1% of our total revenues for the years ended August 31, 2012 and 2011, respectively.

Our business will suffer if we fail to develop new services and enhance our existing services in order to keep pace with the rapidly evolving technological environment.

The IT consulting and outsourcing market is characterized by rapid technological change, evolving industry standards, changing client preferences and new product and service introductions. Our future success will depend on our ability to develop solutions that keep pace with changes in the IT consulting and outsourcing market. We cannot assure you that we will be successful in developing new services addressing evolving technologies on a timely or cost-effective basis or, if these services are developed, that we will be successful in the marketplace. In addition, we cannot assure you that products, services or technologies developed by others will not render our services non-competitive or obsolete. Our failure to address these developments could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to compete effectively in the highly competitive IT consulting and outsourcing industry.

The IT consulting and outsourcing business is highly competitive.  Our competitors include established computer product manufacturers, some of which supply products to us, distributors, computer resellers, systems integrators and other IT service providers.  Many computer product manufacturers also sell to clients through their direct sales organizations and certain of them have announced their intentions to enhance such direct sales efforts.  Many of our current and potential competitors have longer operating histories and financial, sales, marketing, technical and other resources substantially greater than ours.  As a result, our competitors may be able to adapt more quickly to changes in client needs or to devote greater resources than we can to the sales of IT products and the provision of IT services and we may not have the resources necessary to compete effectively.

Our inability to maintain high personnel-utilization rates may adversely impact our profit potentiality.

The most significant cost relating to the services component of our business is personnel expense, which consists of salaries, benefits and payroll related expenses.  Thus, the financial performance of our service business is based primarily upon billing margins (billable hourly rates less the costs to us of service personnel on an hourly basis) and utilization rates (billable hours divided by paid hours).  The future success of the services component of our business will depend in large part upon our ability to maintain high utilization rates at profitable billing margins.  The competition for quality technical personnel has continued to intensify, resulting in increased personnel costs.  This intense competition has caused our billing margins to be lower than they might otherwise have been.  Our utilization rates for service personnel likely will also be adversely affected during periods of rapid and concentrated hiring.

Competition for highly skilled technical personnel is intense and the success of our business depends on our ability to attract and retain highly skilled professionals.

Our future success will depend to a significant extent on our ability to attract, train and retain highly skilled IT development professionals. In particular, we need to attract, train and retain project managers, IT engineers and other senior technical personnel. We believe there is a shortage of, and significant competition for, IT development professionals in the U.S. with the advanced technological skills necessary to perform the services we offer. We have subcontracted, to a limited extent in the past, and may do so in the future, with other service providers in order to meet our obligations to our clients. Our ability to maintain and renew existing engagements and obtain new business will depend, in large part, on our ability to attract, train and retain technical personnel with the skills that keep pace with continuing changes in IT, evolving industry standards and changing client preferences. Further, we must train and manage our growing work force, requiring an increase in the level of responsibility for both existing and new management personnel. We cannot assure you that the management skills and systems currently in place will be adequate or that we will be able to train and assimilate new associates successfully. Our failure to attract, train and retain current or future associates could have a material adverse effect on our business, results of operations and financial condition.

Our growth may be hindered by U.S. Citizenship and Immigration Services and Department of Labor restrictions.

Our continued success will depend, to a large extent, on our ability to remain in the forefront of developments in the field of IT.  In order for us to remain competitive in the current market environment, it is critical for us to hire and maintain the services of highly skilled and competitive associates who have the technical and practical expertise to meet the high-end technological needs of our clients.  A number of our IT professionals are from developing countries, especially India.  The ability of Indian nationals to work in the U.S. depends on obtaining the necessary visas and work permits.

The H-1B visa classification enables U.S. employers to employ foreign workers in specialty occupations that require theoretical or technical expertise in a specialized field (such as, Systems Analysis and Systems Engineering) and a bachelor's degree or its equivalent.  The H-1B visa usually permits an individual to work and live in the U.S. for a period of up to six years. Under certain circumstances, H-1B visa extensions after the six-year period may be available. There is a limit on the number of new H-1B petitions that U.S. Citizenship and Immigration Services, or USCIS, one of the successor agencies to the Immigration and Naturalization Service, may approve in any federal fiscal year. In years in which this limit is reached, we may be unable to obtain H-1B visas necessary to bring foreign associates to the U.S.  Furthermore, the costs associated with obtaining H-1B visas is continuing to increase.

There is a statutory cap on H-1B petitions for Fiscal Year 2013 (FY 2013) of 65,000.  There is an additional 20,000 cap-exempt H-1Bs available for individuals who have a U.S. master’s or higher degree.  USCIS began accepting H-1B petitions subject to the FY 2013 cap on April 1, 2012.  On June 11, 2012, USCIS received a sufficient number of petitions to reach the statutory cap for FY 2013. On June 7, 2012, USCIS also received more than 20,000 H-1B petitions on behalf of persons exempt from the cap under the advanced degree exemption. USCIS will reject petitions subject to the cap for H-1B specialty occupation workers seeking an employment start date in FY 2013 that are received after June 11, 2012.

Moreover, there are strict labor regulations associated with the H-1B visa classification. Larger users of the H-1B visa program are often subject to investigations by the Wage and Hour Division of the U.S. Department of Labor. A finding by the U.S. Department of Labor of willful or substantial failure by employers to comply with existing Department of Labor regulations on the H-1B classification may result in back-pay liability, substantial fines, and/or a ban on future use of the H-1B program and other immigration benefits.  We are subject to such audits from time to time.

We also process immigrant visas for lawful permanent residence for associates to fill positions for which there are no able, willing and qualified U.S. workers available to fill the positions. Compliance with the existing U.S. immigration and labor laws, or changes in those laws making it more difficult to hire foreign nationals or limiting our ability to successfully obtain permanent residence for our foreign associates in the U.S., could require us to incur additional unexpected labor costs and expenses or could restrain our ability to retain the skilled professionals we need for our operations in the U.S.. Any of these restrictions or limitations on our hiring practices could have a material adverse effect on our business, results of operations and financial condition.

Our revenues and expenses are unpredictable. A decrease in revenues or increase in expenses could materially adversely affect our operating results.

Our operating results have been, and will continue to be, impacted by changes in technical personnel billing and utilization rates.  Moreover, we expect that downward pricing pressure will persist due to the continued commoditization of computer products.  Further, there are numerous other factors, which are not within our control that can contribute to fluctuations in our operating results, including the following:

•	patterns of capital spending by clients;

•	the timing, size and mix of product and service orders and deliveries;

•	the timing and size of new projects, including projects for new clients; and

•	changes in trends affecting outsourcing of IT services.

We also believe that, to a limited degree, our business is seasonal with a greater proportion of our product sales occurring in the first quarter of our fiscal year due to the capital budgeting and spending patterns of some of our larger clients.  Operating results have been, and may in the future also be, affected by the cost, timing, and other effects of acquisitions, including the mix of product and service revenues of acquired companies.

Our markets are highly competitive, and many of the companies we compete against have substantially greater resources.

The markets in which we operate include a large number of participants and are highly competitive. Many of our competitors may compete more effectively than we can because they are larger, better financed and better known companies than we are. In order to stay competitive in our industry, we must also keep pace with changing technologies and client preferences. If we are unable to differentiate our services from those of our competitors, our revenue may decline. In addition, our competitors have established relationships among themselves or with third parties to increase their ability to address client needs. As a result, new competitors or alliances among competitors may emerge and compete more effectively than we can. There is also a significant industry trend towards consolidation, which may result in the emergence of companies who are better able to compete against us. The results of these competitive pressures could cause our actual results to differ materially and adversely from those anticipated.

Reduction in, or elimination of, our credit facilities with our primary trade vendors could have a material adverse effect on our business and operations.

As of August 31, 2012, our open terms credit lines with our primary trade vendors, including aggregators and manufacturers totaled $22.4 million. Under these credit lines, we are typically obligated to pay each invoice within 30-45 days from the date of such invoice. These credit lines could be reduced or eliminated without a notice, and this action could have a material adverse effect on our business, result of operations, and financial condition.

Adverse changes in U.S. federal government fiscal spending could have a negative effect on our sales, gross margin, and cash flow.

Changes in U.S. federal government spending policies or budget priorities could directly affect our financial performance. Among the factors that could materially harm our business are:

•	the combination of federal income tax increases and government spending restrictions potentially occurring at the end of calendar year 2012, commonly referred to as the fiscal cliff;

•
a significant decline in spending by the U.S. federal government in general or by specific departments or agencies in particular, which may occur if lower tax revenues are received by the government as a result of any economic slow-down;

•	U.S. federal government shutdowns and other potential delays in the appropriation process;

•
the use of a Continuing Resolution to fund agencies instead of a budget appropriation, which may cause our clients within U.S. federal government agencies to defer or reduce work under our current contracts;

•	changes in the structure, composition and/or buying patterns of the U.S. federal government;

•	the adoption of new laws or regulations changing procurement practices; or

•	delays in the payment of our invoices by government payment offices.

These or other factors could cause U.S. federal government agencies and departments to reduce their purchases under contracts, to exercise their right to terminate contracts, or not to exercise options to renew contracts, any of which would cause us to lose future revenue.

The demand for our products and services in our state, local and education verticals depends primarily on state and local budgets. Our business, financial condition and results of operations may be harmed if state and local budgets continue to be constrained.

Education, state and local verticals sales levels are subject to fluctuations driven in part by state budgetary status and changes in state and local government funding and spending patterns. We believe there has been a reduction in spending by schools due to the general economic conditions in the U.S. and fiscal constraints on state and local government budgets. A continuation of global capital and credit market instability, a sluggish economic recovery or a return to a period of economic contraction could result in reductions or further reductions as the case may be, in spending by school districts and other clients to which we sell products and services. A further reduction in spending by our clients could have a material adverse effect on our business, financial condition and results of operations.

Any issue that compromises our relationship with agencies of the U.S. federal government would cause serious harm to our business.

Our sales are highly dependent on the government’s demand for IT products. We believe that U.S. federal government contracts will continue to be a source of the majority of our sales for the foreseeable future. For this reason, any issue that compromises our relationship with agencies of the U.S. federal government would cause serious harm to our business. A material decline in overall sales to the U.S. federal government as a whole, or to certain key agencies thereof, could have a materially adverse effect on our results of operations. Among the key factors in maintaining our relationships with U.S. federal government agencies are:

•	our performance on individual contracts and delivery orders;

•	the strength of our professional reputation;

•	the relationships of our key executives with client personnel;

•	our compliance with complex procurement laws and regulations related to the formation, administration and performance of U.S. federal government contracts; and

•	the ability of the U.S. federal government, at their convenience, to unilaterally terminate our contracts, in whole or part.

To the extent that our performance does not meet client expectations, or our reputation or relationships deteriorate, this would cause a negative effect on our sales, profitability and cash flow. Noncompliance with government procurement regulations or contract provisions could result in substantial monetary fines or damages, suspension or debarment from doing business with the U.S. federal government and civil or criminal liability.

We are subject to regular review and audit by our government clients, government auditors and others, and these reviews can lead to the non-renewal or termination of existing contracts, legal actions, fines and liabilities and other remedies against us.

From time to time, we are subject to review and audit by governmental agencies relating to our governmental business as well as our taxes.  Given the demands of working for governmental agencies, we expect that, from time to time, we will have disagreements or experience performance issues with the various government clients for which we work.  If performance or other issues arise as a result of any investigative process, the government retains the right to pursue remedies, which could include fines or the threatened termination, termination or non-renewal under any affected contract.  If any fines are levied or contract so terminated or not renewed, our ability to secure future contracts could be adversely affected.  Further, the negative publicity that could arise from disagreements with the government could have an adverse effect on our reputation in the industry, reduce our ability to compete for new contracts, and may also have a material adverse effect on our business, financial condition, results of operations and cash flow.

Write-offs of goodwill and other intangible assets could adversely affect our future results of operations and financial position.

Goodwill and intangible assets deemed to have indefinite lives are not amortized but instead are subject to annual impairment tests. As of August 31, 2012 and 2011, we had goodwill of approximately $13.3 million and $18.6 million, respectively.  We performed impairment tests on goodwill as of June 1, 2012 and 2011.  As a result of the impairment tests, we recorded goodwill impairments of $5.3 million and $200,000 as of June 1, 2012 and 2011, respectively.  We test for impairment at least annually.  Such tests may result in a determination that these assets have been impaired. Additionally, we had definite-lived intangible assets, net of accumulated amortization, as of August 31, 2012 and 2011 of approximately $10.5 million and $18.4 million, respectively.  In connection with the goodwill impairment for the year ended August 31, 2012, the Company also recorded an impairment associated with definite-lived intangibles of $4.1 million. If at any time we determine that an impairment has occurred with the remaining goodwill and intangible asset balances, we will be required to reflect the impaired value as a part of operating income, resulting in a reduction in earnings in the period such impairment is identified and a corresponding reduction in our net asset value. A material reduction in earnings resulting from such a charge could cause us to fail to be profitable or increase the amount of our net loss in the period in which the charge is taken or otherwise fail to meet the expectations of investors and securities analysts, which could cause the price of our stock to decline.

Our business may be harmed by the contingent obligations we incurred in connection with our acquisitions or acquisitions we may complete in the future.

In connection with our acquisitions, we have incurred the obligation to make contingent earn out payments tied to performance criteria of the acquired businesses over a specified period. We also expect that acquisitions we may complete in the future may contain contingent earn out payments, and these payments could be significant.  In addition, contractual provisions relating to the contingent earn out obligations may include covenants to operate the businesses acquired in a manner that may not otherwise be most advantageous to us.  Also in connection with our acquisitions, we may have an obligation to pay liabilities associated with the put options on the shares issued to some of the former owners of the acquired companies. These provisions may also result in the risk of litigation relating to the calculation of the amount due or our operation of the business acquired. Such litigation could be expensive and divert management attention and resources. Our obligation to make contingent payments may also result in significant operating expenses.  We can provide no assurance that we will have sufficient funds to pay our contingent obligations when due, or that such obligations, including the associated covenants relating to the operation of the acquired business, will not otherwise adversely affect our business, liquidity, capital resources or results of operations.

Our quarterly sales and operating results are volatile, which makes our future financial results difficult to forecast.

Our sales, operating results and earnings per share have been, and are expected to continue to be, subject to significant fluctuations from quarter to quarter due to a number of factors including:

•	the seasonality of our business due to the U.S. federal government’s buying and funding patterns;

•	fluctuations in our gross margins due to variations in the mix of products and services sold;

•	the number, size and scope of orders from our clients;

•	availability of price protection, purchase discounts and rebate programs from vendors;

•	contractual terms and degree of completion of projects;

•	currency fluctuations; and

•	changes in our sales cycles as we move towards solution selling.

Our recent level of gross margins may not be sustainable. In addition, changes in services gross margin may result from various factors such as changes in the mix between technical support services and advanced services, as well as the timing of service contract initiations, renewals and utilization of service personnel. As a consequence, sales volumes and operating results for future periods are difficult to predict and, therefore, prior results are not necessarily indicative of results to be expected in future periods.

Our cost structure is relatively fixed in the short term, which makes it difficult to reduce our expenses quickly in response to declines in revenue or revenue growth.

We make expenditures to support our revenue growth in advance of achieving the expected revenue. Our expenses associated with headcount and facilities can be difficult to reduce quickly due to the nature of those items. If revenue does not grow as we expect or if it declines, our expenses may constitute a larger percentage of our operating budget than we planned, which would adversely affect our profitability.

We must maintain our status as an authorized reseller/service provider of IT products. The loss of any one such authorization could have a material adverse effect on our business and operations.

We are materially dependent on our continued status as an approved reseller of IT products and our continued authorization as an IT service provider.  Without such authorizations, we would be unable to provide the range of products and services we currently offer, including warranty services and manufacturers support services contracts.  Our resale agreements with manufacturers generally are terminable by manufacturers upon 30 days’ prior written notice.  The loss of one or more of such authorizations could have a material adverse effect on our business and results of operations.

We have no long-term sales commitments from any of our suppliers. A loss of any of our principal suppliers would material adversely affect our IT procurement business.

Our IT procurement business depends on large part upon our access to aggregators and manufacturers to supply us with products at competitive prices and on reasonable terms for resale by us to our clients.  Certain agreements may be terminated by such companies upon 30 days’ prior written notice. We cannot assure you that we will be able to continue to obtain products from the aggregators and manufacturers at prices or on terms acceptable to us, if at all.

Our client engagements entail significant risks and a failure to meet a client’s expectations could materially adversely affect our reputation and business.

Many of our engagements involve projects that are critical to the operations of our clients’ businesses and provide benefits that may be difficult to quantify.  Our failure or inability to meet a client’s expectations in the performance of our services could result in a material adverse change to the client’s operations and, therefore, could give rise to claims against us or damage our reputation, adversely affecting our business, results of operations and financial condition.

Our use of fixed-price contracts could adversely affect our operating results.

From time to time we may enter into contracts that are performed on a fixed-price basis. Under a fixed-price contract, we agree on the price that we will receive for the entire project, based upon a defined scope, which includes specific assumptions and project criteria. If our estimates of our own costs to complete the project are below the actual costs that we may incur, our margins will decrease, and we may incur a loss. The revenue, cost and gross profit realized on a fixed-price contract will often vary from the estimated amounts because of unforeseen conditions or changes in job conditions and variations in labor and equipment productivity over the term of the contract. If we are unsuccessful in mitigating these risks, we may realize gross profits that are different from those originally estimated and incur reduced profitability or losses on projects. Depending on the size of a project, these variations from estimated contract performance could have a significant effect on our operating results for any quarter or year.

We may issue additional equity to management or in connection with future acquisition that may dilute our stockholders’ ownership.

We have in the past and in the future will continue to issue equity or instruments with characteristics of equity to management as part of our executive compensation program. In addition, as part of our strategy, we may acquire other businesses and may use our stock as a portion of the purchase price for such transactions. Any future equity issuances will result in further dilution to holders of our common stock.

Holders of our common stock may face a lack of liquidity.

Our common stock is currently traded on The Over-the-Counter Bulletin Board market.  Given the fact that our common stock is thinly traded, there can be no assurance that the desirable characteristics of an active trading market for such securities will ever develop or be maintained.  Therefore, each investor’s ability to control the timing of the liquidation of the investment in our common stock will be restricted and an investor may be required to retain his investment in our common stock indefinitely.

The market price of our common stock has been and is likely to continue to be volatile, which may make it difficult for stockholders to resell common stock when they want to and at prices they find attractive.

Our share price has been volatile due, in part, to the general volatility of the securities market and the lack of liquidity of our common stock. Factors other than our operating results may affect our share price and may include the level of perceived growth of the industries in which we participate, market expectations of our performance success of the partners and the sale or purchase of large amounts of our common stock.

If we make future acquisitions of companies, technology and other assets, we may be exposed to numerous risks such as difficulty integrating acquired companies, technologies and assets or generating an acceptable return on our investment.

We may pursue opportunities to acquire companies, technologies and assets that would complement our current service offerings, expand the breadth of our markets, enhance our technical capabilities or that may otherwise offer growth opportunities as we have done in the past. Acquisitions involve numerous risks, including the following:

•	difficulties and delays in integrating the system with our current operations;

•	diversion of management’s attention away from normal daily operations of our business;

•	difficulty in entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions;

•	initial dependence on an unfamiliar system while training personnel in its use;

•	difficulties and delays in processing financial information from acquired companies to allow for timely filing of periodic reports;

•	insufficient revenues to offset increased expenses associated with acquisitions; and

•	the potential loss of key associates of the acquired companies.

Acquisitions may also cause us to:

•	issue common stock or preferred stock or assume stock option plans that would dilute current stockholder’s percentage ownership;

•	use cash, which may result in a reduction of our liquidity;

•	assume liabilities;

•	record goodwill and other intangible assets that would be subject to impairment testing and potential periodic impairment charges;

•	incur amortization expenses related to certain intangible assets;

•	incur large and immediate write-offs; and

•	become subject to litigation.

Mergers and acquisitions of companies in our industry and related industries are inherently risky, and no assurance can be given that our acquisition strategy will be successful, that we will have the resources to pursue this strategy, and that such acquisitions will not materially adversely affect our business, operating results, or financial condition. Failure to manage and successfully integrate acquisitions could harm our business and operating results in a material way. Even when an acquired company has already developed and marketed products or services, there can be no assurance that product enhancements will be made in a timely fashion or that all pre-acquisition due diligence will have identified all possible issues that might arise with respect to such products or services.

We could find it challenging to obtain financing for future acquisitions.

We are currently a net borrower of cash.  In the current market environment, many of the companies we are looking at to acquire are looking for a significant cash payment up front as part of the overall consideration.  Since our ability to raise more debt, based on our current balance sheet, may hinder our ability to acquire companies, we continue to improve our balance sheet.  Any tightening of credit markets could also limit our ability to fully execute our growth strategy in the future.

Fluctuations in foreign currency exchange rates could negatively impact our results of operations.

We are exposed to gains and losses resulting from the effect that fluctuations in foreign currency exchange rates have on the reported results in our Consolidated Financial Statements due to the translation of operating results and financial position of our foreign subsidiaries.

We are subject to changes in U.S. and global market conditions that are beyond our control and may have a material effect on our business and results of operations.

The U.S. States and global economies are currently experiencing a period of substantial economic uncertainty with wide-ranging effects. The Company is unable to predict the impact, severity, and duration of these economic events, which could have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

Weather conditions may adversely impact our business.

Weather conditions may adversely impact our operating results. The occurrence of hurricanes and other storms could result in the disruption of our operations. While we traditionally maintain property and casualty insurance coverage for damage caused by hurricanes and other storms, there can be no assurance that such insurance coverage is adequate to cover losses that we may sustain as a result of hurricanes and other storms. For example, our headquarters, in northern New Jersey, was forced to close for two weeks as a result of sustained power interruptions associated with Hurricane Sandy.  We maintain insurance for property damage and business interruption, subject to deductibles. We cannot currently quantify the negative effects of business interruption associated with Hurricane Sandy.

Information technology failures and data security breaches could harm our business.

We use information technology and other computer resources to carry out important operational and marketing activities and to maintain our business records. These information technology systems are dependent upon global communications providers, web browsers, telephone systems and other aspects of the Internet infrastructure that have experienced security breaches, cyber-attacks, significant systems failures and electrical outages in the past. A material network breach in the security of our information technology systems could include the theft of customer, employee or company data.  A security breach or a significant and extended disruption in the functioning of our information technology systems could damage our reputation and cause us to lose customers, adversely impact our sales and revenue and require us to incur significant expense to address and remediate or otherwise resolve these kinds of issues. The release of confidential information as a result of a security breach may also lead to litigation or other proceedings against us by affected individuals or business partners, or by regulators, and the outcome of such proceedings, which could include penalties or fines, could have a significant negative impact on our business. We may also be required to incur significant costs to protect against damages caused by these information technology failures or security breaches in the future. We routinely evaluate the effectiveness of the security of our information technology systems, and we regularly enhance our security measures to protect our systems and data.  However, we cannot provide assurances that a security breach, cyber-attack, data theft or other significant systems failures will not occur in the future, and such occurrences could have a material and adverse effect on our consolidated results of operations or financial position.

Item 1B.     Unresolved Staff Comments

Not applicable.

Item 2. Properties

Our corporate headquarters is currently located in Springfield, New Jersey.  We do not own any real property.  The following table contains information about our material leased facilities.

Address	Reporting Segment Used by	(Size in Square Feet)	Monthly Rent	Expiration Date

Civic Office Building, 20th Floor Suite 2050	CSLED	7,688	$25,571	January 31, 2020
20n Wacker Drive
Chicago, IL

2355 Dulles Corner Blvd, Suite 600	Federal	11,012	$24,722	March 30, 2016
Herndon, VA 20171

500 Satellite Blvd.	CSLED	36,284	$20,816	November 30, 2014
Suwannee, GA 30024

11 Diamond Road	Federal/CSLED/	44,000	$17,250	May 31, 2014
Springfield, NJ 07081	Corporate

100 Matsonford Road, Suite 420	Corporate	7,342	$17,205	June 30, 2017
2 Radnor Corporate Center,
Radnor, PA 19087

612 Pierce Boulevard	Federal/CSLED	4,900	$10,388	December 31, 2014
O'Fallon, IL 62269

Gopal House No. 127/1B/b	CSLED	7,300	$8,433	Monthly
Plot A1 Village Kothrud,
Tal. Haveli,
Dist.: Pune - 411029
India

329 March Road Suite 108	CSLED	4,150	$8,393	October 31, 2017
Ottawa, ON M5X 1C9
Canada

16 Executive Drive	CSLED	3,788	$8,226	December 31, 2012
Fairview Heights, IL 62208

56 Outer Ring Road	CSLED/Corp	6,000	$8,146	August 31, 2014
Next to Advith Hyundai
Marathalli Outer Ring Road
Deverabisanahalli
Banglore - 560103
India

9450 Philips Highway, Suite 1	CSLED	7,563	$5,074	February 28, 2014
Jacksonville, FL 32256

2201 Walnut Avenue, Suite 230	CSLED	2,230	$4,906	August 31, 2013
Freemont, CA

600 Market Place	Federal	3,175	$4,688	December 31, 2013
Bridgeport, WV 26330

Two Carlson Parkway, Suite 205	CSLED	3,301	$4,539	August 31, 2014
Plymouth, MN 55441

Item 3.  Legal Proceedings

The Company is occasionally involved in various lawsuits, claims, and administrative proceedings arising in the normal course of business. The Company believes that any liability or loss associated with such matters, individually or in the aggregate, will not have a material adverse effect on the Company’s financial condition or results of operations.

Item 4.  Mine Safety Disclosures

Not applicable.

PART II

Item 5.  Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Our common stock is quoted on the Over-The-Counter Bulletin Board market under the symbol “ETEC.OB.” The following table sets forth the high and low closing prices of our common stock for the periods indicated:

Three Months Ended	High	Low
August 31, 2012	$1.23	$1.05
May 31, 2012	$1.18	$0.90
February 29, 2012	$1.12	$0.20
November 30, 2011	$0.80	$0.39
August 31, 2011	$1.05	$0.36
May 31, 2011	$1.05	$0.59
February 28, 2011	$1.14	$0.60
November 30, 2010	$1.22	$0.75

The above quotations represent prices between dealers and do not include retail mark-ups, markdowns or commissions.  They do not necessarily represent actual transactions.

As of November 19, 2012, there were 492 record holders of our common stock, although we believe that the number of beneficial holders is approximately 800.

We have not previously declared any dividends.  It is not likely that dividends on shares of our common stock will be declared in the foreseeable future. Under our PNC Credit Facility, we may not declare any dividends without the consent of our lenders. However, even if our lenders consented, the determination and payment of dividends with respect to the shares in the future will be within the discretion of the Company’s Board of Directors and will depend on our earnings, strategic uses of cash and capital requirements and operating and financial condition, other uses of cash, among other factors.

Information with respect to equity compensation plans of the Company appears in Item 12 of this report.

On August 15, 2011, the Company entered into the “Subordinated Loan Agreement” with NewSpring.  The Subordinated Loan Agreement provides for a subordinated term loan in an original principal amount of $10.0 million (the “Subordinated Credit Facility”).  In connection with the Subordinated Credit Facility from NewSpring, on August 15, 2011, the Company issued to NewSpring a Common Stock Purchase Warrant (the “NewSpring Warrant”) to purchase the number of shares of common stock of the Company, par value $0.01 (the “Common Stock”), equal to 5.0% of the Common Stock outstanding at the time of, and after giving effect to, the exercise of the NewSpring Warrant based on the “treasury stock method” in accordance with generally accepted accounting principles applicable in the United States of America  (“GAAP”) and determined using the same principles, assumptions and estimates that are used by the Company in the preparation of its financial statements.  As of August 31, 2011 and 2012, the NewSpring Warrant would be exercisable for 903,606 shares of Common Stock.  The exercise price for the Warrant is $0.01 per share, which may be paid through a cashless exercise.  The NewSpring Warrant expires on August 15, 2021.

On December 30, 2011, in connection with the entry into the PNC Credit Facility and Peachtree becoming a lender under the Subordinated Credit Facility, the Company amended and restated the NewSpring Warrant and granted a warrant (the “Peachtree Warrant”) to Peachtree.  The Peachtree Warrant grants the right to purchase the number of shares of Common Stock, equal to 1.5% of the Common Stock outstanding at the time of, and after giving effect to, the exercise of the Peachtree Warrant based on the “treasury stock method” in accordance with GAAP and determined using the same principles, assumptions and estimates that are used by the Company in the preparation of its financial statements.  As of August 31, 2012, the Peachtree Warrant would be exercisable for 271,926 shares of Common Stock, respectively.  The exercise price for the Warrant is $0.01 per share, which may be paid through a cashless exercise.  The Peachtree Warrant expires on December 30, 2021.

All of these securities were not registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities law, which exempt transactions by an issuer not involving any public offering.  The securities were offered for investment purposes only and not for the purpose of resale or distribution, and the transfer thereof was restricted under the terms of the respective purchase agreements.

Item 6.  Selected Financial Data

Not required for smaller reporting companies.

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

Reference is made to the “Risk Factors” outlined in Item 1A for a discussion of important factors that could cause actual results to differ from expectations and any of our forward-looking statements contained herein.  The following discussion as of August 31, 2012 and 2011 should be read in conjunction with our audited consolidated financial statements and accompanying notes, which are contained elsewhere in this Report.

Overview of Emtec

Emtec, Inc., a Delaware corporation, was formed on January 17, 2001 and is an information technology (“IT”) services provider.  We provide consulting, application services and infrastructure services to commercial and public sector clients.  The Company’s client base is comprised of commercial businesses, school districts, and departments of the U.S. and Canada’s federal, state/provincial and local governments~~.~~

Over the last two years, we have concentrated our sales efforts on growing our consulting and outsourcing services to our clients; we go to market through specific industry segments, commonly called “verticals,” “industry verticals” or “vertical markets”, and through specific organizational functional expertise.

Our primary business objective is to become a leading provider of high quality IT application services and innovative consulting for our clients, while continuing to provide a range of managed infrastructure support.

We service our clients on their premises or in our delivery centers in the U.S., Canada and India.

Our consulting and outsourcing services can be subject to inflationary pressures and, in order to stay competitive, we typically need to increase the wages of our consultants.  Generally, rate increases to our clients lag behind such wage increases due to the long term nature of contracts with some of our clients. While the economy in general has suffered since 2008, IT unemployment is lower than other job functions across the U.S. This is from a lack of qualified technical resources and the U.S. government’s tightening of immigration limits.

While we are ultimately focused on growing revenue, the Company has been in a transition period over the last several years.  We have been moving away from lower gross margin revenue that requires significant scale to maintain profitability, towards higher gross margin recurring revenue that requires significantly less overhead.  As such, we have concentrated our focus on improving overall gross profit, gross margins and operating profit.

Factors that may affect gross profits in the future include billing rates, utilization rates of our consultants, and pay and benefits for our consultants. In addition, the mix of services we provide can affect gross margins; domestically-based long-term, recurring revenue outsourcing contracts tend to have lower margins than project based consulting engagements.   In addition, increasing use of offshore resources for maintenance and support will have the effect of decreasing our revenues while increasing our gross margins.

Our procurement services business is typically a low margin, high overhead business.  The procurement services we provide for our clients have historically not been adversely affected by inflation.  Technological advances or competition within the IT industry  have generally caused the prices of the products we sell to decline as well as the product life-cycles tend to be shorter. With continuing downward pressure on prices, we have taken the approach that we favor growth of product lines with higher gross margins, and larger and fewer transactions.  Except in our Federal segment we are not currently focused in growth of our product sales.  Rather, we view these sales to be ancillary to our core service relationships with our clients.  Our clients purchase products through us because we provide a particular knowledge of the appropriate configuration, because they have outsourced the deployment of these products to us, or because we have simplified the purchasing process through an agreement that provides ease of use and volume pricing incentives.

Factors that may affect procurement services gross profits in the future include changes in product margins, volume incentive rebates and other incentives offered by various manufacturers, the mix of products sold, the mix of client type and the decision to aggressively price certain products.

Factors that may in the future have a negative impact on our selling, general and administrative expenses for both types of services  include costs associated with marketing and selling activities, potential merger and acquisition related costs, technological improvement costs, compliance costs associated with SEC rules and increases in our insurance costs.

During 2012, we decided to re-segment our business.  We have two reporting segments, Federal and Commercial, State, Local and Education (“CSLED”), each having its own independent sales force.    Our Federal segment sells our portfolio of services to the various agencies of the U.S federal government.  The federal government uses a variety of master contracts (or “contract vehicles”) and seldom purchases services and products directly without using a prime vendor listed under the contract.  Thus, there is a concentrated sales effort on obtaining the rights to sell as a prime vendor under these contracts.  Once the contract vehicle has been awarded, the Company largely competes against a limited number of other awardees.  In addition, the federal government reserves a certain amount of business under these contracts for companies in various special interest groups’ categories such as small businesses~~;~~ women owned businesses and service disabled veteran owned businesses.  Emtec partners and subcontracts with a number of these firms in order meet the government’s’ requirements under the contracts and contract vehicles.  Further, many of the awardees of contract vehicles do not have a complete portfolio of services.  Accordingly, they seek out to partner with companies, such as Emtec, who can provide specific expertise in which the federal government may be looking for on a bid.  Therefore, even though the Company may not be a vendor under a contract vehicle, they still may be a subcontractor to a prime vendor.  Emtec is a prime vendor and a designated subcontractor to prime vendors under numerous of these contract vehicles.

The sales cycle for a procurement service transaction for the Federal segment is typically very short-term in nature and very cyclical with the majority of sales orders being placed immediately before the end of the U.S. government’s fiscal year in September.  Thus our Federal segment typically has a strong fiscal first quarter as these products are delivered during the months of October and November.  By contrast, the sales cycle for a consulting and outsourcing customer is an extremely elongated sale cycle.  However, once the sale is made, the contract typically lasts from 3-8 years and provides a very predictable stream of revenue.

Within our CSLED segment, we have our “Commercial” operating segment and our “State, Local and Education” (“SLED”) operating segment.  This segment has one sales force that serves the entire CSLED segment.  While the SLED and Commercial businesses can differ in their sales process, we have observed enough evidence of the relationships between many of our Commercial and SLED clients, and the projects tend to be similar in nature with large 3-5 year outsourcing contracts and shorter 6-9 month project based contracts.  In addition, our procurement sales in both of these business units are sold typically as part of a larger consulting and outsourcing contract and are a service we provide as part of our relationship.  The motivation of the sales teams in this segment is not focused primarily on procurement sales but rather on consulting and outsourcing services, and, when needed, responding to the client when the client needs the product as part of our ongoing outsourcing relationship or executes a product rollout.

Quarterly Financial Summary

We believe that as we add to the portfolio of services we are offering, our revenues will experience less quarterly fluctuations.  Some of the contracts we are now in the process of negotiating with federal government agencies require services and products to be delivered throughout the year as opposed to the historical cyclical delivery timing we have experienced.  In addition, we have diversified our revenue base through the businesses we have acquired.  These businesses typically deliver long-term services to a variety of clients.  Therefore, the revenues from these acquired businesses have not fluctuated as much quarter-to-quarter as has our historical business.  We expect to continue to develop new practices and acquire companies which may not have significant seasonal fluctuations.  Accordingly, we expect our revenues not to fluctuate as much quarter to quarter in the future as they have in the past.

In 2012, we rebounded from a difficult year for our Federal segment in 2011 due to budgetary crises in 2011.  After a solid first quarter, we decided that the business could not withstand another significant downturn in the Federal segment.  With the fiscal cliff looming in January 2013, we cut back on non-performing sales personnel in the Federal segment and reduced other operational overhead.  This restructuring allowed the Federal segment to be significantly more profitable during the second, third, and fourth quarters of 2012.  We believe we currently have a more productive sales team in place and more efficient operations associated with our Federal segment.  In addition, our sales team has been selling longer term projects that include a combination of procurement and consulting and outsourcing which we believe may lead to a more predictable and more evenly distributed base of revenue for 2013.

During the fourth quarter of 2011 and the first three quarters of 2012, we were affected by a significant slowdown in our SLED business.  One of our clients had delayed a number of projects dues to a delay in receiving tax revenues that are specifically designed to purchase IT services and systems.  During the fourth quarter of 2012, this business returned to its normal run-rate.  This slowdown was partially offset by new contracts in our Commercial business; however we also invested in sales talent and practice management in Commercial in 2012 to position the Company for future growth.  The table below does not identify the effects of significant non-cash charges which are identified in our quarterly statements and in other sections of this document for the full year ended August 31 2012.  Readers of this document should refer to those documents and items in order to get a better understanding of the Company’s performance.

	Year ended August 31, 2012
	(In thousands, except share amounts)
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal 2012

Revenue	$72,030	$47,725	$50,699	$54,119	$224,573

Gross Profit	$11,896	$8,481	$9,060	$8,584	$38,021

Net Income (Loss)	$455	$(2,736)	$(926)	$(9,216)	$(12,423)

Net Income (Loss) per share:	$0.05	$(0.17)	$(0.06)	$(0.55)	$(0.74)
Basic and Diluted

	Year ended August 31, 2011
	(In thousands, except share amounts)
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal 2011

Revenue	$76,869	$46,130	$44,859	$44,289	$212,147

Gross Profit	$10,547	$7,750	$7,807	$6,963	$33,067

Net Income (Loss)	$729	$(427)	$(812)	$(3,740)	$(4,250)

Net Income (Loss) per share:	$0.05	$(0.03)	$(0.05)	$(0.24)	$(0.27)
Basic and Diluted

The consolidated quarterly financial information for the year ended August 31, 2011 includes the accounts and transactions of Dinero, Covelix and Emerging with respective acquisition dates of February 3, 2011, March 1, 2011 and August 15, 2011.

Overview of Consolidated Financial Statements Presented Herein

The consolidated financial information for the year ended August 31, 2011 includes the accounts and transactions of Dinero, Covelix, and Emerging as of the respective acquisition dates of February 3, 2011, March 1, 2011 and August 15, 2011.

EMTEC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Years Ended August 31,
	2012	2011	Change	%
Revenues
Consulting and outsourcing	$103,438	$74,538	$28,900	38.8%
Procurement services	121,135	137,609	(16,474)	(12.0)%
Total Revenues	224,573	212,147	12,426	5.9%

Cost of Revenues
Cost of consulting and outsourcing	80,132	55,695	24,437	43.9%
Cost of procurement services	106,420	123,385	(16,965)	(13.7)%
Total Cost of Revenues	186,552	179,080	7,472	4.2%

Gross Profit
Consulting and outsourcing	23,306	18,843	4,463	23.7%
Consulting and outsourcing %	22.5%	25.3%

Procurement services	14,715	14,224	491	3.5%
Procurement services %	12.1%	10.3%

Total Gross Profit	38,021	33,067	4,954	15.0%
Total Gross Profit %	16.9%	15.6%

Operating expenses:
Selling, general, and administrative expenses	32,467	33,346	(879)	(2.6)%
Retention bonuses to former owners of acquired entities	884	1,040	(156)	(15.0)%
Non cash operating expenses
Stock-based compensation	420	514	(94)	(18.3)%
Warrant liability adjustment	890	57	833	1461.4%
Earnout liability adjustment	557	-	557	-
Impairment of identifiable intangible assets	4,132	-	4,132	-
Impairment of goodwill	5,295	200	5,095	2547.5%
Depreciation and amortization	5,304	3,387	1,917	56.6%
Total operating expenses	49,949	38,544	11,405	29.6%
Percent of revenues	22.2%	18.2%
Operating loss	(11,928)	(5,477)	(6,451)	117.8%
Percent of revenues	(5.3)%	(2.6)%

Other expense (income):
Interest income – other	(102)	(23)	(79)	343.5%
Interest expense	3,298	1,110	2,188	197.1%
Other	(117)	57	(174)	(305.3)%

Loss before income tax benefit	(15,007)	(6,621)	(8,386)	126.7%
Income tax benefit	(2,584)	(2,371)	(213)	9.0%
Net loss	$(12,423)	$(4,250)	$(8,173)	192.3%
Percent of revenues	(5.5)%	(2.0)%

Consolidated Results of Operations Overview

During the year ended August 31, 2012, the Company lowered the six year projections for all business units used in our goodwill and intangible asset impairment testing. The projections were lowered due to the uncertainty surrounding the impending fiscal cliff.  In the past, we had forecasted with the assumption that the President and Congress would have come to an agreement prior to January 1, 2013.  Since 2011, it has become far less likely that the fiscal cliff will be avoided, so we reduced our projections and assumed a decline in economic activity.  While we do not project negative cash flows for any of our business units nor do we believe we will default on any of the debt covenants due to the strength of our education backlog and our continuing cost reductions, the impact of a reduction in these projections resulted in goodwill impairment of $4.8 million in our CSLED segment (driven by a reduction in revenue growth projections in the commercial unit) and a write-down of $521,000 in our federal segment.

In addition, customer relationships in our CSLED segment were written down by approximately $4.0 million.  In 2011, parts of the staffing business were still growing and others seemed to have stabilized; however, the Company was still not generating significant cash flow from the staffing business so it was restructured to focus on cash generation rather than new sales growth.  As a result, the staffing business returned to profitability but numerous clients were lost as we focused on rate improvement. To a lesser extent, the customer intangible write-downs were the continued reduction of customers which the Company had in its legacy procurement (VAR) commercial business which has also gone through a significant restructuring to improve profitability.

Readers should note that these write downs have no effect on the operating cash flows for 2012 or anything Management has mentioned in this analysis on the outlook for 2013.   Management believes it has sufficient cash flows to meet its obligations in 2013, as well as continue with its future growth plans.  Readers are encouraged to read the footnotes to the financial statements for further review of these write-downs.

Management examines numerous measures when analyzing the results of our operations.  Our objective is to grow the overall revenues, gross profit margins and continuous operating cash flows of the Company.

As we diversify our business and grow our consulting and outsourcing services revenues, and in particular our applications services revenues, we expect gross margins to increase.  However, due to changes in types of services, we may occasionally see a decline in our services gross margin which may lead to a decline in our overall gross margin.

We measure our selling costs as a percentage of gross profits and sales compensation for the associates of the Company is derived from gross profit.  We expect that our growth will lead to selling costs increasing, but as our revenues grow we expect our selling costs to grow less quickly than our gross profit, thereby decreasing selling costs as a percentage of total gross profits. We expect as we grow our general and administrative costs will decrease as a percentage of revenue.  In the past, we have invested, from time to time, in additional selling, general and administrative costs in order to be able to grow our revenue more quickly based on market conditions.  In addition, we may experience an increase in our overall selling, general and administrative costs prior to being able to rationalize some of the costs (for example after an acquisition, we may not experience overhead synergies immediately).

We currently categorize our revenues and costs of services into “Procurement Services” and “Consulting and Outsourcing.”  We have made these categorizations in order to analyze our growth in IT professional services as a percentage of overall revenues.  We have divided our business into two reporting segments.  Our Federal segment sells our portfolio of services to the various agencies of the U.S. federal government.  Our CSLED segment sells our portfolio of services to clients in the Commercial and SLED business units.

Total revenue for fiscal 2012 increased 5.9% or $12.4 million as compared to fiscal 2011.  This increase was primarily the result of the full year effect of the 2011 acquisitions that was partially off-set by project delays from our education clients.

The aggregate gross profit increased by $4.9 million for fiscal 2012 as compared to fiscal 2011.  The increase is due to higher revenues and a shift in the Company’s revenue mix from lower margin procurement services to higher margin consulting and outsourcing services.  For fiscal 2012, the aggregate gross margin increased to 16.9% as compared to 15.6% for fiscal 2011.  This increase is primarily attributable to higher gross margins from procurement services revenue partially off-set by lower gross margin in consulting and outsourcing related to underutilized staff due to project delays from our education clients.

We have itemized our operating expenses in order to present a more accurate picture of our ongoing costs.  Our selling, general and administrative expenses include ongoing costs of our sales force and our administrative overhead.   Selling, general and administrative expenses decreased by approximately $879,000 from fiscal 2011 to fiscal 2012.  This decrease is primarily the result of our ongoing cost cutting efforts including a $4.0 million cost cutting project in the fourth quarter of fiscal 2011 and an additional $3.6 million in reductions in 2012.  The decrease was offset by a $6.7 million increase from the effect of reporting a full year of selling, general and administrative expenses on our 2011 acquisitions.

As part of the consideration we give to acquire companies, we often include bonuses which may either be in the form of retention or performance incentives.  Often these bonuses are awarded to the second layer of management within the acquired companies and to a lesser extent the former owners of the acquired companies.  Since these bonuses are in lieu of purchase consideration, we separate them out in segment comparative income statements.  During fiscal 2012, we expensed $884,000 for these bonuses which was a $156,000 decrease over the amount expensed in fiscal 2011.  Unless we acquire new companies, these amounts will continue to decrease.

Stock based compensation records the expense of any stock consideration awarded to management.  We believe providing management with stock-based compensation properly motivates management to increase the value of the stock over time and allows us to retain key management.  It also allows the Company to increase the operating cash flows of the Company instead of paying out large cash awards for performance.  Stock based compensation decreased by approximately $94,000 in fiscal 2012.  This was primarily because stock based compensation is amortized over the vesting period.  In fiscal 2011, executive management bonuses were less than they had typically been in prior years and there were no stock awards paid as part of executive management bonuses.  Accordingly, the amortization that would typically occur over the one year vesting of these awards did not occur in fiscal 2012.  The remaining amortization in fiscal 2012 is for awards with longer vesting periods.

As explained in Note 13 to our financial statements, the Company has issued various warrants.  These warrants are marked to market each quarter.  The warrant expense or income for the year actually represents the opposite effect of an increase in the Company’s stock.  As the stock price increases, the Company records an expense, and as it decreases it records income related to these warrants.  The warrant liability adjustment for fiscal 2012 was $890,000 versus $57,000 in fiscal 2011.  This is primarily the result of the increase in the Company’s stock price and the increase in number of warrants due to the issuance of warrants as a result of the Company’s subordinated debt issuances in the fourth quarter of fiscal 2011 and the second quarter of fiscal 2012.

The Company recorded $557,000 in earn out liability adjustments in fiscal 2012.  This non-cash charge which has been expensed represents an increase in the probability of the earn out liability being paid and the effect of the time value of money since the earn outs are closer to being paid.  This increase in the liability from expense was offset by actual earn out payments in fiscal 2012.

In the fourth quarter of fiscal 2012, the Company recorded impairment charges of $5.3 million associated with goodwill and $4.1 million associated with identifiable intangible assets.

As discussed earlier, during the year ended August 31, 2012, the Company lowered the six year projections for all business units used in our goodwill and intangible asset impairment testing. The projections were lowered due to the uncertainty surrounding the impending fiscal cliff.  In the past, we had forecasted with the assumption that the President and Congress would have come to an agreement prior to January 1, 2013.  Since 2011, it has become far less likely that the fiscal cliff will be avoided, so we reduced our projections and assumed a decline in economic activity.  While we do not project negative cash flows for any of our business units nor do we believe we will default on any of the debt covenants due to the strength of our education backlog and our continuing cost reductions, the impact of a reduction in these projections resulted in goodwill impairment of $4.8 million in our CSLED segment (driven by a reduction in revenue growth projections in the commercial unit) and a write-down of $521,000 in our federal segment.

In addition, customer relationships in our CSLED segment were written down by approximately $4.0 million.  In 2011, parts of the staffing business were still growing and others seemed to have stabilized; however, the company was still not making a great deal of cash flow from the staffing business so it was restructured to focus on cash generation rather than new sales growth.  As a result, the staffing business returned to profitability but numerous clients were lost as we focused on rate improvement. To a lesser extent, the customer intangible write-downs were the continued reduction of customers which the Company had in its legacy procurement (VAR) commercial business which has also gone through a significant restructuring to improve profitability.

Depreciation and amortization increased by $1.9 million in 2012.  This was a result of the increased depreciation and intangible amortization from the Company’s 2011 acquisitions, as well as increased depreciation from the Company’s fiscal 2011 SAP implementation.

The operating loss increased by 117.8% to $11.9 million for fiscal 2012 as compared to $5.5 million for fiscal 2011.  The increase in operating loss is mainly due to the increase in non-cash operating expenses of $12.4 million related to warrant liability adjustment, earn out liability adjustment, impairment of goodwill and intangible assets and increase in depreciation and amortization, as discussed above.  Other expense (income), net, increased $1.9 million to $3.1 million for fiscal 2012 as compared to $1.1 million for fiscal 2011 related to additional interest expense.  The increase in interest expense is a result of the subordinated debt the Company issued in August 2011 and December 2011, as well as the amortization of deferred financing costs associated with the subordinated debt issuance and the Company’s new PNC Credit Facility commencing December 2011.

We have divided our business into three segments as of June 1, 2012

•	Federal - provides IT consulting services, outsourcing services, and procurement services to the various agencies of the U.S. federal government.
•	Commercial, State & Local and Education (“CSLED”) – provides IT consulting services, outsourcing services, and procurement services to clients in the commercial, state & local and education sectors.
•	Corporate- Provides operational support to the segments and generates no revenue or gross profit.

The results of each segment are discussed below

Results of Operations – Federal

The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of our Results of Operations for the fiscal years ended August 31, 2012 and 2011.

FEDERAL
STATEMENTS OF OPERATIONS
(In thousands)

	Years Ended August 31,
	2012	2011	Change	%
Revenues
Consulting and outsourcing	$12,524	$11,140	$1,384	12.4%
Procurement services	75,471	76,729	(1,258)	(1.6)%
Total Revenues	87,996	87,869	126	0.1%

Cost of Revenues
Cost of consulting and outsourcing	9,907	8,547	1,360	15.9%
Cost of procurement services	66,807	68,966	(2,159)	(3.1)%
Total Cost of Revenues	76,713	77,513	(800)	(1.0)%

Gross Profit
Consulting and outsourcing	2,618	2,593	25	1.0%
Consulting and outsourcing %	20.9%	23.3%

Procurement services	8,665	7,763	901	11.6%
Procurement services %	11.5%	10.1%

Total Gross Profit	11,282	10,356	926	8.9%
Total Gross Profit %	12.8%	11.8%

Operating expenses:
Selling, general, and administrative expenses	5,331	8,313	(2,981)	(35.9)%
Retention bonuses to former owners of acquired entities	133	604	(471)	(78.0)%
Non cash operating expenses
Earnout liability adjustment	513	-	513	-
Impairment of identifiable intangible assets	102	-	102	-
Impairment of goodwill	521	-	521	-
Depreciation and amortization	934	867	66	7.7%
Total operating expenses	$7,534	$9,784	$(2,250)	(23.0)%
Percent of revenues	9%	11%
Operating income	$3,748	$572	$3,176	555.2%
Percent of revenues	4.3%	0.7%

Comparison of Years Ended August 31, 2012 and 2011 - Federal

Revenues - Federal

Our Federal segment's total revenue increased by $126,000. Our consulting and outsourcing revenue increased by $1.4 million, or 12.2% to $12.5 million for the year ended August 31, 2012 as compared to $11.1 million for the year ended August 31, 2011, which was offset by a $1.2 million decrease in our procurement business. The increase in our consulting and outsourcing revenue is primarily attributable to the focus of our Federal segment sales force on selling long-term engagements which have higher margins than our procurement business.

Gross Profit - Federal

Aggregate gross profit for our Federal segment increased $926,000, or 8.9%, to $11.3 million for the year ended August 31, 2012 as compared to $10.4 million for the year ended August 31, 2011.  This increase was related to an increased gross profit from procurement services revenue.  Although procurement services revenues slightly decreased for the year ended August 31, 2012, we targeted our sales efforts on higher margin procurement services revenues during fiscal 2012.   Our consulting and outsourcing gross profit was relatively flat during 2012.  The gross margin in consulting and outsourcing decreased from 23.3% to 20.9%.  While revenues increased for consulting and outsourcing, we lost a higher margin outsourcing arrangement in our federal application services business and had several new consulting projects which were shorter term in duration and had a lower margin.

Overall measured as a percentage of revenues, the gross margin for the Federal segment increased to 12.8% of revenues for the year ended August 31, 2012 from 11.8% for the year ended August 31, 2011.  This increase is primarily related to obtaining higher margin procurement service revenues during fiscal 2012 and offset by the lower margin consulting and outsourcing revenue as described above.

Operating Expenses - Federal

Selling, general and administrative expenses decreased by $3.0 million to $5.3 million in fiscal 2012 from $8.3 million in fiscal 2011.  This decrease was primarily the result of the Company’s cost cutting initiative in the fourth quarter of fiscal 2011 and additional cost cutting in the sales personnel in fiscal 2012.

Retention bonuses decreased by $471,000 from fiscal 2011 to fiscal 2012.  The retention bonuses are associated with the Company’s acquisition of SDI in fiscal 2010.

Non-cash expenses include the earn out liability adjustment of $513,000 associated with the increased likelihood of SDI achieving their earn outs and impairment charges of $623,000. The impairment charges were the result of lower forecasts due to the impending fiscal cliff.

Operating Income – Federal

Operating income for our Federal segment increased $3.2 million, or 552.2%, to $3.7 million for the year ended August 31, 2012, compared to $572,000 for the year ended August 31, 2011.  This increase is primarily related to the decrease in selling, general and administrative expenses, a decrease in retention bonuses and the increase in gross profit associated with procurement services each discussed above.  However, this increase was offset by a $1.2 million increase in non-cash operating expenses.

For purposes of this discussion, other expenses, including interest, are covered in our corporate segment.

Results of Operations – CSLED

The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of our Results of Operations for the fiscal years ended August 31, 2012 and 2011 for our CSLED segment.

CSLED
STATEMENTS OF OPERATIONS
(In thousands)

	Years Ended August 31,
	2012	2011	Change	%
Revenues
Consulting and outsourcing	$90,914	$63,398	$27,516	43.4%
Procurement services	45,664	60,880	(15,216)	(25.0)%
Total Revenues	136,577	124,278	12,300	9.9%

Cost of Revenues
Cost of consulting and outsourcing	70,225	47,148	23,077	48.9%
Cost of procurement services	39,614	54,419	(14,805)	(27.2)%
Total Cost of Revenues	109,839	101,567	8,272	8.1%

Gross Profit
Consulting and outsourcing	20,688	16,250	4,438	27.3%
Consulting and outsourcing %	22.8%	25.6%

Procurement services	6,050	6,460	(410)	(6.4)%
Procurement services %	13.2%	10.6%

Total Gross Profit	26,738	22,711	4,028	17.7%
Total Gross Profit %	19.6%	18.3%

Operating expenses:
Selling, general, and administrative expenses	13,512	12,355	1,157	9.4%
Retention bonuses to former owners of acquired entities	751	436	315	72.2%
Non cash operating expenses
Stock-based compensation	140	-	140	-
Earnout liability adjustment	44	-	44	-
Impairment of identifiable intangible assets	4,030	-	4,030	-
Impairment of goodwill	4,773	200	4,573	2286.6%
Depreciation and amortization	3,205	1,726	1,479	85.7%
Total operating expenses	$26,456	$14,717	$11,738	79.8%
Percent of revenues	19%	12%
Operating income	$283	$7,993	$(7,711)	(96.5)%
Percent of revenues	0.2%	6.4%

Comparison of Years Ended August 31, 2012 and 2011 – CSLED

Revenues – CSLED

Our CSLED segment’s total revenues increased $12.3 million, or 9.9%, to $136.6 million for the year ended August 31, 2012 as compared to $124.3 million for the year ended August 31, 2011.  The increase in CSLED total revenue was primarily attributable to an increase in consulting and outsourcing revenue partially offset by a decline in procurement services revenue.  Without the impact of the fiscal 2011 acquisitions of Dinero (acquired on February 3, 2011), Covelix (acquired on March 1, 2011), and Emerging (acquired on August 15, 2011), CSLED’s revenue would have decreased $31.0 million, or 22.7%, to $105.5 million for the year ended August 31, 2012, compared to $119.0 million for the year ended August 31, 2011.  The majority of this decrease can be attributed to timing delays from our education clients and a decline in our staffing practice.

Consulting and outsourcing revenue increased $27.5 million, or 43.4%, to $90.9 million for the year ended August 31, 2012 as compared to $63.4 million for the year ended August 31, 2011.  This increase is primarily attributable to acquisitions in fiscal 2011 and the increase in new commercial outsourcing contracts and new state and local projects, which was partially off-set by a decline in revenue from our education clients.

Procurement services revenue decreased $15.2 million, or 25.0%, to $45.7 million for the year ended August 31, 2012 as compared to $60.9 million for the year ended August 31, 2011.  A substantial portion of the procurement services revenue decline is related to timing delays from our education clients.

Our CSLED segment revenues, by client type, are comprised of the following (in thousands):

	For the Year Ended
	Aug 31, 2012		Aug 31, 2011
Commercial Companies	$83,360	61.0%	$58,304	46.9%
Education and other	45,959	33.7%	59,829	48.1%
State and Local Governments	5,218	3.8%	3,384	2.7%
Canadian Government Agencies	2,040	1.5%	2,761	2.2%
Total Revenues	$136,577	100.0%	$124,278	100.0%

For the years ended August 31, 2012 and August 31, 2011, revenues from commercial clients represented approximately 61.0% and 46.9% of our total CSLED segment revenues, respectively.  The increase in fiscal 2012 revenues is related to the acquisitions in fiscal 2011 as well as several new multiyear contracts the Company won in the first quarter of fiscal 2012.  These increases were offset by continued declines in our staffing business.  We have restructured our staffing business by reducing our sales efforts in this business as the return on our selling costs have continued to decrease. This restructuring has resulted in a decline in revenues but an increase in profitability in the staffing practices. We expect the decline in revenues to continue into 2013. However we believe over the long-term, this business will contribute more to the bottom line based on the restructuring.

For the year ended August 31, 2012, revenues from our education business decreased by approximately $13.9 million compared with the year ended August 31, 2011. The majority of this decrease can be attributed to timing delays from our education clients.

Our State and Local government business revenues increased by approximately $1.8 million from 2011 to 2012.  This increase is primarily due to new projects infrastructure services in state and local governments in the Northeast.

Gross Profit - CSLED

Aggregate gross profit for our CSLED segment increased $4.0 million, or 17.7%, to $26.7 million for the year ended August 31, 2012 as compared to $22.7 million for the year ended August 31, 2011.  Our acquisitions in fiscal 2011, new commercial outsourcing contracts and new state and local projects provided the majority of the increase in consulting and outsourcing gross profit, though this increase was offset in part by under-utilized personnel in our education business due to the timing delays in new projects discussed above.  The increase in gross profit was also affected by declining revenues in our staffing practice and a decrease in gross margins in the staffing practice due to changes in compensation in the staffing practice and increased immigration costs. Procurement services gross profit decreased slightly between the two periods.

Measured as a percentage of revenues, the gross margin for the CSLED segment increased to 19.6% of revenues for the year ended August 31, 2012 from 18.3% for the year ended August 31, 2011.  This increase can be attributed to a difference in the mix of revenues and consulting and outsourcing increased from 51.0% of total revenues to 66.6% of total revenues.  In addition, procurement services margins also increased.  These increases were offset by a decrease in our consulting and outsourcing gross margins caused by non-utilized staff during the education project delays.

Operating Expenses – CSLED

Selling general and administrative expenses increased by approximately $1.2 million.  This increase includes $6.7 million of additional selling, general and administrative costs from our fiscal 2011 acquisitions and is offset by our cost cutting efforts in fiscal 2011 and fiscal 2012 and consolidation of back office personnel of acquired companies into our corporate shared services functions.

Retention and performance bonuses to acquired companies increased by approximately $315,000 as a result of payments made to the companies acquired in fiscal 2011.

Non-cash operating expenses for fiscal 2012 totaled $12.2 million versus $1.9 million in fiscal 2011, an increase of $10.3 million.  The increase over fiscal 2011 includes $140,000 in stock based compensation, $44,000 in an earn out liability adjustment, $8.8 million in impairment of goodwill and intangibles, and an increase in depreciation and amortization. The impairment charge is the result of us lowering our forecasts for our commercial unit in our 6 year projections due to the impeding fiscal cliff. The impairment of customer intangibles is from a decline in our staffing business.  In 2011, parts of the staffing business were still growing and others seemed to have stabilized, however the Company was still not generating significant cash flow from the staffing business so it was restructured to focus on cash generation rather than new sales growth.  As a result, the staffing business returned to profitability but numerous clients were lost as we focused on rate improvement. To a lesser extent the customer intangible write-downs were the continued reduction of customers which the Company had in its legacy procurement (VAR) commercial business which has also gone through a significant restructuring to improve profitability.

The increase in depreciation and amortization includes increased intangible amortization due to the newly acquired companies in fiscal 2011.

Operating Income – CSLED

Operating income for the CSLED segment decreased $7.7 million, or 96.5%, to $283,000 for the year ended August 31, 2012, compared to $8.0 million for the year ended August 31, 2011.  This decrease is primarily related due to the items discussed above of which $10.3 million are non-cash expenses.

Results of Operations – Corporate

	Years Ended August 31,
	2012	2011	Change	%
Operating expenses:
Selling, general, and administrative expenses	$13,623	$12,678	$945	7.5%
Stock-based compensation	280	514	(234)	(45.6)%
Warrant liability adjustment	890	57	833	1461.6%
Depreciation and amortization	1,165	793	373	47.0%
Total operating expenses	$15,958	$14,042	$1,916	13.6%

Operating Expenses – Corporate

Our Corporate segment provides operational support to the Federal and CSLED segments and generates no revenue or gross profit.  As we acquire new companies, we consolidate the back office functions into our corporate shared services groups and, therefore, we will see an increase in these costs as we shift costs out of the operating segments and into corporate.  It is then our goal, once systems and processes have been harmonized, to move these costs to the environment that provides high quality service at a lower cost.

During fiscal 2012, our corporate costs increased $1.9 million from $14.0 million to $16.0 million.  Of this amount, approximately $500,000 is from increases in our executive management costs.  The remainder of the increase is from moving various costs out of the segments and into corporate where they can be controlled more easily.  For example, we moved approximately $600,000 in costs from our 2011 acquisitions into shared services that were not included in the operating segments in fiscal 2011 and approximately $300,000 in rent was moved into corporate in fiscal 2012.  We increased costs in shared services that supported our growth such as recruiting and marketing, and we decreased costs in other administrative areas such as accounting and order processing.

Noncash operating expenses increased by approximately $972,000 in 2012.  This includes an $833,000 increase in the warrant liability expense, $234,000 decrease in stock-based expense and a $373,000 increase in depreciation and amortization.

Recently Issued Accounting Standards

Intangibles – Goodwill and Other

In December 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-28, Intangibles - Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts.  ASU 2010-28 modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts.  For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists.  In determining whether it is more likely than not that a goodwill impairment exists, an entity must consider whether there are any adverse qualitative factors indicating an impairment may exist.  ASU 2010-28 is effective for fiscal years, and interim periods within those years, beginning December 15, 2010.

Business Combinations

In December 2010, the FASB issued ASU 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations.  ASU 2010-29 requires that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only.  This ASU also expands the supplemental pro forma adjustments to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings.  ASU 2010-29 is effective prospectively for business combinations for which the acquisition date is on or after the first annual reporting period beginning on or after December 15, 2010.  The adoption of ASU 2010-29, which will be applied to future acquisitions, will expand existing disclosure requirements.

Fair Value Measurement

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS.  ASU 2011-04 sets forth common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. generally accepted accounting principles and International Financial Reporting Standards.  ASU 2011-04 is effective prospectively.  For public entities, ASU 2011-04 is effective during interim and annual periods beginning after December 15, 2011.  The adoption of ASU 2011-04 did not have a material impact on the Company’s financial position, results of operations or cash flows.

Comprehensive Income

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income.  ASU 2011-05 states that an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income.  ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity.  ASU 2011-05 is effective retrospectively and is effective for fiscal years, and interim periods with those years, beginning after December 15, 2011.  The adoption of ASU 2011-05 did not have a material impact on the Company’s financial position, results of operations or cash flows.  The Company currently presents comprehensive income or loss as a separate statement within its consolidated financial statements.

Intangibles – Goodwill and Other

In September 2011, the FASB issued ASU 2011-08, Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment.  ASU 2011-08 permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in ASC Topic 350.  The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent.  ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued.  The adoption of ASU 2011-08 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In July 2012, the FASB issued ASU 2012-02, Intangibles - Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.  ASU 2012-02 permits an entity to first assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If, after assessing the totality of events and circumstances, an entity concludes that it is not more likely than not that the indefinite-lived intangible asset is impaired, then the entity is not required to take further action.  ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance.  The adoption of ASU 2012-02 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Offsetting Assets and Liabilities

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities.  ASU 2011-11 requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position.  ASU 2011-11 is effective for annual reporting periods beginning on or after January 1, 2013 and interim periods within those annual periods.  The adoption of ASU 2011-11 may expand existing disclosure requirements, which the Company is currently evaluating.

Liquidity and Capital Resources

The Company incurred significant operating losses for fiscal 2012 and 2011.  In addition, the Company had a working capital deficit at August 31, 2012 and 2011, and is dependent on its line of credit to finance working capital needs.  The operating loss for fiscal 2012 was related to non-cash charges and the Company had sufficient cash flow from operations and availability under its line of credit to support all its cash needs in 2012.   The operating loss for fiscal 2011 can be attributed primarily to reduced procurement revenues from the Federal business associated with the federal debt and budget crisis in 2011 and certain non-cash charges including a warrant liability adjustment and an earn out liability adjustment.  We managed our liquidity in 2011 through a cost reduction initiative that we implemented in the fourth quarter of fiscal 2011 and which continued into fiscal year 2012.

The U.S. government agencies we service are historically slow in making payments of our procurement sales.  This delay in payments caused the Company to experience large working capital fluctuations and increased working capital requirements during the periods of peak government deliveries.  As a result, at times, we need to pay our vendors more quickly than we receive payments from the government, which leads to increases in our borrowing under our line of credit and a decline in liquidity.  Management took steps to improve the liquidity by increasing our long-term borrowings over short-term borrowings.  We obtained subordinated financing of $10 million in the fourth quarter of 2011, of which approximately $2 million was used to pay down short-term borrowings under our line of credit.  We also obtained subordinated financing of $3 million in December 2011, of which approximately $2.5 million was used to pay down our line of credit.  In addition, management is taking further steps to improve the collection process with our government clients.  There can be no guarantee, however, that these efforts will be successful.

The Company believes that its existing resources together with available borrowings under its PNC Credit Facility, the annualized cost savings from the cost reduction initiative described above, and expected cash flow from operations will provide sufficient liquidity for at least the next 12 months.

Net cash provided by operations was $1.7 million for the year ended August 31, 2012 as compared to $1.6 million for the year ended August 31, 2011.  Although we generated a significant operating net loss for fiscal 2012, this operating loss included a significant amount of non-cash charges totaling $16.6 million, these included depreciation and amortization, deferred income tax benefit, stock-based compensation, earn out liability adjustment, warrant liability adjustment and impairment charges for goodwill and identifiable intangible assets this compares to noncash charges of $4.2 million for the year ended August 31, 2012. In fiscal 2011, the operating losses were also offset by cash flow from working capital changes of approximately $2.2 million.

Net cash paid for acquisitions during fiscal 2012 and 2011 was $-0- and $8.2 million, respectively.  Additionally, we made earn out payments of $500,000 during fiscal each of fiscal 2012 and 2011 associated with prior acquisitions.  Purchases of property and equipment for fiscal 2012 and 2011 were $800,000 and $2.5 million, respectively.  The decrease in purchases for fiscal 2012 was primarily related to the purchase and installation of the Company’s new ERP system, totaling approximately $1.7 million, during fiscal 2011.

Net cash used in financing activities for fiscal 2012 was $2.4 million as compared to net cash from financing activities of $11.0 million for fiscal 2011.  The large difference between periods is primarily related to the decrease in proceeds from the issuance of subordinated debt and changes in the Company’s working capital line of credit.  For fiscal 2012, the Company issued $3.0 million of subordinated debt and paid down $5.2 million of its working capital line of credit and $161,000 of its capital lease obligation resulting in a reduction of debt of $2.4 million.  In fiscal 2011, the Company issued $10 million of subordinated debt and borrowed $1.2 million from its line of credit and paid down $174,000 of its capital lease obligation, resulting in a debt increase of $11.0 million.  In fiscal 2011 the proceeds of the debt increase were used to fund the acquisitions, operating losses, and our SAP implementation.

We are a net borrower; consequently, we believe our cash balance must be viewed along with the available balance on our line of credit.  Cash at August 31, 2012 of $1.8 million represented a decrease of approximately $2.2 million from cash of $4.0 million at August 31, 2011.  This decrease is primarily related to partial repayment of our line of credit.

PNC Credit Facility

On December 30, 2011, Emtec NJ, Emtec LLC, Emtec Federal, EGS LLC, Luceo, eBAS, Aveeva, EIS-US, KOAN-IT US, SDI, Dinero, Covelix and Emerging (collectively the “Borrower”) entered into a Revolving Credit and Security Agreement (the “PNC Loan Agreement”) with PNC Bank, National Association, as lender and agent (“PNC”).  The PNC Loan Agreement provides for a senior secured revolving credit facility in an amount not to exceed (i) $30.0 million for period from February 1 through August 31 each year during the term of the facility and (ii) $45.0 million for the period from September 1 through January 31 each year during the term of the facility (the “PNC Credit Facility”).  The PNC Credit Facility also includes a $7.0 million sublimit for the issuance of letters of credit.  The proceeds of the PNC Credit Facility were used to refinance all of the Borrower’s outstanding indebtedness under its then existing senior credit facility with De Lage Landen Financial Services, Inc. (“DLL”) pursuant to which DLL provided a revolving credit loan and floorplan loan (the “DLL Credit Facility”), to pay off all indebtedness of EIS-Canada under a loan agreement with De Lage Landen Financial Services Canada Inc. (“DLL Canada”) pursuant to which DLL Canada provided EIS-Canada with a revolving credit line of C$5 million, to pay related costs and expenses and for working capital and other general corporate purposes.  The PNC Loan Agreement will remain in effect until December 29, 2014, unless sooner terminated by the Borrower or PNC.

On March 20, 2012, the Borrower and EIS -Canada entered into a First Amendment and Joinder to Loan Documents with PNC, pursuant to which PNC agreed to make certain amendments to the PNC Loan Agreement and the Other Documents (as such term is defined in the PNC Loan Agreement and together with the PNC Loan Agreement, the “PNC Loan Documents”), including (1) joining EIS -Canada to the PNC Loan Documents, (2) amending the definition of EBITDA to revise certain add-backs and deductions thereto and (3) revising the covenants and representations and warranties included in the PNC Loan Agreement to include certain customary covenants and representations and warranties relating to EIS -Canada.

As of August 31, 2012, the Company determined it was in compliance with its financial covenants under the PNC Credit Facility.

The Company had a balance of $12.0 million outstanding under the revolving portion of the PNC Credit Facility  and $300,000 in letters of credit at August 31, 2012.  At August 31, 2011, the Company had a balance of $17.2 million outstanding under the revolving portion of the DLL Credit Facility, and a balance of $1.0 million (included in the Company’s accounts payable) outstanding plus $2.2 million in open approvals under the floorplan portion of the DLL Credit Facility.  Net availability was $4.2 million under the revolving portion of the PNC Credit Facility as of August 31, 2012 and $4.9 million under the revolving portion of the DLL Credit Facility as of August 31, 2011.

On December 14, 2012, the Borrower entered into a Third Amendment to Loan Documents (the “Third Amendment”) with PNC, pursuant to which PNC has agreed to make certain amendments to the PNC Loan Agreement. The modifications provided for in the Third Amendment, among other things, (1) amend the definition of “Formula Amount” to reduce the percentage of outstanding trade letters of credit for inventory purchases used to calculate amounts available for borrowing under the Loan Agreement, (2) amend the definition of “EBITDA” for fiscal quarters ended on or prior to August 31, 2012 to add back intangible asset impairment charges and goodwill impairment charges relating to acquisitions not to exceed $10,000,000 in the aggregate, (3) change the point in time with respect to which the fixed charge ration covenant relating to earn out payments is calculated and (4) provide the consent of PNC and the lenders to a release of a security interest in certain receivables.

Subordinated Debt

On December 30, 2011, the Borrower entered into an Amended and Restated Subordinated Loan Agreement (the “Subordinated Loan Agreement”) with Peachtree and NewSpring (collectively the “Investors”) pursuant to which: (i) Peachtree provided an additional subordinated term loan in an original principal amount of $3.0 million (ii) NewSpring was appointed as collateral agent, (iii) the Investors waived any event of default arising from (a) the Borrower failing to meet the Total Funded Senior Debt to Pro Forma Adjusted EBITDA Ratio covenant (as set forth in that certain Subordinated Loan Agreement, dated August 15, 2011, between the Borrower and NewSpring (the “Original Subordinated Loan Agreement”)) for the trailing twelve months ending November 30, 2011 and (b) the Borrower failing to comply with the covenant in the Original Subordinated Loan Agreement prohibiting a Borrower name change without notice to, or the consent of, NewSpring, and (iv) the Investors agreed to make certain other amendments to the Subordinated Loan Agreement, including amending the Total Funded Senior Debt to Pro Forma Adjusted EBITDA Ratio covenant to provide that the Company and its consolidated subsidiaries shall maintain as of the last business day of the fiscal quarters ending on February 28, 2012 and May 31, 2012, a ratio of Total Funded Senior Debt on such date to Pro Forma Adjusted EBITDA (as such terms are defined in the Subordinated Loan Agreement) on a trailing twelve months basis for such period of not less 4.0 to 1.0 for the fiscal quarter ending on February 28, 2012 and of not less than 3.75 to 1.0 for the fiscal quarter ending on May 31, 2012.

On August 29, 2012, the Borrower entered into Amendment No. 2 (the “Amendment”) to the Subordinated Loan Agreement with the Investors, pursuant to which the Investors have agreed to make certain modifications to the Subordinated Loan Agreement.

The modifications provided for in the Amendment, among other things, (1) amend the definition of “Fixed Charge Coverage Ratio” to allow the Borrower to fully offset the amount of cash taxes paid by any tax refunds received, (2) amend and restate the requirements under the financial ratios and covenants in their entirety as follows: (a) require the Borrower to maintain: (i) as of the last Business Day (as defined in the Subordinated Loan Agreement ) of the fiscal quarter ending August 31, 2012, a ratio of Total Funded Senior Debt on such date to Pro Forma Adjusted EBITDA on a trailing 12 months basis for such period of not greater than 4.5 to 1.0, (ii) thereafter as of the last Business Day of each fiscal quarter ending on February 28th, May 31st and August 31st of each fiscal year, a ratio of Total Funded Senior Debt on such date to Pro Forma Adjusted EBITDA on a trailing 12 months basis for such period of not greater than 3.75 to 1.0, (c) eliminate the requirement for the Borrower to test of the last Business Day of each fiscal quarter ending on November 30th of each fiscal year, a ratio of Total Funded Senior Debt on such date to Pro Forma Adjusted EBITDA on a trailing 12 months basis for such period and (d) require the Borrower to maintain, as of the last Business Day of each fiscal quarter on a trailing 12 months basis, a Fixed Charge Coverage Ratio of not less than 1.25 to 1.0.

As of August 31, 2012, the Company has determined it was in compliance with its financial covenants under the Subordinated Loan Agreement with NewSpring and Peachtree.

Capital Expenditures

Capital expenditures of approximately $800,000 during the year ended August 31, 2012 related primarily to the purchase of computer equipment for internal use and furniture and fixtures.

In January 2011, we entered into a capital lease for computer equipment and related software with a value of $468,000.  The term of the lease is 36 months and the monthly lease payment is $14,000.  In March 2012, we entered into a capital lease for computer equipment with a value of $64,000.  The term of the lease is 36 months and the monthly lease payment is $2,000.

Contractual Obligations

The following are our long-term contractual obligations for leases, debt and other long-term liabilities as of August 31, 2012.

	Payments due by period:
	(in thousands)
Contractual Obligations:	Total	Less than 1 year*	1-3 years	4-5 years	More than 5 years

Subordinated Debt	$13,000	$-	$-	$13,000	$-
Operating Lease Obligations	6,704	1,889	2,632	1,304	879
Capital Lease Obligations	274	85	189	-	-
Contingent Acquisition Liabilities **	4,821	1,449	3,372	-	-

Total	$24,799	$3,423	$6,193	$14,304	$879

* This does not include the total PNC Credit Facility in the amount of $12.0 million that is classified as current liability on our consolidated balance sheet at August 31, 2012.
** Recorded in accordance with fair value accounting as of August 31, 2012.

Liquidity

We anticipate that our primary sources of liquidity in fiscal year 2013 will be cash generated from operations, trade vendor credit and cash available to us under our PNC Credit Facility.  Our future financial performance will depend on our ability to continue to reduce and manage operating expenses as well as our ability to grow revenues. Any loss of clients, whether due to price competition or technological advances, will have an adverse effect on our revenues. Our future financial performance could be negatively affected by unforeseen factors and unplanned expenses. See “Forward Looking Statements” and “Risk Factors.”

We have no arrangements or other relationships with unconsolidated entities or other persons that are reasonably likely to materially affect liquidity or the availability of or requirements for capital resources.

We believe that funds generated from operations, trade vendor credit and bank borrowings should be sufficient to meet our current operating cash requirements through at least the next twelve months. However, there can be no assurance that all of the aforementioned sources of cash can be realized. Our non-cash expenses, including 2012 write downs, have no effect on the operating cash flows for 2012 or anything Management has mentioned in this analysis on the outlook for 2013.   Management believes it has sufficient cash flows to pay down its obligations in 2013, as well as continue with its future growth plans.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles that are generally accepted in the U.S.  The methods, estimates, and judgments we use in applying our most critical accounting policies have a significant impact on the results we report in our financial statements.  The SEC has defined critical accounting policies as policies that involve critical accounting estimates that require (i) management to make assumptions that are highly uncertain at the time the estimate is made, and (ii) different estimates that could have been reasonably used for the current period, or changes in the estimates that are reasonably likely to occur from period to period, which would have a material impact on the presentation of our financial condition, changes in financial condition or in result of operations.  Based on this definition, our most critical policies include revenue recognition, business combinations, allowance for doubtful accounts, inventory valuation reserve, the assessment of recoverability of long-lived assets, the assessment of recoverability of goodwill and intangible assets, rebates and income taxes.

Revenue Recognition

We are an IT services provider delivering consulting, staffing, application services and infrastructure solutions to commercial, education, federal, state and local government clients.  Our specific practices include IT consulting, communications, data management, enterprise computing, managed services, business service management solutions, training, storage and data center planning and development and staff augmentation solutions.

It is impracticable for us to report the revenues from external clients for each of our products and services or each group of similar products and services offered.  Our revenue recognition policy is as follows:

Consulting and outsourcing revenue includes time billings based upon billable hours charged to clients, fixed price short-term projects, and hardware maintenance contracts.  These contracts generally are task specific and do not involve multiple deliverables.  Revenues from time billings are recognized as services are delivered.  Revenues from short-term fixed price projects are recognized using the proportionate performance method by determining the level of service performed based upon the amount of labor cost incurred on the project versus the total labor costs to perform the project because this is the most readily reliable measure of output.  Revenues from hardware maintenance contracts are recognized ratably over the contract period.

We recognize revenue from the sales of products when risk of loss and title passes, which is upon client acceptance.

Procurement revenue represents sales of computer hardware and pre-packaged software.  These arrangements often include software installations, configurations and imaging, along with delivery and set-up of hardware.  We follow the criteria contained in FASB Accounting Standards Codification (“ASC”) 605-25, Revenue Recognition, Multiple-Element Arrangements, in recognizing revenue associated with these transactions.  We perform software installations, configurations and imaging services at our locations prior to the delivery of the product.  Some client arrangements include “set-up” services performed at client locations where our personnel perform the routine tasks of removing the equipment from boxes and setting up the equipment at client workstations by plugging in all necessary connections.  This service is usually performed the same day as delivery.  Revenue is recognized on the date of acceptance, except as follows:

•
In some instances, the “set-up” service is performed after date of delivery.  We recognize revenue for the “hardware” component at date of delivery when the amount of revenue allocable to this component is not contingent upon the completion of “set-up” services and, therefore, our client has agreed that the transaction is complete as to the “hardware” component.  In instances where our client does not accept delivery until “set-up” services are completed, we defer all revenue in the transaction until client acceptance occurs.

•
There are occasions when a client requests a transaction on a “bill and hold” basis.  We follow the ASC 605-25 criteria and recognize revenue from these sales prior to date of physical delivery only when all the criteria of ASC 605-25 are met.  We do not modify our normal billing and credit terms for these clients.  The client is invoiced at the date of revenue recognition when all of the criteria have been met. Bill and hold transactions were not material for the years ended August 31, 2012 and 2011.

•
Revenue is recognized net of client returns. We have experienced minimal client returns.  Since some eligible products must be returned to us within 30 days from the date of the invoice, we reduce the procurement revenue and cost of goods in each accounting period based on the actual returns that occurred in the next 30 days after the close of the accounting period.

•
We recognize revenue from sale arrangements that contain both procurement revenue and services and consulting revenue in accordance with ASC 605-25 based on the relative fair value of the individual components.  The relative fair value of individual components is based on historical sales of the components sold separately.

•
Revenues from the sale of third party manufacturer warranties and manufacturer support service contracts where the manufacturer is responsible for fulfilling the service requirements of the client are recognized immediately on their contract sale date.  Manufacturer support service contracts contain cancellation privileges that allow our clients to terminate a contract with 90 days’ written notice.  In this event, the client is entitled to a pro-rated refund based on the remaining term of the contract, and we would owe the manufacturer a pro-rated refund of the cost of the contract.  However, we have experienced no client cancellations of any significance during our most recent 3-year history and we do not expect cancellations of any significance in the future.  As the Company is not obligated to perform these services, we determined it is more appropriate to recognize the net amount of the revenue and related payments as net revenue at the time of sale, pursuant to the guidelines of ASC 605-45, Revenue Recognition, Principal Agent Considerations. Revenue from the sale of warranties and support service contracts is recognized on a straight-line basis over the term of the contract, in accordance with ASC 605-20, Revenue Recognition, Services.

Business Combinations

The Company follows applicable sections of ASC 805, Business Combinations, which address accounting for business combinations using the acquisition method of accounting (previously referred to as the purchase method).  Among the significant changes, this standard requires a redefining of the measurement date of a business combination, expensing direct transaction costs as incurred, capitalizing in-process research and development costs as an intangible asset and recording a liability for contingent consideration at the measurement date with subsequent re-measurements recorded as general and administrative expense.  This standard also requires costs for business restructuring and exit activities related to the acquired company to be included in the post-combination financial results of operations and also provides guidance for the recognition and measurement of contingent assets and liabilities in a business combination.

The Company’s business acquisitions have historically been made at prices above the fair value of the acquired net assets, resulting in goodwill, based on our expectations of synergies of combining the businesses.  These synergies include elimination of redundant facilities, functions and staffing; use of our existing commercial infrastructure to expand sales of the acquired businesses’ products; and use of the commercial infrastructure of the acquired businesses to cost-effectively expand procurement sales.

Significant judgment is required in estimating the fair value of intangible assets and in assigning their respective useful lives.  The fair value estimates are based on available historical information and on future expectations and assumptions deemed reasonable by management, but are inherently uncertain.

The Company generally employs the income method to estimate the fair value of intangible assets, which is based on forecasts of the expected future cash flows attributable to the respective assets. Significant estimates and assumptions inherent in the valuations reflect a consideration of other marketplace participants, and include the amount and timing of future cash flows (including expected growth rates and profitability), the underlying product/service life cycles, economic barriers to entry and the discount rate applied to the cash flows. Unanticipated market or macroeconomic events and circumstances may occur, which could affect the accuracy or validity of the estimates and assumptions.

Allocation of the purchase price for acquisitions is based on estimates of the fair value of the net assets acquired and, for acquisitions completed within the past year, is subject to adjustment upon finalization of the purchase price allocation.  The estimated useful lives of the individual categories of intangible assets were based on the nature of the applicable intangible asset and the expected future cash flows to be derived from the intangible asset. Amortization of intangible assets with finite lives is recognized over the shorter of the respective lives of the agreement or the period of time the assets are expected to contribute to future cash flows. We amortize our finite-lived intangible assets on patterns in which the economic benefits are expected to be realized.

Allowance For Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our clients to make required payments. We base our estimates on the aging of our accounts receivable balances and our historical write-off experience, net of recoveries. If the financial condition of our clients were to deteriorate, additional allowances may be required. We believe the accounting estimate related to the allowance for doubtful accounts is a “critical accounting estimate” because changes in it can significantly affect net income.

Inventory Valuation

Inventory is stated at the lower of average cost or market.  Inventory is entirely finished goods purchased for resale and consists of computer hardware, computer software, computer peripherals and related supplies.  We provide an inventory reserve for products we determine are obsolete or where salability has deteriorated based on management’s review of products and sales.

Long-Lived Assets

Long-lived assets, including definite-lived intangible assets and property and equipment, are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable in accordance with ASC 360, Property, Plant and Equipment.  Recoverability of long-lived assets is assessed by a comparison of the carrying amount to the estimated undiscounted future net cash flows expected to result from the use of the assets and their eventual disposition.  If estimated undiscounted future net cash flows are less than the carrying amount, the asset is considered impaired and a loss would be recognized based on the amount by which the carrying value exceeds the fair value of the asset.

Goodwill and Intangible Assets

Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired companies.  In accordance with ASC 350, Intangibles - Goodwill and Other, goodwill is not amortized but tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired.  The Company has set an annual impairment testing date of June 1.  The impairment determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of the reporting unit and compares it to its carrying amount.  Second, if the carrying amount of the reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill.  The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with ASC 805, Business Combinations.  The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.  The Company’s policy is to perform its annual impairment testing for all reporting units as of June 1.  An impairment charge will be recognized only when the implied fair value of a reporting unit, including goodwill, is less than its carrying amount.

Definite-lived intangible assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable in accordance with ASC 360, Property, Plant and Equipment.  Recoverability of definite-lived intangible assets is assessed by a comparison of the carrying amount to the estimated undiscounted future net cash flows expected to result from the use of the assets and their eventual disposition.  If estimated undiscounted future net cash flows are less than the carrying amount, the asset is considered impaired and a loss would be recognized based on the amount by which the carrying value exceeds the fair value of the asset.

Rebates

Rebates received on purchased products are recorded in the accompanying consolidated statements of operations as a reduction of the cost of revenues, in accordance with ASC 605-50, Revenue Recognition, Customer Payments and Incentives.

Income Taxes

Income taxes are accounted for under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. In estimating future tax consequences, we generally consider all expected future events other than the enactment of changes in tax laws or rates. A valuation allowance is recognized if, on weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Off-Balance Sheet Arrangements

We do not have any material off-balance sheet arrangements.

Item 7A.                      Quantitative and Qualitative Disclosures About Market Risk

Not required for smaller reporting companies.

Item 8.  Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Emtec, Inc.

We have audited the accompanying consolidated balance sheets of Emtec, Inc. and subsidiaries as of August 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, cash flows, and stockholders' equity for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Emtec, Inc. and subsidiaries as of August 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey LLP

Blue Bell, Pennsylvania
December 14, 2012

EMTEC, INC. AND SUBSIDIARIES
 CONSOLIDATED BALANCE SHEETS
(In Thousands, Except per Share and Share Data)

	August 31, 2012	August 31, 2011

Assets
Current Assets
Cash	$1,769	$4,039
Receivables:
Trade, net of allowance for doubtful accounts	24,381	31,196
Other	1,356	2,223
Inventories, net	2,346	1,339
Prepaid expenses and other	3,004	3,440
Deferred tax asset - current	1,032	1,142
Total current assets	33,888	43,379
Property and equipment, net	3,538	4,284
Intangible assets, net	10,457	18,406
Goodwill	13,307	18,609
Deferred tax asset-long term	743	839
Other assets	1,771	1,090
Total assets	$63,704	$86,607
Liabilities, Put Options and Stockholders' Equity
Current Liabilities
Line of credit	$12,004	$17,222
Current portion of capital lease obligations	85	245
Accounts payable	16,314	17,847
Income taxes payable	144	310
Accrued liabilities	9,061	12,822
Customer deposits	-	34
Current portion earn-out liabilities	2,251	1,616
Put option liability in connection with acqusition	700	-
Deferred revenue	1,610	2,113
Total current liabilities	42,169	52,209
Deferred tax liability	589	3,752
Earn-out liabilities, net of current portion	2,570	3,148
Warrant liabilities	2,414	1,452
Put option and restricted stock liability in connection with acquisition of Dinero	229	98
Capital lease obligations, net of current portion	189	189
Subordinated debt, net of original issue discount	12,555	9,520
Accrued liabilities	163	163
Total liabilities	60,878	70,531
Commitments and contingencies (Note 16)
Put options in connection with acquisitions	1,428	2,166
Stockholders' Equity
Common stock $0.01 par value; 30,000,000 shares authorized; 17,616,437 and 17,619,813 shares issued and outstanding at August 31, 2012 and August 31, 2011, respectively	177	177
Additional paid-in capital	16,915	16,589
Accumulated deficit	(15,516)	(3,093)
Accumulated other comprehensive income (loss), foreign currency translation adjustments, net of tax	(179)	237
Total stockholders' equity	1,397	13,910
Total liabilities, put options and stockholders' equity	$63,704	$86,607

The Accompanying Notes are Integral Parts of these Consolidated Financial Statements.

EMTEC, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except per Share and Share Data)

	For The Years Ended August 31,
	2012	2011
Revenues
Consulting and outsourcing	$103,438	$74,538
Procurement services	121,135	137,609
Total Revenues	224,573	212,147
Cost of Revenues
Cost of consulting and outsourcing	80,132	55,695
Cost of procurement services	106,420	123,385
Total Cost of Revenues	186,552	179,080
Gross Profit
Consulting and outsourcing	23,306	18,843
Procurement services	14,715	14,224
Total Gross Profit	38,021	33,067
Operating expenses:
Selling, general, and administrative expenses	33,351	34,386
Stock-based compensation	420	514
Warrant liability adjustment	890	57
Earnout liability adjustment	557	-
Impairment of intangible assets	4,132	-
Impairment of goodwill	5,295	200
Depreciation and amortization	5,304	3,387
Total operating expenses	49,949	38,544
Operating loss	(11,928)	(5,477)
Other expense (income):
Interest income – other	(102)	(23)
Interest expense	3,298	1,110
Other	(117)	57
Loss before income tax benefit	(15,007)	(6,621)
Income tax benefit	(2,584)	(2,371)
Net loss	$(12,423)	$(4,250)
Net loss per common share
Basic and diluted	$(0.74)	$(0.27)
Weighted Average Shares Outstanding
Basic and diluted	16,819,775	15,843,239

The Accompanying Notes are Integral Parts of these Consolidated Financial Statements.

EMTEC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In Thousands)

	Years Ended August 31,
	2012	2011

Net loss	$(12,423)	$(4,250)
Foreign currency translation adjustment, net of taxes	(416)	48
Total comprehensive loss	$(12,839)	$(4,202)

The Accompanying Notes are Integral Parts of these Consolidated Financial Statements.

EMTEC, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	For The Years Ended August 31,
	2012	2011
Cash Flows From Operating Activities
Net loss	$(12,423)	$(4,250)
Adjustments to Reconcile Net Loss to Net
Cash Provided by Operating Activities
Depreciation and amortization	5,304	3,387
Amortization of original issue discount associated with subordinated debt	107	4
Deferred income tax benefit	(2,955)	(580)
Stock-based compensation	420	514
Impairment of identifiable intangible assets	4,132	-
Impairment of goodwill	5,295	200
Earnout liability adjustment	557	-
Warrant liability adjustment	890	57
Changes In Operating Assets and Liabilities
Receivables	7,682	10,434
Inventories	(1,007)	175
Prepaid expenses and other assets	(246)	(1,033)
Accounts payable	(1,533)	(8,180)
Customer deposits	(34)	(167)
Income taxes payable	(166)	(280)
Accrued liabilities	(3,772)	1,380
Deferred revenue	(503)	(96)
Net Cash Provided by Operating Activities	1,748	1,565
Cash Flows From Investing Activities
Purchases of property and equipment	(786)	(2,501)
Acquisition of businesses, net of cash acquired	-	(8,224)
Acquisitions related contingent earnout payment	(500)	(465)
Net Cash Used In Investing Activities	(1,286)	(11,190)
Cash Flows From Financing Activities
Net increase (decrease) in line of credit	(5,218)	1,180
Repayments under capital lease	(160)	(174)
Proceeds from issuance of long term subordinated debt and warrants	3,000	10,000
Net Cash Provided by (Used In) Financing Activities	(2,378)	11,006
Effect of exchange rates on cash	(354)	286
Net Increase (decrease) in Cash	(2,269)	1,667
Beginning Cash	4,039	2,372
Ending Cash	$1,769	$4,039
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Income taxes	$89	$644
Interest	$2,937	$1,060

Supplemental Disclosures of Non Cash Investing and Financing Activities
In August 2012, the Company reclassified $700 associated with the SDI put option from mezzanine equity to a current liability - See Note 2.
During 2011, the Company acquired businesses that were accounted for as business combinations - see Note 4.
In August 2011, the Company cancelled all of the common stock held in treasury
In March 2012, the Company entered into a capital lease with a value of $64,000.

The Accompanying Notes are Integral Parts of these Consolidated Financial Statements.

EMTEC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED AUGUST 31, 2012 AND 2011
(In thousands, except share data)

	Common Stock		Additional Paid-in	Retained Earnings (Accumulated	Accumulated Other Comprehensive	Treasury Stock,	Total Stockholders'
	Shares	Amount	Capital	Deficit)	Income	at Cost	Equity
Balance at August 31, 2010	18,984,520	$190	$21,346	$1,157	$189	$(5,596)	$17,287
Stock-based compensation	837,382	8	506	-	-	-	514
Acquisition of Dinero,Covelix & Emerging	662,500	7	305	-	-	-	312
Cumulative translation adjustment	-	-	-	-	48	-	48
Net income	-	-	-	(4,250)	-	-	(4,250)
Retirement of Tresasury Stock	(2,864,589)	(29)	(5,567)			5,596	(0)
Balance at August 31, 2011	17,619,813	177	16,589	(3,093)	237	(0)	13,910
Stock-based compensation	70,000	1	288	-	-	-	289
Employee stock forfeitures	(73,376)	(1)					(1)
Conversion of SDI put options			38				38
Cumulative translation adjustment	-	-	-	-	(416)	-	(416)
Net income	-	-	-	(12,423)	-	-	(12,423)
Balance at August 31, 2012	17,616,437	$177	$16,915	$(15,516)	$(179)	$(0)	$1,397

The Accompanying Notes are Integral Parts of these Consolidated Financial Statements.

EMTEC, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

Business

Emtec, Inc., a Delaware corporation (“Emtec”), is an information technology (“IT”) services provider delivering consulting, application services, and infrastructure services to public sector and commercial clients.  The Company’s client base is comprised of departments of the U.S. and Canada’s federal, state/provincial and local governments, schools, and commercial businesses throughout the U.S. and Canada.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Emtec and its wholly-owned subsidiaries after elimination of intercompany balances and transactions.

On February 3, 2011, the Company through one of its wholly-owned subsidiaries acquired all of the outstanding equity interests of Dinero Solutions, LLC (“Dinero”). Dinero’s 2011 results of operations are included in the Company’s consolidated financial statements for the period February 3, 2011 through August 31, 2011 (see Note 4).

On March 1, 2011, the Company through one of its wholly-owned subsidiaries acquired all of the outstanding stock of Covelix, Inc. (“Covelix”). Covelix’s 2011 results of operations are included in the Company’s consolidated financial statements for the period March 1, 2011 through August 31, 2011 (see Note 4).

On August 15, 2011, the Company through one of its wholly-owned subsidiaries acquired all of the outstanding membership interests of GNUCO, LLC, d/b/a Emerging Solutions, LLC (“Emerging”).  Emerging's 2011 results of operations are included in the Company’s consolidated financial statements for the period August 15, 2011 through August 31, 2011 (see Note 4).

Segment Reporting

Effective June 2012, the Company realigned its reportable segments as follows:

•	Federal - provides IT consulting and procurement services to various agencies of the U.S. federal government.
•	Commercial, State & Local and Education (“CSLED”) – provides IT consulting services to clients in the commercial, state & local and education sectors.

In addition, the Company also has a "Corporate" segment which reflects support costs consisting principally of employee benefit administration, accounting support, IT services, recruiting, and other shared service center costs.  Operating and administrative expenses that are not directly attributable to the reporting segments are also classified in the Corporate segment.  For purposes of performance measurement, the Company charges certain expenses directly attributable to the reporting segment and allocates costs reflected in the Corporate segment.  Identifiable assets of the reporting unit exclude Corporate segment assets.  Corporate segment assets consist principally of cash, prepaid expenses, non-trade accounts receivables, property and equipment and other assets.

Reclassifications

Certain reclassifications have been made to prior year balances in order to conform to current presentations.

FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles

The Company identifies the Financial Accounting Standards Board, Accounting Standards Codification “FASB ASC” or “ASC” as the authoritative source of generally accepted accounting principles in the United States of America (“GAAP”). Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative GAAP for SEC registrants.

Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period, including, but not limited to, valuation of receivables, impairment of goodwill and other intangible and long-lived assets and income taxes.  Management’s estimates are based on historical experience, facts and circumstances available at the time, and various other assumptions that are believed to be reasonable under the circumstances.  The Company reviews these matters and prospectively reflects changes in estimates as deemed appropriate.  Actual results could differ materially from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable.

The Company has not experienced any losses related to its cash balances and believes credit risk to minimal.

The Company’s revenues, by client type, consist of the following (in thousands):

	For the Year Ended
	Aug 31, 2012		Aug 31, 2011
Departments of the U.S. Government	$87,996	39.2%	$87,869	41.4%
Canadian Government Agencies	2,040	0.9%	2,761	1.3%
State and Local Governments	5,218	2.3%	3,384	1.6%
Commercial Companies	83,360	37.1%	58,304	27.5%
Education and other	45,959	20.5%	59,829	28.2%
Total Revenues	$224,573	100.0%	$212,147	100.0%

The Company reviews a client's credit history before extending credit.  The Company does not require collateral or other security to support credit sales. The Company provides an allowance for doubtful accounts based on the credit risk of specific clients, historical experience and other identified risks. Trade receivables are carried at original invoice less an estimate made for doubtful receivables, based on review by management of all outstanding amounts on a periodic basis.  Trade receivables are considered delinquent when payment is not received within standard terms of sale, and are charged-off against the allowance for doubtful accounts when management determines that recovery is unlikely and ceases its collection efforts.

Major Clients

Sales to major clients, representing at least 10% of total revenue for a period, of the Company, consist of the following (in thousands):

	For the Year Ended
	Aug 31, 2012		Aug 31, 2011
School District #1	$29,288	13.0%	$46,049	21.7%
Department of the U.S. Government	37,392	16.7%	20,094	9.5%
All Other Customers	157,893	70.3%	146,004	68.8%
Total Revenues	$224,573	100.0%	$212,147	100.0%

Trade receivables due from School District #1 and the department of the U.S. government accounted for approximately 15.7% and 5.6%, respectively, of the Company’s trade receivables as of August 31, 2012. The same clients accounted for approximately 54.7% and 3.0%, respectively of the Company’s trade receivable as of August 31, 2011.

Fair Value of Financial Instruments

The fair value of cash and cash equivalents and trade receivables approximates their carrying values due to their short maturities.  The fair value of non-current financial instrument assets and liabilities approximate their carrying value unless otherwise stated.  The carrying value of the PNC Credit Facility (Note 8) approximated its fair value due to its variable interest rate.  In addition, the carrying value of the subordinated debt approximates its fair value as there have been no changes to the credit markets or the Company’s financial position since the issuance dates that would impact the fair value of the subordinated debt in any material respect.

In accordance with FASB ASC 820 Fair Value Measurement, the estimated fair values of amounts reported in the consolidated financial statements have been determined using available market information and valuation methodologies, as applicable.  Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  Entities are required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value based upon the following fair value hierarchy:

Level 1 —	Quoted prices in active markets for identical assets or liabilities;

Level 2 —
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3 —	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Fair Value on a Recurring Basis:  The following table summarizes the financial liabilities measured at fair value on a recurring basis as of August 31, 2012 and 2011 (in thousands):

		August 31,
	Level	2012	2011
Warrant liabilities	2	$2,414	$1,452
Put option in connection with acquisition of SDI	2	$700	$-
Earn-out liabilities	3	$4,821	$4,764

The warrant liabilities were recorded at fair value based on upon valuation models that utilize relevant factors such as expected life, volatility of the Company’s stock price, and the risk free interest rate.

On June 4, 2010, Emtec Federal, Inc. a wholly-owned subsidiary of the Company acquired all of the outstanding shares of Secure Data, Inc. (“SDI”) for cash and equity.  The equity consisted of the fair value of the “puttable” restricted common stock of the Company as of June 4, 2010.  The “put” feature embedded in the restricted common stock allows each former shareholder of SDI a one-time election to put all of their restricted common stock to the Company at a fixed price on the third anniversary of the acquisition date.  Management calculated the fair value of the put using a Black-Scholes valuation model.  In accordance with SEC Accounting Series Release No. 268 Presentation in Financial Statements of Redeemable Preferred Stocks, the puttable stock is subject to equity accounting and was initially classified on the Company’s balance sheet as temporary equity.

The Company believes that is more likely than not that the former shareholders of SDI will exercise the one-time election to put all their restricted common stock to the Company at a fixed price on the third anniversary of the acquisition date, June 4, 2013.  Accordingly, the Company has calculated the fair value of the amount due the former shareholders of SDI associated with the put option and reflected this amount as a current liability as of August 31, 2012.

The following table summarizes the changes in earn out liabilities for the year ended August 31, 2012 and 2011 (in thousands):

Earnout Liabilities
Balance at September 1, 2010	$676
Valuation adjustments	-
Additions (See Note 4 )	4,088
Payments	-
Balance at August 31, 2011	4,764
Valuation adjustments	557
Additions (See Note 4 )	-
Payments	(500)
Balance at August 31, 2012	$4,821

The earn out liabilities were recorded at fair value based on valuation models that utilize relevant factors such as expected life and estimated probabilities of the acquired companies achieving the performance targets throughout the earn out periods.  Unobservable inputs used in the valuation of the earn out liabilities included discount rates, ranging from 19% to 21%, and probabilities, ranging from 10% to 100%, associated with the achievement of the earn out targets in future years.

A significant increase (decrease) in the discount rate, in isolation, would result in a significantly lower (higher) fair value measurement, and a significant increase (decrease) in any of the probabilities, in isolation, would result in a significantly higher (lower) fair value measurement.

Fair Value on a Nonrecurring Basis:  Certain assets are measured at fair value on a nonrecurring basis; that is, the instruments were not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).  The following table presents the assets carried on the balance sheet by caption and by level with the fair value hierarchy (as described above) as of August 31, 2012 and 2011 (in thousands).

See Note 17 for additional discussion regarding the determination of fair value and table summarizing changes in goodwill and identifiable intangible assets.

Business Combinations

The Company follows applicable sections of ASC 805, Business Combinations, which address accounting for business combinations using the acquisition method of accounting (previously referred to as the purchase method). Among the significant changes, this standard requires a redefining of the measurement date of a business combination, expensing direct transaction costs as incurred, capitalizing in-process research and development costs as an intangible asset and recording a liability for contingent consideration at the measurement date with subsequent re-measurements recorded as general and administrative expense. This standard also requires costs for business restructuring and exit activities related to the acquired company to be included in the post-combination financial results of operations and also provide guidance for the recognition and measurement of contingent assets and liabilities in a business combination.

The Company’s business acquisitions have historically been made at prices above the fair value of the acquired net assets, resulting in goodwill, based on our expectations of synergies of combining the businesses. These synergies include elimination of redundant facilities, functions and staffing; use of our existing commercial infrastructure to expand sales of the acquired businesses’ products; and use of the commercial infrastructure of the acquired businesses to cost-effectively expand procurement sales.

Significant judgment is required in estimating the fair value of intangible assets and in assigning their respective useful lives. The fair value estimates are based on available historical information and on future expectations and assumptions deemed reasonable by management, but are inherently uncertain.

The Company generally employs the income method to estimate the fair value of intangible assets, which is based on forecasts of the expected future cash flows attributable to the respective assets. Significant estimates and assumptions inherent in the valuations reflect a consideration of other marketplace participants, and include the amount and timing of future cash flows (including expected growth rates and profitability), the underlying product/service life cycles, economic barriers to entry and the discount rate applied to the cash flows. Unanticipated market or macroeconomic events and circumstances may occur, which could affect the accuracy or validity of the estimates and assumptions.

Allocation of the purchase price for acquisitions is based on estimates of the fair value of the net assets acquired and, for acquisitions completed within the past year, is subject to adjustment upon finalization of the purchase price allocation. The estimated useful lives of the individual categories of intangible assets were based on the nature of the applicable intangible asset and the expected future cash flows to be derived from the intangible asset. Amortization of intangible assets with finite lives is recognized over the shorter of the respective lives of the agreement or the period of time the assets are expected to contribute to future cash flows. We amortize our finite-lived intangible assets on patterns in which the economic benefits are expected to be realized.

Revenue Recognition

The Company recognizes revenue from procurement sales when all four revenue recognition criteria have been met: persuasive evidence of an arrangement exists; delivery has occurred; seller’s price to buyer is fixed or determinable; and collectability is probable.  Generally, shipping terms are FOB destination; as such, revenue is recorded upon the delivery of the product to the customer.

Procurement revenue represents sales of computer hardware and pre-packaged software.  These arrangements often include software installations, configurations and imaging, along with delivery and set-up of hardware.  We follow the criteria contained in FASB ASC 605, Revenue Recognition, in recognizing revenue associated with these transactions.  We perform software installations, configurations and imaging services at our locations prior to the delivery of the product and, as such, we recognize revenue for these services at the time of product delivery.  Some client arrangements include “set-up” services performed at client locations where our personnel perform the routine tasks of removing the equipment from boxes, and setting up the equipment at client workstations by plugging in all necessary connections.  This service is usually performed the same day as delivery.  Revenue is recognized on the date of acceptance, except as follows:

•
In some instances, the “set-up” service is performed after date of delivery.  We recognize revenue for the “hardware” component at date of delivery when the amount of revenue allocable to this component is not contingent upon the completion of “set-up” services and, therefore, our client has agreed that the transaction is complete as to the “hardware” component.  In these cases, we allocate consideration between the “hardware” and the “set-up” services as described below.  In instances where our client does not accept delivery until “set-up” services are completed, we defer all revenue in the transaction until client acceptance occurs.

•
There are occasions when a client requests a transaction on a “bill and hold” basis.  We follow FASB ASC 605 criteria and recognize revenue from these sales prior to date of physical delivery only when all the criteria of FASB ASC 605 are met. We do not modify our normal billing and credit terms for these clients. The client is invoiced at the date of revenue recognition when all of the criteria have been met. Bill and hold transactions were not material for the years ended August 31, 2012 and 2011.

•	Revenue is recognized net of expected returns. We estimate returns based on a variety of factors, including historical return rates. Client returns have not been material for any period presented.

The Company recognizes revenue from sale arrangements that contain both procurement revenue and services and consulting revenue in accordance with FASB ASC 605-25. The estimate selling price assigned to each unit is representative of each unit's value, and is based on historical sales of the components sold separately.

Revenues from the sale of third party manufacturer warranties and manufacturer support service contracts where the manufacturer is responsible for fulfilling the service requirements of the client are recognized immediately on their contract sale date.  Manufacturer support service contracts contain cancellation privileges that allow our clients to terminate a contract with 90 days’ written notice.  In this event, the client is entitled to a pro-rated refund based on the remaining term of the contract, and the Company would owe the manufacturer a pro-rated refund of the cost of the contract.  However, the Company has experienced no client cancellations of any significance during our most recent 3-year history and do not expect cancellations of any significance in the future.  As the Company is not obligated to perform these services, the Company determined it is more appropriate to recognize the net amount of the revenue and related payments as net revenue at the time of sale, pursuant to the guidelines of FASB ASC 605-45, Revenue Recognition, Principal Agent Considerations. Revenue from the sale of warranties and support service contracts where the Company is the obligor, is recognized on a straight-line basis over the term of the contract, in accordance with FASB ASC 605-20, Revenue Recognition, Services.

Consulting and outsourcing revenue includes time billings based upon billable hours charged to clients, fixed price short-term projects, and hardware maintenance contracts.  These contracts generally are task specific and do not involve multiple deliverables.  Revenues from time billings are recognized as services are delivered.  Revenues from short-term fixed price projects are recognized using the proportionate performance method by determining the level of service performed based upon the amount of labor cost incurred on the project versus the total labor costs to perform the project because this is the most readily reliable measure of output.

Rebates

Rebates received on purchased products are recorded in the accompanying consolidated statements of operations as a reduction of the cost of revenues, in accordance with FASB ASC 605-50, Revenue Recognition, Customer Payments and Incentives.  At August 31, 2012 and 2011, approximately $420,000 and $500,000, respectively, of rebates receivable were recorded in "Receivable-other" in the accompanying consolidated balance sheets.

Inventories

Inventories are stated at the lower of average cost or market.  Inventories consist of finished goods purchased for resale, including computer hardware, computer software, computer peripherals and related supplies.

Property and Equipment

Property and equipment are recorded at cost with the exception of property and equipment from acquisitions which are recorded at fair value on the date of an acquisition. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets, which generally are two to five years.  Maintenance and repair costs are charged to expense as incurred.  The cost and accumulated depreciation relating to property and equipment retired or otherwise disposed of are eliminated from the accounts, and any resulting gains or losses are credited or charged to income.

In January 2011, the Company entered into a capital lease for computer equipment and related software with a value of $468,000.  In March 2012, the Company entered into a capital lease for computer equipment with a value of $64,000.  The assets associated with the capital lease are being amortized on a straight-line basis over the estimated useful life of five years with the amortization being included in depreciation expense.  Accumulated amortization related to the capital lease assets was approximately $127,000 and $23,000 as August 31, 2012 and 2011, respectively.

Goodwill and Intangible Assets

Goodwill

In accordance with ASC Topic 350 Intangibles- Goodwill and Other, goodwill is not amortized but tested for impairment annually, or more frequently, if events or changes in circumstances indicate that the asset might be impaired.  Goodwill is tested for impairment at one level below an operating segment (also known as a component) in accordance with the guidance of ASC Topic 350. These reporting units are comprised of Federal Infrastructure, Federal Applications, State, Local and Education (“SLED”) and Commercial.  The Company has set an annual impairment testing date of June 1.

An impairment charge will be recognized only when the implied fair value of a reporting unit, including goodwill, is less than its carrying amount.  The impairment determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of the reporting unit and compares it to its carrying amount. Second, if the carrying amount of the reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with ASC Topic 805 Business Combinations.  The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

Identifiable Intangible Assets

Long-lived assets, including customer relationships and property and equipment, are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable in accordance with ASC 350 Intangibles- Goodwill and Other and FASB ASC 360 Property, Plant and Equipment.   Recoverability of long-lived assets is assessed by a comparison of the carrying amount to the estimated undiscounted future net cash flows expected to result from the use of the assets and their eventual disposition.  If estimated undiscounted future net cash flows are less than the carrying amount, the asset is considered impaired and a loss would be recognized based on the amount by which the carrying value exceeds the fair value of the asset.

Customer relationships represent the fair value ascribed to customer relationships in connection with acquisitions by the Company. The amounts ascribed to customer relationships are being amortized on a straight-line basis over 5-15 years.

Noncompete agreements represent the value ascribed to covenants not to compete in employment and acquisition agreements with certain members of the management teams of acquired companies, entered into at the time of the respective acquisitions.  The amounts ascribed to noncompete agreements are being amortized on a straight-line basis over 3-5 years.

Software technology represents the value ascribed to software developed by an acquired entity.  The amounts ascribed to software technology are being amortized on a straight-line basis over 3 years.

Trademarks represent the value ascribed to trademarks owned by an acquired entity.  The amount ascribed to trademarks is being amortized on a straight-line basis over 5 years.

Trade names represent the value ascribed to trade name owned by acquired entities.  The amount ascribed to trade name is being amortized on a straight-line basis over 5 years.

Amortization expense related to intangible assets was $3.8 million and $2.2 million for the year ended August 31, 2012 and 2011, respectively.  We currently expect future amortization to be as follows (in thousands):

Years ending August 31,
2013	$2,388
2014	$2,135
2015	$2,013
2016	$1,709
2017	$710

Financing Costs

Financing costs incurred are amortized over the life of the associated financing arrangements. Amortization expense totaled approximately $323,000 and $9,000 for the years ended August 31, 2012 and 2011, respectively.

Advertising

Advertising costs are expensed as incurred.  Advertising expense was $478,000 and $885,000 for the years ended August 31, 2012 and 2011, respectively. Advertising expense is included in selling, general and administrative expenses in the consolidated statements of operations.  We receive marketing development funds from various manufacturers, which are also included as a reduction in selling, general and administrative expense.

Income Taxes

The Company conducts business in the U.S., Canada and India.  With respect to its U.S. operations, the Company files income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions.  The Company accounts for income taxes in accordance with ASC 740 Income Taxes.  The Company files a federal consolidated tax return that includes all U.S. entities.  The Company also files several combined/consolidated state tax returns and several separate state tax returns.  Deferred taxes result from temporary differences, which are the differences between the financial reporting and tax bases of assets and liabilities. Tax loss carry forwards are recognized as deferred tax assets.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.  Deferred taxes result from timing differences primarily relating to net operating losses, bad debts, inventory reserves, deferred revenue, fixed asset depreciation, compensation expenses and intangible asset amortization.

With a few exceptions, the Company is no longer subject to federal, state or local income tax examinations for tax returns filed for fiscal years 2009 and prior.

Reconciliation of liabilities for unrecognized tax benefits for the years ended August 31, 2012 and 2011 (in thousands) are as follows:

	For the Years Ended August 31,
	2012	2011

Balance, beginning	$197	$212
Unrecognized tax positions of prior periods:
Increase	-	-
Decrease	-	(15)
Unrecognized tax positions of current year:
Increase	-	-
Decrease	-	-
Decrease in Unrecognized tax benefits due to settlements	-	-
Decrease in Unrecognized tax benefits due to lapse of statute of limitations	-	-
Balance, ending	$197	$197

Foreign Currency Translation and Other Comprehensive Income (loss)

The financial statements of the Company’s foreign subsidiaries are translated into U.S. dollars for consolidation and reporting purposes.  The functional currency for the Company’s foreign operations is the local currency.  Current rates of exchange are used to translate assets and liabilities.  Adjustments to translate those statements into U.S. dollars are recorded in accumulated other comprehensive income (loss).

Earnings per Share

Basic earnings per share amounts are computed by dividing net income available to common stockholders (the numerator) by the weighted average shares outstanding during the period (the denominator).  Shares issued during the period are weighted for the portion of the period that they were outstanding.

The computation of diluted earnings per share is similar to the computation of basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive options, restricted stock awards, stock appreciation rights and warrants had been exercised as of the end of the period and cash received from the exercise were used to repurchase shares in the open market (the “Treasury Share Method”).  Potentially dilutive shares consist of stock options, restricted stock awards and warrants totaling 2,704,139 shares and 762,041 shares for the years ended August 31, 2012 and 2011, respectively. Diluted shares for the years ended August 31, 2012 ad 2011 were not included in the calculation of diluted net loss per share because the effect of the inclusion would be anti-dilutive. In addition, outstanding warrants to purchase 2,305,339 and 1,401,733 common shares as of August 31, 2012 and 2011, respectively, were not included in the computation of diluted earnings per share because the exercise price was greater than the average market price of the Company’s common shares over those periods.

Stock-Based Employee Compensation

The Company has a stock-based employee compensation plan which is more fully described in Note 12 – Stock-Based Compensation.  The Company follows ASC 718 – 10 to account for stock options.  ASC 718 - 10 requires that the Company record compensation expense equal to the fair value of all equity-based compensation over the vesting period of each award.  The Company uses the Black-Scholes option pricing model to estimate the fair value of stock-based awards.

Recently Issued Accounting Standards

Intangibles – Goodwill and Other

In December 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-28, Intangibles - Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts.  ASU 2010-28 modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts.  For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists.  In determining whether it is more likely than not that a goodwill impairment exists, an entity must consider whether there are any adverse qualitative factors indicating an impairment may exist.  ASU 2010-28 is effective for fiscal years, and interim periods within those years, beginning December 15, 2010.  The adoption of ASU 2010-28 has impacted the way approach utilized by the Company to test goodwill and has expanded the Company’s existing disclosure requirements.

Business Combinations

In December 2010, the FASB issued ASU 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations.  ASU 2010-29 requires that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only.  ASU 2010-29 also expands the supplemental pro forma adjustments to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings.  ASU 2010-29 is effective prospectively for business combinations for which the acquisition date is on or after the first annual reporting period beginning on or after December 15, 2010.  The adoption of ASU 2010-29, which will be applied to future acquisitions, will expand existing disclosure requirements.

Fair Value Measurement

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS.  ASU 2011-04 sets forth common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. generally accepted accounting principles and International Financial Reporting Standards.  ASU 2011-04 is effective prospectively.  For public entities, ASU 2011-04 is effective during interim and annual periods beginning after December 15, 2011.  The adoption of ASU 2011-04 did not have a material impact on the Company’s financial position, results of operations or cash flows.

Comprehensive Income

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income.  ASU 2011-05 states that an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income.  ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity.  ASU 2011-05 is effective retrospectively and is effective for fiscal years, and interim periods with those years, beginning after December 15, 2011.  The adoption of ASU 2011-05 did not have a material impact on the Company’s financial position, results of operations or cash flows.

Intangibles – Goodwill and Other

In September 2011, the FASB issued ASU 2011-08, Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment.  ASU 2011-08 permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in ASC Topic 350.  The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent.  ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued.  The adoption of ASU 2011-08 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Offsetting Assets and Liabilities

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities.  ASU 2011-11 requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position.  ASU 2011-11 is effective for annual reporting periods beginning on or after January 1, 2013 and interim periods within those annual periods.  The adoption of ASU 2011-11 may expand existing disclosure requirements, which the Company is currently evaluating.

3. Liquidity

The Company has incurred significant operating losses in fiscal 2012 and 2011.  The Company generated sufficient cash from operations in 2012 to meet all its obligations and paid down over $2 million of its debt balance while in 2011 the company borrowed money to acquire companies, fund its SAP implementation, and to support its cash operating losses. In addition, the Company had a working capital deficit at August 31, 2012 and 2011, and is dependent on its line of credit to finance its working capital needs.  The operating loss for 2012 was due to non-cash charges.  The operating loss for 2011 can be attributed primarily to reduced procurement revenues from the Federal business associated with the federal debt and budget crisis in 2011 and certain non-cash charges including a warrant liability adjustment and an earn out liability adjustment.  We managed our liquidity during 2011 through a cost reduction initiative that we implemented in the fourth quarter of fiscal 2011 and through borrowings under our DLL Credit Facility.

The Company believes that its existing resources together with available borrowings under its PNC Credit Facility, the annualized cost savings from the cost reduction initiative described above and expected cash flow from operations will provide sufficient liquidity for at least the next 12 months.

4. Acquisitions

Dinero Solutions, LLC and Covelix, Inc.

On February 3, 2011 and March 1, 2011, EGS LLC, a wholly-owned subsidiary of the Company, acquired all of the issued and outstanding equity interests or stock of Dinero and Covelix, respectively.  The Company may be required to pay additional variable cash and stock consideration each year for the next three years on the anniversary of the respective acquisition dates that is contingent upon the achievement of certain performance milestones.  The aggregate fair value of the contingent consideration arrangement at the respective acquisition dates was $1.1 million.  The Company estimated the fair value of the contingent consideration using probability assessments of expected future cash flows over the period in which the obligation is expected to be settled, and applied a discount rate that appropriately captures a market participant’s view of the risk associated with the obligation. This fair value is based on significant inputs not observable in the market.  As of August 31, 2012 and 2011, the contingent consideration liability associated with these acquisitions was $1.3 million and $1.1 million, respectively.  During fiscal 2012, the Company made a $500,000 earn out payment.  These contingent liabilities were based on valuation models that utilize relevant factors such as expected life and the estimated probabilities of Dinero and Covelix achieving the performance targets throughout the earn out periods.  The Company recorded expense associated with the change in the fair value of the earn out liabilities on its consolidated statements of operations of $697,000 and $-0- for the years ended August 31, 2012 and 2011, respectively.

The equity included in the reported aggregate consideration of one of the acquisitions consisted of the fair value of the “puttable” restricted common stock of the Company at the acquisition date.  The “put” feature embedded in the restricted common stock allows each former shareholder a one-time election to put all of their restricted common stock to the Company at a fixed price on the third anniversary of the acquisition date.  However, the exercise of the one-time put option is contingent upon the acquired company achieving a certain performance milestone measured over a three-year period.  Management calculated the fair value of the put using a Black-Scholes valuation model.  In accordance with SEC Accounting Series Release No. 268 Presentation in Financial Statements of Redeemable Preferred Stocks, the puttable stock is subject to equity accounting and is classified on the Company’s balance sheet as temporary equity.

The Company applied ASC 805, Business Combinations, whereby, amounts were assigned to assets acquired and liabilities assumed based on their fair values, on the date of the acquisition. Management determined the fair value of Dinero and Covelix’s net assets on their respective acquisition date that resulted in excess purchase price over fair value of net assets acquired of $1.5 million which was recognized as goodwill.

The allocation of purchase price by significant component is a follows (in thousands):

Current assets	$1,965
Plant and equipment	43
Identifiable intangibles	2,300
Current liabilities	(1,188)
Deferred taxes	(583)
Earnout liabilities	(1,130)
Fair value of net assets acquired	1,406
Purchase price	2,865
Excess purchase price	$1,458

The Company allocated $1.4 million to client relationships at the acquisition date that is being amortized on a straight-line method over a period of 5 years.  The Company also allocated $490,000 and $420,000 to a noncompete asset and trade name, respectively, which are also being amortized on a straight-line method over a period of five years.

As part of the purchase, the Company issued restricted common stock to a former sole member of one of the acquired companies. The shares vest over a three-year period contingent upon the acquired company achieving certain performance milestones and the continued employment of its former sole member. Pursuant to ASC 805-10-55, Business Combinations – Overall – Implementation, the restricted stock is being treated as compensation rather than additional consideration since the vesting of the stock is linked to the continued employment at the Company of the former sole member of the acquired company. Furthermore, the restricted stock issued contains an embedded “put” feature that allows the former sole member of the acquired company a one-time election to put all of his restricted common stock to the Company at a fixed price on the third anniversary of the acquisition date.  However, the exercise of the one-time put option is contingent upon the acquired company achieving a certain performance milestone measured over a three-year period.  Management has determined that it is probable, as of August 31, 2012, that the acquired company will achieve the performance milestones for the vesting of the restricted stock and the put option and has calculated the fair value of the restricted stock and “put” using a Black-Scholes valuation model. In accordance with ASC 718, Compensation – Stock Compensation, the puttable stock is subject to liability accounting.  At August 31, 2012 and 2011, the Company recorded a net liability of $229,000 and $98,000 on its balance sheet, respectively.  The Company recorded expense of $140,000 and $98,000 on its consolidated statements of operations associated with the fair value of the restricted stock and put for the years ended August 31, 2012 and 2011, respectively.

GNUCO, LLC d/b/a Emerging Solutions, LLC

On August 15, 2011 a wholly-owned subsidiary of the Company, acquired all of the outstanding membership interests of Emerging for cash, plus equity and the potential right to receive installments of additional cash consideration each year for the next three years if certain performance targets are met.  The equity included in the reported consideration consisted of the fair value of “puttable” restricted common stock of the Company as of August 15, 2011.  The “put” feature embedded in the restricted common stock allows each former shareholder of Emerging a one-time election to put all of their restricted common stock to the Company at a fixed price on the third anniversary of the acquisition date.  However, the exercise of the one-time put option is contingent upon Emerging achieving a certain performance milestone measured over a three-year period.  Management calculated the fair value of the put using a Black-Scholes valuation model.  In accordance with SEC Accounting Series Release No. 268 Presentation in Financial Statements of Redeemable Preferred Stocks, the puttable stock is subject to equity accounting and is classified on the Company’s balance sheet as temporary equity.

In addition, the Company may be required to pay additional variable cash and stock consideration each year for the next three years on the anniversary of closing that is contingent upon the achievement of certain performance milestones.  The fair value of the contingent consideration arrangement at the acquisition date was $3.0 million.  The Company estimated the fair value of the contingent consideration using probability assessments of expected future cash flows over the period in which the obligation is expected to be settled, and applied a discount rate that appropriately captures a market participant’s view of the risk associated with the obligation.  This fair value is based on significant inputs not observable in the market.  As of August 31, 2012 and 2011, the contingent consideration liability associated with this acquisition was $2.2 million and $3.0 million, respectively, based on valuation models that utilize relevant factors such as expected life and the estimated probabilities of Emerging achieving the performance targets throughout the earn out periods.  The Company recorded income on its consolidated statements of operations of $711,000 and $-0- for the years ended August 31, 2012 and 2011, respectively.

The Company applied ASC Topic 805, Business Combinations, whereby, amounts were assigned to assets acquired and liabilities assumed based on their fair values, on the date of the acquisition. Management determined the fair value of Emerging’s net assets on August 15, 2011 that resulted in excess purchase price over fair value of net assets acquired of $2.8 million which was recognized as goodwill.

The allocation of purchase price by significant component is a follows (in thousands):

Current assets	$4,962
Plant and equipment	174
Identifiable intangibles	6,720
Current liabilities	(2,735)
Earnout liabilities	(2,958)
Fair value of net assets acquired	6,163
Purchase price	8,981
Excess purchase price	$2,818

The Company allocated $4.3 million to client relationships at the acquisition date that is being amortized on a straight-line method over a period of five years.  The Company also allocated $1.5 million and $940,000 to a noncompete asset and trade name, respectively, which are also being amortized on a straight-line method over a period of five years.

5. Trade Receivables and Allowance for Doubtful Accounts

At August 31, 2012 and 2011, trade receivables consisted of the following (in thousands):

	August 31, 2012	August 31, 2011
Trade receivables	$24,801	$31,682
Allowance for doubtful accounts	(421)	(486)
Trade receivables, net	$24,381	$31,196

Trade receivables include $4.0 million and $3.0 million of unbilled revenue as of August 31, 2012 and 2011, respectively.

An analysis of the allowance for doubtful accounts for years ended August 31 is as follows (in thousands):

	2012	2011

Balance, beginning of year	$486	$366
Provision for doubtful accounts	295	304
Charge-offs	(361)	(184)
Recoveries	-	-

Balance, end of year	$421	$486

6.  Inventories

Inventories are stated at the lower of average cost or market. Inventories consist of finished goods purchased for resale, including computer hardware, computer software, computer peripherals and related supplies.

7. Property and Equipment

At August 31, 2012 and 2011, property and equipment consisted of the following (in thousands):

	August 31,		Estimated Life
	2012	2011	Years
Leasehold improvements	$1,011	$1,004	2	to	5
Computer equipment	3,760	3,627	3	to	5
Furniture and fixtures	479	479	3	to	5
Automobiles	133	133	3	to	5
Software	4,103	3,572		5
	9,486	8,815
Less accumulated depreciation	(5,948)	(4,531)
Property and Equipment, Net	$3,538	$4,284

Depreciation expense was $1.5 million and $1.3 million for the years ended August 31, 2012 and 2011, respectively.

8. Line of Credit

On December 30, 2011, Emtec NJ, Emtec LLC, Emtec Federal, EGS LLC, Luceo, eBAS, Aveeva, EIS-US, KOAN-IT US, SDI, Dinero, Covelix and Emerging, (collectively the “Borrower”) entered into a Revolving Credit and Security Agreement (the “PNC Loan Agreement”) with PNC Bank, National Association (“PNC”), as lender and agent.  The PNC Loan Agreement provides for a senior secured revolving credit facility in an amount not to exceed (i) $30.0 million for the period from February 1 through August 31 each year during the term of the facility and (ii) $45.0 million for the period from September 1 through January 31 each year during the term of the facility (the “PNC Credit Facility”).  The PNC Credit Facility also includes a $7.0 million sublimit for the issuance of letters of credit.  The proceeds of the PNC Credit Facility were used to refinance all of the Borrower’s outstanding indebtedness under a Loan and Security Agreement with De Lage Landen Financial Services, Inc. (“DLL”) pursuant to which DLL provided a revolving credit loan and floorplan loan (the “DLL Credit Facility”), to pay off all indebtedness under a loan agreement with De Lage Landen Financial Services Canada Inc. (“DLL Canada”) pursuant to which DLL Canada provided EIS-Canada with a revolving credit line of $5 million, to pay related costs and expenses and for working capital and other general corporate purposes.  The PNC Loan Agreement will remain in effect until December 29, 2014, unless sooner terminated by the Borrower or PNC.

Borrowings under the PNC Loan Agreement will bear regular interest at a rate equal to the Alternate Base Rate (as defined in the PNC Loan Agreement) plus 1.0% or the Eurodollar Rate (as defined in the PNC Loan Agreement) plus 3.0% on the outstanding principal amount. As of August 31, 2012, the interest rate was 4.25%

The PNC Loan Agreement contains certain customary affirmative and negative covenants, including, among other things: (i) affirmative covenants requiring the Borrower to provide certain financial statements and schedules to PNC, maintain their legal existence, keep their collateral in good condition, and provide certain notices to PNC; and (ii) negative covenants that provide for limitations on other indebtedness, liens, amendments of organizational documents, asset sales, capital expenditures, issuance of capital stock, investments, and transactions with affiliates.

The PNC Loan Agreement also contains certain customary representations and warranties and events of default, including, among other things, failure to pay interest, principal or fees due under the PNC Loan Agreement, any material inaccuracy of any representation and warranty, any default having occurred under any Subordinated Debt (as such term is defined in the PNC Loan Agreement), and the occurrence of bankruptcy or other insolvency events.  Certain of the events of default are subject to exceptions and materiality qualifiers.  If an event of default shall occur and be continuing under the PNC Loan Agreement, PNC may, among other things, accelerate the repayment of the Borrower’s obligations under the PNC Credit Facility.

To secure the payment of the obligations under the PNC Loan Agreement, the Borrower granted to PNC a security interest in, and a lien upon, all of its respective interests in its respective assets, including receivables, equipment, general intangibles, inventory, investment property, subsidiary stock, leasehold interests, goods, deposit accounts, letter of credit rights, commercial tort claims and insurance proceeds.  All such security interests are subject to the terms of a Subordination Agreement, dated December 30, 2011 among PNC, NewSpring SBIC Mezzanine Capital II, L.P. ("NewSpring"), Peachtree II, L.P., (NewSpring and Peachtree, collectively, the “Investors”) and the Borrower, as amended on March 20, 2012 (the “Subordination Agreement”).

On March 20, 2012, the Borrower and EIS -Canada entered into a First Amendment and Joinder to Loan Documents with PNC, pursuant to which PNC agreed to make certain amendments to the PNC Loan Agreement and the Other Documents (as such term is defined in the PNC Loan Agreement and together with the PNC Loan Agreement, the “PNC Loan Documents”), including (1) joining EIS -Canada to the PNC Loan Documents, (2) amending the definition of EBITDA to revise certain add-backs and deductions thereto and (3) revising the covenants and representations and warranties included in the PNC Loan Agreement to include certain customary covenants and representations and warranties relating to EIS -Canada.

To secure the payment of the obligations of EIS Canada under the PNC Loan Agreement, EIS -Canada granted to PNC a security interest in, and a lien upon, all of its interests in its assets, including accounts, securities entitlements, securities accounts, futures accounts, futures contracts and investment property, deposit accounts, instruments, documents, chattel paper, inventory, goods, equipment, fixtures, agricultural liens, as-extracted collateral, letter of credit rights and intangibles of every kind.  All such security interests are subject to the terms of the Subordination Agreement.

Prior to the refinancing with PNC on December 30, 2011, the Company had a revolving credit and floorplan with DLL. As of August 31, 2011, the DLL Credit Facility provided for aggregate borrowings of the lesser of $32.0 million or 85% of the Borrower’s eligible accounts receivable, plus 100% of unsold inventory financed by DLL and 40% of all other unsold inventory.  Under the DLL Credit Facility, the interest rate for revolving credit loans was the base rate plus 3.25% and the interest rate for floorplan loans was 6.25% in excess of the base rate.  The DLL Credit Facility was to expire on December 7, 2012.

The Company had a balance of $12.0 million outstanding under the revolving portion of the PNC Credit Facility at August 31, 2012.  At August 31, 2011, the Company had a balance of $17.2 million outstanding under the revolving portion of the DLL Credit Facility, and a balance of $1.0 million (included in the Company’s accounts payable) outstanding plus $2.2 million in open approvals under the floorplan portion of the DLL Credit Facility.  Net availability was $4.2 million under the revolving portion of the PNC Credit Facility as of August 31, 2012.

As of August 31, 2012, the Company determined it was in compliance with its financial covenants under the PNC Credit Facility.

9. Subordinated Debt

On December 30, 2011, the Borrower entered into an Amended and Restated Subordinated Loan Agreement (the “Subordinated Loan Agreement”) with the Investors pursuant to which: (i) Peachtree provided an additional subordinated term loan in an original principal amount of $3.0 million, (ii) NewSpring was appointed as collateral agent, (iii) the Investors waived any event of default arising from (a) the Borrower failing to meet the Total Funded Senior Debt to Pro Forma Adjusted EBITDA Ratio covenant (as set forth in the Subordinated Loan Agreement) for the trailing twelve months ending November 30, 2011 and (b) the Borrower failing to comply with the covenant in the Subordinated Loan Agreement prohibiting a Borrower name change without notice to, or the consent of, NewSpring, and (iv) the Investors agreed to make certain other amendments to the Subordinated Loan Agreement, including amending the Total Funded Senior Debt to Pro Forma Adjusted EBITDA Ratio covenant to provide that the Company and its consolidated subsidiaries shall maintain as of the last business day of the fiscal quarters ending on February 28, 2012 and May 31, 2012, a ratio of Total Funded Senior Debt on such date to Pro Forma Adjusted EBITDA (as such terms are defined in the Subordinated Loan Agreement) on a trailing twelve months basis for such period of not less 4.0 to 1.0 for the fiscal quarter ending on February 28, 2012 and of not less than 3.75 to 1.0 for the fiscal quarter ending on May 31, 2012. There are no scheduled principal payments on the Subordinated Credit Facility until the maturity date of August 15, 2016.

Borrowings under the Subordinated Loan Agreement will bear regular interest at a rate equal to 12.0% per annum on the outstanding principal amount.  Accrued and unpaid regular interest is payable on the last business day of each fiscal quarter beginning with November 30, 2011 through August 15, 2016. Borrowings under the Subordinated Loan Agreement will bear additional interest of 2.0% per annum and this accrued and unpaid additional interest of 2.0% is, at the Companies’ option, payable in cash, or added to the principal amount outstanding, on the last business day of each fiscal quarter.

On August 29, 2012, the Borrower entered into Amendment No. 2 (the “Amendment”) to the Subordinated Loan Agreement with the Investors, pursuant to which the Investors have agreed to make certain modifications to the Subordinated Loan Agreement.

As of August 31, 2012, the Company has determined it was in compliance with its financial covenants under the Subordinated Loan Agreement with NewSpring and Peachtree.

10. Accrued Liabilities

At August 31, 2012 and 2011, accrued liabilities consisted of the following (in thousands):

	August 31, 2012	August 31, 2011
Accrued payroll	5,372	$5,860
Accrued commissions	145	293
Accrued state sales taxes	95	15
Accrued third-party service fees	9	42
Deferred rent	192	220
Other accrued expenses	3,248	6,392
Total accrued liabilities	$9,061	$12,822

11. Income Taxes

Income tax expense (benefit) for the years ended August 31, 2012 and 2011 consisted of the following (in thousands):

	Year Ended August 31, 2012	Year Ended August 31, 2011

Loss Before Income Tax Expense (benefit):
Domestic- U.S. operations	$(13,057)	$(6,311)
Foreign operations	(1,948)	(310)
Total	$(15,005)	$(6,621)

Income Tax Expense (Benefit):

Current expense:
Federal	$243	$(1,922)
State & other	44	116
Domestic-U.S.	287	(1,805)
Foreign	24	(6)
Total Current Expense (Benefit)	$311	$(1,812)

Deferred expense (benefit):
Federal	$(2,826)	$(14)
State & other	(95)	(508)
Domestic-U.S.	(2,921)	(522)
Foreign	27	(40)
Total Deferred Benefit	$(2,895)	$(562)

Income Tax Benefit	$(2,584)	$(2,374)

A reconciliation of the federal statutory provision to the provision for financial reporting purposes for the years ended August 31, 2012 and 2011 is as follows (in thousands):

	Year Ended August 31, 2012	Year Ended August 31, 2011

Statutory federal tax benefit	$(5,102)	$(2,251)
State income taxes, net of federal	25	(429)
Foreign income taxes, net of federal	(67)	96
FIN 48 accrual/(settlements)- net	13	(2)
Stock compensation tax benefit (windfall)/shortfall	46	(1)
Prior year expense underaccrual/(overaccrual)	96	(0)
Expense (net)- Warrant liability valuations	303	19
Expense (net)- Earn-out liability valuations	213	-
Goodwill impairment charges	1,309	-
Direct Acquisition Costs	-	40
Valuation allowances	393	-
Other permanent differences	187	154
Provision for income tax benefit	$(2,584)	$(2,374)

The tax effects of temporary differences that give rise to significant portions net of deferred tax assets and deferred tax liabilities at August 31, 2012 and 2011 are as follows (in thousands):

	August 31,
	2012	2011

Deferred tax assets:
Trade receivables	$159	$186
Inventories	139	207
Accrued liabilities	564	482
Deferred Revenue	109	118
Property and equipment	-	-
Stock Option/Restricted Stock Plan	304	356
Loss Carryforwards & other	1,308	1,110
	$2,584	$2,460
Less: Valuation Allowances	(393)	-
Gross Deferred tax assets	$2,191	$2,460

Deferred tax liabilities:
Property and equipment	$(734)	$(972)
Customer Relationships /other intangibles	169	(2,721)
Foreign Subsidiary Earnings	(384)	(404)
Goodwill	(56)	(137)
	$(1,006)	$(4,235)

Net Deferred tax asset (liability)	$1,185	$(1,775)

At August 31, 2012 and 2011, the net deferred tax asset (liability) is reflected as follows (in thousands):

	August 31,
	2012	2011
Deferred tax asset-current	$1,032	$1,142
Deferred tax asset-long term	743	839
Deferred tax liability	(589)	(3,757)
Net deferred tax asset (liability)	$1,185	$(1,775)

For the year ended August 31, 2012, we incurred a consolidated federal tax net operating loss of approximately $160,000 and recorded a deferred tax asset and corresponding income tax benefit of $55,000.  This federal net operating loss will expire, if not used by our August 2032 fiscal year.

For the year ended August 31, 2011, we incurred a consolidated federal tax net operating loss of $5.7 million.  In fiscal 2012, we filed tax refund claims with IRS to carryback the fiscal August 2011 federal tax loss to our August 2009 and 2010 years and received income tax refunds from the IRS in the aggregate amount of $1,859,000 for which we had accrued income tax benefits in fiscal 2011.

At August 31, 2012, we hold state tax net operating loss carryforwards, on a consolidated unitary basis, approximating $5.6 million, expiring in varying amounts after our August 2027 fiscal year.  The primary jurisdictions for our consolidated state income tax returns are California and Illinois.  Illinois has suspended the deduction of net operating losses for years ending before our August 2015 fiscal year. At August 31, 2012, deferred tax assets attributable to these state tax loss carryforwards amounted to $54,000 for California and $25,000 for Illinois.

Our subsidiaries, Emtec Federal and Emtec-NJ, hold state tax net operating loss carryforwards, on a separate company basis, approximating $5.9 million and $5.3 million, respectively.  These tax loss carryforwards expire in varying amounts after our August 2029 fiscal year.   At August 31, 2012, deferred tax assets attributable to these state tax loss carryforwards amounted to $599,000.

Our Canadian subsidiary, KOAN-IT, incurred a Canadian tax net operating loss of approximately $1.175 million for the year ended August 31, 2012.  We recorded a deferred tax asset of $393,000 and an offsetting valuation allowance in the same amount resulting in no income tax benefit to our fiscal 2012 earnings.

For the year ended August 31, 2011, we incurred a consolidated federal tax loss of approximately $6 million.  We recorded income tax refunds receivable of $1,970,000 which is reflected in Receivables - Other, with a corresponding credit amount to earnings to estimate IRS refunds from our current plan to carry-back the fiscal 2011 consolidated federal tax loss to our fiscal 2009 and fiscal 2010 tax years.

Our subsidiaries, Emtec Federal and Emtec-NJ, have state tax loss carryforwards on a separate company basis approximating $7.7 million and $2.2 million, respectively, expiring in varying amounts after the August 2014 fiscal year.   At August 31, 2011, noncurrent deferred tax assets attributable to these state tax loss carryforwards amounted to $694,000.

12. Stock-Based Compensation

The second amendment to the Company’s 2006 Stock-Based Incentive Compensation Plan (the “2006 Plan”) was approved by the Company’s stockholders on January 20, 2011.  The 2006 Plan authorizes the granting of stock options, restricted stock, deferred stock, stock appreciation rights and other stock-based awards to directors and eligible associates.  The second amendment increased the aggregate number of shares of Common Stock available for issuance under the 2006 Plan from 2,543,207 shares to 9,543,207 shares.  Options under the 2006 Plan may not be granted with an exercise price that is less than 100% of the fair value of the Company’s common stock on the date of grant (110% in the case of an incentive stock option granted to a stockholder owning more than 10% of the common stock of the Company or any of its subsidiaries).  Options under the 2006 Plan have terms from 7 to 10 years.  Certain options vest immediately and others vest over a term of up to 4 to 5 years.

The Company measures the fair value of options on the grant date using the Black-Scholes option valuation model.  The Company estimated the expected volatility using the Company’s historical stock price data over the expected term of the stock options.  The Company also used historical exercise patterns and forfeiture behaviors to estimate the options, expected term and our forfeiture rate.  The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve in effect on the grant date.  Both expected volatility and the risk-free interest rate are based on a period that approximates the expected term.  Since our stock is thinly traded, the stock price used on the date of vesting for the Black-Scholes model is the last trade that occurred.

A summary of stock options for the year ended August 31, 2012 and 2011 is as follows:

For the Year Ended August 31, 2012	Shares	Weighted Average Exercise Price	Weighted Average Remaining Term (in years)	Aggregate Intrinsic Value *
Options Outstanding - September 1, 2011	416,333	$1.12
Options Granted	115,000	$1.31
Options Exercised	-	-
Options Forfeited or Expired	(64,500)	$1.13
Options Outstanding - August 31, 2012	466,833	$1.17	4.68	$26,100
Options Exercisable - August 31, 2012	382,558	$1.05	4.17	$26,100

* Represents the total pre-tax intrinsic value based on the Company’s average closing stock prices for the year ended August 31, 2012.

For the Year Ended August 31, 2011	Shares	Weighted Average Exercise Price	Weighted Average Remaining Term (in years)	Aggregate Intrinsic Value (a)
Options Outstanding - September 1, 2010	413,333	$1.13
Options Granted	20,000	$1.04
Options Exercised	-	-
Options Forfeited or Expired	(17,000)	$1.31
Options Outstanding - August 31, 2011	416,333	$1.12	5.03	$17,725
Options Exercisable -August 31, 2011	370,108	$1.12	4.58	$17,725

* Represents the total pre-tax intrinsic value based on the Company’s average closing stock prices for the year ended August 31, 2011.

There were 115,000 and 20,000 stock options issued during the years ended August 31, 2012 and 2011, respectively. The following assumptions were used to value stock options issued during each of years ended August 31, 2012 and 2011.

	2012			2011
Weighted-Average Fair Value		$0.54		$0.70
Assumptions
Expected Volatility	114.5%	-	122%	90.26%
Expected Term (in years)		5		5
Expected Forfeiture Rate		0%		0%
Dividend Yield		0%		0%
Risk-Free Interest Rate	0.94%	-	1.07%	1.53%

Non-vested Stock (Restricted Stock)
The following tables summarize the Company’s restricted stock activity during the years ended August 31, 2012 and 2011:

For the Year Ended August 31, 2012	Shares	Weighted Average Grant Date Fair Value	Fair Value
Nonvested - September 1, 2011	1,222,369	$0.71
Granted	70,000	$0.33
Vested	(488,994)	$0.77	$406,012	(a)
Forfeited	(73,376)	$0.87
Nonvested - August 31, 2012	729,999	$0.63	$575,170	(b)

(a)
The fair value of vested restricted stock shares represents the total pre-tax fair value, based on the closing stock price on the day of vesting, if there was a stock trade, which would have been received by holders of restricted stock shares had all such holders sold their underlying shares on that date. If there was no stock trade on the date of vesting, then the pre-tax fair value of the stock is deemed to be the last price at which the stock traded.

(b)
The aggregate fair value of the non-vested restricted stock shares expected to vest represents the total pre-tax fair value, based on the Company’s average closing stock price for the year ended August 31, 2012 which would have been received by holders of restricted stock shares had all such holders sold their underlying shares on that date.

For the Year Ended August 31, 2011	Shares	Weighted Average Grant Date Fair Value	Fair Value
Nonvested - September 1, 2010	870,916	$1.06
Granted	837,382	$0.54
Vested	(485,929)	$1.05	$474,336	(a)
Forfeited	-	-
Nonvested - August 31, 2011	1,222,369	$0.71	$977,895	(b)

(a)
The fair value of vested restricted stock shares represents the total pre-tax fair value, based on the closing stock price on the day of vesting, if there was a stock trade, which would have been received by holders of restricted stock shares had all such holders sold their underlying shares on that date. If there was no stock trade on the date of vesting, then the pre-tax fair value of the stock is deemed to be the last price at which the stock traded.

(b)
The aggregate fair value of the non-vested restricted stock shares expected to vest represents the total pre-tax fair value, based on the Company’s average closing stock price for the year ended August 31, 2011 which would have been received by holders of restricted stock shares had all such holders sold their underlying shares on that date.

The Company recognizes compensation expense associated with the issuance of such shares using the closing price of the Company’s common stock on the Over-the-Counter Bulletin Board market on the date of grant over the vesting period on a straight-line basis.

Stock Options and Non-vested Stock

Stock-based compensation costs related to the 2006 Plan totaled $289,000 and $514,000 during the fiscal years ended August 31, 2012 and 2011, respectively. As of August 31, 2012, the Company had $230,000 of unrecognized compensation cost related to the 2006 Plan.  The unrecognized compensation cost is expected to be recognized over a remaining period of 4 years.

Stock Appreciation Rights

On May 21, 2012, the Company developed the terms surrounding certain stock appreciation rights to be granted to management.  Mr. Gregory P. Chandler, the Company’s Chief Financial Officer, was granted on May 12th a stock appreciation right award under the 2006 Plan covering 657,542 shares of Common Stock, with a per share base price of $1.75 (the “Chandler Award”). On August 10, 2012, the Company granted Mr. Sunil Misra, the Company’s Chief Strategy & Delivery Officer, a stock appreciation right award under the 2006 Plan covering 657,542 shares of  Common Stock, with a per share base price of $1.75 (the “Misra Award”).  Collectively the Chandler Award and the Misra Award are called “the Awards” below. And Mr. Chandler and Mr. Misra are individually referred to as and Awardee

 The purpose of the Company’s stock appreciation right program, pursuant to which the Awards were granted, is to motivate the Company’s management team to substantially increase the value of the Company in a manner that will allow all stockholders to realize such increase in value.  The Awards will have no value unless our Common Stock value exceeds $1.75 per share in a liquidity event, which is substantially higher than the trading price of our Common Stock as of the grant dates.

The Awards will become vested upon the occurrence of a liquidity event if one of the two following conditions is satisfied: (i) The Awardee is employed by the Company on the date of such liquidity event; or (ii) if such liquidity event is a change in control and The Awardee employment is terminated without cause or for good reason, in either case, after the date on which a letter of intent relating to the change in control that is binding with respect to exclusivity has been executed and the change in control that is the subject of such letter of intent is consummated within 180 days after the date of such termination of employment.  Notwithstanding the foregoing, in the event that the per share equity value upon the occurrence of a liquidity event is not greater than $1.75, then no portion of the  Awards shall become vested in connection with such liquidity event and the all of the entire  Awards (whether or not vested) will be immediately forfeited.  In the event that a liquidity event does not occur on or before August 31, 2017, then all of the entire  Awards, whether or not vested, will be immediately forfeited.

To the extent vested, the Awards will become exercisable immediately prior to the occurrence of a liquidity event.  Upon the exercise of the Awards, The Awardee is entitled to receive a number of shares of Common Stock having a fair market value on the date of exercise equal to the product of (x) the difference between the fair market value of one share of Common Stock on the date of exercise and the base price and (y) the number of shares of Common Stock with respect to which the Awards are then being exercised.

In the event of any Awardee’s termination of employment for cause, the entire Award, whether or not vested, will be immediately forfeited.  In the event of any Awardee’s  termination of employment for any reason other than for cause, the unvested portion of Awardee’s the Award will generally be immediately forfeited and the vested portion of the Awardee’s Award will remain outstanding and, to the extent not then exercisable, will be eligible to become exercisable upon the occurrence of a liquidity event.

FASB ASC 718 "Compensation - Stock Compensation" prescribes accounting and reporting standards for all stock-based payments awarded to employees, including stock appreciation rights.  Under ASC 718, accruals of compensation cost for an award with a performance condition should be based on the probable outcome of that performance condition—compensation cost should be accrued if it is probable that the performance condition will be achieved and should not be accrued if it is not probable that the performance condition will be achieved.

As of August 31, 2012, the Company has not recorded compensation expense associated with either Award during the year ended August 31, 2012.  However, if the Company determines that a liquidity event is probable, compensation expense associated with Awards will be recorded at that time.

13.  Warrants

DARR Westwood LLC

On August 2, 2010, the Company entered into a letter agreement (the “Letter Agreement”) with DARR Westwood LLC (the “Investor”), pursuant to which, among other things, (a) the Investor agreed (i) to certain transfer restrictions on shares of Common Stock owned by the Investor, which are described below, and (ii) to transfer to the Company for cancellation the existing warrant owned by the Investor to purchase 8% of the outstanding Common Stock on a fully diluted basis, and (b) the Company issued to the Investor a warrant (the “Warrant”) to purchase up to an aggregate of 1,401,733  shares of common stock, par value $.01 per share, of the Company (“Common Stock”) at an exercise price of $2.11 per share. The Investor’s sole member is Dinesh R. Desai, the Company’s Chairman, Chief Executive Officer and President.

Under the terms of the Letter Agreement, the Investor is prohibited during the specified restricted period from transferring or publicly announcing any intention to transfer, in either case without the unanimous approval of the disinterested members of the Company’s board of directors, (a) all or any portion of the Warrant or the Investor’s rights under the Warrant or (b) any shares of Common Stock currently or in the future owned by the Investor. However, this prohibition does not apply to any transfer of shares of Common Stock pursuant to which both (x) the transferee is an independent third party and (y) the price paid by the transferee is equal to or greater than $5.00 per share in cash. The restricted period specified in the Letter Agreement commenced on August 2, 2010 and terminates on the earlier to occur of (a) August 2, 2015 or (b) the date on which both (i) the average of the daily volume weighted average price per share of Common Stock over the immediately preceding 45 trading days that at least one share of Common Stock was traded is $5.00 or more, and (ii) the average daily trading volume of shares of Common Stock over the 45 consecutive trading days (regardless of whether any shares of Common Stock were traded on any such trading day) immediately preceding such date is 10,000 or more.

The Letter Agreement also requires that if the Company causes its Common Stock to become listed on a national securities exchange, the Company will also list and maintain the listing of the shares of Common Stock underlying the Warrant on such national securities exchange. In addition, subject to certain conditions, the Company is required under the Letter Agreement to provide prior notice to the Investor if, at any time before the Warrant has been exercised in full, the Company effects certain specified corporate actions, including selecting a record date for dividends or distributions or effecting a reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up involving the Company.

The Warrant entitles the Investor to purchase 1,401,733 shares of Common Stock at $2.11 per share and expires on August 2, 2015. The Warrant also contains provisions for cashless exercise and weighted average anti-dilution protection for subsequent issuances or deemed issuances of Common Stock by the Company for consideration per share less than the per share exercise price of the Warrant in effect immediately prior to such issuance or deemed issuance. In connection with this issuance of warrants and compliance with ASC 815, Derivates and Hedging, the Company recorded a liability on August 2, 2010 of $916,000. At August 31, 2012 and August 31, 2011, the net liability recorded on the balance sheet was $1.1 million and $732,000, respectively.  The Company recorded (income) expense on its consolidated results of operations of $334,000 and ($178,000) for the years ended August 31, 2012 and 2011, respectively, as a result of adjusting the warrant liability to fair value.  As a result of the Company’s stock being thinly traded, there may continue to be adjustments associated with determining the fair value of the warrant liability in future periods.

NewSpring

In connection with the entry into a Subordinated Credit Facility with NewSpring, which is described in more detail in Note 8 – Subordinated Debt, on August 15, 2011 the Company issued to NewSpring a Common Stock Purchase Warrant (the “NewSpring Warrant”) to purchase the number of shares of Common Stock equal to 5.0% of the Common Stock outstanding at the time of, and after giving effect to, the exercise of the NewSpring Warrant.  As of August 31, 2012 and 2011, the NewSpring Warrant would be exercisable into 903,606 shares of Common Stock.  On December 30, 2011, in connection with the entry into the PNC Credit Facility with PNC and Peachtree becoming a lender under the Subordinated Credit Facility, the Company amended and restated the NewSpring Warrant (as so amended and restated, the “Amended and Restated NewSpring Warrant”) and granted a warrant (the “Peachtree Warrant,” and together with the Amended and Restated NewSpring Warrant, the “Warrants”) to Peachtree.

In connection with the issuance of the NewSpring Warrant and in compliance with ASC 470-20 Debt with Conversion and Other Options, the subordinated note issued to NewSpring under the Subordinated Loan Agreement has been discounted by the fair value of the NewSpring Warrant, calculated to be $484,000 at time of issuance.  This amount is being amortized as additional interest expense and accretes the note to face value on the Company’s balance sheet at maturity.  The Company determined the fair value of the NewSpring Warrant by using the Black-Scholes pricing model.  At August 31, 2012 and 2011, the liability recorded on the Company’s balance sheet was $1.0 million and $719,000, respectively.  The Company recorded expense on its consolidated statements of operations of $318,000 and $235,000 for the years ended August 31, 2012 and 2011, respectively, as a result of adjusting the warrant liability to fair value.  Because the Company’s stock is thinly traded, there may continue to be adjustments associated with determining the fair value of the liability related to the NewSpring Warrant in future periods.

Peachtree

In connection with the entry into the Amended and Restated Subordinated Credit Facility, on December 30, 2011, the Company issued Peachtree the Peachtree Warrant, which allows Peachtree to purchase the number of shares of Common Stock equal to 1.5% of the Common Stock outstanding at the time of, and after giving effect to, the exercise of the Peachtree Warrant (based on the “treasury stock method”) in accordance with GAAP and determined using the same principles, assumptions and estimates that are used by the Company in the preparation of its financial statements and assuming the exercise or conversion of all securities that are directly or indirectly exercisable for or convertible into Common Stock).  As of August 31, 2012, the Peachtree Warrant would be exercisable into 271,926 shares of Common Stock. The exercise price for the Common Stock is $0.01 per share, which may be paid through a cashless exercise.  The Peachtree Warrant expires on December 30, 2021.

In connection with the issuance of the Peachtree Warrant and in compliance with ASC Topic 470-20 Debt with Conversion and Other Options, the subordinated note issued to Peachtree under the Subordinated Loan Agreement (as defined) has been discounted by the fair value of the Peachtree Warrant, calculated to be $73,000 at time of issuance.  This amount is being amortized as additional interest expense and accretes the note to face value on the Company’s balance sheet at maturity.  The Company determined the fair value of the Peachtree Warrant by using the Black-Scholes pricing model.  At August 31, 2012 and 2011, the liability recorded on the Company’s balance sheet was $311,000 and $-0-, respectively.  The Company recorded expense on its consolidated statements of operations of $238,000 and $-0- for the years ended August 31, 2012 and 2011, respectively, as a result of adjusting the warrant liability to fair value.  Because the Company’s stock is thinly traded, there may continue to be adjustments associated with determining the fair value of the liability related to the Peachtree Warrant in future periods.

14. Retirement Plan

The Company maintains Associates’ 401(k) Investment Plans (the “Plans”), which are savings and investment plans intended to be qualified under Section 401 of the IRS. The Plans cover the majority of the associates of the Company.  The Company makes contributions to certain plans based on a participant’s contribution.  The Company’s 401(k) match expense totaled $435,000 and $300,000 for the years ended August 31, 2012 and 2011, respectively.  The expense is included in cost of sales and selling, general and administrative expenses in the consolidated statements of operations.

15. Related Party Transactions

The Company leases warehouse and office space from related parties which includes shareholders, officers and employees.  The aggregate expense for these lease arrangements for the years ended August 31, 2012 and 2011 was $559,000 and $776,000, respectively.

16. Commitments and Contingencies

The Company leases its operating facilities, certain sales offices and transportation equipment under non-cancelable operating lease agreements that expire on various dates through August 31, 2020.  Rent expense was $2.3 million and $1.8 million for the years ending August 31, 2012 and 2011, respectively, and is recorded in selling, general and administrative expenses on the consolidated statements of operations.

The following are our contractual obligations associated with lease commitments. We lease warehouse and office facilities, vehicles and certain office equipment under non-cancelable operating leases. Future minimum lease payments, including amounts due to related parties, under such leases are as follows (in thousands):

Years ending August 31,
2013	1,889
2014	1,664
2015	967
2016	664
2017	640
Thereafter	879
Total	6,703

The Company is occasionally involved in various lawsuits, claims, and administrative proceedings arising in the normal course of business.  The Company believes that any liability or loss associated with such matters, individually or in the aggregate, will not have a material adverse effect on the Company’s financial condition or results of operations.

On March 16, 2005, the Company sold its 5.49% working interest in the Roosevelt Hot Springs geothermal unit to Energy Minerals, Inc. (‘buyer”).  As part of the transaction, the buyer assumed the remaining liability under the geothermal steam purchase agreement with Pacificorp (d/b/a Utah Power & Light Company). Under the 30-year agreement executed in 1993, a $1.0 million prepayment was received by the Company from Pacificorp. The agreement gives Pacificorp the right to recover a pro-rata portion of their original $1.0 million pre-payment should the geothermal unit fail to produce steam at levels specified under the agreement.  The Company recorded the pre-payment as deferred revenue and was amortizing the amount as earned revenue over the 30-year term of the steam purchase agreement.  Energy Minerals, Inc. has been assigned rights to the steam purchase agreement with Pacificorp and assumed the remaining $672,000 deferred revenue liability as of March 16, 2005.  However, should the geothermal unit fail to produce steam at levels specified under the agreement during the remaining 30-year term of the agreement, PacifiCorp could potentially make a claim against the Company as a former owner, if the current ownership of the geothermal unit failed to satisfy Pacificorp’s claims. The Company believes that the probability of this occurrence is remote due to the production and operating history of the geothermal unit.

17. Goodwill and Identifiable Intangible Assets

Goodwill

Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired companies. The changes in the carrying amount of goodwill by reporting segment for the years ended August 31, 2012 and 2011 are as follows (in thousands):

	August 31, 2010			August 31, 2011
	Gross Balance	Additions	Impairment, Translation, and Other Adjustments*	Gross Balance
Federal	$2,016	$-	$-	$2,016
CSLED	11,963	4,818	(188)	16,593
Total goodwill	$13,979	$4,818	$(188)	$18,609

* Includes ($200,000) impairment charge and $12,000 in foreign currency translation adjustments.

	August 31, 2011			August 31, 2012
	Gross Balance	Additions	Impairment, Translation, and Other Adjustments*	Gross Balance
Federal	$2,016	$-	$(521)	$1,495
CSLED	16,593	-	(4,781)	11,812
Total goodwill	$18,609	$-	$(5,302)	$13,307

* Includes $1.4 million of goodwill impairment in connection goodwill impairment testing of certain reporting units under the Company’s segment reporting prior to the re-alignment of segments, effective June 1, 2012.

In accordance with ASC Topic 350 Intangibles- Goodwill and Other, goodwill is not amortized but tested for impairment annually, or more frequently, if events or changes in circumstances indicate that the asset might be impaired.  Goodwill is tested for impairment at one level below an operating segment (also known as a component) in accordance with the guidance of ASC Topic 350. These reporting units are comprised of Federal Infrastructure, Federal Applications, State, Local and Education (“SLED”) and Commercial.  The Company has set an annual impairment testing date of June 1.

An impairment charge will be recognized only when the implied fair value of a reporting unit, including goodwill, is less than its carrying amount.  The impairment determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of the reporting unit and compares it to its carrying amount. Second, if the carrying amount of the reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with ASC Topic 805 Business Combinations.  The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

At August 31, 2012, the fair value of the Company’s reporting units exceeded its market capitalization.  However, the Company’s stock does not trade frequently and thus management believes the inherent value of the Company is not and has not been accurately reflected by the current or historical stock market valuation of the Company.  Accordingly, the Company continues to believe that the income approach is the most appropriate valuation method.

In accordance with ASC Topic 350, the Company performed its annual impairment testing as of June 1, 2012.  To assist in this process, the Company engaged an external valuation firm. Based on its annual impairment testing, the Company does not currently believe that there is an indication of goodwill impairment at August 31, 2012 with the exception of the goodwill associated with the Federal Infrastructure and Commercial reporting units.  However, if current market conditions change and the Company’s estimated value(s) under the income and/or market-based approaches is/are affected, then it is possible that the Company could have to take a goodwill impairment charge against earnings in a future period.

June 1, 2012 Testing

As of June 1, 2012, the Company performed its impairment goodwill impairment test and determined that the respective book values of the Company’s Federal Applications and SLED reporting units did not exceed their fair values and therefore no impairment existed.  However, under ASU 2010-28, qualitative factors are considered and if the carrying amount of the reporting unit is zero or negative, the second step of the impairment test shall be performed to measure the amount of any potential impairment loss.  Prior to its annual impairment and as part of its segment re-alignment, effective June 1, 2012, the Company determined that one of the reporting units under its previous segmentation need to be tested for goodwill impairment.  Based on the impairment testing, the Company recorded an impairment charge of $1.4 million for this reporting unit.  In connection with the Company’s annual testing of goodwill impairment under its revised reporting unit structure, it was determined that Federal Infrastructure and Commercial reporting units had impairments of $521,000 and $3.4 million, respectively, as of June 1, 2012.

The following table presents a summary of goodwill by reporting unit at August 31, 2012 and the critical assumptions used in the valuation of the reporting units at June 1, 2012, the Company’s annual testing date:

	Goodwill
Reporting Unit	$		% of total	Discount Rate	Terminal Growth Rate	Years of Cash Flow before Terminal Value	% By Which Reporting Unit Fair Value Exceeds its Carrying Value*
Federal Infrastructure		$-	0.0%	15.3%	4.0%	6	n/a
Federal Applications		1,495	11.2%	17.3%	4.0%	6	797.0%
SLED		7,052	53.0%	17.8%	4.0%	6	178.0%
Commercial		4,760	35.8%	n/a	4.0%	6	n/a
Total		$13,307	100.0%

Effective June 1, 2012, the Company reassessed its structure and determined that it had four operating segments which were also its reporting units: Federal Infrastructure, Federal Applications, SLED and Commercial.  These operating segments and reporting units are consistent with the Company’s go-to-market sales approach, and are based on clients served and service offerings.  Each of the reportable segments has two reporting units which are primarily based their client base and service offerings.

The Company determined the fair value of the reporting units using the discounted cash flow valuation approach, as in the Company’s opinion, this method currently results in the most accurate calculation of fair value for these reporting units.    The rationale for relying solely on one valuation approach for these reporting units was that they were smaller than comparable public companies if the guide-line company valuation approach was utilized.

Determining the fair value of a reporting unit requires judgment and the use of significant estimates and assumptions. Such estimates and assumptions include revenue growth rates, operating margins, discount rates, weighted average costs of capital and views on future market conditions, among others. We believe that the estimates and assumptions used in our impairment assessments are reasonable and based on available market information, but variations in any of the assumptions could result in materially different calculations of fair value and determinations of whether or not an impairment is indicated. As part of this analysis, the Company engaged an external valuation firm to review and validate the Company’s impairment analysis to value its goodwill.  Management has reviewed the reports prepared by the external valuation firm for each reporting unit and agrees with the conclusions therein.

Under the discounted cash flow method, the Company determined fair value based on the estimated future cash flows of each reporting unit, discounted to present value using risk-adjusted discount rates, which reflect the overall level of inherent risk of a reporting unit and the rate of return an outside investor would expect to earn. Cash flow projections are derived from budgeted amounts and operating forecasts (typically a five-year model) plus an estimate of later period cash flows, all of which are developed by the Company. Subsequent period cash flows are developed for each reporting unit using growth rates that the Company believes are reasonably likely to occur along with a terminal value derived from the reporting unit’s earnings before interest, taxes, depreciation and amortization (“EBITDA”).

One of the key assumptions in the six-year forecasts, which are the basis of the discounted cash flow approach, is the projected revenue growth of each reporting unit.   For each reporting unit, the Company has based its estimate of projected revenue growth on forecasted revenue growth on a macro-level (IT industry and overall U.S. economy) and micro-level (purchasing patterns for specific clients).  For other assumptions in the six-year forecasts, the Company projected gross profit margins at close to historical levels.  To the extent forecasted revenue is not met for a reporting unit, the Company still has the ability to achieve forecasted profitability (EBITDA) by controlling its cost structure.  Annual revenue growth for each reporting unit is forecasted to be at a higher level in the initial six-year operating forecast and is gradually decreased to the terminal value growth rate for the remaining years under the cash flow approach.

Key assumptions in the discounted cash flow approach include the discount rate and terminal growth rate.  The discount rate, which is specific to each reporting unit and is used to determine the present value of future debt-free net cash flow stream, is a blended rate combining required rates of return on debt and equity instruments with comparable risk characteristics. The Company use a weighting of its debt to equity that was substantially higher than the current debt to equity ratio due to the future view of the Company’s ability to pay down its debt balance over time.  This resulted in a higher discount rate and a lower discounted cash flow than if the Company had used its current capital structure.  Using such a blended rate appropriately reflects the cost of the debt and equity investment forming the capital of an enterprise, whereas the terminal growth rate at the end of the discrete projection period is determined by using the Constant Growth Valuation Model.  The Constant Growth Valuation Model is based on the assumption that the specific reporting unit will undergo a steady long-term rate of growth in earnings and that the investor purchasing the business has a required rate of return he is willing to accept for his investment.  It assumes a continuing growth in cash flow per annum into perpetuity (consistent with expected real annual growth rate of Gross Domestic Product (“GDP”) plus inflation for the foreseeable future.

While the Company has determined the estimated fair values of its reporting units to be appropriate based on the forecasted level of revenue growth, net income and cash flows, in the current market environment it is a reasonable possibility that one of our reporting units may become impaired in future periods as there can be no assurance that the Company’s estimates and assumptions made for purposes of its goodwill impairment testing as of June 1, 2012 will prove to be accurate predictions of the future. Our use of the term "reasonable possibility" refers to a potential occurrence that is more than remote, but less than probable in the Company’s judgment. If the Company’s assumptions, including forecasted revenue growth rates are not achieved, the Company may be required to record goodwill impairment charges in future periods.  Potential events and/or changes in circumstances that could reasonably be expected to negatively impact the key assumptions and affect the recovery of our goodwill include:

●
The six year projections used could differ from management’s current projections.  Management used its judgment in arriving at its current projections including a reduction this year from the effects of the fiscal cliff.  There is current uncertainty over the full effects of this cliff and the results of these projections may be better or worse than expected  based on the outcome of negotiations in Washington.

●
The Company’s revenues are derived from a few major clients, the loss of any of which could cause its results of operations to be adversely affected. A large portion of the Company’s revenues are drawn from various civilian and military U.S. governmental departments and agencies and local school districts. The following factors could have a material negative impact on the Company’s business:

o	seasonality of federal government and education related business makes future financial results less predictable; and

o
because of its dependence on governments and local school districts demand for IT products, a material decline in overall sales to the government as a whole, or to a certain key agency thereof, and/or the education sector could have a material adverse effect on its results of operations.

●
The Company’s success in increasing the portion of its revenues derived from IT services and consulting.  If the Company is unsuccessful, it future results may be adversely affected. The Company’s transition from an emphasis on IT product sales to an emphasis on providing IT services and consulting has placed significant demands on its managerial, administrative and operational resources.  The Company’s ability to manage this transition effectively is dependent upon its ability to develop and improve operational, financial, and other internal systems, as well as its business development capabilities, and to attract, train, retain, motivate and manage our associates.  If the Company is unable to do so, its ability to effectively deliver and support its services may be adversely affected.

●
The Company’s inability to maintain high personnel-utilization rates may adversely impact its profit.  The most significant cost relating to the services component of the Company’s business is personnel expense, which consists of salaries, benefits and payroll related expenses.  Thus, the financial performance of the Company’s service business is based primarily upon billing margins (billable hourly rates less the costs to us of service personnel on an hourly basis) and utilization rates (billable hours divided by paid hours).  The future success of the services component of the Company’s business will depend in large part upon our ability to maintain high utilization rates at profitable billing margins.

●
The Company’s revenues and expenses are unpredictable. A decrease in revenues or increase in expenses could materially adversely affect its operating results. The Company’s operating results have been, and will continue to be, impacted by changes in technical personnel billing and utilization rates.  Moreover, the Company expects that downward pricing pressure will persist due to the continued commoditization of computer products.  Further, there are numerous other factors, which are not within the Company’s control that can contribute to fluctuations in our operating results, including the following:

o	patterns of capital spending by clients

o	the timing, size, and mix of product and service orders and deliveries;

o	the timing and size of new projects, including projects for new clients; and

o	changes in trends affecting the outsourcing of IT services.

June 1, 2011 Testing

As of June 1, 2011, the Company performed its annual impairment goodwill impairment test and determined that the respective book values of the Company’s reporting units did not exceed their annual fair values and therefore no impairment existed.  However, the Company recorded an impairment charge of $200,000, during the fourth quarter of fiscal 2011, associated with the goodwill from an acquisition in the commercial reporting that ceased operations.

Identifiable Intangible Assets

The changes in the carrying amount of goodwill by reporting segment for the years ended August 31, 2012 and 2011 are as follows (in thousands):

	August 31, 2010					August 31, 2011
	Gross Balance	Accumulated Amortization	Additions	Amortization	Impairment, Translation, and Other Adjustments	Gross Balance	Accumulated Amortization
Customer relationships:
Federal	$1,784	$191	$-	$236	$-	$1,784	$427
CSLED	14,030	4,713	5,690	1,751	97	19,817	6,463
Total customer relationships	15,814	4,903	5,690	1,987	97	21,601	6,890
Noncompete agreements:	-	-	-	-	-	-	-
Federal	45	4	-	15	-	45	19
CSLED	404	169	1,970	159	2	2,376	328
Total noncompete agreements	449	173	1,970	174	2	2,421	346
Software technology - CSLED	14	2	-	2	0	15	4
Trademarks - CSLED	175	54	1,360	88	13	1,548	142
Tradenames:	-	-	-	-	-	-	-
Federal	182	-	-	-	-	182	-
CSLED	21	-	-	-	-	21	-
Total tradenames	203	-	-	-	-	203	-
Total other intangible assets	$16,655	$5,133	$9,020	$2,250	$113	$25,788	$7,383

	August 31, 2011					August 31, 2012
	Gross Balance	Accumulated Amortization	Additions	Amortization	Impairment, Translation, and Other Adjustments	Gross Balance	Accumulated Amortization
Customer relationships:
Federal	$1,784	$427	$-	$236	$(102)	$1,682	$663
CSLED	19,817	6,463	-	2,665	(4,048)	15,769	9,129
Total customer relationships	21,601	6,890	-	2,901	(4,150)	17,451	9,791
Noncompete agreements:
Federal	45	19	-	15	-	45	34
CSLED	2,376	328	-	468	-	2,376	796
Total noncompete agreements	2,421	346	-	483	-	2,421	829
Software technology - CSLED	15	4	-	2	(2)	12	6
Trademarks - CSLED	1,548	142	-	316	(3)	1,546	458
Tradenames:
Federal	182	-	-	82	-	182	82
CSLED	21	-	-	9	-	21	9
Total tradenames	203	-	-	91	-	203	91
Total other intangible assets	$25,788	$7,383	$-	$3,793	$(4,155)	$21,633	$11,175

Long-lived assets, including customer relationships and property and equipment, are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable in accordance with ASC 350 Intangibles- Goodwill and Other and FASB ASC 360 Property, Plant and Equipment.   Recoverability of long-lived assets is assessed by a comparison of the carrying amount to the estimated undiscounted future net cash flows expected to result from the use of the assets and their eventual disposition.  If estimated undiscounted future net cash flows are less than the carrying amount, the asset is considered impaired and a loss would be recognized based on the amount by which the carrying value exceeds the fair value of the asset.  In connection with the step two analyses for goodwill under ASC 350, it was determined that customer relationships for Federal Infrastructure and Commercial reporting units had impairments of $102,000 and $4.0 million, respectively, as of June 1, 2012.

Customer relationships represent the fair value ascribed to customer relationships in connection with acquisitions by the Company. The amounts ascribed to customer relationships are being amortized on a straight-line basis over 5-15 years.  In 2011, elements of the staffing business were still growing and other elements seemed to have stabilized, however the Company was still not making generating significant cash flow from the staffing business so it was restructured  to focus on cash generation rather than  new sales growth.  As a result the staffing business returned to profitability but numerous clients were lost as we focused on rate improvement. To a lesser extent the customer intangible write-downs were the continued reduction of customers which the Company had in its legacy procurement (VAR) commercial business which has also gone through a significant restructuring to improve profitability.  This resulted in an impairment charge of $4.1 million to customer intangibles.

18.  Subsequent Events

On November 29, 2012, the Company announced it was closing its Springfield, New Jersey facility during the second quarter of fiscal 2013.  The Company anticipates taking a restructuring charge associated with the closing for expenses associated with employee termination costs and future lease obligations.  However, the Company cannot quantity the amount of the restructuring charge at this time.

On December 14, 2012, the Borrower entered into a Third Amendment to Loan Documents (the “Third Amendment”) with PNC, pursuant to which PNC has agreed to make certain amendments to the PNC Loan Agreement. The modifications provided for in the Third Amendment, among other things, (1) amend the definition of “Formula Amount” to reduce the percentage of outstanding trade letters of credit for inventory purchases used to calculate amounts available for borrowing under the Loan Agreement, (2) amend the definition of “EBITDA” to, for fiscal quarters ended on or prior to August 31, 2012, add back intangible asset impairment charges and goodwill impairment charges relating to acquisitions not to exceed $10,000,000 in the aggregate, (3) change the point in time with respect to which the fixed charge coverage ratio covenant relating to earn out payments is calculated and (4) provide the consent of PNC and the lenders to a release of a security interest in certain receivables.

19. Segment Information

As Emtec has grown and expanded its service offerings through acquisitions, the Company has started to experience a substantial amount of cross-selling of services and sharing of personnel across its previous reporting units and segments.  In addition, the back office functions have been consolidated under a single shared services group installed a new ERP system, in the fourth quarter of fiscal 2011, to fully integrate the Company’s 2011 acquisitions from an operational and financial reporting standpoint.

Further, in order to fully integrate its acquisitions from an operational and financial reporting standpoint, the Company installed a new ERP system (SAP) in June 2011.    As the Company has transitioned to a company-wide basis, the way that the Company tracks and evaluates financial information has evolved.  Historically, Emtec tracked and evaluated operation results by acquisition which also was treated as a reporting.  However, with the introduction of the new ERP system and the integration of the acquisitions’ operations, the Company has decided to redefine the way operating results are reviewed for purposes of performance assessment and resource allocation. Accordingly, effective June 1, 2012, the Company's reportable segments are as follows:

•	Federal - provides IT consulting and procurement services the various agencies of the U.S federal government.
•	Commercial, State & Local and Education (“CSLED”) – provides IT consulting services to clients in the commercial, state & local and education sectors.

In addition, the Company also has a “Corporate” segment which reflects support costs consisting principally of employee benefit administration, accounting support, IT services, recruiting, and other shared service center costs.  Operating and administrative expenses that are not directly attributable to the reporting segments are also classified in the Corporate segment.  For purposes of performance measurement, the Company charges certain expenses directly attributable to the reporting segment and allocates costs reflected in the Corporate segment.  Identifiable assets of the reporting unit exclude Corporate segment assets.  Corporate segment assets consist principally of cash, prepaid expenses, non-trade accounts receivables, property and equipment and other assets.

The Company provides segment financial information in accordance with ASC 280, Segment Reporting.  The accounting policies of our segments are the same as those described in Note 2 and there are no material intersegment transactions.

Reporting segment data is presented in the following table (in thousands):

	August 31,
	2012	2011
Revenue:
Federal	$87,996	$87,869
Commercial/SLED	136,577	124,278
Total Revenue	224,573	212,147

Operating profit (loss)
Federal	3,748	572
Commercial/SLED	283	7,993
Corporate	(15,957)	(14,042)
Total operating profit (loss)	(11,928)	(5,477)

Other (expense) income, net	3,079	1,144
Income (loss) before income taxes	$(15,007)	$(6,621)

	August 31,
	2012	2011
Deprecation and amortization:
Federal	$934	$867
Commercial/SLED	3,205	1,726
Corporate	1,165	794
Total depreciation and amortization	$5,304	$3,387

	August 31,
	2012	2011
Income tax expense (benefit):
Federal	$(467)	$(598)
Commercial/SLED	(1,634)	(282)
Corporate	(482)	(1,492)
Total income tax benefit	$(2,584)	$(2,371)

	August 31,
	2012	2011
Interest and other expense
Federal	$90	$87
Commercial/SLED	1,216	257
Corporate	1,772	800
Total interest and other expense	$3,079	$1,144

	August 31,
	2012	2011
Assets:
Federal	$14,659	$18,897
Commercial/SLED	49,045	67,710
Total assets	$63,704	$86,607

	August 31,
	2012	2011
Purchases of property and equipment:
Federal	$62	$391
Commercial/SLED	264	319
Corporate	459	1,791
Total purchases of property and equipment	$786	$2,501

Item 9.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A.  Controls and Procedures

Our management carried out an evaluation, with the participation of our Chief Executive Officer and Chief Financial Officer, of the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of August 31, 2012.  Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures as of August 31, 2012, including the accumulation and communication of disclosures to the Company’s Chief Executive Officer and Chief Financial Officer as appropriate to allow timely decisions regarding required disclosure, are effective to provide reasonable assurance that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms.

There was no change in our internal control over financial reporting in connection with the evaluation required by Rule 13a-15(d) under the Exchange Act that occurred during the quarter ended August 31, 2012 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

This annual report does not include an attestation report of the Company's registered public accounting firm regarding internal control over financial reporting. Management's report was not subject to attestation by the Company's registered public accounting firm pursuant to Regulation S-K Item 308(b) that permits the Company to provide only management's report in this annual report.

Reports of Management

Management’s Report on Consolidated Financial Statements

The accompanying consolidated financial statements have been prepared by the Company’s management in conformity with generally accepted accounting principles to reflect the financial position of the Company and its operating results. The financial information appearing throughout this Annual Report is consistent with the consolidated financial statements. Management is responsible for the information and representations in such consolidated financial statements, including the estimates and judgments required for their preparation. The consolidated financial statements have been audited by McGladrey LLP, an independent registered public accounting firm, as stated in their report, which appears herein.

The Audit Committee of the Board of Directors, which is composed entirely of directors who are not officers or associates of the Company, meets regularly with management and the independent registered public accounting firm. The independent registered public accounting firm has had, and continues to have, direct access to the Audit Committee without the presence of other management personnel, and have been directed to discuss the results of their audit work and any matters they believe should be brought to the Committee’s attention. The independent registered public accounting firm reports directly to the Audit Committee.

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States of America. The Company’s internal control over financial reporting includes those policies and procedures that:

▪           pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company;

▪           provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the Company; and

▪           provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

A controls system, no matter how well designed and operated, cannot provide absolute assurance that the objectives of the controls system are met, and no evaluation of controls can provide absolute assurance that all controls issues and instances of fraud, if any, within a company can be detected. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of August 31, 2012. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Based on this assessment using those criteria, management concluded that the Company’s internal control over financial reporting was effective as of August 31, 2012, to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements in accordance with U.S. generally accepted accounting principles.

Pursuant to Regulation S-K Item 308(b), management’s assessment of the effectiveness of our internal control over financial reporting as of August 31, 2012 has not been attested to by McGladrey LLP, the independent registered public accounting firm that audited the Company’s consolidated financial statements for the year ended August 31, 2012.

Item 9B.     Other Information

Not applicable.

PART III

Item 10.  Directors, Executive Officers and Corporate Governance

Information appearing in the Company’s Notice of Annual Meeting of Stockholders and Proxy Statement for the 2012 annual meeting of stockholders (the “2012 Proxy Statement”) including information under “Election of Directors” and “Section 16(a) Beneficial Ownership Reporting Compliance,” is incorporated herein by reference. The Company will file the 2012 Proxy Statement with the Commission pursuant to Regulation 14A within 120 days after the close of the fiscal year.

The Company adopted a Code of Ethics in July 2004, as amended in August 2009, applicable to all of its associates, including its Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer, as well as the members of its Board.  The Code of Ethics seeks to ensure compliance with all applicable laws and to maintain the highest standards of ethical conduct.  The Code of Ethics sets out basic principles and methodology to help guide all of our officers, directors and associates in the attainment of this common goal.  The Company undertakes to provide available to any person a copy of our Code of Ethics upon request free of charge.  Please contact Mr. Sam Bhatt at (973) 376-4242 to request a copy of the Code of Ethics.

Executive Officers of the Registrant

The following table sets forth certain information as to each of our executive officers:

Name	Age	Positions and Officers Presently Held

Dinesh R. Desai	63	Chairman of the Board, Chief Executive Officer and President

Gregory P. Chandler	45	Chief Financial Officer

Sunil Misra	53	Chief Strategy & Delivery Officer

Sam Bhatt	45	Vice President of Finance and Secretary

George Houck	51	Chief Accounting Officer

Dinesh R. Desai.  Since August 5, 2005, Mr. Desai has been Chairman of the Board, Chief Executive Officer and President of the Company. Prior to August 2005 and from 1986, Mr. Desai has been the Chairman of the Board of Directors and Chief Executive Officer of DARR Global Holdings, Inc., a management consulting firm. Since 2004, he has served as Chairman of the Board of Directors of two private corporations, Westwood Computer Corporation and DARR Westwood Technology Corporation. Mr. Desai was a President, Chief Executive Officer, Co-Chairman of the Board of Directors and an owner of a privately-held manufacturer, Western Sky Industries (“Western Sky”), of highly engineered, proprietary component parts used primarily in aerospace applications. Prior to 1986, Mr. Desai spent twelve years with American Can and Arco Chemical in various management positions, including marketing, manufacturing, finance, planning and research and development. Mr. Desai has also served as a member of the Board of Directors of the Enterprise Center, a Nonprofit Organization. Mr. Desai holds a Bachelor of Science Degree in chemical engineering from the Indian Institute of Technology in Bombay, India, and a Masters of Science Degree in both chemical and industrial engineering from Montana State University. He earned a Masters in Business Administration from Temple University in 1978.

Gregory P. Chandler. Since April 2009, Mr. Chandler has been Chief Financial Officer of the Company. Prior to April 2009 and from February 1999, Mr. Chandler was with Janney Montgomery Scott LLC where he served as the Managing Director and Group Head of the Business Services Investment Banking Practice. Prior to February 1999 and from August 1995, Mr. Chandler was a consulting Manager at PricewaterhouseCoopers advising companies in restructuring their back office financial operations. Mr. Chandler also worked in the Audit practice at Coopers and Lybrand LLC and served as an Officer in the United States Army.  Mr. Chandler received his MBA from Harvard Business School, a B.S. in Engineering from the United States Military Academy at West Point and is also a Certified Public Accountant.  Mr. Chandler has been a Director on Emtec’s Board since 2005 where he served as Audit Committee Chair from 2005 through 2009.  He presently serves as a Director/Trustee and Chairs the Audit Committee of FS Investment Corporation, Franklin Square Energy, Partners and the RBB funds and serves as a Director on the Board of the Enterprise Center, a non-profit organization.

Sunil Misra.  Since October 2009, Mr. Misra has been Chief Strategy & Delivery Officer for the Company.  Prior to October 2009 and from January 2009, Mr. Misra was the CEO of two boutique strategy consulting firms, Verto Partners LLC and RJN International LLC, providing technology advisory services and assisting a large IT outsourcing firm in the divestment of a non-core business unit.  Prior to January 2009 and from August 2006, Mr. Misra was a Vice President at Getronics, NA., a IT Outsourcing and Systems Integration subsidiary of KPN, European telecom provider.  Getronics NA was acquired by CompuCom in August 2008.  Prior to August 2006 and from 1988 Mr. Misra has held a number of senior executive roles with global responsibilities at Unisys Corporation.  Earlier in his career, Mr. Misra was with Credit Suisse First Boston and with Skantek Corporation.  Mr. Misra received his bachelor’s and master’s degree in Electrical Engineering from Indian Institute of Technology (IIT), Delhi, India and Rensselaer Polytechnic Institute in New York, respectively.  Mr. Misra is also a Director on Emtec’s Board of Directors.

Sam Bhatt.  Since August 5, 2005, Mr. Bhatt has been Vice President of Finance and Secretary. Prior to August 5, 2005, he was our Vice President of Finance and Treasurer of Emtec since January 17, 2001 and of Emtec-NJ since July 2000.  Prior to that and from July 1997, he was Director of Accounting for Emtec-NJ. He also held the positions at Emtec-NJ of Accounting Manager (from 1994 to July 1997) and of Senior Accountant (from 1992 to 1994).  Mr. Bhatt holds a Bachelor of Science Degree in business administration from Drexel University in Pennsylvania and a Diploma in Hotel Management from the Institute of Hotel Management and Catering Technology in Mumbai, India.

George Houck.  Since November 22, 2011, Mr. Houck has been Chief Accounting Officer of the Company. Since September 2010, Mr. Houck was previously Director of Financial Reporting and Controller of the Federal Business for the Company.  Prior to September 2010 and from July 2008, Mr. Houck served as an accounting consultant for various companies including Emtec.  Prior to July 2008 and from September 2004, Mr. Houck provided advisory services with KPMG as a Manager in the transaction services group.  Other prior positions held by Mr. Houck include Senior Manager for Haverford Capital Advisors, Manager and Managing Director for Acquisition Management Services and a Manager in KPMG’s tax department. Mr. Houck graduated from Villanova University with a Bachelor’s degree in accounting and is a licensed Certified Public Accountant.

Item 11.  Executive Compensation

Information contained in the 2013 Proxy Statement, including information appearing under “Executive Compensation” in the 2013 Proxy Statement, is incorporated herein by reference.

Item 12.  Security Ownership of Certain Beneficial Owners and Management

Information contained in the 2013 Proxy Statement, including information appearing under “Stock Ownership” in the 2013 Proxy Statement, is incorporated herein by reference.

The following table sets forth the information regarding equity compensation plans, as of August 31, 2012.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	4,175,568	$1.60	5,367,639
Equity compensation plans not approved by security holders	--	--	--
Total	4,175,568	$1.60	5,367,639

(1) The second amendment to the Company’s 2006 Stock-Based Incentive Compensation Plan (the “2006 Plan”) was approved by the stockholders on January 20, 2011. The 2006 Plan authorizes the granting of stock options, restricted stock, deferred stock, stock appreciation rights and other stock-based awards to directors and eligible associates. The second amendment increased the aggregate number of shares of Common Stock available for issuance under the 2006 Plan from 2,543,207 shares to 9,543,207 shares.  Options under the 2006 Plan may not be granted with an exercise price that is less than 100% of the fair value of the Company’s common stock on the date of grant (110% in the case of an incentive stock option granted to a stockholder owning more than 10% of the common stock of the Company or any of its subsidiaries). Options under the 2006 Plan have terms from 7 to 10 years.  Certain options vest immediately and others vest over a term up to 4 to 5 years.

Item 13.  Certain Relationships, Related Transactions and Director Independence

Information contained in the 2013 Proxy Statement, including information appearing under “Certain Relationships and Related Transactions” and “Corporate Governance” in the 2013 Proxy Statement, is incorporated herein by reference.

Item 14.  Principal Accountants Fees and Services

Information contained in the 2013 Proxy Statement, including information appearing under “Ratification of Independent Public Accountants” in the 2013 Proxy Statement, is incorporated herein by reference.

PART IV

Item 15.  Exhibits and Financial Statement Schedules

(a)   Financial Statements

Documents filed as part of this report include the financial statements appearing in Item 8: “Consolidated Balance Sheet”, “Consolidated Statements of Operations”, “Consolidated Statements of Cash Flows”, and “Consolidated Statements of Stockholder’s Equity”

(b)   Financial Statement Schedules

None.

(c) Exhibits

Exhibit No.	Description

2.1
Share Purchase Agreement, dated February 12, 2009, by and among 7119747 Canada Inc., Emtec Infrastructure Services Corporation, KOAN-IT Corp. and the Shareholders of KOAN-IT Corp, incorporated herein by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K, filed February 13, 2009.

2.2
Stock Purchase Agreement, dated June 4, 2010, by and among Emtec Federal, Inc., Secure Data, Inc. and the stockholders of Secure Data, Inc., incorporated herein by reference to Exhibit 2.8 of the Registrant’s Annual Report on Form 10-K, filed November 26, 2010.

2.3
Securities Purchase Agreement and Earn-out to Securities Purchase Agreement, dated August 15, 2011, by and among Emtec Global Services, LLC, the Registrant, Gnuco, LLC (d/b/a Emerging Solutions LLC), the members of Gnuco, LLC, Greg Lewis and Don Sweeney, incorporated herein by reference to Exhibit 2.9 of the Registrant's Annual Report on Form 10-K, filed December 14, 2011.

3.1	Certificate of Incorporation, as amended, incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on January 26, 2011.

3.2	Amended and Restated Bylaws, incorporated herein by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q, filed July 15, 2010.

4.1	Certificate evidencing shares of common stock, incorporated herein by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form 10, filed on May 22, 2001.

10.1
Lease Agreement, dated July 1, 2003, between Westwood Property Holdings LLC and Westwood Computer Corporation, for Springfield, New Jersey facility,  incorporated herein by reference to Exhibit 10.22 of the Registrant’s Annual Report on Form 10-K, filed December 14, 2005.

10.2
Amendment to Lease Agreement, dated July 14, 2003, between V-Sullyfield Properties II LLC and Westwood Computer Corporation, for Chantilly, Virginia facility, incorporated herein by reference to Exhibit 10.23 of the Registrant’s Annual Report on Form 10-K, filed December 14, 2005.

10.3
First Amendment to Lease Agreement, dated April 16, 2004, between Westwood Property Holdings LLC and Westwood Computer Corporation, for Springfield, New Jersey facility, incorporated herein by reference to Exhibit 10.38 of the Registrant’s Annual Report on Form 10-K, filed December 14, 2005.

10.4
Lease Agreement, dated September 2, 2004, between Registrant and GS&T Properties, LLC, for Suwanee, Georgia facility, incorporated herein by reference to Exhibit 10.24 of the Registrant’s Annual Report on Form 10-K, filed July 14, 2005.

10.5	2006 Stock Based Incentive Compensation Plan, incorporated herein by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on April 20, 2006,

10.6
Lease Agreement, dated March 2006, between Luceo, Inc. and SM Brell II, L.P. for office space in Naperville, Illinois, incorporated herein by reference to Exhibit 10.29 of the Registrant’s Annual Report on Form 10-K, filed December 1, 2008.

10.7
First Amendment to Lease Agreement, dated April 9, 2008, between Luceo, Inc. and SM Brell II, L.P. for office space in Naperville, Illinois, incorporated herein by reference to Exhibit 10.30 of the Registrant’s Annual Report on Form 10-K, filed December 1, 2008.

10.8
First Amendment to Commercial Lease Agreement, dated August 13, 2008, between eBusiness Applications Solutions, Inc. and Ajay Chopra for office space in Fremont California, incorporated herein by reference to Exhibit 10.34 of the Registrant’s Annual Report on Form 10-K, filed December 1, 2008.

10.9
First Lease Amendment, dated June 6, 2008, between Emtec, Inc. and GS&T Properties, LLC for office space in Suwanee, Georgia, incorporated herein by reference to Exhibit 10.36 of the Registrant’s Annual Report on Form 10-K, filed December 1, 2008.

10.10
Employment Agreement, dated February 25, 2009, between Emtec, Inc. and Ronald Seitz, incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed March 3, 2009.

10.11	Amendment to the 2006 Stock Based Incentive Compensation Plan, dated February 2, 2009, incorporated herein by reference to the Registrant’s Proxy Statement on Schedule 14A, filed December 29, 2008.

10.12
Offer to Lease, dated March 7, 2007, between KOAN-IT Corp. and Sanrock Holdings Inc. for office space in Ottawa, Canada, incorporated herein by reference to Exhibit 10.32 of the Registrant’s Annual Report on Form 10-K, filed November 25, 2009.

10.13
Lease Agreement, dated February 9, 2009, between Emtec, Inc. and Windsor at Interstate South LLC for office space in Jacksonville, Florida, incorporated herein by reference to Exhibit 10.33 of the Registrant’s Annual Report on Form 10-K, filed November 25, 2009.

10.14
Second Amendment to Lease Agreement, dated March 20, 2009, between Luceo, Inc. and SM Brell II, L.P. for office space in Naperville, Illinois, incorporated herein by reference to Exhibit 10.35 of the Registrant’s Annual Report on Form 10-K, filed November 25, 2009.

10.15
Third Amendment to Lease Agreement, dated May 29, 2009, between Luceo, Inc. and SM Brell II, L.P. for office space in Naperville, Illinois, incorporated herein by reference to Exhibit 10.36 of the Registrant’s Annual Report on Form 10-K, filed November 25, 2009.

10.16
Fourth Amendment to Lease Agreement, dated June 11, 2009, between Luceo, Inc. and SM Brell II, L.P. for office space in Naperville, Illinois, incorporated herein by reference to Exhibit 10.37 of the Registrant’s Annual Report on Form 10-K, filed November 25, 2009.

10.17
Employment Agreement, dated December 1, 2009, between Emtec, Inc, and Samir Bhatt, incorporated herein by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q, filed January 14, 2010.

10.18
Second Amendment to Lease, dated May 1, 2009, between Westwood Property Holdings LLC and Emtec Federal, Inc., for Springfield, New Jersey facility, incorporated herein by reference to Exhibit 10.4 of the Registrant’s Quarterly Report on Form 10-Q, filed January 14, 2010.

10.19
Employment Agreement, dated March 1, 2010, between Emtec, Inc. and Brian E. Mandel, incorporated herein by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q, filed April 14, 2010.

10.20
Second Lease Amendment, dated December 1, 2009, by and between GS&T Properties, LLC, Emtec, Inc. and Southprop, Inc. for office space in Suwanee, Georgia, incorporated herein by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q, filed April 14, 2010.

10.21
Lease, dated March 9, 2010, between Radnor Center Associates and Emtec, Inc. for office space in Radnor, Pennsylvania, incorporated herein by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q, filed April 14, 2010.

10.22
Employment Agreement, dated June 4, 2010, between Emtec Federal, Inc. and Ray Kelly, incorporated herein by reference to Exhibit 10.43 of the Registrant’s Annual Report on Form 10-K, filed November 26, 2010.

10.23
Employment Agreement, dated June 4, 2010, between Emtec Federal, Inc. and Matt Swanson, incorporated herein by reference to Exhibit 10.44 of the Registrant’s Annual Report on Form 10-K, filed November 26, 2010.

10.24
Employment Agreement, dated June 4, 2010, between Emtec Federal, Inc. and Lonnie McMinn incorporated herein by reference to Exhibit 10.46 of the Registrant’s Annual Report on Form 10-K, filed November 26, 2010.

10.25
Letter Agreement, dated August 2, 2010, between Emtec, Inc. and DARR Westwood LLC, incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed August 6, 2010.

10.26
Common Stock Purchase Warrant, dated August 2, 2010, issued by Emtec, Inc. to DARR Westwood LLC, incorporated herein by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, filed August 6, 2010.

10.27
First Amendment to Employment Agreement, dated August 19, 2010, between Emtec, Inc. and Ronald Seitz, incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed August 27, 2010.

10.28
Lease, dated August 20, 2010, between Brandywine Operating Partnership, L.P., Alliant Techsystems, Inc. and Emtec Federal, Inc. for office space in Herndon, Virginia, incorporated herein by reference to Exhibit 10.50 of the Registrant’s Annual Report on Form 10-K, filed November 26, 2010.

10.29
Lease, dated June 4, 2006, between Corporate Centre II, L.L.C. and Secure Data, Inc., for office space in Fairview Heights, Illinois, incorporated herein by reference to Exhibit 10.51 of the Registrant’s Annual Report on Form 10-K, filed November 26, 2010.

10.30
Lease, dated June 4, 2006, between Corporate Centre II, L.L.C. and Secure Data, Inc., for office space in Fairview Heights, Illinois, incorporated herein by reference to Exhibit 10.51 of the Registrant’s Annual Report on Form 10-K, filed November 26, 2010.

10.31
Lease, dated January 1, 2010, between KVD Enterprises, LLC and Secure Data, Inc. for office space in O’Fallon, Illinois, incorporated herein by reference to Exhibit 10.52 of the Registrant’s Annual Report on Form 10-K, filed November 26, 2010.

10.32
Lease, dated March 1, 2010, between ABK, LLC and Secure Data, Inc. for office space in O’Fallon, Illinois, incorporated herein by reference to Exhibit 10.53 of the Registrant’s Annual Report on Form 10-K, filed November 26, 2010.

10.33
Security Agreement by the Registrant and its subsidiaries in favor of NewSpring SBIC Mezzanine Capital II, L.P., dated August 15, 2011, incorporated herein by reference to Exhibit 10.54 of the Registrant’s Annual Report on Form 10-K, filed December 14, 2011.

10.34
Amended and Restated Investor Rights Agreement among the Registrant, Peachtree II, L.P., and NewSpring SBIC Mezzanine Capital II, L.P. dated December 30, 2011, incorporated herein by reference to Exhibit 10.5 of the Registrant’s Current Report on Form 8-K, filed January 6, 2012.

10.35
Employment Agreement, dated February 12, 2009, between KOAN-IT Corp. and Kim Orava, incorporated herein by reference to Exhibit 99.3 of the Registrant’s Current Report on Form 8-K, filed February 13, 2009.

10.36
Employment Agreement, dated February 12, 2009, between KOAN-IT Corp. and Tim Stratton, incorporated herein by reference to Exhibit 99.4 of the Registrant’s Current Report on Form 8-K, filed February 13, 2009 .

10.37	Employment Agreement, dated July 22, 2011, between Emtec, Inc. and Dinesh Desai, incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed July 28, 2011.

10.38
Restricted Stock Agreement, dated July 22, 2011, between Emtec, Inc. and Dinesh Desai, incorporated herein by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, filed July 28, 2011.

10.39
Revolving Credit and Security Agreement among the Companies and PNC, as lender and agent, dated December 30, 2011, incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed January 6, 2012.

10.40
Amended and Restated Subordinated Loan Agreement among the Companies, the Investors, and NewSpring, in its capacity as collateral agent for the Investors, dated December 30, 2011, incorporated herein by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, filed January 6, 2012.

10.41
Amended and Restated Warrant issued to NewSpring by the Registrant, dated December 30, 2011, incorporated herein by reference to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K, filed January 6, 2012.

10.42	Warrant issued to Peachtree II, L.P. by the Registrant, dated December 30, 2011, incorporated herein by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K, filed January 6, 2012.

10.43
Amended and Restated Employment Agreement between the Company and Gregory P. Chandler, dated as of May 21, 2012, incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on May 25, 2012.

10.44
Stock Appreciation Right Award Agreement between the Company and Sunil Misra, dated as of May 21, 2012, incorporated herein by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed on May 25, 2012.

10.45
Amended and Restated Employment Agreement between the Company and Sunil Misra, dated as of August 10, 2012, incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on August 15, 2012.

10.46
Stock Appreciation Right Award Agreement between the Company and Sunil Misra, dated as of August 10, 2012, incorporated herein by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed on August 15, 2012.

10.47
Amendment No. 2 to Amended and Restated Subordinated Loan Agreement by and among the Registrant, its subsidiaries, NewSpring SBIC Mezzanine Capital II, L.P. and Peachtree II, L.P., dated August 29, 2012, incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed August 31, 2012.

10.48	First Amendment and Joinder to Loan Documents by and among the Companies and PNC, as lender and agent, dated March 20, 2012.

10.49	Second Amendment to Loan Documents by and among the Companies and PNC, as lender and agent, dated June 28, 2012, incorporated herein by reference to Exhibit 99.1 of the Registrant's Quarterly Report on Form 10-Q file on July 16, 2012.

21.1	List of Subsidiaries.

22.1	Consent of a Registered Public Accounting Firm

31.1	Certification of Dinesh R. Desai, Principal Executive Officer of Registrant, dated December 14, 2012. Rule 13a-14(a)/15 d-14(a).

31.2	Certification of Greg Chandler, Principal Financial Officer of Registrant, dated December 14, 2012. Rule 13a-14(a)/15 d-14(a).

32.1	Certificate of Dinesh R. Desai, Principal Executive Officer of Registrant, dated December 14, 2012. Section 1350.

32.2	Certificate of Greg Chandler, Principal Financial Officer of Registrant, dated December 14, 2012. Section 1350.

101.INS**	XBRL Instance

101.SCH**	XBRL Taxonomy Extension Schema

101.CAL**	XBRL Taxonomy Extension Calculation

101.DEF**	XBRL Taxonomy Extension Definition

101.LAB**	XBRL Taxonomy Extension Labels

101.PRE**	XBRL Taxonomy Extension Presentation

** XBRL information is furnished and not filed or a part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

Signatures

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 14, 2012

EMTEC, INC.

	By:	/s/ Dinesh R. Desai
Dinesh R. Desai
Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/Dinesh R. Desai	Chairman, Chief Executive Officer and	December 14, 2012
Dinesh R. Desai	President (Principal Executive Officer)

/s/Gregory P. Chandler	Chief Financial Officer (Principal	December 14, 2012
Gregory P. Chandler	Financial Officer)

/s/George Houc	Chief Accounting Officer	December 14, 2012
George Houck	(Principal Accounting Officer)

/s/Sunil Misra	Chief Strategy and Delivery Officer, Director	December 14, 2012
Sunil Misra

/s/Gregory L. Cowan	Director	December 14, 2012
Gregory L. Cowan

/s/Robert Mannarino	Director	December 14, 2012
Robert Mannarino

/s/Chris Formant	Director	December 14, 2012
Chris Formant

Appendix G

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 10-Q
  (Mark One)
☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended February 28, 2013

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number: 0-32789

EMTEC, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	87-0273300 (I.R.S. Employer Identification No.)

11 Diamond Road Springfield, New Jersey 07081 (Address of principal executive offices, including zip code)

(973) 376-4242
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.   Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes   ☒   No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one)

Large accelerated filer ☐  Accelerated filer  ☐  Non-accelerated filer  ☐  Smaller reporting company  ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes  No ☒

As of April 2, 2013, there were outstanding 18,214,437 shares of the registrant’s common stock.

EMTEC, INC.
FORM 10-Q FOR THE QUARTER ENDED FEBRUARY 28, 2013

PART I – FINANCIAL INFORMATION
Item 1.         Financial Statements

EMTEC, INC. AND SUBSIDIARIES
 CONSOLIDATED BALANCE SHEETS
(In Thousands, Except per Share and Share Data)

	February 28, 2013(Unaudited)	August 31, 2012

Assets

Current Assets

Cash	$499	$1,769
Receivables:
Trade, net of allowance for doubtful accounts	23,821	24,381
Other	484	1,356
Inventories, net	3,957	2,346
Prepaid expenses and other	2,634	3,004
Deferred tax asset - current	1,158	1,032
Total current assets	32,553	33,888

Property and equipment, net	3,166	3,538
Intangible assets, net	9,180	10,457
Goodwill	13,307	13,307
Deferred tax asset-long term	744	743
Other assets	1,684	1,771
Total assets	$60,634	$63,704

Liabilities, Put Options and Stockholders' Equity

Current Liabilities

Line of credit	$12,457	$12,004
Current portion of capital lease obligations	151	85
Accounts payable	14,206	16,314
Income taxes payable	291	144
Accrued liabilities	7,493	9,061
Current portion earn-out liabilities	2,662	2,251
Current portion of put option liability in connection with acqusition	126	700
Deferred revenue	3,439	1,610
Total current liabilities	40,825	42,169

Deferred tax liability	-	589
Earn-out liabilities, net of current portion	2,918	2,570
Warrant liabilities	2,141	2,414
Put option liability in connection with acqusition, net of current portion	574	-
Put option and restricted stock liability in connection with acquisition of Dinero	266	229
Capital lease obligations, net of current portion	29	189
Subordinated debt, net of original issue discount	12,611	12,555
Accrued liabilities	33	163
Total liabilities	59,397	60,878
Commitments and contingencies (Note 13)

Put options in connection with acquisitions	1,428	1,428

Stockholders' Equity
Common stock $0.01 par value; 30,000,000 shares authorized; issued and outstanding 18,214,432 shares and 17,616,437 shares at Feb 28, 2013 and Aug 31, 2012, respectively	182	177
Additional paid-in capital	17,156	16,915
Accumulated deficit	(17,313)	(15,516)
Accumulated other comprehensive loss, foreign currency translation adjustments, net of tax	(216)	(179)
Total stockholders' equity	(191)	1,397
Total liabilities, put options and stockholders' equity	$60,634	$63,704

The Accompanying Notes are Integral Parts of these Consolidated Financial Statements.

EMTEC, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except per Share and Share Data)

	For the Three Months Ended		For the Six Months Ended
	February 28, 2013	February 29, 2012	February 28, 2013	February 29, 2012
Revenues

Consulting and outsourcing	$22,157	$25,169	$46,736	$50,783
Procurement services	19,711	22,556	53,337	68,972
Total Revenues	41,868	47,725	100,073	119,755

Cost of Revenues

Cost of consulting and outsourcing	17,310	20,025	35,392	40,020
Cost of procurement services	17,148	19,653	46,776	60,308
Total Cost of Revenues	34,458	39,678	82,168	100,328

Gross Profit

Consulting and outsourcing	4,847	5,144	11,344	10,763
Procurement services	2,563	2,903	6,561	8,664
Total Gross Profit	7,410	8,047	17,905	19,427

Operating expenses:

Selling, general, and administrative expenses	7,468	8,352	15,340	17,242
Restructuring charge	-	-	582	-
Stock-based compensation	188	79	283	240
Warrant liability adjustment	(284)	1,059	(272)	451
Earnout liability adjustment	(143)	288	759	456
Depreciation and amortization	1,029	1,320	2,055	2,681
Total operating expenses	8,258	11,098	18,747	21,070
Operating loss	(848)	(3,051)	(842)	(1,643)

Other expense (income):
Interest income – other	(7)	(17)	(12)	(79)
Interest expense	850	799	1,602	1,634
Other	6	(1)	17	(3)
Loss before income tax benefit	(1,697)	(3,832)	(2,449)	(3,195)
Income tax benefit	(644)	(1,096)	(650)	(911)
Net loss	$(1,053)	$(2,736)	$(1,799)	$(2,284)

Net loss per common share
Basic and Diluted	$(0.06)	$(0.17)	$(0.11)	$(0.14)

Weighted Average Shares Outstanding
Basic and Diluted	16,930,813	16,533,316	16,930,813	16,533,316

The Accompanying Notes are Integral Parts of these Consolidated Financial Statements.

EMTEC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(In Thousands)

	For the Three Months Ended		For the Six Months Ended
	February 28, 2013	February 29, 2012	February 28, 2013	February 29, 2012

Net income (loss)	$(1,053)	$(2,736)	$(1,799)	$(2,284)
Foreign currency translation adjustment, net of taxes	(30)	82	(37)	(186)
Total comprehensive income (loss)	$(1,083)	$(2,654)	$(1,836)	$(2,470)

The Accompanying Notes are Integral Parts of these Consolidated Financial Statements.

EMTEC, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	For the Six Months Ended
	February 28, 2013	February 29, 2012
Cash Flows From Operating Activities
Net income (loss)	$(1,799)	$(2,284)

Adjustments to Reconcile Net Loss to Net Cash Used In Operating Activities
Depreciation and amortization	2,055	2,681
Amortization of original issue discount associated with subordinated debt	56	49
Deferred income tax benefit	(847)	(1,088)
Stock-based compensation	283	240
Earnout liability adjustment	759	456
Warrant liability adjustment	(272)	451

Changes In Operating Assets and Liabilities
Receivables	1,432	4,631
Inventories	(1,611)	345
Prepaid expenses and other assets	457	(516)
Accounts payable	(2,108)	(2,247)
Customer deposits	-	(30)
Income taxes payable	147	(66)
Accrued liabilities	(1,569)	(2,591)
Due to former stockholders of acquired companies	-	(727)
Deferred revenue	1,829	(323)
Net Cash Used In Operating Activities	(1,188)	(1,019)

Cash Flows From Investing Activities
Purchases of property and equipment	(409)	(527)
Net Cash Used In Investing Activities	(409)	(527)

Cash Flows From Financing Activities
Net increase (decrease) in line of credit	452	(1,383)
Repayments under capital lease	(91)	(111)
Proceeds from issuance of long term subordinated debt and warrants	-	3,000
Net Cash Provided by Financing Activities	361	1,506

Effect of exchange rates on cash	(34)	(129)

Net Decrease in Cash	(1,270)	(169)
Beginning Cash	1,769	4,039
Ending Cash	$499	$3,870
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Income taxes	$28	$51
Interest	$1,250	$1,599

The Accompanying Notes are Integral Parts of these Consolidated Financial Statements.

EMTEC, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.  Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X.  Accordingly, they do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America (“GAAP”) for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included in the accompanying unaudited consolidated financial statements.  Quarterly results are not necessarily indicative of results for the full year. For further information, refer to the annual financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2012.

2.  General

Description of Business

Emtec, Inc., a Delaware corporation (“Emtec” or the “Company”), is an information technology (“IT”) services provider delivering consulting, application services and infrastructure services to public sector and commercial clients.  The Company’s client base is comprised of departments of the U.S. and Canada’s federal, state/provincial and local governments, schools and commercial businesses throughout the U.S. and Canada.

Principles of Consolidation

The consolidated financial statements include the accounts of Emtec and its wholly-owned subsidiaries after elimination of intercompany balances and transactions.

Segment Reporting

Effective June 2012, the Company realigned its reportable segments as follows:

•	Federal - provides IT consulting and procurement services to various agencies of the U.S. federal government.
•	Commercial, State & Local and Education (“CSLED”) – provides IT consulting services to clients in the commercial, state & local and education sectors.

In addition, the Company also has a “Corporate” segment which reports costs consisting of our executive departments, employee benefit administration, accounting support, IT services, recruiting, and any other shared services, operating, and administrative expenses that are not directly attributable to the reporting segments.  For purposes of performance measurement, the Company charges certain expenses directly attributable to the reporting segment and allocates costs reflected in the Corporate segment.  Identifiable assets of the reporting unit exclude Corporate segment assets liabilities.  Corporate segment assets consist principally of cash, prepaid expenses, non-trade accounts receivables, property and equipment, other assets, deferred taxes, other liabilities and general corporate borrowings.

Reclassifications

Certain reclassifications have been made to prior period balances in order to conform to current presentations.

FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles

The Company identifies the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC” or “ASC”) as the authoritative source of GAAP.  Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under federal securities laws are also sources of authoritative GAAP for SEC registrants.

Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period, including, but not limited to, receivable valuations, impairment of goodwill and other long-lived assets, income taxes, and valuations of warrants, put instruments and earnouts.  Management’s estimates are based on historical experience, facts and circumstances available at the time and various other assumptions that are believed to be reasonable under the circumstances.  The Company reviews these matters and reflects changes in estimates as appropriate.  Actual results could differ materially from those estimates.

Fair Value of Financial Instruments

The fair value of cash and cash equivalents and trade receivables approximates their carrying values due to their short maturities.  The fair value of non-current financial instrument assets and liabilities approximate their carrying value unless otherwise stated.

In accordance with FASB ASC 820, Fair Value Measurement, the estimated fair values of amounts reported in the consolidated financial statements have been determined using available market information and valuation methodologies, as applicable.  Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  Entities are required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value based upon the following fair value hierarchy:

Level 1 —	Quoted prices in active markets for identical assets or liabilities;

Level 2 —
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3 —	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying value of the PNC Credit Facility (Note 7) approximated its fair value due to its variable interest rate.  In addition, the carrying value of the subordinated debt approximates its fair value as there have been no changes to the credit markets or the Company’s financial position since the issuance dates that would impact the fair value of the subordinated debt in any material respect.  The PNC Credit Facility and subordinated debt are Level 3 measurements in the fair value hierarchy.

As of February 28, 2013 and August 31, 2012, the book and fair values of the Company’s line of credit and subordinated debt (excluding original issue discount) were as follows (in thousands):

	February 28, 2013		August 31, 2012
	Book Value	Fair Value	Book Value	Fair Value
Line of Credit	$12,457	$12,457	$12,004	$12,004
Subordinated Debt	$13,000	$13,000	$13,000	$13,000

Fair Value on a Recurring Basis:  The following table summarizes the financial liabilities measured at fair value on a recurring basis as of February 28, 2013 and August 31, 2012 (in thousands):

	Level	February 28, 2013	August 31, 2012
Warrant liabilities	2	$2,141	$2,414
Put option in connection with acquisition of SDI	2	$700	$700
Line of credit	3	$12,457	$12,004
Subordinated debt excluding orignial discount	3	$13,000	$13,000
Earn-out liabilities	3	$5,580	$4,821

The warrant liabilities were recorded at fair value based on upon valuation models that utilize relevant factors such as expected life, volatility of the Company’s stock price, and the risk free interest rate.

On June 4, 2010, Emtec Federal, Inc. a wholly-owned subsidiary of the Company acquired all of the outstanding shares of Secure Data, Inc. (“SDI”) for cash and equity.  The equity consisted of the fair value of the “puttable” restricted common stock of the Company as of June 4, 2010.  The “put” feature embedded in the restricted common stock allows each former shareholder of SDI a one-time election to put all of their restricted common stock to the Company at a fixed price on the third anniversary of the acquisition date.  Management calculated the fair value of the put using a Black-Scholes valuation model.  In accordance with SEC Accounting Series Release No. 268 Presentation in Financial Statements of Redeemable Preferred Stocks, the puttable stock is subject to equity accounting and was initially classified on the Company’s balance sheet as temporary equity.

As of August 31, 2012, the Company believed that it was more likely than not that the former shareholders of SDI will exercise the one-time election to put all their restricted common stock to the Company at a fixed price on the third anniversary of the acquisition date, June 4, 2013.  Accordingly, the Company has calculated the fair value of the amount due the former shareholders of SDI associated with the put option and reflected this amount as a current liability as of August 31, 2012.  In March 2013, the Company entered into an agreement with the former shareholders of SDI to modify certain provisions of the stock purchase agreement, including the date on which former shareholders of SDI could elect to put their restricted stock to the Company.  Under the original stock purchase agreement, the one-time put election would occur on the third anniversary of the acquisition date, June 4, 2013.  In March 2013, former shareholders of SDI owning 82% of the restricted common stock agreed to defer the one-time put date until June 4, 2015.  The put election date for the remaining 18% of the restricted common stock remains June 4, 2013.  Accordingly, as of February 28, 2013, the Company will classify 18% of the restricted stock, or $126,000, as a current liability and the remaining 82% of the restricted stock, or $574,000, as a long-term liability.

The following table summarizes the changes in earn out liabilities for the six months ended February 28, 2013 (in thousands):

Earnout Liabilities
Balance at August 31, 2012	$4,821
Valuation adjustments	759
Additions	-
Payments	-
Balance at February 28, 2013	$5,580

The earn out liabilities were recorded at fair value based on valuation models that utilize relevant factors such as expected life and estimated probabilities of the acquired companies achieving the performance targets throughout the earn out periods.  Unobservable inputs used in the valuation of the earn out liabilities included a discount rate of 16.4% and probabilities, ranging from 10% to 100%, associated with the achievement of the earn out targets in future years.

An increase (decrease) in the discount rate, in isolation, may result in a lower (higher) fair value measurement, and an increase (decrease) in any of the probabilities, in isolation, may result in a higher (lower) fair value measurement.

Financing Costs

Financing costs incurred are amortized over the life of the associated financing arrangements. Amortization expense totaled approximately $112,000 and $96,000 for the three months ended February 28, 2013 and February 29, 2012, respectively.  During the six months ended February 28, 2013 and February 29, 2012, amortization expense totaled approximately $224,000 and $170,000, respectively.

Goodwill

Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired companies. The changes in the carrying amount of goodwill by reportable segment for the six months ended February 28, 2013 are as follows (in thousands):

	August 31, 2012 Balance	Additions	Impairment, Translation, and Other Adjustments	February 28, 2013 Balance
Federal	$1,495	$-	$-	$1,495
CSLED	11,812	-	-	11,812
Total goodwill	$13,307	$-	$-	$13,307

In accordance with ASC 350, Intangibles - Goodwill and Other, goodwill is not amortized but tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired.  Goodwill is tested for impairment at one level below an operating segment in accordance with the guidance of ASC 350. These reporting units are comprised of Federal Infrastructure, Federal Applications, State, Local and Education (“SLED”) and Commercial.  The Company has set an annual impairment testing date of June 1.

An impairment charge will be recognized only when the implied fair value of a reporting unit, including goodwill, is less than its carrying amount.  The impairment determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of the reporting unit and compares it to its carrying amount. Second, if the carrying amount of the reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation in accordance with ASC 805, Business Combinations.  The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

The Company’s stock does not trade frequently and thus management believes the inherent value of the Company has not necessarily always been accurately reflected by the current or historical stock market valuation of the Company.  Accordingly, the Company continues to believe that the income approach is the most appropriate valuation method for purposes of testing for impairment.

In accordance with ASC 350, the Company performed its annual impairment testing as of June 1, 2012.  To assist in this process, the Company engaged an external valuation firm. Based on its annual impairment testing, the Company does not currently believe that there was an indication of goodwill impairment at June 1, 2012, with the exception of the goodwill associated with the Federal Infrastructure and Commercial reporting units where impairment charges of $521,000 and $4.8 million, respectively, were taken in the fourth quarter of fiscal 2012.  See Note 17 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for fiscal year ended August 31, 2012 for further discussion of the goodwill impairment associated with the Federal Infrastructure and Commercial reporting units.  If current market conditions change and the Company’s estimated value under the income approach is affected, then it is possible that the Company could have to take a goodwill impairment charge against earnings in a future period.

Identifiable Intangible Assets

The changes in the carrying amount of identifiable intangible assets by reportable segment for the six months ended February 28, 2013 are as follows (in thousands):

	August 31, 2012					February 28, 2013
	Balance	Accumulated Amortization	Additions	Amortization	Impairment, Translation, and Other Adjustments	Balance	Accumulated Amortization
Customer relationships:
Federal	$1,682	$663		$108		$1,682	$771
CSLED	15,769	9,128		706	(49)	15,720	9,834
Total customer relationships	17,451	9,791	-	814	(49)	17,402	10,605
Noncompete agreements:
Federal	45	34		8		45	42
CSLED	2,376	796		235		2,376	1,031
Total noncompete agreements	2,421	830	-	243	-	2,421	1,073
Software technology - CSLED	12	6		2		12	8
Trademarks - CSLED	1,546	458		13		1,546	471
Tradenames:
Federal	182	82		18		182	100
CSLED	21	9		138		21	147
Total tradenames	203	91	-	156	-	203	247

Total other intangible assets	$21,633	$11,176	$-	$1,228	$(49)	$21,584	$12,404

Long-lived assets, including customer relationships and property and equipment, are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable in accordance with ASC 350, Intangibles- Goodwill and Other, and FASB ASC 360, Property, Plant and Equipment.   Recoverability of long-lived assets is assessed by a comparison of the carrying amount to the estimated undiscounted future net cash flows expected to result from the use of the assets and their eventual disposition.  If estimated undiscounted future net cash flows are less than the carrying amount, the asset is considered impaired and a loss would be recognized based on the amount by which the carrying value exceeds the fair value of the asset.

Customer relationships represent the fair value ascribed to customer relationships in connection with acquisitions by the Company. The amounts ascribed to customer relationships are being amortized on a straight-line basis over 5-15 years.

Non-compete agreements represent the value ascribed to covenants not to compete in employment and acquisition agreements with certain members of the management teams of acquired companies, entered into at the time of the respective acquisitions.  The amounts ascribed to non-compete agreements are being amortized on a straight-line basis over 3-5 years.

Software technology represents the value ascribed to software developed by an acquired entity.  The amounts ascribed to software technology are being amortized on a straight-line basis over 3 years.

Trademarks represent the value ascribed to trademarks owned by an acquired entity.  The amount ascribed to trademarks is being amortized on a straight-line basis over 5 years.

Trade names represent the value ascribed to trade names owned by acquired entities.  The amount ascribed to trade names is being amortized on a straight-line basis over 5 years.

Amortization expense related to intangible assets was $632,000 and $937,000 for the three months ended February 28, 2013 and February 29, 2012, respectively.  For the six months ended February 28, 2013 and February 29, 2012, amortization expense was $1.2 million and $1.9 million, respectively.  We currently expect future amortization to be as follows (in thousands):

Years ending August 31,
2013	$2,388
2014	$2,134
2015	$2,013
2016	$1,710
2017	$710
Thereafter	$953

Foreign Currency Translation and Other Comprehensive Income (loss)

The Company’s financial statements are expressed in U.S. dollars for consolidation and reporting purposes.  The functional currency for the Company’s foreign operations is the local currency.  Adjustments to translate those statements into U.S. dollars are recorded in accumulated other comprehensive income (loss).

Earnings Per Share
Basic earnings per share amounts are computed by dividing net income available to common stockholders (the numerator) by the weighted average shares outstanding during the period (the denominator). Shares issued during the period are weighted for the portion of the period that they were outstanding.

The computation of diluted earnings per share is similar to the computation of basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive options, restricted stock awards, stock appreciation rights and warrants had been exercised as of the end of the period and cash received from the exercise were used to repurchase shares in the open market (the “Treasury Share Method”). Potentially dilutive shares consist of stock options, restricted stock awards and warrants totaling 2,476,307 and 3,830,368 for the three months period ended February 28, 2013 and February 29, 2012, respectively, and 2,130,366 and 3,347,621 for the six months period ended February 28, 2013 and February 29, 2012, respectively. Diluted shares for the three and six months ended February 28, 2013 and February 29, 2012 were not included in the calculation of diluted net loss per share because the effect of the inclusion would be anti-dilutive.

Income Taxes

The Company conducts business in the U.S., Canada and India.  With respect to its U.S. operations, the Company files income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions.  The Company accounts for income taxes in accordance with ASC 740 Income Taxes.  The Company files a federal consolidated tax return that includes all U.S. entities.  The Company also files several combined/consolidated state tax returns and several separate state tax returns.  Deferred taxes result from temporary differences, which are the differences between the financial reporting and tax bases of assets and liabilities. Tax loss carry forwards are recognized as deferred tax assets.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.  Deferred taxes result from timing differences primarily relating to net operating losses, bad debts, inventory reserves, deferred revenue, fixed asset depreciation, compensation expenses and intangible asset amortization.

With a few exceptions, the Company is no longer subject to federal, state or local income tax examinations for tax returns filed for fiscal years 2009 and prior.

The Company’s blended effective tax rates for the three months ended February 28, 2013 and February 29, 2012 were 37.9% and 28.6%, respectively, as compared to a statutory rate of approximately 34.0%.  The lower effective tax rate for the three months ended February 29, 2012 was primarily related to the warrant liability adjustment for the period that was considered a permanent adjustment for income tax purposes.  For the six months ended February 28, 2013 and February 29, 2012, the Company’s effective tax rates were 26.5% and 25.5%, respectively.  The lower effective tax rate for the six months ended February 28, 2013 was attributable to a valuation allowance associated with net operating losses generated by the Company’s Canadian subsidiary and partially offset by the warrant liability adjustment.  Whereas, the lower effective tax rate for the six months ended February 28, 2012 was the result of the warrant liability adjustment and other permanent differences.

Reconciliation of liabilities for unrecognized tax benefits for the six months ended February 28, 2013 and February 29, 2012 (in thousands) are as follows:

	2013	2012

Balance at September 1, 2012 and 2011	$197	$197

Unrecognized tax positions of prior periods:
Increase	-	-
Decrease	-	-

Unrecognized tax positions for the three months:
Increase	-	-
Decrease	-	-

Decrease in Unrecognized tax benefits due to settlements	-	-

Decrease in Unrecognized tax benefits due to lapse of statute of limitations	-	-
Balance at February 28, 2013 and February 29, 2012	$197	$197

	For the Six Months Ended
	February 28, 2013	February 29, 2012

Total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate	$86	$86

Accrued interest and penalties for unrecognized tax benefits	$144	$123

Interest and penalties classified as income tax expense	$11	$11

3. Liquidity

The Company incurred a significant net loss in fiscal 2012 primarily as a result of non-cash charges and a net loss for the six months ended February 28, 2013 due to restructuring charges and non-cash charges.  The Company generated sufficient cash flow for the six months ended February 28, 2013 to meet all of its obligations.  Furthermore, the Company will continue to realize cost savings, anticipated to be $2.0 million on an annual basis, associated with the restructuring plan approved in November 2012.

However, the Company had a working capital deficit of $8.3 million at February 28, 2013 and August 31, 2012. Although the Company is making efforts to decrease its working capital deficit, it is still dependent on its line of credit to finance its working capital needs.  Net availability under the revolving portion of the PNC Credit Facility as of February 28, 2013 and August 31, 2012 was $3.5 million and $4.2 million, respectively.

The Company believes that its existing resources together with available borrowings under its PNC Credit Facility and expected cash flow from operations will provide sufficient liquidity for at least the next 12 months.

4.  Restructuring Costs

In November 2012, the Company approved a restructuring plan (the “Restructuring Plan”) of its procurement operations organization and certain related functions.  As part of the Restructuring Plan, the Company’s Springfield, New Jersey facility will be closed and certain functions handled by this facility will be distributed to other facilities within the Company.  The costs associated with the Restructuring Plan include severance for terminated employees, real estate exit costs and related costs related to closing the Springfield facility.

As of February 28, 2013, the Restructuring Plan provision, established in November 2012, only includes the severance costs associated with terminated employees.  After vacating the Springfield facility, the Company will increase the Restructuring Plan provision to include real estate exit and related costs.   Once the Restructuring Plan is completed, the Company expects annual savings of approximately $2.0 million.

The following table summarizes the Restructuring Plan provision, activity and ending balances included in “Other accrued expenses” in the consolidated balance sheet for the six months ended February 28, 2013 by cost type (in thousands):

	August 31, 2012			February 28, 2013
	Balance	Additions	Cash Payments	Balance
Employee severance and related costs	$-	$582	$(191)	$391
Real estate exit and related costs*	-	-	-	-
Total	$-	$582	$(191)	$391
*  The Company will increase the Restructuring Plan provision in either the third or fourth quarter of fiscal 2013 once its Springfield, New Jersey facility is vacated.

5.  Stock-Based Compensation

The second amendment to the Company’s 2006 Stock-Based Incentive Compensation Plan (the “2006 Plan”) was approved by the Company’s stockholders on January 20, 2011.  The 2006 Plan authorizes the granting of stock options, restricted stock, deferred stock, stock appreciation rights and other stock-based awards to directors and eligible associates.  The second amendment increased the aggregate number of shares of Common Stock available for issuance under the 2006 Plan from 2,543,207 shares to 9,543,207 shares.  Options under the 2006 Plan may not be granted with an exercise price that is less than 100% of the fair value of the Company’s common stock on the date of grant (110% in the case of an incentive stock option granted to a stockholder owning more than 10% of the common stock of the Company or any of its subsidiaries).  Options under the 2006 Plan have terms from 7 to 10 years.  Certain options vest immediately and others vest over a term of up to 1 to 5 years.

Stock Options

The Company measures the fair value of options on the grant date using the Black-Scholes option valuation model.  The Company estimated the expected volatility using the Company’s historical stock price data over the expected term of the stock options.  The Company also used historical exercise patterns and forfeiture behaviors to estimate the options, expected term and our forfeiture rate.  The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve in effect on the grant date.  Both expected volatility and the risk-free interest rate are based on a period that approximates the expected term.  Since our stock is thinly traded, the stock price used on the date of vesting for the Black-Scholes model is the last trade that occurred.

A summary of stock options for the six months ended February 28, 2013 and February 29, 2012 is as follows:

For the Six Months Ended February 28, 2013	Shares	Weighted Average Exercise Price	Weighted Average Remaining Term (in years)	Aggregate Intrinsic Value *
Options Outstanding - September 1, 2012	466,833	$1.17
Options Granted	95,000	$1.38
Options Exercised	-	-
Options Forfeited or Expired	(38,000)	$1.31
Options Outstanding - February 28, 2013	523,833	$1.20	5.06	$60,950
Options Exercisable - February 28, 2013	393,146	$1.07	4.55	60,950

* Represents the total pre-tax intrinsic value based on the Company’s average closing stock prices for the six months ended February 28, 2013.

For the Six Months Ended February 29, 2012	Shares	Weighted Average Exercise Price	Weighted Average Remaining Term (in years)	Aggregate Intrinsic Value *
Options Outstanding -September 1, 2011	416,333	$1.12
Options Granted	40,000	$0.50
Options Exercised	-	-
Options Forfeited or Expired	(44,500)	$1.12
Options Outstanding - February 29, 2012	411,833	$1.06	4.92	$17,800
Options Exercisable - February 29, 2012	388,208	$1.06	4.73	17,800

* Represents the total pre-tax intrinsic value based on the Company’s average closing stock prices for the six months ended February 29, 2012.

There were 95,000 and 40,000 stock options issued during the six months ended February 28, 2013 and February 29, 2012, respectively. The following assumptions were used to value stock options issued during each of the six months ended February 28, 2013 and February 29, 2012.

	2013			2012
Weighted-Average Fair Value		$0.88			$0.39
Assumptions
Expected Volatility	117.2%	-	120.7%	114.5%	-	122%
Expected Term (in years)		5			5
Expected Forfeiture Rate		10.9%			0%
Dividend Yield		0%			0%
Risk-Free Interest Rate	0.67%	-	0.84%	0.94%	-	1.07%

Non-vested Stock (Restricted Stock)

The following tables summarize the Company’s restricted stock activity during the six months ended February 28, 2013 and February 29, 2012:

For the Six Months Ended February 28, 2013	Shares	Weighted Average Grant Date Fair Value	Fair Value
Nonvested - September 1, 2012	729,999	$0.63
Granted	598,000	$1.05
Vested	(77,709)	$0.70	$86,465	(a)
Forfeited	-	-
Nonvested - February 28, 2013	1,250,290	$0.87	$1,369,016	(b)

(a)
The fair value of vested restricted stock shares represents the total pre-tax fair value, based on the closing stock price on the day of vesting, if there was a stock trade, which would have been received by holders of restricted stock shares had all such holders sold their underlying shares on that date. If there was no stock trade on the date of vesting, then the pre-tax fair value of the stock is deemed to be the last price at which the stock traded.

(b)
The aggregate fair value of the non-vested restricted stock shares expected to vest represents the total pre-tax fair value, based on the Company’s average closing stock price for the six months ended February 28, 2013 which would have been received by holders of restricted stock shares had all such holders sold their underlying shares on that date.

For the Six Months Ended February 29, 2012	Shares	Weighted Average Grant Date Fair Value	Fair Value
Nonvested - September 1, 2011	1,222,369	$0.71
Granted	70,000	$0.33
Vested	(198,785)	$1.00	$76,950	(a)
Forfeited	(65,876)	$0.83
Nonvested -February 29, 2012	1,027,708	$0.60	$935,214	(b)

(a)
The fair value of vested restricted stock shares represents the total pre-tax fair value, based on the closing stock price on the day of vesting, if there was a stock trade, which would have been received by holders of restricted stock shares had all such holders sold their underlying shares on that date. If there was no stock trade on the date of vesting, then the pre-tax fair value of the stock is deemed to be the last price at which the stock traded.

(b)
The aggregate fair value of the non-vested restricted stock shares expected to vest represents the total pre-tax fair value, based on the Company’s average closing stock price for the three months ended February 29, 2012 which would have been received by holders of restricted stock shares had all such holders sold their underlying shares on that date.

The Company recognizes compensation expense associated with the issuance of such shares using the closing price of the Company’s common stock on the Over-the-Counter Bulletin Board market on the date of grant over the vesting period on a straight-line basis.

Stock Options and Non-vested Stock

Stock-based compensation costs related to the 2006 Plan totaled $188,000 and $42,000 for the three months ended February 28, 2013 and February 29, 2012, respectively, and $283,000 and $176,000 for the six months ended February 28, 2013 and February 29, 2012, respectively.  As of February 28, 2013, the Company had $686,000 of unrecognized compensation cost related to the 2006 Plan.  The unrecognized compensation cost is expected to be recognized over a remaining period of 4 years.

Stock Appreciation Rights

On May 12, 2012, Mr. Gregory P. Chandler, the Company’s Chief Financial Officer, was granted a stock appreciation right award under the 2006 Plan covering 657,542 shares of Common Stock, with a per share base price of $1.75 (the “Chandler Award”).  On August 10, 2012, the Company granted Mr. Sunil Misra, the Company’s Chief Strategy & Delivery Officer, a stock appreciation right award under the 2006 Plan covering 657,542 shares of Common Stock, with a per share base price of $1.75 (the “Misra Award”).  On February 4, 2013, Mr. Dinesh Desai, the Company’s Chief Executive Officer, was granted a stock appreciation right award under the 2006 Plan covering 1,315,084 shares of Common Stock, with a per share base price of $1.75 (the “Desai Award”). Collectively the Chandler Award, Misra Award, and Desai Award are called “the Awards,” and Mr. Chandler, Mr. Misra, and Mr. Desai are each individually referred to as an “Awardee”.

The purpose of the Company’s stock appreciation rights program, pursuant to which the Awards were granted, is to motivate the Company’s management team to substantially increase the value of the Company in a manner that will allow all stockholders to realize an increase in stock price.  The Awards will have no value unless our Common Stock value exceeds $1.75 per share in a liquidity event, which is substantially higher than the trading price of our Common Stock as of each of the grant dates.

The Awards will become vested upon the occurrence of a liquidity event if one of the two following conditions is satisfied: (i) the Awardee is employed by the Company on the date of such liquidity event; or (ii) if such liquidity event is a change in control and the Awardee’s employment is terminated without cause or for good reason; in either case, after the date on which a letter of intent relating to the change in control that is binding with respect to exclusivity has been executed and the change in control that is the subject of such letter of intent is consummated within 180 days after the date of such termination of employment.  Notwithstanding the foregoing, in the event that the per share equity value upon the occurrence of a liquidity event is not greater than $1.75, then no portion of the  Awards shall become vested in connection with such liquidity event and the entire Award (whether or not vested) will be immediately forfeited.  In the event that a liquidity event does not occur on or before August 31, 2017, then the entire Award, whether or not vested, will be immediately forfeited.

To the extent vested, the Awards will become exercisable immediately prior to the occurrence of a liquidity event.  Upon the exercise of the Awards, the Awardee is entitled to receive a number of shares of Common Stock having a fair market value on the date of exercise equal to the product of (x) the difference between the fair market value of one share of Common Stock on the date of exercise and the base price and (y) the number of shares of Common Stock with respect to which the Awards are then being exercised.

In the event of any Awardee’s termination of employment for cause, the entire Award, whether or not vested, will be immediately forfeited.  In the event of any Awardee’s termination of employment for any reason other than for cause, the unvested portion of the Awardee’s Award will generally be immediately forfeited and the vested portion of the Awardee’s  Award will remain outstanding and, to the extent not then exercisable, will be eligible to become exercisable upon the occurrence of a liquidity event.

FASB ASC 718, Compensation - Stock Compensation, prescribes accounting and reporting standards for all stock-based payments awarded to employees, including stock appreciation rights.  Under ASC 718, accruals of compensation cost for an award with a performance condition should be based on the probable outcome of that performance condition - compensation cost should be accrued if it is probable that the performance condition will be achieved and should not be accrued if it is not probable that the performance condition will be achieved.

As of February 28, 2013, the Company has not recorded compensation expense associated with any of these Awards. However, if the Company determines that a liquidity event is probable, compensation expense associated with the Awards will be recorded at that time.

6.  Warrants

DARR Westwood LLC

On August 2, 2010, the Company entered into a letter agreement (the “Letter Agreement”) with DARR Westwood LLC (the “Investor”), pursuant to which, among other things, (a) the Investor agreed (i) to certain transfer restrictions on shares of Common Stock owned by the Investor, which are described below, and (ii) to transfer to the Company for cancellation the existing warrant owned by the Investor to purchase 8% of the outstanding Common Stock on a fully diluted basis, and (b) the Company issued to the Investor a warrant (the “Warrant”) to purchase up to an aggregate of 1,401,733  shares of common stock, par value $.01 per share, of the Company (“Common Stock”) at an exercise price of $2.11 per share. The Investor’s sole member is Dinesh R. Desai, the Company’s Chairman, Chief Executive Officer and President.

Under the terms of the Letter Agreement, the Investor is prohibited during the specified restricted period from transferring or publicly announcing any intention to transfer, in either case without the unanimous approval of the disinterested members of the Company’s board of directors, (a) all or any portion of the Warrant or the Investor’s rights under the Warrant or (b) any shares of Common Stock currently or in the future owned by the Investor. However, this prohibition does not apply to any transfer of shares of Common Stock pursuant to which both (x) the transferee is an independent third party and (y) the price paid by the transferee is equal to or greater than $5.00 per share in cash. The restricted period specified in the Letter Agreement commenced on August 2, 2010 and terminates on the earlier to occur of (a) August 2, 2015 or (b) the date on which both (i) the average of the daily volume weighted average price per share of Common Stock over the immediately preceding 45 trading days that at least one share of Common Stock was traded is $5.00 or more, and (ii) the average daily trading volume of shares of Common Stock over the 45 consecutive trading days (regardless of whether any shares of Common Stock were traded on any such trading day) immediately preceding such date is 10,000 or more.

The Letter Agreement also requires that if the Company causes its Common Stock to become listed on a national securities exchange, the Company will also list and maintain the listing of the shares of Common Stock underlying the Warrant on such national securities exchange. In addition, subject to certain conditions, the Company is required under the Letter Agreement to provide prior notice to the Investor if, at any time before the Warrant has been exercised in full, the Company effects certain specified corporate actions, including selecting a record date for dividends or distributions or effecting a reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up involving the Company.

The Warrant entitles the Investor to purchase 1,401,733 shares of Common Stock at $2.11 per share and expires on August 2, 2015. The Warrant also contains provisions for cashless exercise and weighted average anti-dilution protection for subsequent issuances or deemed issuances of Common Stock by the Company for consideration per share less than the per share exercise price of the Warrant in effect immediately prior to such issuance or deemed issuance. In connection with this issuance of warrants and compliance with ASC 815, Derivatives and Hedging, the Company recorded a liability on August 2, 2010 of $916,000.  At February 28, 2013 and August 31, 2012, the net liability recorded on the balance sheet was $913,000 and $1.1 million, respectively.  The Company recorded (income) expense on its consolidated results of operations of $(155,000) and $(515,000) for the three months ended February 28, 2013 and February 29, 2012, respectively, and $(155,000) and $178,000 for the six months ended February 28, 2013 and February 29, 2012, respectively, as a result of adjusting the warrant liability to fair value.  Because of volatility in the Company’s stock price, there may continue to be adjustments associated with determining the fair value of the warrant liability in future periods.

NewSpring

In connection with the entry into a Subordinated Loan Agreement (as defined in Note 8) with NewSpring, which is described in more detail in Note 8 – Subordinated Debt, on August 15, 2011 the Company issued to NewSpring a Common Stock Purchase Warrant (the “NewSpring Warrant”) to purchase the number of shares of Common Stock equal to 5.0% of the Common Stock outstanding at the time of, and after giving effect to, the exercise of the NewSpring Warrant.  As of February 28, 2013 and August 31, 2012, the NewSpring Warrant would be exercisable into 903,606 shares of Common Stock.  On December 30, 2011, in connection with the entry into the PNC Credit Facility with PNC and Peachtree becoming a lender under the Subordinated Loan Agreement, the Company amended and restated the NewSpring Warrant (as so amended and restated, the “Amended and Restated NewSpring Warrant”) and granted a warrant (the “Peachtree Warrant,” and together with the Amended and Restated NewSpring Warrant, the “Warrants”) to Peachtree to purchase 1.5% of our Common Stock.

In connection with the issuance of the NewSpring Warrant and in compliance with ASC 470-20 Debt with Conversion and Other Options, the subordinated note issued to NewSpring under the Subordinated Loan Agreement has been discounted by the fair value of the NewSpring Warrant, calculated to be $484,000 at time of issuance.  This amount is being amortized as additional interest expense and accretes the note to face value on the Company’s balance sheet at maturity.  The Company determined the fair value of the NewSpring Warrant by using the Black-Scholes pricing model.  At February 28, 2013 and August 31, 2012, the liability recorded on the Company’s balance sheet was $944,000 and $1.0 million, respectively.  The Company recorded (income) expense on its consolidated statements of operations of $(99,000) and $370,000 for the three months ended February 28, 2013 and February 29, 2012, respectively, and $(90,000) and $102,000 for the six months ended February 28, 2013 and February 29, 2012, respectively, as a result of adjusting the warrant liability to fair value.  Because of volatility in the Company’s stock price, there may continue to be adjustments associated with determining the fair value of the liability related to the NewSpring Warrant in future periods.

Peachtree

In connection with the entry into the Subordinated Loan Agreement, on December 30, 2011, the Company issued Peachtree the Peachtree Warrant, which allows Peachtree to purchase the number of shares of Common Stock equal to 1.5% of the Common Stock outstanding at the time of, and after giving effect to, the exercise of the Peachtree Warrant (based on the “treasury stock method”) in accordance with GAAP and determined using the same principles, assumptions and estimates that are used by the Company in the preparation of its financial statements and assuming the exercise or conversion of all securities that are directly or indirectly exercisable for or convertible into Common Stock).  As of February 28, 2013 and August 31, 2012, the Peachtree Warrant would be exercisable into 271,926 shares of Common Stock. The exercise price for the Common Stock is $0.01 per share, which may be paid through a cashless exercise.  The Peachtree Warrant expires on December 30, 2021.

In connection with the issuance of the Peachtree Warrant and in compliance with ASC Topic 470-20 Debt with Conversion and Other Options, the subordinated note issued to Peachtree under the Subordinated Loan Agreement has been discounted by the fair value of the Peachtree Warrant, calculated to be $73,000 at time of issuance.  This amount is being amortized as additional interest expense and accretes the note to face value on the Company’s balance sheet at maturity.  The Company determined the fair value of the Peachtree Warrant by using the Black-Scholes pricing model.  At February 28, 2013 and August 31, 2012, the liability recorded on the Company’s balance sheet was $284,000 and $311,000, respectively.  The Company recorded (income) expense on its consolidated statements of operations of $(30,000) and $173,000 for the three months ended February 28, 2013 and February 29, 2012, respectively, and $(27,000) and $173,000 for the six months ended February 28, 2013 and February 29, 2012, respectively, as a result of adjusting the warrant liability to fair value.  Because of volatility in the Company’s stock price, there may continue to be adjustments associated with determining the fair value of the liability related to the Peachtree Warrant in future periods.

7.  Line of Credit

On December 30, 2011, Emtec NJ, Emtec LLC, Emtec Federal, EGS LLC, Luceo, eBAS, Aveeva, EIS-US, KOAN-IT US, SDI, Dinero, Covelix and Emerging, (collectively the “Borrower”) entered into a Revolving Credit and Security Agreement (the “PNC Loan Agreement”) with PNC Bank, National Association (“PNC”), as lender and agent.  The PNC Loan Agreement provides for a senior secured revolving credit facility in an amount not to exceed (i) $30.0 million for the period from February 1 through August 31 each year during the term of the facility and (ii) $45.0 million for the period from September 1 through January 31 each year during the term of the facility (the “PNC Credit Facility”).  The PNC Credit Facility also includes a $7.0 million sublimit for the issuance of letters of credit.  The proceeds of the PNC Credit Facility were used to refinance all of the Borrower’s outstanding indebtedness under its then existing senior credit facility with De Lage Landen Financial Services, Inc. (“DLL”) pursuant to which DLL provided a revolving credit loan and floorplan loan (the “DLL Credit Facility”), to pay off all indebtedness of EIS-Canada under a loan agreement with De Lage Landen Financial Services Canada Inc. (“DLL Canada”) pursuant to which DLL Canada provided EIS-Canada with a revolving credit line of C$5 million, to pay related costs and expenses and for working capital and other general corporate purposes.  The PNC Loan Agreement will remain in effect until December 29, 2014, unless sooner terminated by the Borrower or PNC.

Borrowings under the PNC Loan Agreement will bear regular interest at a rate equal to the Alternate Base Rate (as defined in the PNC Loan Agreement) plus 1.0% or the Eurodollar Rate (as defined in the PNC Loan Agreement) plus 3.0% on the outstanding principal amount. As of February 28, 2013, the interest rate was 4.25%.

The PNC Loan Agreement contains certain customary affirmative and negative covenants, including, among other things: (i) affirmative covenants requiring the Borrower to provide certain financial statements and schedules to PNC, maintain their legal existence, keep their collateral in good condition, and provide certain notices to PNC; and (ii) negative covenants that provide for limitations on other indebtedness, liens, amendments of organizational documents, asset sales, capital expenditures, issuance of capital stock, investments, and transactions with affiliates.

The PNC Loan Agreement also contains certain customary representations and warranties and events of default, including, among other things, failure to pay interest, principal or fees due under the PNC Loan Agreement, any material inaccuracy of any representation and warranty, any default having occurred under any Subordinated Debt (as such term is defined in the PNC Loan Agreement), and the occurrence of bankruptcy or other insolvency events.  Certain of the events of default are subject to exceptions and materiality qualifiers.  If an event of default shall occur and be continuing under the PNC Loan Agreement, PNC may, among other things, accelerate the repayment of the Borrower’s obligations under the PNC Credit Facility.

To secure the payment of the obligations under the PNC Loan Agreement, the Borrower granted to PNC a security interest in, and a lien upon, all of its respective interests in its respective assets, including receivables, equipment, general intangibles, inventory, investment property, subsidiary stock, leasehold interests, goods, deposit accounts, letter of credit rights, commercial tort claims and insurance proceeds.  All such security interests are subject to the terms of a Subordination Agreement, dated December 30, 2011 among PNC, NewSpring SBIC Mezzanine Capital II, L.P. (“NewSpring”), Peachtree II, L.P., (NewSpring and Peachtree, collectively, the “Investors”) and the Borrower, as amended on March 20, 2012 (the “Subordination Agreement”).

On March 20, 2012, the Borrower and EIS - Canada entered into a First Amendment and Joinder to Loan Documents with PNC, pursuant to which PNC agreed to make certain amendments to the PNC Loan Agreement and the Other Documents (as such term is defined in the PNC Loan Agreement and together with the PNC Loan Agreement, the “PNC Loan Documents”), including (1) joining EIS -Canada to the PNC Loan Documents, (2) amending the definition of EBITDA to revise certain add-backs and deductions thereto and (3) revising the covenants and representations and warranties included in the PNC Loan Agreement to include certain customary covenants and representations and warranties relating to EIS - Canada.

To secure the payment of the obligations of EIS-Canada under the PNC Loan Agreement, EIS-Canada granted to PNC a security interest in, and a lien upon, all of its interests in its assets, including accounts, securities entitlements, securities accounts, futures accounts, futures contracts and investment property, deposit accounts, instruments, documents, chattel paper, inventory, goods, equipment, fixtures, agricultural liens, as-extracted collateral, letter of credit rights and intangibles of every kind.  All such security interests are subject to the terms of the Subordination Agreement.

On June 28, 2012, the Borrower entered into a Second Amendment to Loan Documents (the “Second Amendment”) with PNC.  The modification in the Second Amendment provided for amendment of the calculation of the amount of borrowings under the secured revolving senior credit facility, specifically related to outstanding letters of credit for inventory purchases.

On December 14, 2012, the Borrower entered into a Third Amendment to Loan Documents (the “Third Amendment”) with PNC.  The modifications provided for in the Third Amendment, among other things, (1) amend the definition of “Formula Amount” to reduce the percentage of outstanding trade letters of credit for inventory purchases used to calculate amounts available for borrowing under the Loan Agreement, (2) amend the definition of “EBITDA” to, for fiscal quarters ended on or prior to August 31, 2012, add back intangible asset impairment charges and goodwill impairment charges relating to acquisitions not to exceed $10,000,000 in the aggregate, (3) change the point in time with respect to which the fixed charge coverage ratio covenant relating to earn out payments is calculated and (4) provide the consent of PNC and the lenders to a release of a security interest in certain receivables.

On January 14, 2013, the Borrower entered into a Fourth Amendment to Loan Documents (the “Fourth Amendment”) with PNC. The modifications provided for in the Fourth Amendment, among other things, (1) amend the definition of “EBITDA” for the fiscal quarter ended on November 30, 2012 to add back severance expense incurred during such fiscal quarter associated with a restructuring charge related to the closure of the Company’s Springfield, New Jersey location in an aggregate amount not to exceed $585,000 and to add back for the fiscal quarters ending on February 28, 2013 or May 31, 2013, if included in such period, additional restructuring charges incurred during such quarter or quarters associated with and related to the closure of Borrower’s Springfield, New Jersey location closing in an aggregate amount not to exceed $375,000, including lease termination charges, and (2) amend the definition of “Senior Debt Payments” to include severance expense payments and lease termination payments relating to the closure of the Company’s’ Springfield, New Jersey location (if such payments are associated with the restructuring charges as described above).

Prior to the refinancing with PNC on December 30, 2011, the Company had a revolving credit and floorplan with DLL. As of the date of the refinancing with PNC, the DLL Credit Facility provided for aggregate borrowings of the lesser of $32.0 million or 85% of the Borrower’s eligible accounts receivable, plus 100% of unsold inventory financed by DLL and 40% of all other unsold inventory.  Under the DLL Credit Facility, the interest rate for revolving credit loans was the base rate plus 3.25% and the interest rate for floorplan loans was 6.25% in excess of the base rate.  The DLL Credit Facility was to expire on December 7, 2012.

At February 28, 2013 and August 31, 2012, the Company had an outstanding balance under the revolving portion of the PNC Credit Facility of $12.5 million and $12.0 million, respectively.  Net availability under the revolving portion of the PNC Credit Facility as of February 28, 2013 and August 30, 2012 was $3.5 million and $4.2 million, respectively.

As of February 28, 2013, the Company determined it was in compliance with its financial covenants under the PNC Credit Facility.

8. Subordinated Debt

On December 30, 2011, the Borrower entered into an Amended and Restated Subordinated Loan Agreement (the “Subordinated Loan Agreement”) with the Investors pursuant to which: (i) Peachtree provided an additional subordinated term loan in an original principal amount of $3.0 million (together with the existing subordinated term loan from NewSpring in the original principal amount of $10.0 million), (ii) NewSpring was appointed as collateral agent, (iii) the Investors waived any event of default arising from (a) the Borrower failing to meet the Total Funded Senior Debt to Pro Forma Adjusted EBITDA Ratio covenant (as set forth in the Subordinated Loan Agreement) for the trailing twelve months ending November 30, 2011 and (b) the Borrower failing to comply with the covenant in the Subordinated Loan Agreement prohibiting a Borrower name change without notice to, or the consent of, NewSpring, and (iv) the Investors agreed to make certain other amendments to the Subordinated Loan Agreement, including amending the Total Funded Senior Debt to Pro Forma Adjusted EBITDA Ratio covenant to provide that the Company and its consolidated subsidiaries shall maintain as of the last business day of the fiscal quarters ending on February 28, 2012 and May 31, 2012, a ratio of Total Funded Senior Debt on such date to Pro Forma Adjusted EBITDA (as such terms are defined in the Subordinated Loan Agreement) on a trailing twelve months basis for such period of not less 4.0 to 1.0 for the fiscal quarter ending on February 28, 2012 and of not less than 3.75 to 1.0 for the fiscal quarter ending on May 31, 2012. There are no scheduled principal payments on the Subordinated Credit Facility until the maturity date of August 15, 2016.

Borrowings under the Subordinated Loan Agreement will bear regular interest at a rate equal to 12.0% per annum on the outstanding principal amount.  Accrued and unpaid regular interest is payable on the last business day of each fiscal quarter beginning with November 30, 2011 through August 15, 2016 at which time all upaid principal and interest is due. Borrowings under the Subordinated Loan Agreement will bear additional interest of 2.0% per annum and this accrued and unpaid additional interest of 2.0% is, at the Company’s option, payable in cash, or added to the principal amount outstanding, on the last business day of each fiscal quarter.

On August 29, 2012, the Borrower entered into Amendment No. 2 (the “Amendment”) to the Subordinated Loan Agreement with the Investors, among other things, (1) amend the definition of “Fixed Charge Coverage Ratio” to allow the Borrower to fully offset the amount of cash taxes paid by any tax refunds received, (2) amend and restate the requirements under the financial ratios and covenants in their entirety as follows: (a) require the Borrower to maintain: (i) as of the last Business Day (as defined in the Subordinated Loan Agreement) of the fiscal quarter ending August 31, 2012, a ratio of Total Funded Senior Debt on such date to Pro Forma Adjusted EBITDA on a trailing 12 months basis for such period of not greater than 4.5 to 1.0, (ii) thereafter as of the last Business Day of each fiscal quarter ending on February 28th, May 31st and August 31st of each fiscal year, a ratio of Total Funded Senior Debt on such date to Pro Forma Adjusted EBITDA on a trailing 12 months basis for such period of not greater than 3.75 to 1.0, (c) eliminate the requirement for the Borrower to test as of the last Business Day of each fiscal quarter ending on November 30th of each fiscal year, a ratio of Total Funded Senior Debt on such date to Pro Forma Adjusted EBITDA on a trailing 12 months basis for such period and (d) require the Borrower to maintain, as of the last Business Day of each fiscal quarter on a trailing 12 months basis, a Fixed Charge Coverage Ratio of not less than 1.25 to 1.0.

The Company entered into an agreement with NewSpring and Peachtree to waive the application of the debt to EBITDA covenant under the Amended and Restated Subordinated Loan Agreement for the quarter ended February 28, 2013.  However, the Company was in compliance with other applicable terms under the Amended and Restated Subordinated Loan Agreement.

9.  Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of accounts receivable.

The Company’s revenues, by client type, consist of the following (in thousands):

	For the Three Months Ended
	February 28, 2013		February 29, 2012
Departments of the U.S. Government	$9,970	23.8%	$17,238	36.1%
Canadian Government Agencies	286	0.7%	622	1.3%
State and Local Governments	532	1.3%	1,948	4.1%
Commercial Companies	16,883	40.3%	20,802	43.6%
Education and Other	14,197	33.9%	7,115	14.9%
Total Revenues	$41,868	100.0%	$47,725	100.0%

	For the Six Months Ended
	February 28, 2013		February 29, 2012
Departments of the U.S. Government	$33,285	33.3%	$59,527	49.7%
Canadian Government Agencies	627	0.6%	1,076	0.9%
State and Local Governments	1,126	1.1%	3,608	3.0%
Commercial Companies	36,057	36.0%	41,680	34.8%
Education and other	28,978	29.0%	13,864	11.6%
Total Revenues	$100,073	100.0%	$119,755	100.0%

The Company reviews a client’s credit history before extending credit.  The Company does not require collateral or other security to support credit sales. The Company provides an allowance for doubtful accounts based on the credit risk of specific clients, historical experience and other identified risks. Trade receivables are carried at original invoice less an estimate made for doubtful receivables, based on review by management of all outstanding amounts on a periodic basis.  Trade receivables are considered delinquent when payment is not received within standard terms of sale, and are charged-off against the allowance for doubtful accounts when management determines that recovery is unlikely and ceases its collection efforts.

The trade account receivables consist of the following (in thousands):

	February 28, 2013	August 31, 2012
Trade receivables	$24,207	$24,801
Allowance for doubtful accounts	(386)	(420)
Trade receivables, net	$23,821	$24,381

Trade receivables include $3.4 million and $4.0 million of unbilled revenue as of February 28, 2013 and August 31, 2012, respectively.

Major Clients

Sales to major clients, representing at least 10% of total revenue for a period consist of the following (in thousands):

	For the Three Months Ended
	February 28, 2013		February 29, 2012
School District #1	$9,416	22.5%	$5,033	10.5%
Department of the U.S. Government	5,825	13.9%	5,645	11.8%
All Other Clients	26,627	63.6%	37,047	77.7%
Total Revenues	$41,868	100.0%	$47,725	100.0%

	For the Six Months Ended
	February 28, 2013		February 29, 2012
School District #1	$22,430	22.4%	$10,016	8.4%
Department of the U.S. Government	14,385	14.4%	26,696	22.3%
All Other Clients	63,258	63.2%	83,043	69.3%
Total Revenues	$100,073	100.0%	$119,755	100.0%

Trade receivables due from an education client in the southeastern United States and one of the departments of the U.S. Government accounted for approximately 7.4% and 9.4%, respectively, of the Company’s trade receivables as of February 28, 2013.  The same clients accounted for approximately 15.7% and 5.6%, respectively of the Company’s trade receivable as of August 31, 2012.

10.  Inventories

Inventories are stated at the lower of average cost or market. Inventories consist of finished goods purchased for resale, including computer hardware, computer software, computer peripherals and related supplies.

11.  Accrued Liabilities

At February 28, 2013 and August 31, 2012, accrued liabilities consisted of the following (in thousands):

	February 28, 2013	August 31, 2012
Accrued payroll	$4,328	$5,372
Accrued commissions	132	145
Accrued state sales taxes	61	95
Accrued third-party service fees	22	9
Accrued restructuring expense	391	-
Deferred rent	174	192
Other accrued expenses	2,385	3,248
Total accrued liabilities	$7,493	$9,061

12.  Related Party Transactions

The Company leases warehouse and office space from related parties.  The aggregate expense for these lease arrangements during the three months ended February 28, 2013 and February 29, 2012 was $144,000 and $134,000, respectively.  During the six months ended February 28, 2013 and February 28, 2012, the aggregate expense for these lease arrangements was $289,000 and $268,000, respectively.

13.      Legal Proceedings

The Company is occasionally involved in various lawsuits, claims, and administrative proceedings arising in the normal course of business.  Except as set forth above, the Company believes that any liability or loss associated with such matters, individually or in the aggregate, will not have a material adverse effect on the Company’s financial condition or results of operations.

14.      Segment Information

As Emtec has grown and expanded its service offerings through acquisitions, the Company has started to experience a substantial amount of cross-selling of services and sharing of personnel across its reporting units and segments.  In addition, the back office functions have been consolidated under a single shared services group in the fourth quarter of fiscal 2011, in an effort to fully integrate the Company’s 2011 acquisitions from an operational and financial reporting standpoint.

Further, as part of the effort to fully integrate its acquisitions from an operational and financial reporting standpoint, the Company installed a new ERP system (SAP) in June 2011.    As the Company has transitioned to cross selling company-wide, the way that the Company tracks and evaluates financial information has evolved.  Historically, Emtec tracked and evaluated operating results by each acquisition which was also treated as a reporting unit.  With the introduction of the new ERP system and the integration of the acquisitions’ operations, the Company has decided to redefine the way operating results are reviewed for purposes of performance assessment and resource allocation. Accordingly, effective June 1, 2012, the Company's reportable segments are as follows:

•	Federal – provides IT consulting and procurement services the various agencies of the U.S federal government.
•	Commercial, State & Local and Education (“CSLED”) – provides IT consulting services to clients in the commercial, state & local and education sectors.

In addition, the Company also has a “Corporate” segment which reports costs consisting of our executive departments, employee benefit administration, accounting support, IT services, recruiting, and any other shared services, operating, and administrative expenses that are not directly attributable to the reporting segments.  For purposes of performance measurement, the Company charges certain expenses directly attributable to the reporting segment and allocates costs reflected in the Corporate segment.  Identifiable assets of the reporting unit exclude Corporate segment assets liabilities.  Corporate segment assets consist principally of cash, prepaid expenses, non-trade accounts receivables, property and equipment, other assets, deferred taxes, other liabilities and general corporate borrowings.

The Company provides segment financial information in accordance with ASC 280, Segment Reporting.  The accounting policies of our segments are the same as those described in Note 2 and there are no material intersegment transactions.  In connection with the realignment of the Company’s segments, effective June 2012, prior year financial information has been reclassified to reflect the new segment presentation.

Reporting segment data is presented in the following table (in thousands):

	February 28, (Unaudited) 2013	August 31, 2012
Assets
Federal	$11,631	$14,659
Commercial/SLED	42,934	42,426
Corporate	6,069	6,619
Total assets	$60,634	$63,704

	Three Months Ended		Six Months Ended
	(Unaudited)		(Unaudited)
	February 28, 2013	February 29, 2012	February 28, 2013	February 29, 2012
Revenue
Federal	$9,970	$17,257	$33,285	$59,561
Commercial/SLED	31,898	30,468	66,788	60,194
Total Revenue	$41,868	$47,725	$100,073	$119,755

Operating loss
Federal	$196	$602	$1,660	$4,107
Commercial/SLED	2,203	945	5,000	1,876
Corporate	(3,246)	(4,597)	(7,501)	(7,625)
Total operating loss	$(848)	$(3,051)	$(842)	$(1,643)

Other expense, net	849	781	1,607	1,552
Loss before income taxes	$(1,697)	$(3,832)	$(2,449)	$(3,195)

Deprecation and amortization
Federal	$199	$224	$402	$498
Commercial/SLED	651	936	1,305	1,876
Corporate	179	160	348	307
Total depreciation and amortization	$1,029	$1,320	$2,055	$2,681

Income tax expense (benefit)
Federal	$(278)	$471	$91	$1,730
Commercial/SLED	(255)	(360)	(539)	(556)
Corporate	(111)	(1,207)	(202)	(2,085)
Total income tax benefit	$(644)	$(1,096)	$(650)	$(911)

Interest and other expense
Federal	$129	$61	$237	$133
Commercial/SLED	546	375	1,114	679
Corporate	174	344	256	740
Total interest and other expense	$849	$781	$1,607	$1,552

Purchases of property and equipment
Federal	$-	25	$-	40
Commercial/SLED	39	-	62	-
Corporate	158	110	338	436
Total purchases of property and equipment	$197	$135	$400	$471

Item 2.         Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with, and is qualified in its entirety by, the unaudited financial statements, including the notes thereto, appearing elsewhere in this Quarterly Report on Form 10-Q.

Cautionary Statement Regarding Forward-Looking Statements

You should carefully review the information contained in this Quarterly Report on Form 10-Q and in other reports or documents that we file from time to time with the Securities and Exchange Commission (the “SEC”).  In addition to historical information, this Quarterly Report on Form 10-Q contains our beliefs regarding future events and our future financial performance.  In some cases, you can identify those so-called “forward-looking statements” by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words.  You should be aware that those statements are only our predictions.  Actual events or results may differ materially.  We undertake no obligation to publicly release any revisions to forward-looking statements after the date of this report.  In evaluating those statements, you should specifically consider various factors, including the risk factors discussed in our Annual Report on Form 10-K for the year ended August 31, 2012 and other reports or documents that we file from time to time with the SEC.  All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement.

Assumptions relating to budgeting, marketing, and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our marketing, capital expenditure or other budgets, which may in turn affect our business, financial position, results of operations and cash flows.

Overview of Emtec

Emtec, Inc., a Delaware corporation, was formed on January 17, 2001 and is an information technology (“IT”) services provider.  We provide consulting, application services and infrastructure services to commercial and public sector clients.  The Company’s client base is comprised of commercial businesses, school districts throughout the U.S. and Canada and departments of the U.S. and Canada’s federal, state/provincial and local governments.

Consolidated Statements of Operations for the Three Months Ended February 28, 2013 compared with the Three Months Ended February 29, 2012.

EMTEC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	For the Three Months Ended
	February 28, 2013	February 29, 2012	Change	%
Revenues
Consulting and outsourcing	$22,157	$25,169	$(3,012)	(12.0)%
Procurement services	19,711	22,556	(2,845)	(12.6)%
Total Revenues	41,868	47,725	(5,857)	(12.3)%

Cost of Revenues
Cost of consulting and outsourcing	17,310	20,025	(2,715)	(13.6)%
Cost of procurement services	17,148	19,653	(2,505)	(12.7)%
Total Cost of Revenues	34,458	39,678	(5,220)	(13.2)%

Gross Profit
Consulting and outsourcing	4,847	5,144	(297)	(5.8)%
Consulting and outsourcing %	21.9%	20.4%

Procurement services	2,563	2,903	(340)	(11.7)%
Procurement services %	13.0%	12.9%

Total Gross Profit	7,410	8,047	(637)	(7.9)%
Total Gross Profit %	17.7%	16.9%

Operating expenses:
Selling, general, and administrative expenses	7,301	8,060	(759)	(9.4)%
Retention bonuses to former owners of acquired entities	167	292	(125)	(42.9)%
Restructuring charges	-	-	-	0.0%
Non-cash operating expenses
Stock-based compensation	188	79	109	138.0%
Warrant liability adjustment	(284)	1,059	(1,343)	(126.8)%
Earnout liability adjustment	(143)	288	(431)	-150%
Depreciation and amortization	1,029	1,320	(291)	(22.0)%
Total operating expenses	8,258	11,098	(2,840)	(25.6)%
Percent of revenues	19.7%	23.3%
Operating income	$(848)	$(3,051)	$2,203	(72.2)%
Percent of revenues	(2.0)%	(6.4)%

Consolidated Results of Operations Overview

Management examines numerous measures when analyzing the results of our operations.  Our objective is to grow the overall revenues, gross profit margins and continuous operating cash flows of the Company.

As we diversify our business and grow our consulting and outsourcing services revenues, and in particular our applications services revenues, we expect gross margins to increase.  However, due to changes in types of services, we may occasionally see a decline in our services gross margin which may lead to a decline in our overall gross margin.

We measure our selling costs as a percentage of gross profit and sales compensation for the associates of the Company is derived from gross profit.  We expect that our growth will lead to selling costs increasing, but as our revenues grow we expect our selling costs to grow less quickly than our gross profit, thereby decreasing selling costs as a percentage of total gross profit. We expect as we grow our general and administrative costs will decrease as a percentage of revenue.  In the past, we have invested, from time to time, in additional selling, general and administrative costs in order to be able to grow our revenue more quickly based on market conditions.  In addition, we may experience an increase in our overall selling, general and administrative costs prior to being able to rationalize some of the costs (for example after an acquisition, we may not experience overhead synergies immediately).

We currently categorize our revenues and costs of services into “Procurement Services” and “Consulting and Outsourcing.” We have made these categorizations in order to analyze our growth in IT professional services as a percentage of overall revenues.  We have divided our business into two reporting segments.  Our Federal segment sells our portfolio of services to the various agencies of the U.S. federal government.  Our CSLED segment sells our portfolio of services to clients in the Commercial and SLED business units.

Total revenue for the quarter ended February 28, 2013 decreased by $5.8 million or 12.3% to $41.9 million compared to $47.7 million for the quarter ended February 29, 2012. This decrease was primarily the result of a decrease in our revenue from our federal clients, commercial state and local clients that was partially offset by an increase in revenue from our education clients.

The aggregate gross profit decreased by $637,000 for the quarter ended February 28, 2013 versus the same quarter in fiscal 2012.  The decrease is primarily due to the reduction in revenue described above.  The aggregate gross margin for the quarter ended February 28, 2013 increased to 17.7% from 16.9% in the same quarter in the prior year.  This increase is primarily attributable to higher gross margins in our Consulting and Outsourcing revenues.  Our Consulting and Outsourcing gross profit margin increased from 20.4% for the quarter ended February 29, 2012 to 21.9% for the quarter ended February 28, 2013.  The increase in Consulting and Outsourcing service gross profit margin is a result of our shift away from our lower margin staffing business and into higher margin Consulting and Outsourcing revenue which has resulted in lower utilization of our staffing consultants as they are transitioned from staffing projects to consulting projects that we manage.

We have itemized our operating expenses in order to present a more accurate picture of our ongoing costs.  Our selling, general and administrative expenses include ongoing costs of our sales force and our administrative overhead.   Selling, general and administrative expenses decreased by approximately $759,000, or 9.4%, for the quarter ended February 28, 2013 versus the same quarter in fiscal 2012.    This decrease is primarily the result of our ongoing cost cutting efforts and continued integration of our acquisitions, offset in part by new senior level hires of sales and delivery personnel.
As part of the consideration we give to acquire companies, we often include bonuses which may either be in the form of retention or performance incentives.  Often these bonuses are awarded to the second layer of management within the acquired companies and, to a lesser extent, the former owners of the acquired companies.  Since these bonuses are in lieu of purchase consideration, we separate them out in our segment comparative income statements.  During the quarter ended February 28, 2013, we recorded $167,000 in retention bonus expense versus $292,000 in retention bonus expense for the quarter ended February 29, 2012.

Stock based compensation records the expense of any stock consideration awarded to management.  We believe providing management with stock-based compensation properly motivates management to increase the value of the Company’s stock over time and allows us to better retain key management.  It also allows the Company to increase its operating cash flows instead of paying out large cash awards for performance.  Stock based compensation increased by approximately $109,000 for the quarter ended February 28, 2013 to $188,000 from the same quarter in fiscal 2012.

As explained in Note 6 to our financial statements, the Company has issued various warrants.  These warrants are marked-to-market each quarter.  As the stock price increases and as the warrant moves closer to expiration, the Company records an expense, and as the stock price decreases, the Company records income related to these warrants.  The warrant liability adjustment for the quarter ended February 28, 2013 created income of $284,000 versus an expense of $1.1 million for the quarter ended February 29, 2012. This is primarily the result of a decrease in the Company’s stock price during the quarter ended February 28, 2013 versus an increase in the Company’s stock price for the same quarter in fiscal 2012.

The Company recorded income of $143,000 related to the earnout liability adjustment for the quarter ended February 28, 2013 as compared to an expense of $288,000 for the quarter ended February 29, 2012. This non-cash adjustment represents a decrease in the probability of the earnout liability being paid for previous acquisitions by the Company based on the achievement of performance targets and the effect of the time value of money.

Depreciation and amortization decreased by $291,000 to $1.0 million for the quarter ended February 28, 2013 as compared to the same quarter in fiscal 2012.  This is primarily the result of the lower carrying value and lower ongoing amortization of the Company’s client relationship asset due to an impairment charge totaling $4.1 million recorded during the fourth quarter of fiscal 2012.

The Company generated an operating loss of $848,000 for the quarter ended February 28, 2013 as compared to an operating loss of $3.1 million for the quarter ended February 29, 2012.  The decrease in the operating loss between periods is the result of the changes described above.

We have divided our business into three segments as of June 1, 2012:

•	Federal – provides IT consulting services, outsourcing services, and procurement services to the various agencies of the U.S. federal government.
•	CSLED – provides IT consulting services, outsourcing services, and procurement services to clients in the commercial, state & local and education sectors.
•	Corporate – Provides operational support to the segments and generates no revenue or gross profit.

We discuss the results of each segment below.

Results of Operations -Federal

The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of our results of operations for the three months ended February 28, 2013 and February 29, 2012.

FEDERAL
STATEMENTS OF OPERATIONS
(In thousands)

	For the Three Months Ended
	February 28, 2013	February 29, 2012	Change	%
Revenues
Consulting and outsourcing	2,465	3,003	(538)	(17.9)%
Procurement services	7,505	14,254	(6,749)	(47.3)%
Total Revenues	9,970	17,257	(7,287)	(42.2)%

Cost of Revenues
Cost of consulting and outsourcing	2,241	2,378	(137)	(5.8)%
Cost of procurement services	6,534	12,785	(6,251)	(48.9)%
Total Cost of Revenues	8,775	15,163	(6,388)	(42.1)%

Gross Profit
Consulting and outsourcing	224	625	(402)	(64.2)%
Consulting and outsourcing %	9.1%	20.8%

Procurement services	972	1,469	(497)	(33.9)%
Procurement services %	12.9%	10.3%

Total Gross Profit	1,195	2,094	(899)	(42.9)%
Total Gross Profit %	12.0%	12.1%

Operating expenses:
Selling, general, and administrative expenses	979	1,245	(266)	(21.4)%
Non-cash operating expenses
Earnout liability adjustment	(179)	23	(202)	(865.4)%
Depreciation and amortization	199	224	(24)	(10.9)%
Total operating expenses	1,000	1,493	(493)	(33.0)%
Percent of revenues	10.0%	8.6%
Operating income	196	602	(406)	(67.5)%
Percent of revenues	2.0%	3.5%

Comparison of quarters ended February 28, 2013 and February 29, 2012 – Federal

Revenues - Federal

Our Federal segment's total revenue decreased by $7.3 million for the quarter ended February 28, 2013 as compared to the same quarter in fiscal 2012.  Our consulting and outsourcing revenue decreased by $538,000, or 17.9%, to $2.5 million for the quarter ended February 28, 2013 as compared to $3.0 million for the quarter ended February 29, 2012. As the Federal government has continued to reduce its spending, through facilities consolidation, our consulting and outsourcing business has lost revenue.  Our procurement services revenue decreased by $6.7 million, or 47.3%, to $7.5 million for the quarter ended February 28, 2013 as compared to $14.2 million for the quarter ended February 29, 2012.  We had one order during the second quarter of 2013 worth over $2 million for which the client has delayed the product delivery date until the third and fourth quarters of fiscal 2013, thus preventing revenue recognition during the quarter even though the client has already paid for this order.  Furthermore, the impending effects of sequestration and a shift by the government to move significantly more business to small businesses has negatively impacted our revenue for the second quarter.  We believe the move to utilize smaller businesses for purchasing will have a permanent reduction on our future procurement revenues.  However, we also believe that the effects of sequestration will only be temporary.  We have taken steps to reduce overhead associated with selling and processing our procurement orders.

Gross Profit - Federal

Aggregate gross profit for our Federal segment decreased $899,000, or 42.9%, to $1.2 million for the quarter ended February 28, 2013 compared to the same quarter in fiscal 2012.  Consulting and outsourcing gross profit declined by $402,000 or 64.2% due to the consolidation of facilities by the Federal government as discussed above.  Consulting and outsourcing gross margin declined from 20.8% to 9.1%, due to our maintaining personnel in our federal group while we were attempting to identify new federal or commercial projects on which to deploy these individuals.  While we have placed a number of these consultants into other roles, we were not able to find productive positions for all of them and therefore have reduced staffing levels to improve the gross margins going forward.  Procurement services gross profit decreased by $497,000 or 33.9% to $972,000 for the quarter ended February 28, 2013 as compared to $1.5 million for the quarter ended February 29, 2012.  This decrease was caused primarily by the revenue decreases described above.

Operating Expenses - Federal

Selling, general and administrative expenses decreased by $266,000 to $979,000 for the quarter ended February 28, 2013 as compared to $1.2 million for the for the quarter ended February 29, 2012.  This decrease was primarily the result of a planned reduction in sales personnel during fiscal 2012.

Non-cash expenses in the quarter ended February 28, 2013 include the earnout liability adjustment of $(179,000) associated with the decreased likelihood of an acquired business achieving its earnout.

Operating Income – Federal

Operating income for our Federal segment decreased by $406,000, or 67.5%, to $196,000 for the quarter ended February 28, 2013 as compared to $602,000 for the quarter ended February 29, 2012.  This decrease is primarily related to the revenue declines described above and partially offset by a decline in selling, general and administrative expenses.

For purposes of this discussion, other expenses, including interest, are covered in our Corporate segment.

Results of Operations – CSLED

The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of our Results of Operations for the quarters ended February 28, 2013 and February 29, 2012 for our CSLED segment.

Commercial, State & Local, and Education
STATEMENTS OF OPERATIONS
(In thousands)

	For the Three Months Ended
	February 28, 2013	February 29, 2012	Change	%
Revenues
Consulting and outsourcing	$19,692	$22,166	$(2,474)	(11.2)%
Procurement services	12,206	8,302	3,904	47.0%
Total Revenues	31,898	30,468	1,430	4.7%

Cost of Revenues
Cost of consulting and outsourcing	15,069	17,647	(2,578)	(14.6)%
Cost of procurement services	10,615	6,868	3,747	54.6%
Total Cost of Revenues	25,683	24,515	1,169	4.8%

Gross Profit
Consulting and outsourcing	4,623	4,519	104	2.3%
Consulting and outsourcing %	23.5%	20.4%

Procurement services	1,592	1,434	157	11.0%
Procurement services %	13.0%	17.3%

Total Gross Profit	6,215	5,953	262	4.4%
Total Gross Profit %	19.5%	19.5%

Operating expenses:
Selling, general, and administrative expenses	3,140	3,480	(340)	(9.8)%
Retention bonuses to former owners of acquired entities	167	292	(125)	(42.9)%
Non-cash operating expenses
Stock-based compensation	19	37	(18)	(47.6)%
Earnout liability adjustment	36	264	(228)	-86%
Depreciation and amortization	651	936	(286)	(30.5)%
Total operating expenses	4,012	5,009	(996)	(19.9)%
Percent of revenues	12.6%	16.4%
Operating income	$2,203	$945	$1,258	133.2%
Percent of revenues	6.9%	3.1%

Comparison of quarters ended February 28, 2013 and February 29, 2012 – CSLED

Revenues – CSLED

Our CSLED segment’s total revenues increased $1.4 million, or 4.7%, to $31.9 million for the quarter ended February 28, 2013 as compared to $30.5 million for the quarter ended February 29, 2012.  The increase in CSLED total revenue was primarily attributable to an increase in procurement services revenue partially offset by a decline in consulting and outsourcing revenue.

Consulting and outsourcing revenue decreased $2.5 million, or 11.2%, to $19.7 million for the quarter ended February 28, 2013 as compared to $22.2 million for the quarter ended February 29, 2012.  This decrease is primarily attributable to a $2.1 million decline in our lower margin staffing revenue and a decrease in our commercial project related revenues.  The decrease in consulting and outsourcing revenues was offset by a $1.8 million increase in revenue from our education clients.

Procurement services revenue increased by $3.9 million for the quarter ended February 28, 2013 to $12.2 million as compared to $8.3 million for the quarter ended February 29, 2012.  A substantial portion of the procurement services revenue increase is related to our education clients resuming recurring, long-term projects which had been delayed during the quarter ended February 29, 2012.

Our CSLED segment revenues, by client type, are comprised of the following (in thousands):

	For the Three Months Ended
	February 28, 2013		February 29, 2012
Commercial Companies	$16,885	52.9%	$20,782	68.2%
Education and Other	14,195	44.5%	7,115	23.4%
State and Local Governments	532	1.7%	1,948	6.4%
Canadian Government Agencies	286	0.9%	622	2.0%
Total Revenues	$31,898	100.0%	$30,467	100.0%

For the quarters ended February 28, 2013 and February 29, 2012, revenues from commercial clients represented approximately 52.9% and 68.2% of our total CSLED segment revenues, respectively.  The decrease in Commercial revenues for the quarter ended February 28, 2013 as compared to the quarter ended February 29, 2012 is related to the $2.1 million decline in our lower margin staffing revenue, and a delay in projects in both our Infrastructure and ERP practices.   We have restructured our staffing business by reducing our sales efforts in this business as the return on our selling costs have continued to decrease. This restructuring has resulted in a decline in revenues but an increase in profitability in the staffing practices. We expect the decline in revenues to continue through 2013.  We believe over the long-term, however, this business will become more profitable based on the restructuring.  During our fourth quarter of 2012 and our first quarter of 2013, we saw a decrease in new Commercial project bookings.  We believe this slowdown was due to budgetary issues with the Federal government.  The booking slowdown did impact our second quarter revenues and will impact the third quarter as well.

For the quarter ended February 28, 2013, revenues from our education business increased by $7.1 million compared with the quarter ended February 29, 2012. The majority of this increase can be attributed to timing delays from our education clients in fiscal 2012.

Our State and Local government business revenues decreased by $1.4 million for the quarter ended February 28, 2013 as compared to the quarter ended February 29, 2012. This decrease is primarily due to the completion, in the fourth quarter fiscal 2012, of several infrastructure services projects for state and local governments in the northeast section of the United States.

Our Canadian government business revenues decreased by $336,000 for the quarter ended February 28, 2013 as compared to the quarter ended February 29, 2012. This decrease is primarily due fewer projects being booked in fiscal 2013.

Gross Profit  – CSLED

Aggregate gross profit for our CSLED segment increased $262,000, or 4.4%, to $6.2 million for quarter ended February 28, 2013 as compared to $6.0 million for the quarter ended February 29, 2012.
Consulting and outsourcing gross profit increased by $104,000 or 2.3% for the quarter ended February 28, 2013 as compared to the same quarter in fiscal 2012.  This increase is related to a shift in the mix of our revenues from lower margin staffing business to higher margin consulting and outsourcing.  Procurement gross profit increased $157,000 or 11.0% for the quarter ended February 28, 2013 as compared to the quarter ended February 29, 2012.  This increase can be attributed to increased procurement services from our education clients.  However, the increase in procurement services from our education clients was at a lower gross profit margin that impacted overall procurement services gross margin for SLED for the quarter ended February 28, 2013 as compared to the quarter ended February 29, 2012.

Operating Expenses – CSLED

Selling general and administrative expenses for the quarter ended February 28, 2013 decreased by approximately $340,000 as compared to the quarter ended February 29, 2012.  This decrease is the result of our cost cutting efforts.

During the quarter ended February 28, 2013, we recorded $167,000 in retention bonus expense versus $292,000 in retention bonus expense for the quarter ended February 29, 2012.

Non-cash operating expenses for the quarter ended February 28, 2013 totaled $706,000 versus $1.2 million for the quarter ended February 29, 2012.  The decrease over fiscal 2012 includes a $228,000 decrease in earnout liability adjustment and a $286,000 decrease in amortization of intangible assets resulting from an impairment charge in the fourth quarter of fiscal 2012.

Operating Income – CSLED

Operating income for the CSLED segment increased $1.3 million, or 133%, to $2.2 million for the quarter ended February 28, 2013, compared to $945,000 for the quarter ended February 29, 2012.  The increase can be attributed primarily to decreases in operating and non-cash expenses discussed above.

Results of Operations – Corporate

	For the Three Months Ended
	February 28, 2013	February 29, 2012	Change	%
Operating expenses:
Selling, general, and administrative expenses	$3,183	$3,336	$(152)	(4.6)%
Non cash operating expenses
Restructuring charges	-	-	-	0.0%
Stock-based compensation	169	42	126	297.8%
Warrant liability adjustment	(284)	1,059	(1,343)	(126.9)%
Depreciation and amortization	179	160	18	11.4%
Total operating expenses	$3,247	$4,597	$(1,351)	(29.4)%

Operating Expenses – Corporate

Our Corporate segment provides operational support to the Federal and CSLED segments and generates no revenue or gross profit.  As we acquire new companies, we consolidate the back office functions into our Corporate shared services groups and, therefore, we will see an increase in these costs as we shift costs out of the operating segments and into Corporate.  It is then our goal, once systems and processes have been harmonized, to move these costs to the environment that provides high quality service at a lower cost.

Our Corporate costs decreased by $1.4 million from $4.6 million for the quarter ended February 29, 2012 to $3.2 million for the quarter ended February 28, 2013.  Of this amount, $1.1 million is from net decreases in non-cash expenses. The remainder of the decrease is due to the Company’s ongoing cost reduction efforts.

Consolidated Statements of Operations for the Six Months Ended February 29, 2013 compared with the Six Months Ended February 29, 2012.

EMTEC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	For the Six Months Ended
	February 28, 2013	February 29, 2012	Change	%
Revenues
Consulting and outsourcing	$46,736	$50,783	$(4,047)	(8.0)%
Procurement services	53,337	68,972	(15,635)	(22.7)%
Total Revenues	100,073	119,755	(19,682)	(16.4)%

Cost of Revenues
Cost of consulting and outsourcing	35,392	40,020	(4,628)	(11.6)%
Cost of procurement services	46,776	60,308	(13,532)	(22.4)%
Total Cost of Revenues	82,168	100,328	(18,160)	(18.1)%

Gross Profit
Consulting and outsourcing	11,344	10,763	581	5.4%
Consulting and outsourcing %	24.3%	21.2%

Procurement services	6,561	8,664	(2,103)	(24.3)%
Procurement services %	12.3%	12.6%

Total Gross Profit	17,905	19,427	(1,522)	(7.8)%
Total Gross Profit %	17.9%	16.2%

Operating expenses:
Selling, general, and administrative expenses	15,173	16,805	(1,631)	(9.7)%
Retention bonuses to former owners of acquired entities	167	437	(271)	(61.9)%
Restructuring charges	582	-	582	0.0%
Non-cash operating expenses
Stock-based compensation	283	240	43	17.9%
Warrant liability adjustment	(272)	451	(723)	(160.3)%
Earnout liability adjustment	759	456	303	66%
Depreciation and amortization	2,055	2,681	(626)	(23.3)%
Total operating expenses	18,747	21,070	(2,323)	(11.0)%
Percent of revenues	18.7%	17.6%
Operating income	$(842)	$(1,643)	$801	(48.8)%
Percent of revenues	(0.8)%	(1.4)%

Results of Operations – Federal

The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of our Results of Operations for the six months ended February 28, 2013 and February 29, 2012.

FEDERAL
STATEMENTS OF OPERATIONS
(In thousands)

	For the Six Months Ended
	February 28, 2013	February 29, 2012	Change	%
Revenues
Consulting and outsourcing	$5,281	$5,962	$(681)	(11.4)%
Procurement services	28,004	53,599	(25,595)	(47.8)%
Total Revenues	33,285	59,561	(26,276)	(44.1)%

Cost of Revenues
Cost of consulting and outsourcing	4,487	4,548	(61)	(1.3)%
Cost of procurement services	24,589	47,267	(22,678)	(48.0)%
Total Cost of Revenues	29,076	51,815	(22,739)	(43.9)%

Gross Profit
Consulting and outsourcing	794	1,414	(620)	(43.8)%
Consulting and outsourcing %	15.0%	23.7%

Procurement services	3,415	6,333	(2,917)	(46.1)%
Procurement services %	12.2%	11.8%

Total Gross Profit	4,209	7,747	(3,537)	(45.7)%
Total Gross Profit %	12.6%	13.0%

Operating expenses:
Selling, general, and administrative expenses	2,252	3,156	(904)	(28.6)%
Non-cash operating expenses
Earnout liability adjustment	(105)	(14)	(91)	631.3%
Depreciation and amortization	402	498	(96)	(19.2)%
Total operating expenses	2,549	3,640	(1,091)	(30.0)%
Percent of revenues	7.7%	6.1%
Operating income	$1,660	$4,107	$(2,447)	(59.6)%
Percent of revenues	5.0%	6.9%

Comparison of the Six Months Ended February 28, 2013 and February 29, 2012 - Federal

Revenues – Federal

Our Federal segment's total revenue decreased by $26.3 million for the six months ended February 28, 2013 as compared to the same six months in fiscal 2012.  Our consulting and outsourcing revenue decreased by $681,000, or 11.4%, to $5.3 million for the six months ended February 28, 2013 as compared to $6.0 million for the six months ended February 29, 2012.  As the Federal government has continued to reduce its spending, through facilities consolidation, our consulting and outsourcing business has lost revenue.  Our procurement services revenue decreased by $25.6 million, or 47.8%, to $28.0 million for the six months ended February 28, 2013 as compared to $53.6 million for the six months ended February 29, 2012.  Historically, the Company has had a small number of large orders which accounted for 30-50% of the Federal segment’s revenues during the first six months of its fiscal year.  Over time, however, the Company has been shifting its focus to longer-term projects that last throughout the year, and consulting and outsourcing revenues that are also delivered throughout the year.  Management believes this shift and reduced demand due to budgetary constraints within the Federal government caused a drop in the procurement revenues in the first six months in fiscal 2013.  Management has reduced selling, general and administrative expenses to offset the Federal segment’s less cyclical revenue base in the first six months in fiscal 2013 compared to the same six months in fiscal 2012.

Gross Profit – Federal

Aggregate gross profit for our Federal segment decreased $3.5 million, or 45.7%, to $4.2 million for the six months ended February 28, 2013 compared to the same six months in fiscal 2012.  Procurement services gross profit decreased by $2.9 million or 46.1% to $3.4 million for the six months ended February 28, 2013 as compared to $6.3 million for the six months ended February 29, 2012.  This decrease was caused primarily from the revenue decreases described above.  Aggregate gross margin decreased from 13.0% to 12.6% primarily due to pricing competition that has resulted from the spending reduction by Federal clients.  The decrease of 8.3% in our gross margin for consulting and outsourcing services was due to our underutilized billable personnel in our federal group while we were attempting to identify new federal or commercial projects on which to deploy these individuals.  While we have placed a number of these consultants into other roles, we were not able to find productive positions for all of them and therefore we have reduced staffing levels to improve the gross margins going forward.

Operating Expenses – Federal

Selling, general and administrative expenses decreased by $904,000 to $2.3 million for the six months ended February 28, 2013 as compared to $3.2 million for the for the six months ended February 29, 2012.  This decrease was primarily the result of a planned reduction in sales personnel during fiscal 2012.

Non-cash expenses for the six months ended February 28, 2013 include the earnout liability adjustment of $(105,000) associated with the decreased likelihood of an acquired company achieving its earnout.

Operating Income – Federal

Operating income for our Federal segment decreased by $2.4 million, or 59.6%, to $1.7 million for the six months ended February 28, 2013 as compared to $4.1 million for the six months ended February 29, 2012.  This decrease is primarily related to the revenue declines described above and partially offset by a decline in selling, general and administrative expenses and non-cash expenses.

For purposes of this discussion, other expenses, including interest, are covered in our Corporate segment.

Results of Operations – CSLED

The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of our Results of Operations for the six months ended February 28, 2013 and February 29, 2012.

Commercial, State & Local, and Education
STATEMENTS OF OPERATIONS
(In thousands)

	For the Three Months Ended
	February 28, 2013	February 29, 2012	Change	%
Revenues
Consulting and outsourcing	$41,455	$44,821	$(3,366)	(7.5)%
Procurement services	25,333	15,373	9,960	64.8%
Total Revenues	66,788	60,194	6,594	11.0%

Cost of Revenues
Cost of consulting and outsourcing	30,906	34,956	(4,050)	(11.6)%
Cost of procurement services	22,187	13,041	9,146	70.1%
Total Cost of Revenues	53,093	47,997	5,096	10.6%

Gross Profit
Consulting and outsourcing	10,549	9,865	684	6.9%
Consulting and outsourcing %	25.4%	22.0%

Procurement services	3,146	2,332	814	34.9%
Procurement services %	12.4%	15.2%

Total Gross Profit	13,695	12,197	1,498	12.3%
Total Gross Profit %	20.5%	20.3%

Operating expenses:
Selling, general, and administrative expenses	6,322	7,471	(1,149)	(15.4)%
Retention bonuses to former owners of acquired entities	167	437	(271)	(61.9)%
Non cash operating expenses
Stock-based compensation	37	66	(30)	(44.9)%
Earnout liability adjustment	864	470	394	84%
Depreciation and amortization	1,305	1,876	(570)	(30.4)%
Total operating expenses	8,695	10,320	(1,626)	(15.8)%
Percent of revenues	13.0%	17.1%
Operating income	$5,000	$1,876	$3,124	166.5%
Percent of revenues	7.5%	3.1%

Comparison of the Six Months Ended February 28, 2013 and February 29, 2012 – CSLED

Revenues – CSLED

Our CSLED segment’s total revenues increased $6.6 million, or 11.0%, to $66.8 million for the six months ended February 28, 2013 as compared to $60.2 million for the six months ended February 29, 2012.  The increase in CSLED total revenue was primarily attributable to an increase in procurement services revenue partially offset by a decline in consulting and outsourcing revenue.

Consulting and outsourcing revenue decreased $3.4 million, or 7.5%, to $41.4 million for the six months ended February 28, 2013 as compared to $44.8 million for the six months ended February 29, 2012.  This decrease is primarily attributable to a $4.6 million decline in our lower margin staffing revenue and was partially offset by increases in revenue from our education clients.

Procurement services revenue increased by $10.0 million for the six months ended February 28, 2013 to $25.3 million as compared to $15.4 million for the six months ended February 29, 2012.  A substantial portion of the procurement services revenue increase is related to our education clients resuming recurring, long-term projects that had been delayed during the six months ended February 29, 2012.

Our CSLED segment revenues, by client type, are comprised of the following (in thousands):

	For the Six Months Ended
	February 28, 2013		February 29, 2012
Commercial Companies	$36,061	54.0%	$41,646	69.2%
Education and other	28,974	43.4%	13,865	23.0%
State and Local Governments	1,126	1.7%	3,608	6.0%
Canadian Government Agencies	627	0.9%	1,076	1.8%
Total Revenues	$66,788	100.0%	$60,194	100.0%

For the six months ended February 28, 2013 and February 28, 2012, revenues from commercial clients represented approximately 54.0% and 69.2% of our total CSLED segment revenues, respectively.  The decrease in commercial revenues for the quarter ended February 28, 2013 as compared to the quarter ended February 29, 2012 is related to the $4.6 million decline in our lower margin staffing revenue, and a delay in projects in both our Infrastructure and ERP practices.   We have restructured our staffing business by reducing our sales efforts in this business as the return on our selling costs have continued to decrease. This restructuring has resulted in a decline in revenues but an increase in profitability in the staffing practices. We expect the decline in revenues to continue through fiscal 2013.  We believe over the long-term, however, this business will become more profitable based on the restructuring.  During our fourth quarter of 2012 and our first quarter of 2013, we saw a decrease in new Commercial project bookings.  We believe this slowdown was due to budgetary issues with the Federal government.  The booking slowdown did impact our second quarter revenues and will impact the third quarter as well.

For the six months ended February 28, 2013, revenues from our education business increased by $15.1 million compared with the six months ended February 29, 2012. The majority of this increase can be attributed to timing delays from our education clients in fiscal 2012.

Our State and Local government business revenues decreased by $2.5 million for the six months ended February 28, 2013 as compared to the six months ended February 29, 2012. This decrease is primarily due to the completion, in the first six months of fiscal 2012, of several infrastructure services projects in state and local governments in the northeast section of the United States.

Our Canadian government business revenues decreased by $449,000 for the six months ended February 28, 2013 as compared to the quarter ended February 29, 2012. This decrease is primarily due fewer projects being booked in 2013.

Gross Profit  – CSLED

Aggregate gross profit for our CSLED segment increased $1.5 million, or 12.3%, to $13.7 million for six months ended February 28, 2013 as compared to $12.2 million for the six months ended February 29, 2012.  This increase is related to a shift in the mix of our revenues from lower margin staffing business to higher margin consulting and outsourcing.  Procurement gross profit increased $814,000 or 34.9% for the six months ended February 28, 2013 as compared to the six months ended February 29, 2012.  This increase can be attributed to increased procurement services from our education clients.  However, the increase in procurement services from our education clients was at a lower gross margin, which impacted our overall procurement services gross margin for SLED for the six months ended February 28, 2013 as compared to same period for fiscal 2012.

Operating Expenses – CSLED

Selling general and administrative expenses for the six months ended February 28, 2013 decreased by approximately $1.1 million as compared to the six months ended February 29, 2012.  This decrease is the result of our cost cutting efforts and a consolidation of a number of shared services functions from our acquired companies into our corporate segment.

During the six months ended February 28, 2013, we recorded $167,000 in retention bonus expense versus $437,000 in  retention bonus expense for the six months ended  February 29, 2012.

Non-cash operating expenses for the six months ended February 28, 2013 totaled $2.2 million versus $2.4 million for the six months ended February 29, 2012.   The decrease over fiscal 2012 includes a $570,000 decrease in the amortization of intangible assets resulting from an impairment charge in the fourth quarter of fiscal 2012 and a decrease in stock based compensation expenses, offset in part by a $394,000 increase in earnout liability adjustment.

Operating Income – CSLED

Operating income for the CSLED segment increased $3.1 million, or 166.5%, to $5.0 million for the six months ended February 28, 2013, compared to $1.9 million  for the six months ended February 29, 2012.  The increase is as a result of the changes described above.

Operating Expenses – Corporate

Our Corporate costs decreased by $123,000 from $7.6 million for the six months ended February 29, 2012 to $7.5 million for the six months ended February 28, 2013.  A majority of the decrease can be attributed to our corporate cost cutting efforts that were also offset by moving various costs out of the segments and into Corporate where they can be controlled more effectively.

Results of Operations – Corporate

	For the Six Months Ended
	February 28, 2013	February 29, 2012	Change	%
Operating expenses:
Selling, general, and administrative expenses	$6,599	$6,693	$(95)	(1.4)%
Restructuring charges	582	-	582	0.0%
Non-cash operating expenses
Stock-based compensation	246	173	73	42.3%
Warrant liability adjustment	(272)	451	(723)	(160.4)%
Depreciation and amortization	348	307	40	13.1%
Total operating expenses	$7,502	$7,625	$(123)	(1.6)%

Recently Issued Accounting Standards

Intangibles – Goodwill and Other

In September 2011, the FASB issued ASU 2011-08, Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment.  ASU 2011-08 permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in ASC Topic 350.  The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent that the fair value of a reporting unit is less than its carrying amount.  ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued.  The adoption of ASU 2011-08 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Offsetting Assets and Liabilities

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities.  ASU 2011-11 requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position.  ASU 2011-11 is effective for annual reporting periods beginning on or after January 1, 2013 and interim periods within those annual periods.  The adoption of ASU 2011-11 may expand existing disclosure requirements, which the Company is currently evaluating.

Liquidity and Capital Resources

The Company incurred a significant net loss in fiscal 2012 from non-cash charges and a net loss for the six months ended February 28, 2013 due to restructuring charges and non-cash charges.  The Company generated sufficient cash flow for the six months ended February 28, 2013 to meet all of its obligations.  Furthermore, the Company will continue to realize cost savings, anticipated to be $2.0 million on an annual basis, associated with the restructuring plan approved in November 2012.

However, the Company had a working capital deficit of $8.3 million at February 28, 2013 and August 31, 2012. Although the Company is making efforts to decrease its working capital deficit, it is still dependent on its line of credit to finance its working capital needs.  Net availability under the revolving portion of the PNC Credit Facility as of February 28, 2013 and August 31, 2012 was $3.5 million and $4.2 million, respectively.

The Company believes that its existing resources together with available borrowings under its PNC Credit Facility and expected cash flow from operations will provide sufficient liquidity for at least the next 12 months.

The U.S. government agencies we service are historically slow in making payments for our procurement sales.  This delay in payments caused the Company to experience large working capital fluctuations and increased working capital requirements during the periods of peak government deliveries.  As a result, at times, we need to pay our vendors more quickly than we receive payments from the government, which leads to increases in our borrowing under our line of credit and a decline in liquidity.  Management took steps to improve the liquidity by increasing our long-term borrowings over short-term borrowings.    We obtained subordinated financing of $3 million in December 2011, of which approximately $2.5 million was used to pay down our line of credit.  In addition, management is taking further steps to attempt to improve the collection process with our government clients.  There can be no guarantee, however, that these efforts will be successful.

The Company believes that its existing resources together with available borrowings under its PNC Credit Facility and expected cash flow from operations will provide sufficient liquidity for at least the next 12 months.

Net cash used in operations was $1.2 million for the six months ended February 28, 2013 as compared to net cash used in operations of $1.0 million for the six months ended February 29, 2012.  The difference between the two periods is primarily related to a decrease in adjustments to reconcile net loss to net cash used in operating activities (i.e., non-cash items such as depreciation and amortization, etc.), partially offset by a decrease in the net loss for the six months ended February 28, 2013.

Purchases of property and equipment for the six months ended February 28, 2013 and February 29, 2012 were $409,000 and $527,000, respectively.  The purchases for the six months ended February 28, 2013 and February 29, 2012 related primarily to the purchase of computer equipment for internal use and furniture and fixtures.  During the six months ended February 28, 2013, the Company capitalized $91,000 in costs associated with redesigning the Company’s website.

Net cash from financing activities for the six months ended February 28, 2013 and February 29, 2012 was $361,000 and $1.5 million, respectively.  The decrease from the six months ended February 29, 2012 was primarily related to $3.0 million subordinated debt financing obtained in December 2011 that was partially offset by repayments on our line of credit.

We are a net borrower; consequently, we believe our cash balance must be viewed along with the available balance on our line of credit.  Cash at February 28, 2013 of $499,000 represented a decrease of approximately $1.3 million from cash of $1.8 million at August 31, 2012.

Credit Facility

At February 28, 2013 and August 31, 2012, the Company had an outstanding balance under the revolving portion of the PNC Credit Facility of $12.5 million and $12.0 million, respectively.  Net availability under the revolving portion of the PNC Credit Facility as of February 28, 2013 and August 30, 2012 was $3.5 million and $4.2 million, respectively.

On December 30, 2011, Emtec NJ, Emtec LLC, Emtec Federal, EGS LLC, Luceo, eBAS, Aveeva, EIS-US, KOAN-IT US, SDI, Dinero, Covelix and Emerging, (collectively the “Borrower”) entered into a Revolving Credit and Security Agreement (the “PNC Loan Agreement”) with PNC Bank, National Association (“PNC”), as lender and agent.  The PNC Loan Agreement provides for a senior secured revolving credit facility in an amount not to exceed (i) $30.0 million for the period from February 1 through August 31 each year during the term of the facility and (ii) $45.0 million for the period from September 1 through January 31 each year during the term of the facility (the “PNC Credit Facility”).  The PNC Credit Facility also includes a $7.0 million sublimit for the issuance of letters of credit.  The proceeds of the PNC Credit Facility were used to refinance all of the Borrower’s outstanding indebtedness under its then existing senior credit facility with De Lage Landen Financial Services, Inc. (“DLL”) pursuant to which DLL provided a revolving credit loan and floorplan loan (the “DLL Credit Facility”), to pay off all indebtedness of EIS-Canada under a loan agreement with De Lage Landen Financial Services Canada Inc. (“DLL Canada”) pursuant to which DLL Canada provided EIS-Canada with a revolving credit line of C$5 million, to pay related costs and expenses and for working capital and other general corporate purposes.  The PNC Loan Agreement will remain in effect until December 29, 2014, unless sooner terminated by the Borrower or PNC.

Borrowings under the PNC Loan Agreement will bear regular interest at a rate equal to the Alternate Base Rate (as defined in the PNC Loan Agreement) plus 1.0% or the Eurodollar Rate (as defined in the PNC Loan Agreement) plus 3.0% on the outstanding principal amount. As of February 28, 2013, the interest rate was 4.25%.

The PNC Loan Agreement contains certain customary affirmative and negative covenants, including, among other things: (i) affirmative covenants requiring the Borrower to provide certain financial statements and schedules to PNC, maintain their legal existence, keep their collateral in good condition, and provide certain notices to PNC; and (ii) negative covenants that provide for limitations on other indebtedness, liens, amendments of organizational documents, asset sales, capital expenditures, issuance of capital stock, investments, and transactions with affiliates.

The PNC Loan Agreement also contains certain customary representations and warranties and events of default, including, among other things, failure to pay interest, principal or fees due under the PNC Loan Agreement, any material inaccuracy of any representation and warranty, any default having occurred under any Subordinated Debt (as such term is defined in the PNC Loan Agreement), and the occurrence of bankruptcy or other insolvency events.  Certain of the events of default are subject to exceptions and materiality qualifiers.  If an event of default shall occur and be continuing under the PNC Loan Agreement, PNC may, among other things, accelerate the repayment of the Borrower’s obligations under the PNC Credit Facility.

To secure the payment of the obligations under the PNC Loan Agreement, the Borrower granted to PNC a security interest in, and a lien upon, all of its respective interests in its respective assets, including receivables, equipment, general intangibles, inventory, investment property, subsidiary stock, leasehold interests, goods, deposit accounts, letter of credit rights, commercial tort claims and insurance proceeds.  All such security interests are subject to the terms of a Subordination Agreement, dated December 30, 2011 among PNC, NewSpring SBIC Mezzanine Capital II, L.P. ("NewSpring"), Peachtree II, L.P., (NewSpring and Peachtree, collectively, the “Investors”) and the Borrower, as amended on March 20, 2012 (the “Subordination Agreement”).

On March 20, 2012, the Borrower and EIS-Canada entered into a First Amendment and Joinder to Loan Documents with PNC, pursuant to which PNC agreed to make certain amendments to the PNC Loan Agreement and the Other Documents (as such term is defined in the PNC Loan Agreement and together with the PNC Loan Agreement, the “PNC Loan Documents”), including (1) joining EIS -Canada to the PNC Loan Documents, (2) amending the definition of EBITDA to revise certain add-backs and deductions thereto and (3) revising the covenants and representations and warranties included in the PNC Loan Agreement to include certain customary covenants and representations and warranties relating to EIS-Canada.

To secure the payment of the obligations of EIS-Canada under the PNC Loan Agreement, EIS-Canada granted to PNC a security interest in, and a lien upon, all of its interests in its assets, including accounts, securities entitlements, securities accounts, futures accounts, futures contracts and investment property, deposit accounts, instruments, documents, chattel paper, inventory, goods, equipment, fixtures, agricultural liens, as-extracted collateral, letter of credit rights and intangibles of every kind.  All such security interests are subject to the terms of the Subordination Agreement.

On June 28, 2012, the Borrower entered into a Second Amendment to Loan Documents (the “Second Amendment”) with PNC.  The modification in the Second Amendment provided for amendment of the calculation of the amount of borrowings under the secured revolving senior credit facility, specifically related to outstanding letters of credit for inventory purchases.

On December 14, 2012, the Borrower entered into a Third Amendment to Loan Documents (the “Third Amendment”) with PNC.  The modifications provided for in the Third Amendment, among other things, (1) amend the definition of “Formula Amount” to reduce the percentage of outstanding trade letters of credit for inventory purchases used to calculate amounts available for borrowing under the Loan Agreement, (2) amend the definition of “EBITDA” to, for fiscal quarters ended on or prior to August 31, 2012, add back intangible asset impairment charges and goodwill impairment charges relating to acquisitions not to exceed $10,000,000 in the aggregate, (3) change the point in time with respect to which the fixed charge coverage ratio covenant relating to earn out payments is calculated and (4) provide the consent of PNC and the lenders to a release of a security interest in certain receivables.

On January 14, 2013, the Borrower entered into a Fourth Amendment to Loan Documents (the “Fourth Amendment”) with PNC, pursuant to which PNC has agreed to make certain amendments to the PNC Loan Agreement. The modifications provided for in the Fourth Amendment, among other things, (1) amend the definition of “EBITDA” for the fiscal quarter ended on November 30, 2012 to add back severance expense incurred during such fiscal quarter associated with a restructuring charge related to the closure of the Company’s Springfield, New Jersey location in an aggregate amount not to exceed $585,000 and to add back for the fiscal quarters ending on February 28, 2013 or May 31, 2013, if included in such period, additional restructuring charges incurred during such quarter or quarters associated with and related to the closure of Borrower’s Springfield, New Jersey location closing in an aggregate amount not to exceed $375,000, including lease termination charges, and (2) amend the definition of “Senior Debt Payments” to include severance expense payments and lease termination payments relating to the closure of the Company’s’ Springfield, New Jersey location (if such payments are associated with the restructuring charges as described above).

Prior to the refinancing with PNC on December 30, 2011, the Company had a revolving credit and floorplan with DLL. As of the date of the refinancing with PNC, the DLL Credit Facility provided for aggregate borrowings of the lesser of $32.0 million or 85% of the Borrower’s eligible accounts receivable, plus 100% of unsold inventory financed by DLL and 40% of all other unsold inventory.  Under the DLL Credit Facility, the interest rate for revolving credit loans was the base rate plus 3.25% and the interest rate for floorplan loans was 6.25% in excess of the base rate.  The DLL Credit Facility was to expire on December 7, 2012.

As of February 28, 2013, the Company determined it was in compliance with its financial covenants under the PNC Credit Facility.

Subordinated Debt

On December 30, 2011, the Borrower entered into an Amended and Restated Subordinated Loan Agreement (the “Subordinated Loan Agreement”) with the Investors pursuant to which: (i) Peachtree provided an additional subordinated term loan in an original principal amount of $3.0 million (together with the existing subordinated term loan from NewSpring in the original principal amount of $10.0 million), (ii) NewSpring was appointed as collateral agent, (iii) the Investors waived any event of default arising from (a) the Borrower failing to meet the Total Funded Senior Debt to Pro Forma Adjusted EBITDA Ratio covenant (as set forth in the Subordinated Loan Agreement) for the trailing twelve months ending November 30, 2011 and (b) the Borrower failing to comply with the covenant in the Subordinated Loan Agreement prohibiting a Borrower name change without notice to, or the consent of, NewSpring, and (iv) the Investors agreed to make certain other amendments to the Subordinated Loan Agreement, including amending the Total Funded Senior Debt to Pro Forma Adjusted EBITDA Ratio covenant to provide that the Company and its consolidated subsidiaries shall maintain as of the last business day of the fiscal quarters ending on February 28, 2012 and May 31, 2012, a ratio of Total Funded Senior Debt on such date to Pro Forma Adjusted EBITDA (as such terms are defined in the Subordinated Loan Agreement) on a trailing 12 months basis for such period of not less 4.0 to 1.0 for the fiscal quarter ending on February 28, 2012 and of not less than 3.75 to 1.0 for the fiscal quarter ending on May 31, 2012. There are no scheduled principal payments on the Subordinated Loan Agreement until the maturity date of August 15, 2016.

Borrowings under the Subordinated Loan Agreement will bear regular interest at a rate equal to 12.0% per annum on the outstanding principal amount.  Accrued and unpaid regular interest is payable on the last business day of each fiscal quarter beginning with November 30, 2011 through August 15, 2016 at which time all upaid principal and interest is due. Borrowings under the Subordinated Loan Agreement will bear additional interest of 2.0% per annum and this accrued and unpaid additional interest of 2.0% is, at the Company’s option, payable in cash, or added to the principal amount outstanding, on the last business day of each fiscal quarter.

On August 29, 2012, the Borrower entered into Amendment No. 2 (the “Amendment”) to the Subordinated Loan Agreement with the Investors, among other things, (1) amend the definition of “Fixed Charge Coverage Ratio” to allow the Borrower to fully offset the amount of cash taxes paid by any tax refunds received, (2) amend and restate the requirements under the financial ratios and covenants in their entirety as follows: (a) require the Borrower to maintain: (i) as of the last Business Day (as defined in the Subordinated Loan Agreement) of the fiscal quarter ending August 31, 2012, a ratio of Total Funded Senior Debt on such date to Pro Forma Adjusted EBITDA on a trailing 12 months basis for such period of not greater than 4.5 to 1.0, (ii) thereafter as of the last Business Day of each fiscal quarter ending on February 28th, May 31st and August 31st of each fiscal year, a ratio of Total Funded Senior Debt on such date to Pro Forma Adjusted EBITDA on a trailing 12 months basis for such period of not greater than 3.75 to 1.0, (c) eliminate the requirement for the Borrower to test of the last Business Day of each fiscal quarter ending on November 30th of each fiscal year, a ratio of Total Funded Senior Debt on such date to Pro Forma Adjusted EBITDA on a trailing 12 months basis for such period and (d) require the Borrower to maintain, as of the last Business Day of each fiscal quarter on a trailing 12 months basis, a Fixed Charge Coverage Ratio of not less than 1.25 to 1.0.

The Company entered into an agreement with NewSpring and Peachtree to waive the application of the debt to EBITDA covenant under the Amended and Restated Subordinated Loan Agreement for the quarter ended February 28, 2013.  However, the Company was in compliance with other applicable terms under the Amended and Restated Subordinated Loan Agreement.

Liquidity

We anticipate that our primary sources of liquidity in fiscal year 2013 will be cash generated from working capital management, operations, trade vendor credit and cash available to us under the PNC Credit Facility.  Net availability under the revolving portion of the PNC Credit Facility as of February 28, 2013 and August 30, 2012 was $3.5 million and $4.2 million, respectively.

Our future financial performance will depend on our ability to continue to reduce and manage operating expenses as well as our ability to grow revenues.  Any loss of clients, whether due to price competition or technological advances, will have an adverse effect on our revenues. Our future financial performance could be negatively affected by unforeseen factors and unplanned expenses.

We have no arrangements or other relationships with unconsolidated entities or other persons that are reasonably likely to materially affect liquidity or the availability of or requirements for capital resources.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles that are generally accepted in the U.S.  The methods, estimates, and judgments we use in applying our most critical accounting policies have a significant impact on the results we report in our financial statements.  The SEC has defined critical accounting policies as policies that involve critical accounting estimates that require (i) management to make assumptions that are highly uncertain at the time the estimate is made, and (ii) different estimates that could have been reasonably used for the current period, or changes in the estimates that are reasonably likely to occur from period to period, which would have a material impact on the presentation of our financial condition, changes in financial condition or in results of operations.  Based on this definition, our most critical policies include revenue recognition, business combinations, allowance for doubtful accounts, inventory valuation reserve, the assessment of recoverability of long-lived assets, the assessment of recoverability of goodwill and intangible assets, rebates and income taxes.

Revenue Recognition

We are an IT services provider delivering consulting, staffing, application services and infrastructure solutions to commercial, education, federal, state and local government clients.  Our specific practices include IT consulting, communications, data management, enterprise computing, managed services, business service management solutions, training, storage and data center planning and development and staff augmentation solutions.

It is impracticable for us to report the revenues from external clients for each of our products and services or each group of similar products and services offered.  Our revenue recognition policy is as follows:

Consulting and outsourcing revenue includes time billings based upon billable hours charged to clients, fixed price short-term projects, and hardware maintenance contracts.  These contracts generally are task specific and do not involve multiple deliverables.  Revenues from time billings are recognized as services are delivered.  Revenues from short-term fixed price projects are recognized using the proportionate performance method by determining the level of service performed based upon the amount of labor cost incurred on the project versus the total labor costs to perform the project because this is the most readily reliable measure of output.  Revenues from hardware maintenance contracts are recognized ratably over the contract period.

We recognize revenue from the sales of products when risk of loss and title passes, which is upon client acceptance.

Procurement revenue represents sales of computer hardware and pre-packaged software.  These arrangements often include software installations, configurations and imaging, along with delivery and set-up of hardware.  We follow the criteria contained in FASB Accounting Standards Codification (“ASC”) 605-25, Revenue Recognition, Multiple-Element Arrangements, in recognizing revenue associated with these transactions.  We perform software installations, configurations and imaging services at our locations prior to the delivery of the product.  Some client arrangements include “set-up” services performed at client locations where our personnel perform the routine tasks of removing the equipment from boxes and setting up the equipment at client workstations by plugging in all necessary connections.  This service is usually performed the same day as delivery.  Revenue is recognized on the date of acceptance, except as follows:

•
In some instances, the “set-up” service is performed after date of delivery.  We recognize revenue for the “hardware” component at date of delivery when the amount of revenue allocable to this component is not contingent upon the completion of “set-up” services and, therefore, our client has agreed that the transaction is complete as to the “hardware” component.  In instances where our client does not accept delivery until “set-up” services are completed, we defer all revenue in the transaction until client acceptance occurs.

•
There are occasions when a client requests a transaction on a “bill and hold” basis.  We follow the ASC 605-25 criteria and recognize revenue from these sales prior to date of physical delivery only when all the criteria of ASC 605-25 are met.  We do not modify our normal billing and credit terms for these clients.  The client is invoiced at the date of revenue recognition when all of the criteria have been met.  As of February 28, 2013 and February 29, 2012, we did not have any bill and hold transactions.

•
Revenue is recognized net of client returns. We have experienced minimal client returns.  Since some eligible products must be returned to us within 30 days from the date of the invoice, we reduce the procurement revenue and cost of goods in each accounting period based on the actual returns that occurred in the next 30 days after the close of the accounting period.

•
We recognize revenue from sale arrangements that contain both procurement revenue and services and consulting revenue in accordance with ASC 605-25 based on the relative fair value of the individual components.  The relative fair value of individual components is based on historical sales of the components sold separately.

•
Revenues from the sale of third party manufacturer warranties and manufacturer support service contracts where the manufacturer is responsible for fulfilling the service requirements of the client are recognized immediately on their contract sale date.  Manufacturer support service contracts contain cancellation privileges that allow our clients to terminate a contract with 90 days’ written notice.  In this event, the client is entitled to a pro-rated refund based on the remaining term of the contract, and we would owe the manufacturer a pro-rated refund of the cost of the contract.  However, we have experienced no client cancellations of any significance during our most recent 3-year history and we do not expect cancellations of any significance in the future.  As the Company is not obligated to perform these services, we determined it is more appropriate to recognize the net amount of the revenue and related payments as net revenue at the time of sale, pursuant to the guidelines of ASC 605-45, Revenue Recognition, Principal Agent Considerations. Revenue from the sale of warranties and support service contracts is recognized on a straight-line basis over the term of the contract, in accordance with ASC 605-20, Revenue Recognition, Services.

Business Combinations

The Company follows applicable sections of ASC 805, Business Combinations, which address accounting for business combinations using the acquisition method of accounting (previously referred to as the purchase method).  Among the significant changes, this standard requires a redefining of the measurement date of a business combination, expensing direct transaction costs as incurred, capitalizing in-process research and development costs as an intangible asset and recording a liability for contingent consideration at the measurement date with subsequent re-measurements recorded as general and administrative expense.  This standard also requires costs for business restructuring and exit activities related to the acquired company to be included in the post-combination financial results of operations and also provides guidance for the recognition and measurement of contingent assets and liabilities in a business combination.

The Company’s business acquisitions have historically been made at prices above the fair value of the acquired net assets, resulting in goodwill, based on our expectations of synergies of combining the businesses.  These synergies include elimination of redundant facilities, functions and staffing; use of our existing commercial infrastructure to expand sales of the acquired businesses’ products; and use of the commercial infrastructure of the acquired businesses to cost-effectively expand procurement sales.

Significant judgment is required in estimating the fair value of intangible assets and in assigning their respective useful lives.  The fair value estimates are based on available historical information and on future expectations and assumptions deemed reasonable by management, but are inherently uncertain.

The Company generally employs the income method to estimate the fair value of intangible assets, which is based on forecasts of the expected future cash flows attributable to the respective assets. Significant estimates and assumptions inherent in the valuations reflect a consideration of other marketplace participants, and include the amount and timing of future cash flows (including expected growth rates and profitability), the underlying product/service life cycles, economic barriers to entry and the discount rate applied to the cash flows. Unanticipated market or macroeconomic events and circumstances may occur, which could affect the accuracy or validity of the estimates and assumptions.

Allocation of the purchase price for acquisitions is based on estimates of the fair value of the net assets acquired and, for acquisitions completed within the past year, is subject to adjustment upon finalization of the purchase price allocation.  The estimated useful lives of the individual categories of intangible assets were based on the nature of the applicable intangible asset and the expected future cash flows to be derived from the intangible asset. Amortization of intangible assets with finite lives is recognized over the shorter of the respective lives of the agreement or the period of time the assets are expected to contribute to future cash flows. We amortize our finite-lived intangible assets on patterns in which the economic benefits are expected to be realized.

Allowance For Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our clients to make required payments. We base our estimates on the aging of our accounts receivable balances and our historical write-off experience, net of recoveries. If the financial condition of our clients were to deteriorate, additional allowances may be required. We believe the accounting estimate related to the allowance for doubtful accounts is a “critical accounting estimate” because changes in it can significantly affect net income.

Inventory Valuation

Inventory is stated at the lower of average cost or market.  Inventory is entirely finished goods purchased for resale and consists of computer hardware, computer software, computer peripherals and related supplies.  We provide an inventory reserve for products we determine are obsolete or where salability has deteriorated based on management’s review of products and sales.

Long-Lived Assets

Long-lived assets, including definite-lived intangible assets and property and equipment, are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable in accordance with ASC 360, Property, Plant and Equipment.  Recoverability of long-lived assets is assessed by a comparison of the carrying amount to the estimated undiscounted future net cash flows expected to result from the use of the assets and their eventual disposition.  If estimated undiscounted future net cash flows are less than the carrying amount, the asset is considered impaired and a loss would be recognized based on the amount by which the carrying value exceeds the fair value of the asset.

Goodwill and Intangible Assets

Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired companies.  In accordance with ASC 350, Intangibles - Goodwill and Other, goodwill is not amortized but tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired.  The Company has set an annual impairment testing date of June 1.  The impairment determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of the reporting unit and compares it to its carrying amount.  Second, if the carrying amount of the reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill.  The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with ASC 805, Business Combinations.  The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.  The Company’s policy is to perform its annual impairment testing for all reporting units as of June 1.  An impairment charge will be recognized only when the implied fair value of a reporting unit, including goodwill, is less than its carrying amount.

Definite-lived intangible assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable in accordance with ASC 360, Property, Plant and Equipment.  Recoverability of definite-lived intangible assets is assessed by a comparison of the carrying amount to the estimated undiscounted future net cash flows expected to result from the use of the assets and their eventual disposition.  If estimated undiscounted future net cash flows are less than the carrying amount, the asset is considered impaired and a loss would be recognized based on the amount by which the carrying value exceeds the fair value of the asset.

Rebates

Rebates received on purchased products are recorded in the accompanying consolidated statements of operations as a reduction of the cost of revenues, in accordance with ASC 605-50, Revenue Recognition, Customer Payments and Incentives.

Income Taxes

Income taxes are accounted for under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. In estimating future tax consequences, we generally consider all expected future events other than the enactment of changes in tax laws or rates. A valuation allowance is recognized if, on weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Item 3.         Quantitative and Qualitative Disclosures About Market Risk

Not required for smaller reporting companies.

Item 4.         Controls and Procedures

(a) Our management carried out an evaluation, with the participation of our Chief Executive Officer and Chief Financial Officer, of the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of February 28, 2013.  Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures, including the accumulation and communication of disclosures to the Company’s Chief Executive Officer and Chief Financial Officer, were appropriate to allow timely decisions regarding required disclosure and were effective to provide reasonable assurance that information required to be disclosed by us in reports that we file or submit under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.  It should be noted that the design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving the stated goals under all potential future conditions, regardless of how remote.

(b) There has not been any change in our internal control over financial reporting identified in connection with the evaluation required by Rule 13a-15(d) under the Exchange Act that occurred during the quarter ended February 28, 2013 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II – OTHER INFORMATION

Item 1.     Legal Proceedings

The Company is occasionally involved in various lawsuits, claims, and administrative proceedings arising in the normal course of business.  Except as set forth above, the Company believes that any liability or loss associated with such matters, individually or in the aggregate, will not have a material adverse effect on the Company’s financial condition or results of operations.

Item 1A.  Risk Factors

Not required for smaller reporting companies.

Item 2.  Unregistered Sales of Equity Securities and Use of Proceeds

Not applicable.

Item 3.  Defaults Upon Senior Securities

None.

Item 4.  Mine Safety Disclosures.

Not applicable.

Item 5.  Other Information

None.

Item 6.  Exhibits

Exhibit 10.1 – Third Amendment and Joinder to Loan Documents by and among the Company, its direct and indirect subsidiaries and PNC Bank, National Association, dated December 14, 2012, incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed December 17, 2012.

Exhibit 10.2 – Fourth Amendment and Joinder to Loan Documents by and among the Company, its direct and indirect subsidiaries and PNC Bank, National Association, dated January 14, 2013, incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed January 15, 2013.

Exhibit 10.3 – Stock Appreciation Right Award Agreement between the Company and Dinesh R. Desai, dated February 4, 2013, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed February 7, 2013.

Exhibit 31.1 - Rule 13a-14(a)/15d-14(a) Certification of Dinesh R. Desai, Principal Executive Officer of Emtec, Inc., dated April 15, 2013.

Exhibit 31.2 - Rule 13a-14(a)/15d-14(a) Certification of Gregory P. Chandler, Principal Financial Officer of Emtec, Inc., dated April 15, 2013.

Exhibit 32.1 - Section 1350 Certificate of Dinesh R. Desai, Principal Executive Officer of Emtec, Inc., dated April 15, 2013.

Exhibit 32.2 - Section 1350 Certificate of Gregory P. Chandler, Principal Financial Officer of Emtec, Inc., dated April 15, 2013.

101.INS** XBRL Instance

101.SCH** XBRL Taxonomy Extension Schema

101.CAL** XBRL Taxonomy Extension Calculation

101.DEF** XBRL Taxonomy Extension Definition

101.LAB** XBRL Taxonomy Extension Labels

101.PRE** XBRL Taxonomy Extension Presentation

**XBRL information is furnished and not filed or a part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

EMTEC, INC.

By:	/s/ DINESH R. DESAI
Dinesh R. Desai
Chairman and Chief
Executive Officer
(Principal Executive Officer)

/s/ GREGORY P. CHANDLER
Gregory P. Chandler
Chief Financial Officer
(Principal Financial Officer)

Date: April 15, 2013